Filed Pursuant to Rule 424(b)(3)
Registration No. 333-237179

PROXY STATEMENT, PROSPECTUS AND INFORMATION STATEMENT DATED MAY 8, 2020

VECTOIQ ACQUISITION CORP.

1354 Flagler Drive
Mamaroneck, NY 10543

Dear VectoIQ Acquisition Corp. Stockholders and Nikola Corporation Stockholders:

         VectoIQ Acquisition Corp., a Delaware corporation ("VectoIQ"), VCTIQ Merger Sub Corp., a wholly-owned subsidiary of VectoIQ incorporated in the State of Delaware ("Merger Sub"), and Nikola Corporation, a Delaware corporation ("Nikola"), have entered into a Business Combination Agreement (the "Business Combination Agreement") pursuant to which Merger Sub will merge with and into Nikola, with Nikola surviving the merger and becoming a wholly-owned direct subsidiary of VectoIQ (collectively with the other transactions described in the Business Combination Agreement, the "Business Combination"). At the closing of the Business Combination, each outstanding share of Nikola common stock, including each share of Nikola preferred stock that will be converted into an equal number of shares of Nikola common stock immediately prior to such closing, will be cancelled and automatically converted into the right to receive 1.901 shares of common stock of VectoIQ. See the section entitled "The Business Combination" on page 80 of the attached proxy statement/prospectus/information statement for further information on the consideration being paid to the stockholders of Nikola.

         VectoIQ's units, common stock and warrants are currently listed on the Nasdaq Capital Market, under the symbols "VTIQU," "VTIQ," and "VTIQW," respectively. VectoIQ has applied to list the shares of common stock of the combined company on the Nasdaq Capital Market under the symbol "NKLA" upon the closing of the Business Combination. At the closing of the Business Combination, each unit will separate into its components consisting of one share of common stock and one warrant.

         VectoIQ is holding a special meeting of its stockholders in lieu of the 2020 annual meeting in order to obtain the stockholder approvals necessary to complete the Business Combination. At the VectoIQ special meeting of stockholders, which will be held on June 2, 2020, at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1000, McLean, Virginia 22102, unless postponed or adjourned to a later date, VectoIQ will ask its stockholders to adopt the Business Combination Agreement thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus/information statement.

         As described in this proxy statement/prospectus/information statement, certain stockholders of Nikola are parties to a support agreement with VectoIQ whereby such stockholders agreed to vote all of their shares of Nikola common stock and Nikola preferred stock in favor of approving the Business Combination and other proposed transactions (together, the "Proposed Transactions") contemplated by the Business Combination Agreement.

         In addition, Nikola will seek an irrevocable written consent of Nikola's stockholders as required to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereunder. Such approval requires the holders of at least a (i) majority of the shares of the Nikola capital stock outstanding and (ii) a majority of the outstanding shares of Nikola Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, to each affirmatively vote in favor of the approval and adoption of the Business Combination Agreement and the Business Combination. No additional approval or vote from any holders of any class or series of stock of Nikola will be necessary to adopt and approve the Business Combination Agreement and the Business Combination.

         After careful consideration, the respective VectoIQ and Nikola boards of directors have unanimously approved the Business Combination Agreement and the board of directors of VectoIQ has approved the other proposals described in this proxy statement/prospectus/information statement, and each of the VectoIQ and Nikola boards of directors has determined that it is advisable to consummate the Business Combination. The board of directors of VectoIQ recommends that its stockholders vote "FOR" the proposals described in this proxy statement/prospectus/information statement (including each of the sub-proposals), and the board of directors of Nikola recommends that its stockholders sign and return to Nikola the written consent indicating their approval of the Business Combination, the Business Combination Agreement and related transactions.

         More information about VectoIQ, Nikola and the Proposed Transactions is contained in this proxy statement/prospectus/information statement. VectoIQ and Nikola urge you to read the accompanying proxy statement/prospectus/information statement, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 32 OF THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT.

         On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

May 8, 2020	Stephen J. Girsky President and Chief Executive Officer

         This proxy statement/prospectus/information statement is dated May 8, 2020 and is first being mailed to the stockholders of VectoIQ on or about that date.

         NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

VECTOIQ ACQUISITION CORP.
1354 Flagler Drive
Mamaroneck, NY 10543

NOTICE OF SPECIAL MEETING IN LIEU OF 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2020

To the Stockholders of VectoIQ Acquisition Corp.:

         NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2020 annual meeting of stockholders (the "special meeting") of VectoIQ Acquisition Corp., a Delaware corporation ("VectoIQ," "we," "our" or "us"), will be held on June 2, 2020, at 11:00 a.m., Eastern time, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, Virginia 22102. You are cordially invited to attend the special meeting for the following purposes:

  1.
  The "Business Combination Proposal"—to approve and adopt the Business Combination Agreement, dated as of March 2, 2020 (as may be amended from time to time, the "Business Combination Agreement"), by and among VectoIQ, Nikola Corporation ("Nikola") and VCTIQ Merger Sub Corp. ("Merger Sub"), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Nikola, with Nikola surviving the merger and becoming a wholly-owned direct subsidiary of VectoIQ (collectively with the other transactions described in the Business Combination Agreement, the "Business Combination");

  2.
  The "Amendments to VectoIQ's Certificate of Incorporation Proposal"—to approve the amendment of VectoIQ's Amended and Restated Certificate of Incorporation to change VectoIQ's name to "Nikola Corporation," increase the authorized shares of our common stock and preferred stock, approve choice of forum provisions, include supermajority voting provisions, remove the provision renouncing the corporate opportunity doctrine, revise the classification of the board of directors to three classes with three-year terms and approve all other changes including eliminating certain provisions related to our Initial Business Combination (as defined in this proxy statement/prospectus/information statement) that will no longer be relevant following the closing of the Business Combination (the "Closing");

  3.
  The "Election of Directors Proposal"—to elect, effective at Closing, nine directors to serve staggered terms on our board of directors until the 2021, 2022 and 2023 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified.

  4.
  The "Stock Incentive Plan Proposal"—to approve and adopt the equity incentive award plan established to be effective after the Closing of the Business Combination.

  5.
  The "Nasdaq Proposal"—to issue VectoIQ Common Stock to the Nikola stockholders in the Merger pursuant to the Business Combination Agreement and to the investors in the PIPE.

  6.
  The "Employee Stock Purchase Plan Proposal"—to approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination.

  7.
  The "Adjournment Proposal"—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

         Your attention is directed to the proxy statement/prospectus/information statement accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus/information statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200; banks and brokers can call collect at (203) 658-9400.

         In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of the Company's stockholders and personnel, the Company urges that stockholders do not attend the special meeting in person. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

         The special meeting is currently scheduled to be held in person as indicated above. However, we are actively monitoring the coronavirus, or COVID-19, situation and if we determine that it is not possible or advisable to hold the special meeting in person, or to hold the meeting on the time or date or at the location indicated above, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the special meeting. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission.

By Order of the Board of Directors,

May 8, 2020	Stephen J. Girsky President and Chief Executive Officer

iii

iv

ABOUT THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

        This document, which forms part of a registration statement on Form S-4 filed with the SEC, by VectoIQ (File No. 333-237179) (the "Registration Statement"), constitutes a prospectus of VectoIQ under Section 5 of the Securities Act, with respect to the shares of VectoIQ Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of VectoIQ stockholders at which VectoIQ stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

 FREQUENTLY USED TERMS

        In this document:

        "Adjournment Proposal" means a proposal to adjourn the special meeting of the stockholders of VectoIQ to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

        "Anchor Investor" means certain funds and accounts managed by subsidiaries of BlackRock, Inc.

        "broker non-vote" means the failure of a VectoIQ stockholder, who holds his or her shares in "street name" through a broker or other nominee, to give voting instructions to such broker or other nominee.

        "Business Combination" means the transactions contemplated by the Business Combination Agreement.

        "Business Combination Agreement" means the Business Combination Agreement, dated as of March 2, 2020, as may be amended from time to time, by and among VectoIQ, Nikola and Merger Sub.

        "Business Combination Proposal" means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

        "Closing" means the consummation of the Business Combination.

        "Closing Date" means the date on which the Closing occurs.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Cowen Investments" means Cowen Investments II, LLC (as assignee of Cowen Investments, LLC).

        "DGCL" means the Delaware General Corporation Law.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Forward Purchase Investor" means a fund affiliated with P. Schoenfeld Asset Management LP, which is a member of the Sponsor which entered into a contingent forward purchase agreement with VectoIQ in connection with the IPO.

        "Founders" means the Sponsor and Cowen Investments.

        "Founder Shares" means the shares of VectoIQ Common Stock initially purchased by the Founders in a private placement in connection with the IPO.

        "GAAP" means United States generally accepted accounting principles.

        "Investment Company Act" means the Investment Company Act of 1940, as amended.

        "IPO" means VectoIQ's initial public offering of units, consummated on May 15, 2018.

        "JOBS Act" means the Jumpstart Our Business Startups Act of 2012, as amended.

        "Merger" means the merging of Merger Sub with and into Nikola, with Nikola surviving the Merger as a wholly-owned subsidiary of VectoIQ.

        "Merger Sub" means VCTIQ Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of VectoIQ.

        "Merger Sub Common Stock" means Merger Sub's common stock, par value $0.01 per share.

        "Nasdaq" means the Nasdaq Capital Market.

        "New Nikola" means VectoIQ, immediately upon consummation of the Business Combination.

        "Nikola" means Nikola Corporation, a Delaware corporation.

        "Nikola Capital Stock" means Nikola's Common Stock and Nikola's Preferred Stock.

        "Nikola Common Stock" means Nikola's common stock, with a par value of $0.00001 per share.

        "Nikola Options" means all options to purchase outstanding shares of Nikola Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Nikola option plans or otherwise.

        "Nikola Preferred Stock" means the shares of Nikola's convertible preferred stock, including Series AA Seed Preferred Stock, Series BB Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, in each case, with a par value of $0.00001 per share. The Nikola Preferred Stock is also referred to as "redeemable convertible preferred stock" as contingently redeemable upon a deemed liquidation event. See the notes to Nikola's audited consolidated financial statements included in this proxy statement/prospectus/information statement.

        "PCAOB" means the Public Company Accounting Oversight Board.

        "PCAOB Audited Financials" means the audited consolidated balance sheet of Nikola and its consolidated subsidiaries as of December 31, 2017, December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and cash flows of Nikola and its consolidated subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB.

        "PIPE" means the sale of PIPE Shares to the Subscribers, for a purchase price of $10.00 per share and an aggregate purchase price of $525 million, in a private placement.

        "PIPE Shares" means an aggregate of 52,500,000 shares of VectoIQ Common Stock to be issued to Subscribers in the PIPE.

        "Private Shares" means the shares of VectoIQ Common Stock included in the Private Units.

        "Private Units" means the VectoIQ Units purchased in a private placement in connection with the IPO.

        "Private Warrants" means the warrants to purchase shares of VectoIQ Common Stock included in the Private Units.

        "Proposed Transactions" means the Business Combination and other proposed transactions contemplated by the Business Combination Agreement.

        "prospectus" means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-237179) filed with the SEC.

        "Public Shares" means shares of VectoIQ Common Stock issued as part of the units sold in the IPO.

        "Public Stockholders" means the holders of shares of VectoIQ Common Stock.

        "Public Warrants" means the warrants included in the units sold in the IPO, each of which is exercisable for one share of VectoIQ Common Stock, in accordance with its terms.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Sponsor" means VectoIQ Holdings, LLC, a Delaware limited liability company.

        "Stock Incentive Plan Proposal" means the proposal to approve the adoption of the Nikola Corporation 2020 Stock Incentive Plan.

        "Stockholder Support Agreement" means the Stockholder Support Agreement, dated as of March 2, 2020, by and among VectoIQ and certain of Nikola's stockholders.

        "Subscribers" means the purchasers of the PIPE Shares.

        "Surviving Corporation" means the entity surviving the Merger as a wholly-owned subsidiary of VectoIQ.

        "Trust Account" means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

        "VectoIQ" means VectoIQ Acquisition Corp., a Delaware corporation.

        "VectoIQ Common Stock" means VectoIQ's common stock, par value $0.0001 per share.

        "VectoIQ Initial Stockholders" means the Founders, VectoIQ's officers and VectoIQs directors.

        "VectoIQ Unit" means one share of VectoIQ Common Stock and one VectoIQ Warrant.

        "VectoIQ Warrant Agreement" means the warrant agreement, dated as of May 15, 2018, by and between VectoIQ and Continental Stock Transfer & Trust Company, governing VectoIQ's outstanding warrants.

        "VectoIQ Warrants" means warrants to purchase shares of VectoIQ Common Stock as contemplated under the VectoIQ Warrant Agreement, with each warrant exercisable for one share of VectoIQ Common Stock at an exercise price of $11.50.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

        The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to VectoIQ stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus/information statement, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers About the Special Meeting of VectoIQ's Stockholders and the Related Proposals

Q.
Why am I receiving this proxy statement/prospectus/information statement?

A.
VectoIQ has entered into the Business Combination Agreement with Nikola and the other parties thereto pursuant to which Merger Sub will be merged with and into Nikola, with Nikola surviving the Merger as a wholly-owned subsidiary of VectoIQ. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus/information statement as Annex A.

Immediately prior to Closing, each share of Nikola Preferred Stock will be converted into an equal number of shares of Nikola Common Stock, and each converted share of Nikola Preferred Stock will no longer be outstanding and will cease to exist, such that each holder of Nikola Preferred Stock will thereafter cease to have any rights with respect to such securities. At Closing, as a result of the Business Combination, each outstanding share of Nikola Common Stock will be cancelled and automatically converted into the right to receive 1.901 shares of common stock of VectoIQ. See "Summary of the proxy statement/prospectus/information statement—Ownership of New Nikola After the Closing" and "Unaudited Pro Forma Condensed Combined Financial Information" for further information.

VectoIQ stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the Business Combination, among other proposals.

The VectoIQ Common Stock, VectoIQ Warrants and VectoIQ Units are currently listed on Nasdaq under the symbols "VTIQ," "VTIQW" and "VTIQU," respectively. VectoIQ has applied to list shares of VectoIQ Common Stock on Nasdaq under the symbol "NKLA" in connection with the Closing. All outstanding VectoIQ Units will be separated into their underlying securities immediately prior to the Closing. Accordingly, VectoIQ will not have any units following consummation of the Business Combination, and therefore there will be no Nasdaq listing of the VectoIQ Units following the consummation of the Business Combination.

This proxy statement/prospectus/information statement and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus/information statement and its annexes carefully and in their entirety. This document also constitutes a prospectus of VectoIQ with respect to the VectoIQ Common Stock issuable in connection with the Business Combination.

Q.
What matters will stockholders consider at the special meeting?

A.
At the VectoIQ special meeting of stockholders, VectoIQ will ask its stockholders to vote in favor of the following proposals (the "VectoIQ Proposals"):

The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the Business Combination.

The Amendments to VectoIQ's Certificate of Incorporation Proposal—a proposal to amend VectoIQ's Amended and Restated Certificate of Incorporation.

  The Election of Directors Proposal—a proposal to elect the directors comprising the board of directors of VectoIQ following the Closing of the Business Combination.

  The Stock Incentive Plan Proposal—a proposal to approve and adopt the equity incentive award plan established to be effective after the Closing of the Business Combination.

  The Nasdaq Proposal—a proposal to issue VectoIQ Common Stock to the Nikola stockholders in the Merger pursuant to the Business Combination Agreement and to the investors in the PIPE.

  The Employee Stock Purchase Plan Proposal—a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination.

  The Adjournment Proposal—a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.
Are any of the proposals conditioned on one another?

A.
The Amendments to VectoIQ's Certificate of Incorporation Proposal, Election of Directors Proposal, Stock Incentive Plan Proposal, Nasdaq Proposal and Employee Stock Purchase Plan Proposal are all conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event that the Business Combination Proposal is not approved, then VectoIQ will not consummate the Business Combination. If VectoIQ does not consummate the Business Combination and fails to complete an initial business combination by May 18, 2020 or obtain the approval of VectoIQ stockholders to extend the deadline for VectoIQ to consummate an initial business combination, then VectoIQ will be required to dissolve and liquidate. VectoIQ has scheduled a vote of its stockholders for May 12, 2020 to extend this deadline to July 31, 2020.

Q.
What will happen upon the consummation of the Business Combination?

A.
On the Closing Date, Merger Sub will merge into Nikola, whereupon Merger Sub will cease to exist and Nikola will continue as the surviving entity and become a direct wholly-owned subsidiary of VectoIQ. The Merger will have the effects specified under Delaware law. As consideration for the Business Combination, each outstanding share of Nikola Common Stock will be exchanged for 1.901 shares of VectoIQ Common Stock.

Q.
Why is VectoIQ proposing the Business Combination Proposal?

A.
VectoIQ was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. VectoIQ is not limited to any particular industry or sector.

VectoIQ received $230,000,000 from its IPO (including net proceeds from the exercise by the underwriters of their over-allotment option) and sale of the Private Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with VectoIQ's amended and restated certificate of incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled "What happens to the funds held in the Trust Account upon consummation of the Business Combination?"

There currently are 29,640,000 shares of VectoIQ Common Stock issued and outstanding, consisting of 23,000,000 Public Shares, 5,750,000 Founder Shares and 890,000 Private Shares. In addition, there currently are 23,890,000 VectoIQ Warrants issued and outstanding, consisting of

  23,000,000 Public Warrants and 890,000 Private Warrants. Each whole VectoIQ Warrant entitles the holder thereof to purchase one share of VectoIQ Common Stock at a price of $11.50 per share. The VectoIQ Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

  Under VectoIQ's amended and restated certificate of incorporation, VectoIQ must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of VectoIQ's initial business combination in conjunction with a stockholder vote.

Q.
Who is Nikola?

A.
Nikola is a vertically integrated zero-emissions transportation solution provider that designs and manufactures state-of-the-art battery-electric and hydrogen fuel cell electric vehicles, electric vehicle drivetrains, energy storage systems, and hydrogen fueling stations. Nikola's core product offering is centered around its battery-electric vehicle ("BEV") and hydrogen fuel cell electric vehicle ("FCEV") Class 8 semi-trucks. The key differentiator of Nikola's business model is its planned network of hydrogen fueling stations. Nikola is offering a revolutionary bundled lease model, which provides customers with the FCEV truck, hydrogen fuel, and maintenance for a fixed price per mile, locks in fuel demand and significantly de-risks infrastructure development. See "Information About Nikola."

Q.
What equity stake will current VectoIQ stockholders and Nikola stockholders have in New Nikola after the Closing?

A.
It is anticipated that, upon the completion of the Business Combination, the ownership of New Nikola will be as follows (assuming no Public Shares are redeemed):

•
current Nikola stockholders will own 276,998,624 shares of VectoIQ Common Stock, representing approximately 77.1% of the total shares outstanding;

•
the PIPE Investors will own 52,500,000 shares of VectoIQ Common Stock, representing approximately 14.6% of the total shares outstanding;

•
the Public Stockholders will own 23,000,000 shares of VectoIQ Common Stock, representing approximately 6.4% of the total shares outstanding; and

•
the holders of Founder Shares will own 6,640,000 shares of VectoIQ Common Stock, representing approximately 1.9% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights and that Nikola does not issue any additional equity securities prior to the Merger. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of VectoIQ Warrants or (ii) shares issuable upon the exercise of outstanding options to purchase shares of Nikola Common Stock.

Q.
Who will be the officers and directors of VectoIQ if the Business Combination is consummated?

A.
The Business Combination Agreement provides that, immediately following the consummation of the Business Combination, the board of directors of New Nikola (the "New Nikola Board") will be comprised of Trevor R. Milton, Mark A. Russell, Stephen J. Girsky, Sooyean (Sophia) Jin, Michael

  L. Mansuetti, Gerrit A. Marx, Lonnie R. Stalsberg, DeWitt C. Thompson V and Jeffrey W. Ubben. Immediately following the consummation of the Business Combination, we expect that the following will be the officers of New Nikola: Trevor R. Milton, as Executive Chairman, Mark A. Russell, as President and Chief Executive Officer, Kim J. Brady, as Chief Financial Officer, Joseph R. Pike, as Chief Human Resources Officer, and Britton M. Worthen, as Chief Legal Officer and Secretary. See "Management After the Business Combination."

Q.
What conditions must be satisfied to complete the Business Combination?

A.
There are a number of closing conditions in the Business Combination Agreement, including that VectoIQ's stockholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled "The Business Combination Agreement—Conditions to Closing."

Q.
What happens if I sell my shares of VectoIQ Common Stock before the special meeting of stockholders?

A.
The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of VectoIQ Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be entitled to receive any shares of VectoIQ Common Stock following the Closing because only VectoIQ's stockholders on the date of the Closing will be entitled to receive shares of VectoIQ Common Stock in connection with the Closing.

Q.
What vote is required to approve the proposals presented at the special meeting of stockholders?

A.
The approval of the Business Combination Proposal and the Amendments to VectoIQ's Certificate of Incorporation Proposal require the affirmative vote (in person or by proxy) of the holders of a majority of all then outstanding shares of VectoIQ Common Stock entitled to vote thereon at the special meeting. Accordingly, a VectoIQ stockholder's failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these Proposals.

The approval of the Stock Incentive Plan Proposal, Nasdaq Proposal, Employee Stock Purchase Plan Proposal and Adjournment Proposal require the affirmative vote (in person or by proxy) of the holders of a majority of the shares of VectoIQ Common Stock that are voted at the special meeting of stockholders. Accordingly, a VectoIQ stockholder's failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these Proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Common Stock entitled to vote and actually cast thereon at the special meeting. Accordingly, a VectoIQ stockholder's failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Q.
Do Nikola's stockholders need to approve the Business Combination?

A.
Yes. Contemporaneously with the execution of the Business Combination Agreement, certain Nikola stockholders (the "Key Nikola Stockholders") entered into the Stockholder Support

  Agreement, pursuant to which, among other things and subject to the terms and conditions therein, the Key Nikola Stockholders agreed to vote all shares of Nikola Common Stock and Nikola Preferred Stock beneficially owned by such stockholders at the time of the stockholder vote on the Business Combination in favor of adoption and approval of the Business Combination Agreement and the approval of the transactions contemplated by the Business Combination Agreement, including the Business Combination, and any other matter necessary to consummate such transactions, and not to (a) transfer any of their shares of Nikola Common Stock and Nikola Preferred Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of March 1, 2020, the Key Nikola Stockholders held approximately 80% of the outstanding shares of capital stock of Nikola. For further information, please see the section entitled "Certain Agreements Related to The Business Combination—Stockholder Support Agreement."

  If the Business Combination Agreement is terminated under certain circumstances, Nikola will be required to pay a termination fee in the amount of $82 million.

Q.
May VectoIQ or VectoIQ's directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.
In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and VectoIQ's board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Nikola. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to VectoIQ for use in the Business Combination.

Q.
How many votes do I have at the special meeting of stockholders?

A.
VectoIQ's stockholders are entitled to one vote at the special meeting for each share of VectoIQ Common Stock held of record as of the record date. As of the close of business on the record date, there were 29,640,000 outstanding shares of VectoIQ Common Stock.

Q.
What interests do VectoIQ's current officers and directors have in the Business Combination?

A.
VectoIQ's board of directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•
the beneficial ownership of the Sponsor and certain of VectoIQ's board of directors and officers of an aggregate of 4,691,924 shares of VectoIQ Common Stock and 531,672 VectoIQ Warrants, which shares and warrants would become worthless if VectoIQ does not complete a business combination within the applicable time period, as the VectoIQ Initial Stockholders have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $69.7 million and $2.6 million, respectively, based on the closing prices of VectoIQ Common Stock of $14.85 and VectoIQ Warrants of $4.90 on Nasdaq on May 7, 2020;

  •
  VectoIQ's board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on VectoIQ's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

  •
  the anticipated continuation of Stephen J. Girsky, VectoIQ's President and Chief Executive Officer and a director, as a director of New Nikola following the Closing; and

  •
  the continued indemnification of current directors and officers of VectoIQ and the continuation of directors' and officers' liability insurance after the Business Combination.

  These interests may influence VectoIQ's board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section entitled "The Business Combination—Interests of VectoIQ's Directors and Officers in the Business Combination."

Q.
Did VectoIQ's board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
VectoIQ's board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. VectoIQ's board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. VectoIQ's board of directors also determined, without seeking a valuation from a financial advisor, that Nikola's fair market value was at least 80% of VectoIQ's net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of VectoIQ's board of directors as described above in valuing Nikola's business and assuming the risk that VectoIQ's board of directors may not have properly valued such business.

Q.
What happens if the Business Combination Proposal is not approved?

A.
If the Business Combination Proposal is not approved and VectoIQ does not consummate a business combination by May 18, 2020, or amend its amended and restated certificate of incorporation to extend the date by which VectoIQ must consummate an initial business combination, VectoIQ will be required to dissolve and liquidate the Trust Account. VectoIQ has scheduled a vote of its stockholders for May 12, 2020 to extend this deadline to July 31, 2020.

Q.
Do I have redemption rights?

A.
If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to VectoIQ to pay its franchise and income taxes and for working capital purposes, upon the consummation of the Business Combination. The per share amount VectoIQ will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions VectoIQ will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the Founders have agreed to waive their redemption rights with respect to their Founder Shares and any Public

  Shares that they may have acquired during or after the IPO in connection with the completion of VectoIQ's initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $238.4 million on December 31, 2019, the estimated per share redemption price would have been approximately $10.36. This is greater than the $10.00 IPO price of VectoIQ Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by VectoIQ and up to $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.

Q.
Is there a limit on the number of shares I may redeem?

A.
A Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a "group" (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.
Will how I vote affect my ability to exercise redemption rights?

A.
No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.
How do I exercise my redemption rights?

A.
In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on May 29, 2020 (two business days before the special meeting), (i) submit a written request to VectoIQ's transfer agent that VectoIQ redeem your Public Shares for cash, and (ii) deliver your stock to VectoIQ's transfer agent physically or electronically through The Depository Trust Company ("DTC"). The address of Continental Stock Transfer & Trust Company, VectoIQ's transfer agent, is listed under the question "Who can help answer my questions?" below. VectoIQ requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to VectoIQ's transfer agent electronically. In order to obtain a physical stock certificate, a stockholder's broker and/or clearing broker, DTC and VectoIQ's transfer agent will need to act to facilitate the request. It is VectoIQ's understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because VectoIQ does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with VectoIQ's consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to VectoIQ's transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that VectoIQ's transfer agent return the shares (physically or electronically). You may make such request by contacting VectoIQ's transfer agent at the phone number or address listed under the question "Who can help answer my questions?"

Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
VectoIQ stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of VectoIQ Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder's tax basis in his, her or its shares of VectoIQ Common Stock generally will equal the cost of such shares. A stockholder who purchased VectoIQ Units will have to allocate the cost between the shares of VectoIQ Common Stock or VectoIQ Warrants comprising the VectoIQ Units based on their relative fair market values at the time of the purchase. See the section entitled "Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination."

Q.
If I hold VectoIQ Warrants, can I exercise redemption rights with respect to my warrants?

A.
No. There are no redemption rights with respect to the VectoIQ Warrants.

Q.
Do I have appraisal rights if I object to the proposed Business Combination?

A.
No. There are no appraisal rights available to holders of shares of VectoIQ Common Stock in connection with the Business Combination.

Q.
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) VectoIQ stockholders who properly exercise their redemption rights and (ii) expenses incurred by Nikola and VectoIQ in connection with the Proposed Transactions, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of VectoIQ following the Business Combination.

Q.
What happens if the Business Combination is not consummated?

A.
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled "The Business Combination Agreement—Termination" for information regarding the parties' specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, VectoIQ is unable to complete a business combination by May 18, 2020 or obtain the approval of VectoIQ stockholders to extend the deadline for VectoIQ to consummate an initial business combination, VectoIQ's amended and restated certificate of incorporation provides that VectoIQ will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to VectoIQ to pay taxes (less taxes payable and up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and VectoIQ's board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled "Risk Factors—VectoIQ may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate" and "—VectoIQ's stockholders may be held liable for claims by third parties against VectoIQ to the extent of distributions received by them." Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

  In the event of liquidation, there will be no distribution with respect to outstanding VectoIQ Warrants. Accordingly, the VectoIQ Warrants will expire worthless.

Q.
When is the Business Combination expected to be completed?

A.
It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled "The Business Combination Agreement—Conditions to Closing."

Q.
What do I need to do now?

A.
You are urged to carefully read and consider the information contained in this proxy statement/prospectus/information statement, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus/information statement on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.
How do I vote?

A.
If you were a holder of record of VectoIQ Common Stock on May 8, 2020, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person at the special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in "street name," which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of the Company's stockholders and personnel, the Company urges that stockholders do not attend the special meeting in person. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

The special meeting is currently scheduled to be held in person as indicated above. However, we are actively monitoring the coronavirus, or COVID-19, situation and if we determine that it is not possible or advisable to hold the special meeting in person, or to hold the meeting on the time or date or at the location indicated above, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the special meeting. Any such change will be announced via press release and the filing of additional proxy materials with the SEC.

Q.
What will happen if I abstain from voting or fail to vote at the special meeting?

A.
At the special meeting of stockholders, VectoIQ will count a properly executed proxy marked "ABSTAIN" with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the Amendments to VectoIQ's Certificate of Incorporation Proposal, and will have no effect on any of the other proposals.

Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
Signed and dated proxies received by VectoIQ without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.
Do I need to attend the special meeting of stockholders to vote my shares?

A.
No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus/information statement. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. VectoIQ encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus/information statement.

Q.
If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus/information statement, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.
If my shares are held in "street name," will my broker, bank or nominee automatically vote my shares for me?

A.
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the VectoIQ Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a "broker non-vote." Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. You may change your vote by sending a later-dated, signed proxy card to VectoIQ's secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to VectoIQ's secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.
What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus/information statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.
What is the quorum requirement for the special meeting of stockholders?

A.
A quorum will be present at the special meeting of stockholders if a majority of the VectoIQ Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. In the absence of a quorum, a majority of VectoIQ's stockholders, present in person or represented by proxy, and voting thereon will have the power to adjourn the special meeting.

As of the record date for the special meeting, 14,820,001 shares of VectoIQ Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.
What happens to the VectoIQ Warrants I hold if I vote my shares of VectoIQ Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.
Properly exercising your redemption rights as a VectoIQ stockholder does not result in either a vote "FOR" or "AGAINST" the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your VectoIQ Warrants, and if VectoIQ does not otherwise consummate an initial business combination by May 18, 2020 or obtain the approval of VectoIQ Stockholders to extend the deadline for VectoIQ to consummate an initial business combination, VectoIQ will be required to dissolve and liquidate, and your VectoIQ Warrants will expire worthless. VectoIQ has scheduled a vote of its stockholders for May 12, 2020 to extend this deadline to July 31, 2020.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
VectoIQ will pay the cost of soliciting proxies for the special meeting. VectoIQ has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. VectoIQ has agreed to pay Morrow Sodali LLC a fee of $25,000. VectoIQ will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. VectoIQ also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of VectoIQ Common Stock for their expenses in forwarding soliciting materials to beneficial owners of VectoIQ Common Stock and in obtaining voting instructions from those owners. VectoIQ's directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Who can help answer my questions?

A.
If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus/information statement, the proxy card or the consent card you should contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: VTIQ.info@investor.morrowsodali.com

  You may also contact VectoIQ at:

VectoIQ Acquisition Corp.
1354 Flagler Drive
Mamaroneck, NY 10543
Telephone: (646) 475-8506
Attention: Secretary

  To obtain timely delivery, VectoIQ's stockholders and warrantholders must request the materials no later than five business days prior to the special meeting.

  You may also obtain additional information about VectoIQ from documents filed with the SEC by following the instructions in the section entitled "Where You Can Find More Information."

  If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to VectoIQ's transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT

        This summary highlights selected information from this proxy statement/prospectus/information statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus/information statement carefully, including the annexes. See also the section entitled "Where You Can Find More Information."

Parties to the Business Combination

VectoIQ

        VectoIQ is a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses, referred to throughout this proxy statement/prospectus/information statement as its initial business combination. Although VectoIQ may pursue its initial business combination in any business, industry or geographic location, it has focused on opportunities to capitalize on the ability of its management team, particularly its executive officers, to identify, acquire and operate a business in the industrial technology, transportation and smart mobility industries. Upon the Closing, we intend to change our name from "VectoIQ Acquisition Corp." to "Nikola Corporation."

        VectoIQ Common Stock, VectoIQ Warrants and VectoIQ's Units, consisting of one share of VectoIQ Common Stock and one VectoIQ Warrant, are traded on Nasdaq under the ticker symbols "VTIQ," "VTIQW" and "VTIQU," respectively. We have applied to continue the listing of the VectoIQ Common Stock and VectoIQ Warrants on Nasdaq under the symbols "NKLA" and "NKLAW," respectively, upon the Closing. The VectoIQ Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

        The mailing address of VectoIQ's principal executive office is 1354 Flagler Drive, Mamaroneck, New York 10543, and its telephone number is (646) 475-8506.

Nikola

        Nikola is a vertically integrated zero-emissions transportation solution provider that designs and manufactures state-of-the-art battery-electric and hydrogen fuel cell electric vehicles, electric vehicle drivetrains, energy storage systems, and hydrogen fueling stations. Nikola's core product offering is centered around its BEV and FCEV Class 8 semi-trucks. The key differentiator of Nikola's business model is its planned network of hydrogen fueling stations. Nikola is offering a revolutionary bundled lease model, which provides customers with the FCEV truck, hydrogen fuel, and maintenance for a fixed price per mile, locks in fuel demand and significantly de-risks infrastructure development.

        The mailing address of Nikola' principal executive office is 4141 E Broadway Road, Phoenix, Arizona 85040, and its telephone number is (480) 666-1038.

        For more information about Nikola, see the sections entitled "Information About Nikola" and "Nikola Management's Discussion and Analysis of Financial Condition and Results of Operation."

The Business Combination

The Business Combination Agreement

        On March 2, 2020, VectoIQ, Merger Sub and Nikola entered into the Business Combination Agreement, pursuant to which VectoIQ and Nikola will consummate the Business Combination. The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby.

        The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, "Effective Time"). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by VectoIQ and Nikola, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as VectoIQ and Nikola may mutually agree).

        Immediately prior to the Effective Time, Nikola will cause each share of Nikola Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be converted into an equal number of shares of Nikola Common Stock, and each converted share of Nikola Preferred Stock will no longer be outstanding and will cease to exist, such that each holder of Nikola Preferred Stock will thereafter cease to have any rights with respect to such securities.

        At the Effective Time, by virtue of the Merger and without any action on the part of VectoIQ, Merger Sub, Nikola or the holders of any of Nikola's securities:

  •
  each share of Nikola Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the number of shares of VectoIQ Common Stock (the "Per Share Merger Consideration") equal to the exchange ratio of 1.901 (the "Exchange Ratio");

  •
  all shares of Nikola Common Stock and Nikola Preferred Stock held in the treasury of Nikola will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

  •
  each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

  •
  each Nikola Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase a number of shares of VectoIQ Common Stock (such option, an "Exchanged Option") equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Nikola Common Stock subject to such Nikola Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Nikola Option immediately prior to the Effective Time divided by (B) Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Nikola Option immediately prior to the Effective Time.

        For more information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled "Proposal No. 1—The Business Combination Proposal" and "The Business Combination Agreement."

Conditions to the Closing

        Under the Business Combination Agreement, consummation of the Business Combination is subject to customary and other conditions, including (i) our stockholders having approved, among other things, the transactions contemplated by the Business Combination Agreement, (ii) the absence of any governmental order that would prohibit the Business Combination, (iii) the expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the "HSR Act"), (iv) Nikola having at least $60.0 million in cash, (v) Nikola having indebtedness for borrowed money of no more than $4.1 million, (vi) the representations and warranties of the parties to the Business Combination Agreement being true and correct, subject to the de minimis, materiality and material adverse effect standards contained in the Business Combination Agreement and (vii) material compliance by the parties with their respective covenants.

Regulatory Matters

        To complete the Business Combination, VectoIQ and Nikola must obtain approvals or consents from, or make filings with certain U.S. federal authorities. The Business Combination is subject to the requirements of the HSR Act, which prevents VectoIQ and Nikola from completing the Business Combination until required information and materials are furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and specified waiting period requirements have been satisfied. On April 8, 2020, we received notice of early termination of the waiting period under the HSR Act.

        For more information, see the section entitled "The Business Combination—Regulatory Approvals Required for the Business Combination."

Termination Rights

        The Business Combination Agreement is subject to termination prior to the effective time of the Business Combination as follows:

  •
  by the mutual written consent of VectoIQ and Nikola;

  •
  by VectoIQ or Nikola, if (i) the Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a the conditions to the Merger on or prior to the Outside Date; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination and the Merger; or (iii) any of the VectoIQ Proposals fail to receive the requisite vote for approval at the special meeting;

  •
  by Nikola if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of VectoIQ and Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of VectoIQ and Merger Sub will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading "The Business Combination Agreement—Conditions to Closing; The Company" would not be satisfied (a "Terminating VectoIQ Breach"); provided that Nikola has not waived such Terminating VectoIQ Breach and Nikola is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating VectoIQ Breach is curable by VectoIQ and Merger Sub, Nikola may not terminate the Business Combination Agreement under this section for so long as VectoIQ and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Nikola to VectoIQ; or (ii) at any time prior to receipt of the irrevocable written consent, in form and substance reasonably acceptable to VectoIQ, of Nikola stockholders holding the requisite approval in favor of the approval and adoption of the Business Combination Agreement and the Proposed Transactions (the "Written Consent"), in connection with entering into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal (each, a "Nikola Acquisition Agreement") with respect to a Superior Proposal (as defined in the section entitled "The Business Combination Agreement—No Solicitation; Change in Recommendation") in accordance with Section 7.05(d) of the Business Combination Agreement; provided, that prior to or concurrently with such termination the Nikola pays the Termination Fee (as defined in the Business Combination Agreement and below); and

  •
  by VectoIQ if (i) Nikola's board of directors or a committee thereof, prior to obtaining the Written Consent has made an Adverse Recommendation Change (as defined in the section entitled "The Business Combination Agreement—No Solicitation; Change in Recommendation"); or (ii) Nikola has failed to deliver the Written Consent to VectoIQ within 24 hours after the Registration Statement becomes effective; or (iii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Nikola set forth in the Business Combination Agreement, or if any representation or warranty of Nikola has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading "The Business Combination Agreement—Conditions to Closing; VectoIQ and Merger Sub" would not be satisfied (a "Terminating Company Breach"); provided that VectoIQ has not waived such Terminating Company Breach and VectoIQ and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Company Breach is curable by Nikola, VectoIQ may not terminate the Business Combination Agreement under this provision for so long as Nikola continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by VectoIQ to Nikola; or (iv) the PCAOB Audited Financials will not have been delivered to VectoIQ by Nikola on or before April 1, 2020.

        If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

        Nikola will pay a termination fee in the amount of $82.0 million (the "Termination Fee"), in the event that:

  •
  (i) the Business Combination Agreement is terminated (A) by Nikola or VectoIQ, if the Effective Time did not occur prior to the Outside Date, (B) by VectoIQ, if Nikola failed to deliver the Written Consent to VectoIQ within 24 hours after the Registration Statement became effective or (C) pursuant to a Terminating Company Breach, (ii) a bona fide Acquisition Proposal (as defined in the section entitled "The Business Combination Agreement—No Solicitation; Change in Recommendation") has been made, proposed or otherwise communicated to Nikola after the date of the Business Combination Agreement but before the date of termination and (iii) within six months of the date the Business Combination Agreement is terminated, Nikola enters into a definitive agreement with respect to such Acquisition Proposal; or

  •
  the Business Combination Agreement is terminated (x) by VectoIQ if Nikola's board of directors or a committee thereof, prior to obtaining the Written Consent, shall have made an Adverse Recommendation Change; or (y) by Nikola, if at any time prior to receiving the Written Consent, Nikola enters into a Nikola Acquisition Agreement with respect to a Superior Proposal.

        For more information, see the section entitled "The Business Combination Agreement—Termination," "—Effect of Termination" and "—Termination Fee."

Amendments to the Charter

        Pursuant to the Business Combination Agreement, at the effective time of the Business Combination, VectoIQ's amended and restated certificate of incorporation will be further amended and restated to:

  •
  change VectoIQ's name to "Nikola Corporation";

  •
  increase the number of authorized shares of VectoIQ Common Stock to 600,000,000 and the number of authorized shares of VectoIQ's preferred stock to 150,000,000 shares;

  •
  approve the choice of forum provisions;

  •
  include supermajority voting provisions;

  •
  remove the provision renouncing the corporate opportunity doctrine;

  •
  change the classification of the board of directors from two classes with each of the successors to be elected for a two-year term to three classes with each of the successors to be elected for a three-year term; and

  •
  make certain other changes to the amended and restated certificate of incorporation, including without limitation the elimination of certain provisions related to VectoIQ's initial business combination that will no longer be relevant following the Closing.

        For more information about these amendments to VectoIQ's amended and restated certificate of incorporation, see the section entitled "Proposal No. 2—The Amendments to VectoIQ's Certificate of Incorporation Proposal."

Other Agreements Related to the Business Combination Agreement

Stockholder Support Agreement

        Contemporaneously with the execution of the Business Combination Agreement, on March 2, 2020, the Key Nikola Stockholders entered into the Stockholder Support Agreement pursuant to which such Key Nikola Stockholders agreed to vote all of their shares of Nikola Common Stock and Nikola Preferred Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Key Nikola Stockholders have agreed not to (a) transfer any of their shares of Nikola Common Stock and Nikola Preferred Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of March 1, 2020, the Key Nikola Stockholders held approximately 80% of the outstanding shares of capital stock of Nikola.

        For more information about the Stockholder Support Agreement, see the section entitled "Certain Agreements Related to the Business Combination—Stockholder Support Agreement."

Registration Rights and Lock-Up Agreement

        In connection with the Proposed Transactions, VectoIQ, certain persons and entities holding founder shares and private units of VectoIQ (the "Original Holders") and certain stockholders of Nikola (the "New Holders" and, collectively with the Original Holders, the "Holders") will enter into a Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, VectoIQ will be obligated to file a registration statement to register the resale of certain securities of VectoIQ held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that VectoIQ file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of VectoIQ held by such Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with "piggy-back" registration rights, subject to certain requirements and customary conditions.

        The Registration Rights and Lock-Up Agreement further provides for the securities of VectoIQ held by the Holders to be locked-up for a period of time following the Closing, subject to certain exceptions.

        For more information about the Registration Rights and Lock-Up Agreement, see the section entitled "Certain Agreements Related to the Business Combination— Registration Rights and Lock-Up Agreement."

Subscription Agreements

        In connection with the execution of the Business Combination Agreement, effective as of March 2, 2020, VectoIQ entered into separate subscription agreements (each, a "Subscription Agreement") with a number of Subscribers, pursuant to which the Subscribers agreed to purchase, and VectoIQ agreed to sell to the Subscribers, the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $525 million. VectoIQ agreed to give certain registration rights to the Subscribers with respect to the PIPE Shares pursuant to the Subscription Agreements.

        The closing of the sale of the PIPE Shares pursuant to the Subscription Agreement is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Proposed Transactions. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.

        For more information about the Subscription Agreements, see the section entitled "Certain Agreements Related to the Business Combination—Subscription Agreements."

Interests of Certain Persons in the Business Combination

        In considering the recommendation of VectoIQ's board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

  •
  the beneficial ownership of the Sponsor and certain of VectoIQ's board of directors and officers of an aggregate of 4,691,924 shares of VectoIQ Common Stock and 531,672 VectoIQ Warrants, which shares and warrants would become worthless if VectoIQ does not complete a business combination within the applicable time period, as VectoIQ Initial Stockholders have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $69.7 million and $2.6 million, respectively, based on the closing prices of VectoIQ Common Stock of $14.85 and VectoIQ Warrants of $4.90 on Nasdaq on May 7, 2020;

  •
  VectoIQ's board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on VectoIQ's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

  •
  the anticipated continuation of Stephen J. Girsky, VectoIQ's President and Chief Executive Officer and a director, as a director of New Nikola following the Closing; and

  •
  the continued indemnification of current directors and officers of VectoIQ and the continuation of directors' and officers' liability insurance after the Business Combination.

        These interests may influence VectoIQ's board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal.

Reasons for the Approval of the Business Combination

        After careful consideration, VectoIQ's board of directors recommends that VectoIQ stockholders vote "FOR" each VectoIQ proposal (including each of the sub-proposals) being submitted to a vote of the VectoIQ stockholders at the VectoIQ special meeting of stockholders.

        For a description of VectoIQ's reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled "The Business Combination—VectoIQ's Board of Directors' Reasons for the Approval of the Business Combination."

Redemption Rights

        Under VectoIQ's amended and restated certificate of incorporation, holders of VectoIQ Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to VectoIQ to pay its franchise and income taxes, by (b) the total number of shares of VectoIQ Common Stock included as part of the units issued in the IPO. However, VectoIQ will not redeem any public shares to the extent that such redemption would result in VectoIQ having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. For illustrative purposes, based on funds in the Trust Account of approximately $238.4 million on December 31, 2019, the estimated per share redemption price would have been approximately $10.36. Under VectoIQ's amended and restated certificate of incorporation, in connection with an initial business combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a "group" (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the public shares.

        If a holder exercises its redemption rights, then such holder will be exchanging its shares of VectoIQ Common Stock for cash and will no longer own shares of VectoIQ Common Stock and will not participate in the future growth of VectoIQ, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to VectoIQ's transfer agent in accordance with the procedures described herein. See the section entitled "The Special Meeting of VectoIQ Stockholders—Redemption Rights" for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of New Nikola After the Closing

        It is anticipated that, upon the completion of the Business Combination, the ownership of New Nikola will be as follows (assuming no Public Shares are redeemed):

  •
  current Nikola stockholders will own 276,998,624 shares of VectoIQ Common Stock, representing approximately 77.1% of the total shares outstanding;

  •
  the PIPE Investors will own 52,500,000 shares of VectoIQ Common Stock, representing approximately 14.6% of the total shares outstanding;

  •
  the Public Stockholders will own 23,000,000 shares of VectoIQ Common Stock, representing approximately 6.4% of the total shares outstanding; and

  •
  the holders of Founder Shares will own 6,640,000 shares of VectoIQ Common Stock, representing approximately 1.9% of the total shares outstanding.

        The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights and that Nikola does not issue any additional equity securities prior to the Merger. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of VectoIQ Warrants or (ii) shares issuable upon the exercise of outstanding options to purchase shares of Nikola Common Stock.

        Please see the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" for further information.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF NIKOLA

        The following selected historical consolidated financial information and other data for Nikola set forth below should be read in conjunction with "Nikola Management's Discussion and Analysis of Financial Condition and Results of Operations" and Nikola's historical consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus/information statement.

        The selected historical consolidated financial information and other data presented below for the years ended December 31, 2017, 2018 and 2019, and the selected consolidated balance sheet and other data as of December 31, 2018 and 2019 have been derived from Nikola's audited consolidated financial statements included in this proxy statement/prospectus/information statement.

	Years Ended December 31,
	2019	2018	2017
	(in thousands)
Statement of Operations Data:
Total revenue	$482	$173	$486
Total costs and expenses	88,477	70,662	17,768

Loss from operations	(87,995)	(70,489)	(17,282)
Other income (expense):
Interest income (expense), net	1,456	686	(814)
Gain (loss) on Series A redeemable convertible preferred stock warrant liability	(3,339)	3,502	(975)
Other income (expense), net	1,373	6	(59)

Loss from operations before income taxes	(88,505)	(66,295)	(19,130)
Income tax expense (benefit)	151	(2,002)	(1,574)

Net loss	(88,656)	(64,293)	(17,556)
Premium paid on repurchase of redeemable convertible preferred stock	(16,816)	(166)	—

Net loss attributable to common stockholders, basic and diluted	$(105,472)	$(64,459)	$(17,556)

	As of December 31,
	2019	2018
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$85,688	$160,653
Working capital	74,343	152,509
Total assets	229,430	221,633
Total liabilities	33,922	35,393
Total stockholders' deficit	(188,479)	(91,822)

	Years Ended December 31,
	2019	2018	2017
	(in thousands)
Statement of Cash Flows Data:
Net cash used in operating activities	$(80,627)	$(54,019)	$(13,576)
Net cash used in investing activities	(39,302)	(15,410)	(2,482)
Net cash provided by financing activities	35,805	211,732	45,592

 SELECTED HISTORICAL FINANCIAL INFORMATION OF VECTOIQ

        The following table shows selected historical financial information of VectoIQ for the periods and as of the dates indicated. The selected historical financial information of VectoIQ was derived from the audited historical financial statements of VectoIQ included elsewhere in this proxy statement/prospectus/information statement. The following table should be read in conjunction with "VectoIQ Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus/information statement.

	As of and for the year ended December 31, 2019	As of and for the period from January 31, 2018 (inception) to December 31, 2018
Statement of Operations Data:
General and administrative expenses	$910,209	$402,302
Investment income in Trust Account	5,033,038	2,990,983

Net income (loss)	$2,730,459	$1,913,035

Weighted average shares outstanding, basic and diluted	29,640,000	22,643,542

Basic and diluted net income per share	$0.09	$0.08

Balance Sheet Data:
Cash and cash equivalents	$751,640	$1,168,600
Prepaid expenses and other current assets	23,438	62,500
Total assets	239,158,354	236,545,521
Total liabilities	834,482	952,108

 SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following summary unaudited pro forma condensed combined financial data (the "summary pro forma data") gives effect to the Business Combination described in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information." The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, VectoIQ will be treated as the "acquired" company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Nikola issuing stock for the net assets of VectoIQ, accompanied by a recapitalization. The net assets of VectoIQ will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on December 31, 2019. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019.

        The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus/information statement and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of VectoIQ and Nikola and related notes included in this proxy statement/prospectus/information statement. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Business Combination Agreement been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the combined company.

        The following table presents summary pro forma data after giving effect to the Business Combination, assuming two redemption scenarios as follows:

  •
  Assuming No Redemption: This scenario assumes that no shares of VectoIQ Common Stock are redeemed; and

  •
  Assuming Maximum Redemption: This scenario assumes that 23,000,000 shares of VectoIQ Common Stock are redeemed for an aggregate payment of approximately $238.4 million (based on the estimated per share redemption price of approximately $10.36 per share based on the fair value of marketable securities held in the Trust Account as of December 31, 2019 of approximately $238.4 million) from the Trust Account.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2019
Revenue	$482	$482
Net loss per share—basic and diluted	$(0.24)	$(0.26)
Weighted-average shares outstanding—basic and diluted	359,138,624	336,138,624

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in thousands)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2019
Total assets	$1,002,980	$764,597
Total liabilities	$34,561	$34,561
Total equity	$968,419	$730,036

Unaudited Historical Comparative and Pro Forma Combined Per Share Data of VectoIQ and Nikola

        The following table sets forth selected historical comparative share information for VectoIQ and Nikola and unaudited pro forma condensed combined per share information of the combined company after giving effect to the Business Combination, assuming two redemption scenarios as follows:

  •
  Assuming No Redemption—this scenario assumes that no shares of VectoIQ Common Stock are redeemed; and

  •
  Assuming Maximum Redemption—this scenario assumes that 23,000,000 shares of VectoIQ Common Stock are redeemed for an aggregate payment of approximately $238.4 million (based on the estimated per share redemption price of approximately $10.36 per share based on the fair value of marketable securities held in the Trust Account as of December 31, 2019 of approximately $238.4 million) from the Trust Account.

        The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2019. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2019.

        This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus/information statement, and the historical financial statements of VectoIQ and Nikola and related notes that are included elsewhere in this proxy statement/prospectus/information statement. The unaudited pro forma combined per share information of VectoIQ and Nikola is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus/information statement.

        The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of VectoIQ and Nikola would have been had the companies been combined during the periods presented.

			Combined Pro Forma		Nikola equivalent pro forma per share data(2)
	VectoIQ (Historical)	Nikola (Historical)	(Assuming No Redemption)	(Assuming Maximum Redemption)	(Assuming No Redemption)	(Assuming Maximum Redemption)
As of and for the Year Ended December 31, 2019(3)
Book value per share(1)	$0.17	$(3.13)	$2.70	$2.17	$5.13	$4.13
Weighted average shares outstanding of common stock—basic and diluted	29,640,000	60,166,799	359,138,624	336,138,624	276,998,624	276,998,624
Net income (loss) per share of common stock—basic and diluted	$0.09	(1.75)	$(0.24)	$(0.26)	$(0.46)	$(0.49)

(1)
Book value per share = (Total equity excluding preferred shares)/shares outstanding.

(2)
The equivalent pro forma basic and diluted per share data for Nikola is calculated by multiplying the combined pro forma per share data by the exchange ratio of 1.901 set forth in the Business Combination Agreement. The weighted average shares outstanding includes Nikola Preferred Stock, which will be converted into shares of Nikola Common Stock immediately prior to the Effective Time of the Business Combination.

(3)
There were no cash dividends declared in the period presented.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement/prospectus/information statement may constitute "forward-looking statements" for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team's, Nikola's and Nikola's management team's expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "estimate," "expect," "intends," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "will," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus/information statement may include, for example, statements about:

  •
  our ability to consummate the Business Combination;

  •
  the expected benefits of the Business Combination;

  •
  New Nikola's financial and business performance following the Business Combination, including financial projections and business metrics;

  •
  changes in Nikola's strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

  •
  the implementation, market acceptance and success of Nikola's business model;

  •
  Nikola's ability to scale in a cost-effective manner;

  •
  developments and projections relating to Nikola's competitors and industry;

  •
  the impact of health epidemics, including the COVID-19 pandemic, on Nikola's business and the actions Nikola may take in response thereto;

  •
  Nikola's expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

  •
  expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

  •
  Nikola's future capital requirements and sources and uses of cash;

  •
  Nikola's ability to obtain funding for its operations;

  •
  Nikola's business, expansion plans and opportunities; and

  •
  the outcome of any known and unknown litigation and regulatory proceedings.

        These forward-looking statements are based on information available as of the date of this proxy statement/prospectus/information statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

        You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus/information statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

  •
  the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

  •
  the outcome of any legal proceedings that may be instituted against VectoIQ following announcement of the proposed Business Combination and transactions contemplated thereby;

  •
  the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of VectoIQ or to satisfy other conditions to the Closing in the Business Combination Agreement;

  •
  the ability to obtain or maintain the listing of VectoIQ Common Stock on Nasdaq following the Business Combination;

  •
  the risk that the proposed Business Combination disrupts current plans and operations of Nikola as a result of the announcement and consummation of the transactions described herein;

  •
  our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Nikola to grow and manage growth profitably following the Business Combination;

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  costs related to the Business Combination;

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  changes in applicable laws or regulations;

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  the effect of the COVID-19 pandemic on Nikola's business;

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  the ability of Nikola to execute its business model, including market acceptance of its planned products and services;

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  Nikola's ability to raise capital;

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  the possibility that VectoIQ or Nikola may be adversely affected by other economic, business, and/or competitive factors; and

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  other risks and uncertainties described in this proxy statement/prospectus/information statement, including those under the section entitled "Risk Factors."

 RISK FACTORS

        The combined company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus/information statement, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of VectoIQ because these risks may also affect the combined company—these risks can be found in VectoIQ's Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, if any, all of which are filed with the SEC. You should also read and consider the other information in this proxy statement/prospectus/information statement and the other documents incorporated by reference into this proxy statement/prospectus/information statement. Please see the section entitled "Where You Can Find More Information" in this proxy statement/prospectus/information statement.

Risks Related to Nikola

        Unless the context otherwise requires, all references in this section to "we," "us," or "our" refer to Nikola and its subsidiaries prior to the consummation of the Business Combination.

Risks Related to Nikola's Business and Industry

We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.

        We incurred a net loss of $88.7 million for the year ended December 31, 2019 and have incurred net losses of approximately $188.5 million from our inception through December 31, 2019. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin significant deliveries of our trucks, which is not expected to begin until 2021 for our Nikola Tre BEV and 2023 for our Nikola Two FCEV, and may occur later. Even if we are able to successfully develop and sell or lease our trucks, there can be no assurance that they will be commercially successful. Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of our trucks and our hydrogen station platform, which may not occur.

        We expect the rate at which we will incur losses to be significantly high in future periods as we:

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  design, develop and manufacture our trucks;

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  construct and equip our planned manufacturing plant to produce our trucks in Arizona;

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  modify and equip the Iveco manufacturing plant in Germany to produce our trucks in Europe;

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  build up inventories of parts and components for our trucks;

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  manufacture an available inventory of our trucks;

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  develop and deploy our hydrogen fueling stations;

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  expand our design, development, maintenance and repair capabilities;

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  increase our sales and marketing activities and develop our distribution infrastructure; and

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  increase our general and administrative functions to support our growing operations.

        Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

We may be unable to adequately control the costs associated with our operations.

        We will require significant capital to develop and grow our business, including developing and manufacturing our trucks, building our manufacturing plant and building Nikola's brand. We expect to incur significant expenses which will impact our profitability, including research and development expenses, raw material procurement costs, leases, sales and distribution expenses as we build Nikola's brand and market our trucks and bundled leasing model, and general and administrative expenses as we scale our operations. In addition, we may incur significant costs in connection with our services, including building our hydrogen fueling stations and honoring our maintenance commitments under our bundled lease package. Our ability to become profitable in the future will not only depend on our ability to successfully market our vehicles and other products and services, but also to control our costs. If we are unable to cost efficiently design, manufacture, market, sell, distribute and service our trucks and services, our margins, profitability and prospects would be materially and adversely affected.

Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

        Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

        You must consider the risks and difficulties we face as an early stage company with a limited operating history. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects. We intend to derive substantially all of our revenues from the sale and lease of the Nikola vehicle platforms, which are still in the early stages of development. Due to our bundled lease model for our FCEV trucks, our revenues will also depend on the sale of hydrogen fuel at our planned hydrogen fueling stations which we do not expect to be operational until 2022 or later. There are no assurances that we will be able to secure future business with the major trucking companies or with independent truck drivers. We also have a Powersports division and recently announced a passenger truck. While we intend to focus on our commercial trucks and bundled leases, our other business lines may distract management's focus on what we consider our core business.

        It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. The projected financial information appearing elsewhere in this proxy statement/prospectus/information statement has prepared by management and reflects current estimates of future performance. The projected results depend on the successful implementation of management's growth strategies and are based on assumptions and events over which we have only partial or no control. The assumptions underlying such projected information require the exercise of judgement and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes.

We expect to need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.

        The design, manufacture, lease, sale and servicing of vehicles and related hydrogen fueling stations is capital-intensive. We expect that following the Closing, we will have sufficient capital to fund our planned operations for the next 12 to 18 months. We will need to raise additional capital to scale our manufacturing and roll out our hydrogen refueling stations. We may raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions. This capital will be necessary to fund our ongoing operations, continue research, development and design efforts, improve infrastructure, introduce new vehicles and build hydrogen fueling stations. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected.

If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.

        Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. Our future expansion will include:

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  training new personnel;

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  forecasting production and revenue;

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  controlling expenses and investments in anticipation of expanded operations;

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  establishing or expanding design, manufacturing, sales and service facilities; and

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  implementing and enhancing administrative infrastructure, systems and processes.

        We intend to continue to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our trucks. Because our trucks are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in alternative fuel and electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the employees we do hire. Competition for individuals with experience designing, manufacturing and servicing electric vehicles is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

Our bundled lease model may present unique problems that may have an adverse effect on our operating results and business and harm our reputation.

        Our bundled lease model which provides customers with the FCEV truck hydrogen fuel and maintenance for a fixed price per mile is reliant on our ability to achieve a minimum hydrogen fuel efficiency in our FCEV trucks. If we are unable to achieve or maintain this fuel efficiency, we may be forced to provide our bundled lease customers with fuel at prices below-cost or risk damaging our relationships with our customers. Any such scenario would put our bundled lease model in jeopardy and may have a material adverse effect on our business, prospects, operating results and financial condition.

We may face legal challenges in one or more states attempting to sell directly to customers which could materially adversely affect our costs.

        Our business plan includes the direct sale of vehicles to business customers, and potentially, to individual customers. Most, if not all, states require a license to sell vehicles within the state. Many states prohibit manufacturers from directly selling vehicles to customers. In other states, manufacturers must operate a physical dealership within the state to deliver vehicles to customers. As a result, we may not be able to sell directly to customers in each state in the United States.

        We are currently not registered as a dealer in any state. In many states, it is unclear if, as a manufacturer, we will be able to obtain permission to sell and deliver vehicles directly to customers. For customers residing in states in which we will not be allowed to sell or deliver vehicles, we may have to arrange alternate methods of delivery of vehicles. This could include delivering vehicles to adjacent or nearby states in which we are allowed to directly sell and ship vehicles, and arranging for the customer to transport the vehicles to their home states. These workarounds could add significant complexity, and as a result, costs, to our business.

Our success will depend on our ability to economically manufacture our trucks at scale and build our hydrogen fueling stations to meet our customers' business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to customers on schedule and at scale is unproven.

        Our future business depends in large part on our ability to execute our plans to develop, manufacture, market and sell our Nikola Tre BEV and Nikola Two FCEV trucks and to deploy the associated hydrogen fueling stations for our FCEV trucks at sufficient capacity to meet the transportation demands of our business customers. We plan to initially commence manufacturing our trucks in Europe through our joint venture with CNH Industrial N.V. ("CNHI") and Iveco S.p.A. ("Iveco" and, collectively with CNHI, "CNHI/Iveco"), which is expected to commence operations in the third quarter of 2020, and in the future at our planned manufacturing plant in Arizona.

        Our continued development of our truck platforms is and will be subject to risks, including with respect to:

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  our ability to secure necessary funding;

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  the equipment we plan to use being able to accurately manufacture the vehicles within specified design tolerances;

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  long- and short-term durability of our hydrogen fuel cell and electric drivetrain technology related components in the day-to-day wear and tear of the commercial trucking environment;

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  compliance with environmental, workplace safety and similar regulations;

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  securing necessary components on acceptable terms and in a timely manner;

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  delays in delivery of final component designs to our suppliers;

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  our ability to attract, recruit, hire and train skilled employees;

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  quality controls, particularly as we plan to commence manufacturing in-house;

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  delays or disruptions in our supply chain; and

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  other delays and cost overruns.

        We have no experience to date in high volume manufacturing of our trucks. We do not know whether we will be able to develop efficient, automated, low-cost manufacturing capabilities and processes, and reliable sources of component supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our trucks. Even if we are successful in developing our high volume manufacturing capability and processes and reliably source our component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or in time to meet our vehicle commercialization schedules or to satisfy the requirements of customers. Any failure to develop such manufacturing processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, operating results and financial condition.

We may experience significant delays in the design, manufacture, launch and financing of our trucks, including in the build out of our planned manufacturing plant, which could harm our business and prospects.

        Any delay in the financing, design, manufacture and launch of our trucks, including in the build out of our planned manufacturing plant, could materially damage our brand, business, prospects, financial condition and operating results. Vehicle manufacturers often experience delays in the design, manufacture and commercial release of new products. To the extent we delay the launch of our trucks, our growth prospects could be adversely affected as we may fail to grow our market share. Furthermore, we rely on third party suppliers for the provision and development of many of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines.

We will rely on complex machinery for our operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

        We will rely heavily on complex machinery for our operations and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our truck manufacturing plant will consist of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, and seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

If our planned manufacturing plant in Arizona becomes inoperable, we will be unable to produce our trucks and our business will be harmed.

        We expect to begin assembly of our trucks at our manufacturing plant in Arizona after completion of the initial phase of the plant in 2021, at the earliest. We expect to produce all of our trucks at our manufacturing plant in Arizona after completion of the second phase of the plant in 2023, at the earliest. Our plant and the equipment we use to manufacture our trucks would be costly to replace and could require substantial lead time to replace and qualify for use. Our plant may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our trucks for some period of time. The inability to produce our trucks or the backlog that could develop if our manufacturing plant is inoperable for even a short period of time may result in the loss of customers or harm our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.

Our plan to build a network of hydrogen fueling stations will require significant cash investments and management resources and may not meet our expectations with respect to additional sales of our electric vehicles. In addition, we may not be able to open stations in certain states.

        Our plan to build a network of hydrogen fueling stations in the United States will require significant cash investments and management resources and may not meet our expectations with respect to additional sales of our FCEV trucks. This planned construction of hydrogen stations is essential to persuading customers to pay a higher premium for our trucks. While we have constructed a prototype station, we have very limited experience in the actual provision of our refueling solutions to users and providing these services is subject to challenges, which include the logistics of rolling out our network of refueling stations and teams in appropriate areas, inadequate capacity or over capacity in certain areas, security risks, risk of damage to vehicles during charging or refueling and the potential for lack of customer acceptance of our services. We will need to ensure compliance with any regulatory requirements applicable in jurisdictions where our fueling stations will be located, including obtaining any required permits and land use rights, which could take considerable time and expense and is subject to the risk that government support in certain areas may be discontinued. In addition, given our lack of experience building and operating fueling stations, there could be unanticipated challenges which may hinder our ability to provide our bundled lease to customers or make the provision of our bundled leases costlier than anticipated. If we are unable to build, or experience delays in building, our network of hydrogen fueling stations, we may be unable to meet our fueling commitments under our bundled lease arrangements with customers and experience decreased sales or leases of our vehicles, which may negatively impact our business, prospects, financial condition and operating results.

We may not be able to produce or source the hydrogen needed to establish our planned hydrogen fueling stations.

        As a key component of our business model, we intend to establish a series of hydrogen fueling stations, and we intend to include the cost of hydrogen in the purchase price of our trucks. We intend to produce the hydrogen needed for these stations on site through electrolysis. To the extent we are unable to produce the hydrogen, we may be unable to establish these fueling stations and severely limit the usefulness of our trucks, or, if we are still able to establish these stations, we may be forced to sell hydrogen at a loss in order to maintain our commitments. We believe that this hydrogen incentive will be a significant driver for purchases of our trucks, and therefore, the failure to establish and roll out these hydrogen fueling stations in accordance with our expectations would materially adversely affect our business.

Our inability to cost-effectively source the energy requirements to conduct electrolysis at our fueling stations may impact the profitability of our bundled leases by making our hydrogen uneconomical compared to other vehicle fuel sources.

        Our ability to economically produce hydrogen for our FCEV trucks requires us to secure a reliable source of electricity for each of our fueling stations at a price per kilowatt hour that is below the current retail rates in the geographic areas we target. An increase in the price of energy used to generate hydrogen through electrolysis would likely result in a higher cost of fuel for our FCEV trucks as well as increase the cost of distribution, freight and delivery and other operating costs related to vehicle manufacturing. We may not be able to offset these cost increases or pass such cost increases onto customers in the form of price increases, because of our bundled lease model for FCEV trucks, which could have an adverse impact on our results of operations and financial condition.

Reservations for our trucks are cancellable.

        As of December 31, 2019, we had reservations for 14,000 Nikola Two FCEV trucks, all of which are subject to cancellation by the customer until the customer enters into a lease agreement. At times we have indicated that if we are able to sell or lease every truck which has been reserved, we would have sales of $10 billion in projected revenues. Because all of our reservations are cancellable, it is possible that a significant number of customers who submitted reservations for our trucks may cancel those reservations.

        Given the anticipated lead times between customer reservation and delivery of our trucks, there is a heightened risk that customers that have made reservations may not ultimately take delivery of vehicles due to potential changes in customer preferences, competitive developments and other factors. As a result, no assurance can be made that reservations will not be cancelled, or that reservations will ultimately result in the purchase or lease of a vehicle. Any cancellations could harm our financial condition, business, prospects and operating results.

        In addition, the $10 billion in projected revenues is based on a number of assumptions, including a projected purchase price for our trucks. If the purchase price of the trucks ends up being different than anticipated, we may not achieve this level of revenues, even if all of the trucks subject to reservations are sold or leased.

        While we currently have a contract with Anheuser-Busch LLC ("AB"), to lease up to 800 Nikola Two FCEV trucks, if we are unable to deliver our trucks according to the vehicle specifications and delivery timelines set forth in the contract, AB has the right to cancel its order for trucks. Moreover, the AB contract specifies lease terms and rental rates that may be hard for us to meet depending on our ability to develop our trucks and hydrogen network according to current design parameters and cost estimates. Any of these adverse actions related to the AB order could harm our financial condition, business, prospects and operating results.

While we do not currently have any leasing arrangements finalized, in the future we intend to offer a bundled leasing alternative to customers which exposes us to credit risk.

        While we currently intend to offer bundled leasing of our trucks to potential customers through a third-party financing partner, we currently have no agreement in place with any potential financing partner. We can provide no assurance that a third-party financing partner would be able or willing to provide the leasing services on terms that we have stated in our published materials, or to provide financing at all. Furthermore, offering a leasing alternative to customers will expose us to risks commonly associated with the extension of credit. Credit risk is the potential loss that may arise from any failure in the ability or willingness of the customer to fulfil its contractual obligations when they fall due. Competitive pressure and challenging markets may increase credit risk through leases to financially weak customers, extended payment terms and leases into new and immature markets. This could have a material adverse effect on our business, prospects, financial results and results of operations.

We face significant barriers to produce our trucks, and if we cannot successfully overcome those barriers our business will be negatively impacted.

        The trucking industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales, leasing, fueling and service locations. If we are not able to overcome these barriers, our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.

Our future growth is dependent upon the trucking industry's willingness to adopt BEV and FCEV trucks.

        Our growth is highly dependent upon the adoption by the trucking industry of alternative fuel and electric trucks. If the market for our BEV and FCEV trucks does not develop at the rate or to the extent that we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel and electric trucks is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.

        Factors that may influence the adoption of alternative fuel and electric vehicles include:

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  perceptions about BEV or FCEV truck quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of alternative fuel or electric vehicles;

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  perceptions about vehicle safety in general, including the use of advanced technology, such as vehicle electronics, hydrogen fueling and storage and regenerative braking systems;

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  the decline of vehicle efficiency resulting from deterioration over time in the ability of the battery to hold a charge;

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  concerns about the availability of hydrogen stations, including those we plan to develop and deploy, which could impede our present efforts to promote FCEV trucks as a desirable alternative to diesel trucks;

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  improvements in the fuel economy of internal combustion engines;

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  the availability of service for alternative fuel or electric trucks;

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  volatility in the cost of energy, oil, gasoline and hydrogen;

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  government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

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  the availability of tax and other governmental incentives to purchase and operate alternative fuel and electric trucks or future regulation requiring increased use of nonpolluting trucks;

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  our ability to sell or lease trucks directly to business or customers dependent on state by state unique regulations and dealership laws;

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  the availability of tax and other governmental incentives to sell hydrogen;

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  perceptions about and the actual cost of alternative fuel; and

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  macroeconomic factors.

        Additionally, we may become subject to regulations that may require us to alter the design of our trucks, which could negatively impact customer interest in our products.

If our trucks fail to perform as expected, our ability to develop, market and sell or lease our alternative fuel and electric trucks could be harmed.

        Once production commences, our trucks may contain defects in design and manufacture that may cause them not to perform as expected or may require repair. We currently have no frame of reference by which to evaluate the performance of our trucks upon which our business prospects depend. For example, our trucks will use a substantial amount of software to operate which will require modification and updates over the life of the vehicle. Software products are inherently complex and often contain defects and errors when first introduced.

        There can be no assurance that we will be able to detect and fix any defects in the trucks' hardware or software prior to commencing customer sales. We may experience recalls in the future, which could adversely affect Nikola's brand in our target markets and could adversely affect our business, prospects and results of operations. Our trucks may not perform consistent with customers' expectations or consistent with other vehicles which may become available. Any product defects or any other failure of our trucks to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

Although we hope to be among the first to bring BEV and FCEV class 8 semi-trucks to market, competitors may enter the market before our trucks, which could have an adverse effect on our business.

        We face intense competition in trying to be among the first to bring our BEV and FCEV truck platforms to market, including from companies in our target markets with greater financial resources, more extensive development, manufacturing, marketing and service capabilities, greater brand recognition and a larger number of managerial and technical personnel. If competitor's trucks are brought to market before our trucks, we may experience a reduction in potential market share.

        Many of our current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

        We compete in a rapidly evolving and highly competitive industry, and a number of private and public companies have announced plans to offer BEV and/or FCEV semi-trucks, including companies such as Daimler, Hyundai, Tesla, Toyota and Volvo. Based on publicly available information, a number of these competitors have displayed prototype trucks and have announced target availability and production timelines, while others have launched pilot programs in some markets. In addition, we are aware that one potential competitor, BYD, is currently manufacturing and selling a Class 8 BEV truck. While some competitors may choose to offer BEV trucks, others such as Hyundai have announced they plan to offer FCEV trucks and invest in hydrogen stations for refueling. In addition, our principal competition for our trucks will also come from manufacturers of trucks with internal combustion engines powered by diesel fuel.

        We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel and electric vehicles. We cannot provide assurances that our trucks will be among the first to market, or that competitors will not build hydrogen fueling stations. Even if our trucks are among the first to market, we cannot assure you that customers will choose our vehicles over those of our competitors, or over diesel powered trucks.

Developments in alternative technology improvements in the internal combustion engine may adversely affect the demand for our trucks.

        Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Other fuels or sources of energy may emerge as customers' preferred alternative to our truck platform. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative fuel and electric trucks, which could result in the loss of competitiveness of our trucks, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies change, we plan to upgrade or adapt our trucks and introduce new models in order to continue to provide trucks with the latest technology, in particular battery cell technology.

We have no experience servicing our vehicles. If we are unable to address the service requirements of our customers, our business will be materially and adversely affected.

        Because we do not plan to begin production of our trucks until 2021 at the earliest, we have no experience servicing or repairing our vehicles. Servicing alternative fuel and electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. We may decide to partner with a third party to perform some or all of the maintenance on our trucks, and there can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party provider. If we are unable to successfully address the service requirements of our customers, our business and prospects will be materially and adversely affected.

        In addition, the motor vehicle industry laws in many states require that service facilities be available to service vehicles physically sold from locations in the state. While we anticipate developing a service program that would satisfy regulators in these circumstances, the specifics of our service program are still in development, and at some point may need to be restructured to comply with state law, which may impact on our business, financial condition, operating results and prospects.

Future product recalls could materially adversely affect our business, prospects, operating results and financial condition.

        Any product recall in the future may result in adverse publicity, damage Nikola's brand and materially adversely affect our business, prospects, operating results and financial condition. In the future, we may voluntarily or involuntarily, initiate a recall if any of our vehicles or electric powertrain components (including the fuel cell or batteries) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect Nikola's brand image in our target markets, as well as our business, prospects, financial condition and results of operations.

Insufficient warranty reserves to cover future warranty claims could materially adversely affect our business, prospects, financial condition and operating results.

        Once our trucks are in production, we will need to maintain warranty reserves to cover warranty-related claims. If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected. We may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

If we are unable to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel, our ability to compete could be harmed.

        Our success depends, in part, on our ability to retain our key personnel. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business. Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel.

        Competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could adversely affect our business, including the execution of our global business strategy. Any failure by our management team to perform as expected may have a material adverse effect on our business, prospects, financial condition and results of operations.

We are highly dependent on the services of Trevor R. Milton, our Chief Executive Officer.

        We are highly dependent on the services of Trevor R. Milton, Chief Executive Officer, and largest stockholder. Mr. Milton is the source of many, if not most, of the ideas and execution driving Nikola. If Mr. Milton were to discontinue his service to us due to death, disability or any other reason, we would be significantly disadvantaged.

Increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion battery cells, could harm our business.

        Once we begin commercial production of vehicles, we may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials including aluminum, steel, carbon fiber, non-ferrous metals (such as copper), and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

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  the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric vehicle industry as demand for such cells increases;

  •
  disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

  •
  an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

        Any disruption is the supply of battery cells could temporarily disrupt production of the Nikola Tre BEV truck until a different supplier is fully qualified. Moreover, battery cell manufacturers may refuse to supply electric vehicle manufacturers if they determine that the vehicles are not sufficiently safe. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs and could reduce our margins if the increased costs cannot be recouped through increased electric vehicle prices. There can be no assurance that we will be able to recoup increasing costs of raw materials by increasing vehicle prices.

Manufacturing in collaboration with partners is subject to risks.

        In 2019, we partnered with Iveco, a subsidiary of CNHI, to manufacture the Nikola Tre truck at the Iveco manufacturing plant in Ulm, Germany through a joint venture with CNHI, which is expected to commence operations in the third quarter of 2020. We currently intend to begin production of the

Nikola Tre BEV at the Iveco plant in 2021, with deliveries beginning in the same year. We expect that €40 million will be invested into the manufacturing plant to prepare it for assembly. Collaboration with third parties for the manufacturing of trucks is subject to risks with respect to operations that are outside our control. We could experience delays if our partners do not meet agreed upon timelines or experience capacity constraints. There is risk of potential disputes with partners, and we could be affected by adverse publicity related to our partners whether or not such publicity is related to their collaboration with us. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners' products. In addition, although we are involved in each step of the supply chain and manufacturing process, because we also rely on our partners and third parties to meet our quality standards, there can be no assurance that we will successfully maintain quality standards.

        We may be unable to enter into new agreements or extend existing agreements with manufacturers on terms and conditions acceptable to us and therefore may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new manufacturers comply with our quality standards and regulatory requirements, may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

We are or may be subject to risks associated with strategic alliances or acquisitions.

        We have entered into, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

        When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We are dependent on our suppliers, a significant number of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of our vehicles at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.

        While we plan to obtain components from multiple sources whenever possible, many of the components used in our vehicles will be purchased by us from a single source, especially with respect to hydrogen fuel cells and batteries. We refer to these component suppliers as our single source suppliers.

While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term (or at all) at prices or quality levels that are favorable to us.

        A significant benefit of our joint venture with Iveco is the ability to leverage Iveco's existing assortment of parts, thereby decreasing our purchasing expenses. While this relationship gives us access to use an existing supplier base with the hopes of accelerating procurement of components at favorable prices, there is no guarantee that this will be the case. In addition, we could experience delays if our suppliers do not meet agreed upon timelines or experience capacity constraints.

The battery efficiency of electric trucks will decline over time, which may negatively influence potential customers' decisions whether to purchase our trucks.

        We anticipate the range of our BEV and FCEV vehicles to be up to 400 to 700 miles before needing to refuel, but that range will decline over time as the battery deteriorates. We currently expect a 3% to 4% decline in the battery life per year, which will decrease the range of our trucks over 5 years by approximately 20%. Other factors such as usage, time and stress patterns may also impact the battery's ability to hold a charge, which would decrease our trucks' range before needing to refuel. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions.

Our trucks will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

        The battery packs within our trucks will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell's release of energy without spreading to neighboring cells, once our trucks are commercially available, a field or testing failure of our vehicles or other battery packs that we produce could occur, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our trucks, could seriously harm our business and reputation.

        In addition, once we begin manufacturing our trucks, we will need to store a significant number of lithium-ion cells at our facility. Any mishandling of battery cells may cause disruption to the operation of our facility. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor's electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect Nikola's brand and harm our business, prospects, financial condition and operating results.

Any unauthorized control or manipulation of our vehicles' systems could result in loss of confidence in us and our vehicles and harm our business.

        Our trucks contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our trucks and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, trucks and systems to gain control of or to change our trucks' functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the truck. Future vulnerabilities could be identified and our efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of our trucks or their systems, or any loss of customer data, could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to our trucks, systems or data, as well as other factors that may result in the perception that our trucks, systems or data are capable of being "hacked," could negatively affect Nikola's brand and harm our business, prospects, financial condition and operating results.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.

        We plan to outfit our trucks with in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities for cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems, which we have yet to develop. Our systems will be vulnerable to damage or interruption from, among others, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers could also be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our data centers could result in lengthy interruptions in our service. In addition, our trucks are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our business or the failure of our systems.

We are subject to substantial regulation and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

        Our alternative fuel and electric trucks, and the sale of motor vehicles in general, are subject to substantial regulation under international, federal, state, and local laws. We expect to incur significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy are currently evolving and we face risks associated with changes to these regulations, including but not limited to:

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  increased subsidies for corn and ethanol production, which could reduce the operating cost of vehicles that use ethanol or a combination of ethanol and gasoline; and

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  increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

        To the extent the laws change, our trucks may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in building our manufacturing facilities.

        Our operations, will be subject to international, federal, state, and/or local environmental laws and regulations, including laws relating to the use, handling, storage, disposal and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we expect that we will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition, and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, suspension of production or a cessation of our operations.

        Contamination at properties we will own and operate, we formerly owned or operated or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the required permits and approvals in connection with our planned manufacturing facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business prospects and operating results.

We intend to retain certain personal information about our customers and may be subject to various privacy laws.

        We intend to use our trucks' electronic systems to log information about each vehicle's use in order to aid us in vehicle diagnostics, repair and maintenance. Our customers may object to the use of this data, which may increase our vehicle maintenance costs and harm our business prospects. Possession and use of our customers' information in conducting our business may subject us to legislative and regulatory burdens in the United States and the European Union that could require notification of data breaches, restrict our use of such information and hinder our ability to acquire new customers or market to existing customers. Non-compliance or a major breach of our network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for our vehicles, and harm to our reputation and brand.

We face risks associated with our international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

        We face risks associated with our international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. We anticipate having international operations and subsidiaries in Germany, Austria, and Italy that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Additionally, as part of our growth strategy, we intend to expand our sales, maintenance and repair services internationally. However, we have no experience to date selling and servicing our vehicles internationally and such expansion would require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our alternative fuel and electric trucks and require significant management attention. These risks include:

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  conforming our trucks to various international regulatory requirements where our trucks are sold, or homologation;

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  development and construction of our hydrogen refueling network;

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  difficulty in staffing and managing foreign operations;

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  difficulties attracting customers in new jurisdictions;

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  foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate funds to the United States;

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  fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities we undertake;

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  United States and foreign government trade restrictions, tariffs and price or exchange controls;

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  foreign labor laws, regulations and restrictions;

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  changes in diplomatic and trade relationships;

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  political instability, natural disasters, war or events of terrorism; and

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  the strength of international economies.

        If we fail to successfully address these risks, our business, prospects, operating results and financial condition could be materially harmed.

We face risks related to health epidemics, including the recent COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

        We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a global decrease in vehicle sales in markets around the world.

        The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, employees at our headquarters located in Phoenix, Arizona, are currently subject to a stay-at-home order from the state government. These measures may adversely impact our employees and operations and the operations of our customers, suppliers, vendors and business partners, and may negatively impact our sales and marketing activities, the construction schedule of our hydrogen fueling stations and our manufacturing plant in Arizona, and the production schedule of our trucks. In addition, various aspects of our business, manufacturing plant and hydrogen fueling station building process, cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our manufacturing and building plans, sales and marketing activities, business and results of operations.

        The spread of COVID-19 has caused us to modify our business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted.

        The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted,

including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of our customers, suppliers, vendors and business partners to perform, including third party suppliers' ability to provide components and materials used in our trucks. We may also experience an increase in the cost of raw materials used in our commercial production of trucks. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

        Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could have a material adverse effect on the demand for our trucks. Under difficult economic conditions, potential customers may seek to reduce spending by forgoing our trucks for other traditional options, and cancel reservations for our trucks. Decreased demand for our trucks, particularly in the United States and Europe, could negatively affect our business.

        There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of COVID-19's impact on our business, our operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the situation closely.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.

        Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or our battery electric vehicles and fuel cell electric vehicles trucks in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.

        While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, our financial position could be harmed.

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business and prospects may be adversely affected.

        We anticipate applying for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies, as well as the sale of hydrogen. For example, we intend to initially build our hydrogen fueling stations in California, in part because of the incentives that are available. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the United States, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and cause us to incur substantial costs.

        Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our vehicles or components, which could make it more difficult for us to operate our business. We may receive inquiries from patent or trademark owners inquiring whether we infringe their proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, fuel cells or electronic power management systems may allege infringement of such rights. In response to a determination that we have infringed upon a third party's intellectual property rights, we may be required to do one or more of the following:

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  cease development, sales, or use of vehicles that incorporate the asserted intellectual property;

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  pay substantial damages;

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  obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all; or

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  redesign one or more aspects or systems of our trucks.

        A successful claim of infringement against us could materially adversely affect our business, prospects, operating results and financial condition. Any litigation or claims, whether valid or invalid, could result in substantial costs and diversion of resources.

        We also plan to license patents and other intellectual property from third parties, including suppliers and service providers, and we may face claims that our use of this in-licensed technology infringes the intellectual property rights of others. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.

Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.

        Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage. and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology.

        The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

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  any patent applications we submit may not result in the issuance of patents;

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  the scope of our issued patents may not be broad enough to protect our proprietary rights;

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  our issued patents may be challenged and/or invalidated by our competitors;

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  the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

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  current and future competitors may circumvent our patents; and

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  our in-licensed patents may be invalidated, or the owners of these patents may breach our license arrangements.

        Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

        We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.

We may be subject to risks associated with autonomous driving technology.

        Our trucks will be designed with connectivity for future installation of an autonomous hardware suite and we plan to partner with a third-party software provider in the future to implement autonomous capabilities. However, we cannot guarantee that we will be able to identify a third party to provide the necessary hardware and software to enable driverless Level 4 or Level 5 autonomy in an acceptable timeframe, on terms satisfactory to us, or at all. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. To the extent accidents associated with our autonomous driving systems occur, we could be subject to liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

The evolution of the regulatory framework for autonomous vehicles is outside of our control and we cannot guarantee that our trucks will achieve the requisite level of autonomy to enable driverless systems within our projected timeframe, if ever.

        There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, the National Highway Traffic and Safety Administration has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. This patchwork increases the difficulty in legal compliance for our vehicles. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries and may restrict autonomous driving features that we may deploy.

Risks Related to Ownership of New Nikola Common Stock

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

        Upon completion of the Business Combination, Trevor R. Milton will beneficially own, directly or indirectly, approximately 35% of New Nikola outstanding common stock and our executive officers, directors and their affiliates as a group will beneficially own approximately 63% of New Nikola outstanding common stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the amended and restated certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

We do not expect to declare any dividends in the foreseeable future.

        After the completion of the Business Combination, we do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Risks Related to VectoIQ

        Unless the context otherwise requires, all references in this section to "we," "us," or "our" refer to VectoIQ.

There can be no assurance that the combined company's common stock will be approved for listing on Nasdaq or that the combined company will be able to comply with the continued listing standards of Nasdaq.

        In connection with the closing of the Business Combination, we intend to list the combined company's common stock and warrants on Nasdaq under the symbols "NKLA" and "NKLAW," respectively. The combined company's continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists the combined company's shares from trading on its exchange for failure to meet the listing standards, the combined company and its stockholders could face significant material adverse consequences including:

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  a limited availability of market quotations for the combined company's securities;

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  a determination that the combined company's common stock is a "penny stock" which will require brokers trading in the combined company's common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the combined company's common stock;

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  a limited amount of analyst coverage; and

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  a decreased ability to issue additional securities or obtain additional financing in the future.

Subsequent to the consummation of the Business Combination, the combined company may be required to take write-downs or write-offs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the combined company's financial condition, results of operations and the price of VectoIQ Common Stock, which could cause you to lose some or all of your investment.

        Although VectoIQ has conducted due diligence on Nikola, this diligence may not surface all material issues that may be present with Nikola's business. Factors outside of Nikola's and outside of VectoiQ's control may, at any time, arise. As a result of these factors, the combined company may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in the combined company reporting losses. Even if VectoIQ's due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the combined company's liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause the combined company to be unable to obtain future financing on favorable terms or at all.

If the Business Combination's benefits do not meet the expectations of investors or securities analysts, the market price of VectoIQ's securities or, following the Closing, the combined company's securities, may decline.

        If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of VectoIQ's securities prior to the Closing may decline. The market values of the combined company's securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus/information statement, or the date on which VectoIQ's stockholders vote on the Business Combination.

        In addition, following the Business Combination, fluctuations in the price of the combined company's securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Nikola's capital stock. Accordingly, the valuation ascribed to Nikola may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the combined company's securities develops and continues, the trading price of the combined company's securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the combined company's control. Any of the factors listed below could have a material adverse effect on your investment in the combined company's securities and the combined company's securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the combined company's securities may not recover and may experience a further decline.

        Factors affecting the trading price of the combined company's securities may include:

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  actual or anticipated fluctuations in the combined company's quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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  changes in the market's expectations about the combined company's operating results;

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  success of competitors;

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  the combined company's operating results failing to meet the expectation of securities analysts or investors in a particular period;

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  changes in financial estimates and recommendations by securities analysts concerning the combined company or the transportation industry in general;

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  operating and share price performance of other companies that investors deem comparable to the combined company;

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  the combined company's ability to market new and enhanced products and technologies on a timely basis;

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  changes in laws and regulations affecting the combined company's business;

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  the combined company's ability to meet compliance requirements;

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  commencement of, or involvement in, litigation involving the combined company;

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  changes in the combined company's capital structure, such as future issuances of securities or the incurrence of additional debt;

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  the volume of the combined company's shares of common stock available for public sale;

  •
  any major change in the combined company's board of directors or management;

  •
  sales of substantial amounts of the combined company's shares of common stock by the combined company's directors, executive officers or significant stockholders or the perception that such sales could occur; and

  •
  general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

        Broad market and industry factors may materially harm the market price of the combined company's securities irrespective of the combined company's operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the combined company's securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the combined company could depress the combined company's share price regardless of the combined company's business, prospects, financial conditions or results of operations. A decline in the market price of the combined company's securities also could adversely affect the combined company's ability to issue additional securities and the combined company's ability to obtain additional financing in the future.

Following the consummation of the Business Combination, the combined company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

        Following the consummation of the Business Combination, the combined company will face increased legal, accounting, administrative and other costs and expenses as a public company that Nikola does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the combined company to carry out activities Nikola has not done previously. For example, the combined company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the combined company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the combined company's reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the combined company's status as a public company may make it more difficult to attract and retain qualified persons to serve on the combined company's board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the combined company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The combined company's failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

        Nikola is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the combined company will be required to provide management's attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Nikola as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

The combined company will qualify as an "emerging growth company" within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make the combined company's securities less attractive to investors and may make it more difficult to compare the combined company's performance to the performance of other public companies.

        The combined company will qualify as an "emerging growth company" as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the combined company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The combined company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of VectoIQ Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of VectoIQ Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the combined company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the combined company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find VectoIQ Common Stock less attractive because the combined company will rely on these exemptions, which may result in a less active trading market for the VectoIQ Common Stock and its price may be more volatile.

The unaudited pro forma financial information included herein may not be indicative of what the combined company's actual financial position or results of operations would have been.

        The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

Nikola's management has limited experience in operating a public company.

        Nikola's executive officers have limited experience in the management of a publicly traded company. Nikola's management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the combined company. Nikola may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the combined company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

VectoIQ's Founders, executive officers, directors and director nominees have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

        Unlike many other blank check companies in which the founders, executive officers, directors and director nominees agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, VectoIQ's Founders, executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with VectoIQ, to vote any shares of VectoIQ Common Stock held by them in favor of the Business Combination. We expect that VectoIQ's Founders, executive officers, directors and director nominees (and their permitted transferees) will own at least approximately 20% of the issued and outstanding shares of VectoIQ Common Stock at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their Founder Shares in accordance with the majority of the votes cast by the Public Stockholders.

VectoIQ may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

        VectoIQ's Founders, executive officers, directors and director nominees have agreed that VectoIQ must complete its initial business combination within 24 months from the closing of our IPO, or May 18, 2020. VectoIQ may not be able to consummate an initial business combination within such time period. VectoIQ has scheduled a vote of its stockholders for May 12, 2020 to extend this deadline to July 31, 2020. However, VectoIQ's ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

        If VectoIQ is unable to consummate its initial business combination within the required time period, it will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), pro rata to the Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Stockholders from the Trust Account shall be effected as required by function of VectoIQ's amended and restated certificate of incorporation and prior to any voluntary winding up.

        For illustrative purposes, based on funds in the Trust Account of approximately $238.4 million on December 31, 2019, the estimated per share redemption price would have been approximately $10.36.

VectoIQ's Founders, directors, executive officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence the vote on the Business Combination and reduce the public "float" of our VectoIQ Common Stock.

        VectoIQ's Founders, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of VectoIQ's shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that VectoIQ's Founders, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

        In addition, if such purchases are made, the public "float" of VectoIQ Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of VectoIQ's securities on a national securities exchange.

VecctoIQ's ability to successfully effect the Business Combination and the combined company's ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Nikola, all of whom we expect to stay with the combined company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

        VectoIQ's ability to successfully effect the Business Combination and the combined company's ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Nikola. Although we expect key personnel to remain with the combined company following the Business Combination, there can be no assurance that they will do so. It is possible that Nikola will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. Furthermore, following the Closing, certain of the key personnel of Nikola may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.

VectoIQ's board of directors did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

        In analyzing the Business Combination, VectoIQ's board of directors conducted significant due diligence on Nikola. For a complete discussion of the factors utilized by VectoIQ's board of directors in approving the business combination, see the section entitled, "The Business Combination—VectoIQ's Board of Directors' Reasons for the Approval of the Business Combination." VectoIQ's board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Nikola's fair market value was at least 80% of our net assets (excluding any taxes payable on interest earned).

        Notwithstanding the foregoing, VectoIQ's board of directors did not obtain a fairness opinion to assist it in its determination. Accordingly, VectoIQ's board of directors may be incorrect in its assessment of the Business Combination.

Unlike many blank check companies, VectoIQ does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for VectoIQ to consummate the Business Combination even if a substantial majority of VectoIQ's stockholders do not agree.

        Since VectoIQ has no specified percentage threshold for redemption contained in its amended and restated certificate of incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company's public shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company's initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public stockholders electing redemption exceeded the maximum redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, VectoIQ may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. However, in no event will VectoIQ redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their redemption rights such that VectoIQ cannot satisfy the net tangible asset requirement, VectoIQ would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

        Public Stockholders shall be entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event VectoIQ does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that VectoIQ consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend VectoIQ's amended and restated certificate of incorporation (A) to modify the substance or timing of VectoIQ's obligation to redeem 100% of the Public Shares if VectoIQ does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to VectoIQ's pre-business combination activity and related stockholders' rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.

If a stockholder or a "group" of stockholders are deemed to hold in excess of 15% of the issued and outstanding shares of VectoIQ Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding shares of VectoIQ Common Stock.

        VectoIQ's amended and restated certificate of incorporation provides that a public stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 15% of the shares of common stock sold in the IPO without VectoIQ's prior written consent. The inability of a stockholder to redeem an aggregate of more than 15% of the shares of common stock sold in the IPO will reduce its influence over VectoIQ's ability to consummate its initial business combination and such stockholder could suffer a material loss on its investment in VectsoIQ if it sells such excess shares in open market transactions. As a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its shares in open market transaction, potentially at a loss.

If third parties bring claims against VectoIQ, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.10 per share.

        VectoIQ's placing of funds in the Trust Account may not protect those funds from third-party claims against VectoIQ. Although VectoIQ has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with VectoIQ waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against VectoIQ's assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, VectoIQ's management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party's engagement would be significantly more beneficial to VectoIQ'sthan any alternative.

        Examples of possible instances where VectoIQ may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where VectoIQ is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if VectoIQ is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, VectoIQ will be required to provide for payment of claims of creditors that were not waived that may be brought against VectoIQ within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.10 per share initially held in the Trust Account, due to claims of such creditors.

        The Sponsor has agreed that it will be liable to VectoIQ if and to the extent any claims by a third party (other than VectoIQ's independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which VectoIQ has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay VectoIQ's franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under VectoIQ's indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. VectoIQ has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor's only assets are securities of VecctoIQ and, therefore, the Sponsor may not be able to satisfy those obligations. VectoIQ has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for VectoIQ's initial business combination and redemptions could be reduced to less than $10.10 per public share. In such event, VectoIQ may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of VectoIQ's officers or directors will indemnify VectoIQ for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

VectoIQ's directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

        In the event that the proceeds in the Trust Account are reduced below (1) $10.10 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) and the Sponsor asserts that it is unable to satisfy obligations or that it has no indemnification obligations related to a particular claim, VectoIQ's independent directors would determine on VectoIQ's behalf whether to take legal action against the Sponsor to enforce its indemnification obligations. While VectoIQ currently expects that its independent directors would take legal action on VectoIQ's behalf against the Sponsor to enforce its indemnification obligations to VectoIQ, it is possible that VectoIQ's independent directors in exercising their business judgment may choose not to do so in any particular instance. If VectoIQ's independent directors choose not to enforce these indemnification obligations on VectoIQ's behalf, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.10 per share.

VectoIQ's stockholders may be held liable for claims by third parties against VectoIQ to the extent of distributions received by them.

        VectoIQ's amended and restated certificate of incorporation provides that VectoIQ will continue in existence only until 24 months from the closing of the IPO. As promptly as reasonably possible following the redemptions VectoIQ is required to make to the Public Stockholders in such event, subject to the approval of VectoIQ's remaining stockholders and board of directors, VectoIQ would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. VectoIQ cannot assure you that it will properly assess all claims that may be potentially brought against us. As such, VectoIQ's stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of VectoIQ's stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, VectoIQ cannot assure you that third parties will not seek to recover from our stockholders' amounts owed to them by VectoIQ.

        If VectoIQ is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against VectoIQ which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a "preferential transfer" or a "fraudulent conveyance." As a result, a bankruptcy court could seek to recover all amounts received by VectoIQ's stockholders. Furthermore, because VectoIQ intends to distribute the proceeds held in the Trust

Account to the Public Stockholders promptly after expiration of the time VectoIQ has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from VectoIQ's assets. Furthermore, VectoIQ's board of directors may be viewed as having breached their fiduciary duties to VectoIQ's creditors and/or may have acted in bad faith, and thereby exposing itself and VectoIQ to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. VectoIQ cannot assure you that claims will not be brought against VectoIQ for these reasons.

VectoIQ's Founders, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus/information statement.

        When considering VectoIQ's board of directors' recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, VectcoIQ's stockholders should be aware that certain of VectoIQ's Founders, executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of VectoIQ's stockholders. These interests include:

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  the beneficial ownership of the Sponsor and certain of VectoIQ's board of directors and officers of an aggregate of 4,691,924 shares of VectoIQ Common Stock and 531,672 VectoIQ Warrants, which shares and warrants would become worthless if VectoIQ does not complete a business combination within the applicable time period, as VectoIQ Initial Stockholders have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $69.7 million and $2.6 million, respectively, based on the closing prices of VectoIQ Common Stock of $14.85 and VectoIQ Warrants of $4.90 on Nasdaq on May 7, 2020;

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  VectoIQ's board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on VectoIQ's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

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  the anticipated continuation of Stephen J. Girsky, VectoIQ's President and Chief Executive Officer and a director, as a director of the combined company following the Closing; and

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  the continued indemnification of current directors and officers of VectoIQ and the continuation of directors' and officers' liability insurance after the Business Combination.

These interests may influence VectoIQ's directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

We may amend the terms of the VectoIQ Warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding Public Warrants.

        The VectoIQ Warrants were issued in registered form under the VectoIQ Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The VectoIQ Warrant Agreement provides that the terms of the VectoIQ Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the VectoIQ Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the VectoIQ Warrants with the consent of at least 65% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the VectoIQ Warrants, convert the VectoIQ Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a VectoIQ Warrant.

The combined company may redeem your unexpired VectoIQ Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your VectoIQ Warrants worthless.

        The combined company will have the ability to redeem outstanding VectoIQ Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of VectoIQ Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the combined company gives notice of redemption. If and when the VectoIQ Warrants become redeemable by the combined company, the combined company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding VectoIQ Warrants could force you (i) to exercise your VectoIQ Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your VectoIQ Warrants at the then-current market price when you might otherwise wish to hold your VectoIQ Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding VectoIQ Warrants are called for redemption, is likely to be substantially less than the market value of your VectoIQ Warrants. None of the Private Warrants will be redeemable by the combined company so long as they are held by their initial purchasers or their permitted transferees.

We will require Public Stockholders who wish to redeem their shares of VectoIQ Common Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

        We will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in "street name," to either tender their certificates to our transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event we distribute proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC's Deposit/Withdrawal At Custodian System ("DWAC System"), at the holder's option. In order to obtain a physical stock certificate, a stockholder's broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

        Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of VectoIQ Common Stock.

        There is some uncertainty regarding the federal income tax consequences to holders of VectoIQ Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is "long-term" or "short-term." Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of VectoIQ Common Stock following the redemption, and if so, the total number of shares of VectoIQ Common Stock held by the holder both before and after the redemption relative to all shares of VectoIQ Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's interest in VectoIQ or (iii) is "not essentially equivalent to a dividend" with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled "Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination."

We may issue additional shares of common stock or preferred shares under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

        Our amended and restated certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock, and 1,000,000 shares of preferred stock, in each case, par value $0.0001 per share. We may issue a substantial number of additional shares of common stock or shares of preferred stock under an employee incentive plan upon or after consummation of the Business Combination. However, our amended and restated certificate of incorporation provides that we may not issue any additional shares of capital stock that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with our Public Shares on an initial business combination. Although no such issuance will affect the per share amount available for redemption from the Trust Account, the issuance of additional common stock or preferred shares:

  •
  may significantly dilute the equity interest of investors from the IPO, who will not have preemption rights in respect of such an issuance;

  •
  may subordinate the rights of holders of shares of common stock if one or more classes of preferred stock are created, and such preferred shares are issued, with rights senior to those afforded to VectoIQ Common Stock;

  •
  could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

  •
  may adversely affect prevailing market prices for our VectoIQ Units, VectoIQ Common Stock and/or VectoIQ Warrants.

Our amended and restated certificate of incorporation provides, and our second amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

        Our amended and restated certificate of incorporation requires, and our second amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our second amended and restated certificate of incorporation. In addition, our second amended and restated certificate of incorporation and amended and restated bylaws will provide that the federal district courts of the

United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

        In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federals court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.

        This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation or our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Because we have no current plans to pay cash dividends on VectoIQ Common Stock for the foreseeable future, you may not receive any return on investment unless you sell VectoIQ Common Stock for a price greater than that which you paid for it.

        We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of VectoIQ's board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that VectoIQ's board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in VectoIQ Common Stock unless you sell VectoIQ Common Stock for a price greater than that which you paid for it. See the section entitled "Price Range of Securities and Dividends—Dividends."

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the combined company, its business, or its market, or if they change their recommendations regarding the combined company's securities adversely, the price and trading volume of the combined company's securities could decline.

        The trading market for the combined company's securities will be influenced by the research and reports that industry or securities analysts may publish about the combined company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the combined company. If no securities or industry analysts commence coverage of the combined company, the combined company's share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the combined company change their recommendation regarding the combined company's shares of common stock adversely, or provide more favorable relative recommendations about the combined company's competitors, the price of the combined company's shares of common stock would likely decline. If any analyst who may cover the combined company were to cease coverage of the combined company or fail to regularly publish reports on it, the combined company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus/information statement.

        The following unaudited pro forma condensed combined financial statements of VectoIQ present the combination of the financial information of VectoIQ and Nikola adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

        The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines the historical balance sheet of VectoIQ and the historical balance sheet of Nikola on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on December 31, 2019. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 combine the historical statements of operations of VectoIQ and Nikola for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:

  •
  the merger of Nikola with and into Merger Sub, a wholly owned subsidiary of VectoIQ, with Nikola surviving the merger as a wholly-owned subsidiary of VectoIQ;

  •
  the issuance and sale of 52,500,000 shares of VectoIQ Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of $525 million in the PIPE pursuant to the Subscription Agreements;

  •
  the issuance of an additional 2,699,784 shares of Nikola's Series D redeemable convertible preferred stock in exchange for $50.0 million in cash pursuant to the amended Series D Preferred Stock Purchase Agreement and 4,967,572 shares of Nikola's Series D redeemable convertible preferred stock in exchange for $92.0 million in-kind services provided by CNHI/Iveco under the Master Industrial Agreement (the "CNHI Services Agreement");

  •
  the repurchase of 1,499,700 shares of Nikola's Series B redeemable convertible preferred stock at the price of $16.67 per share for an aggregate purchase price of $25.0 million pursuant to a Series B preferred stock repurchase agreement (the "Repurchase Agreement") with Nimbus Holdings LLC ("Nimbus");

  •
  the sale and issuance of an additional 718,256 shares of Nikola's Series D reedemable convertible preferred stock for an aggregate purchase price of $13.3 million pursuance to the amended Series D Preferred Stock Purchase Agreement; and

  •
  the redemption of 7,000,000 shares of VectoIQ Common Stock from M&M Residual, LLC at a purchase price of $10.00 per share.

        The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on VectoIQ's results following the completion of the Business Combination. Other than related transactions that have already occurred, such as the sale and issuance of Nikola's Series D redeemable preferred stock, there are no circumstances under with the Business Combination could proceed without one or more of the related transactions also occurring.

        The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

  •
  the accompanying notes to the unaudited pro forma condensed combined financial statements;

  •
  the historical audited financial statements of VectoIQ as of and for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus/information statement;

  •
  the historical audited consolidated financial statements of Nikola as of and for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus/information statement; and

  •
  other information relating to VectoIQ and Nikola contained in this proxy statement/prospectus/information statement, including the Business Combination Agreement and the description of certain terms thereof set forth under "The Business Combination."

        Pursuant to VectoIQ's existing amended and restated certificate of incorporation, Public Stockholders are being offered the opportunity to redeem, upon the closing of the Business Combination, shares of VectoIQ Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. For illustrative purpose, based on the fair value of marketable securities held in the Trust Account as of December 31, 2019 of approximately $238.4 million, the estimated per share redemption price would have been approximately $10.36 per share.

        The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

  •
  Assuming No Redemption—this scenario assumes that no shares of VectoIQ Common Stock are redeemed; and

  •
  Assuming Maximum Redemption—this scenario assumes that 23,000,000 shares of VectoIQ Common Stock are redeemed for an aggregate payment of approximately $238.4 million (based on the estimated per share redemption price of approximately $10.36 per share based on the fair value of marketable securities held in the Trust Account as of December 31, 2019 of approximately $238.4 million) from the Trust Account.

        Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, VectoIQ will be treated as the acquired company and Nikola will be treated as the acquirer for financial statement reporting purposes. Nikola has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

  •
  Nikola's existing shareholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 77% and 82% voting interest, respectively;

  •
  the largest minority voting shareholder of the combined entity is an existing shareholder of Nikola;

  •
  Nikola's directors will represent eight of the nine board seats for the combined company's board of directors;

  •
  Nikola's existing shareholders will have the ability to control decisions regarding election and removal of directors and officers of the combined entity's executive board of directors; and

  •
  Nikola's senior management will be the senior management of the combined company.

        Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of VectoIQ following the completion of the Business Combination. The unaudited pro forma adjustments represent VectoIQ's management's estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2019

(in thousands)

					As of December 31, 2019			As of December 31, 2019
	As of December 31, 2019					Additional Pro Forma Adjustments (Assuming Maximum Redemption)
			Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
	VectoIQ Acquisition Corp (Historical)	Nikola Corporation (Historical)
ASSETS
Current assets:
Cash and cash equivalents	$752	$85,688	$680,775	(A)	$767,215	$(238,383)	(T)	$528,832
Accounts receivable, net	—	770	—		770	—		770
Prepaid in-kind services	—	—	92,000	(B)	92,000	—		92,000
Prepaid expenses and other current assets	23	4,423	—		4,446	—		4,446

Total current assets	775	90,881	772,775		864,431	(238,383)		626,048
Cash held in Trust Account	10	—	(10)	(E)	—	—		—
Investments held in Trust account	238,373	—	(238,373)	(E)	—	—		—
Restricted cash and cash equivalents	—	4,144	—		4,144	—		4,144
Long-term deposits	—	13,223	—		13,223	—		13,223
Property and equipment, net	—	53,378	—		53,378	—		53,378
Intangible assets, net	—	62,513	—		62,513	—		62,513
Goodwill	—	5,238	—		5,238	—		5,238
Other assets	—	53	—		53	—		53

Total Assets	$239,158	$229,430	$534,392		$1,002,980	$(238,383)		$764,597

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	80	4,499	—		4,579	—		4,579
Accounts payable due to related parties	—	614	—		614	—		614
Accrued expenses and other current liabilities	—	10,942	(195)	(J)	10,747	—		10,747
Accrued expenses due to related parties	—	483	—		483	—		483
Accrued liabilities	244	—	—		244	—		244
Accrued income tax payable	408	—	—		408	—		408

Total current liabilities	732	16,538	(195)		17,075	—		17,075
Term note	—	4,100	—		4,100	—		4,100
Other long-term liabilities	—	12,212	—		12,212	—		12,212
Deferred tax liabilities, net	102	1,072	—		1,174	—		1,174

Total liabilities	834	33,922	(195)		34,561	—		34,561
Commitments and contingencies
Redeemable convertible preferred stock—subject to possible redemption	—	383,987	(383,987)	(K)	—	—		—
Common shares subject to possible redemption	233,324	—	(233,324)	(L)	—	—		—
Stockholders' equity (deficit):
VectoIQ Common Stock	1	—	35	(M)	36	(2)	(T)	34
Nikola Common Stock	—	1	(1)	(O)	—	—		—
Additional paid-in capital	4,999	—	1,161,245	(P)	1,166,244	(238,381)	(T)	927,863
Retained earnings	—		—	(R)	—			—
Accumulated deficit	—	(188,480)	(9,381)	(S)	(197,861)	—		(197,861)

Total stockholders' equity (deficit)	5,000	(188,479)	1,151,898		968,419	(238,383)		730,036

Total liabilities and stockholders' equity (deficit)	$239,158	$229,430	$534,392		$1,002,980	$(238,383)		$764,597

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share data)

					Year Ended on December 31, 2019		Year Ended on December 31, 2019
	Year Ended on December 31, 2019
						Additional Pro Forma Adjustments (Assuming Maximum Redemption)
			Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	VectoIQ Acquisition Corp (Historical)	Nikola Corporation (Historical)
Revenues	$—	$482	$—		$482	$—	$482
Costs and expenses:
Cost of goods sold	—	271	—		271	—	271
Operating expenses
Research and development	—	67,514	—		67,514	—	67,514
Selling, general, and administrative	910	20,692	(120)	(AA)	21,482	—	21,482

Total costs and expenses	910	88,477	(120)		89,267	—	89,267

Loss from operations	(910)	(87,995)	120		(88,785)	—	(88,785)
Other income (expense)
Investment income in Trust account	5,033	—	(5,033)	(BB)	—	—	—
Interest income	—	1,456	—		1,456	—	1,456
Loss on Series A redeemdable convertible preferred stock warrant liability	—	(3,339)	3,339	(CC)	—	—	—
Other income, net	—	1,373	—		1,373	—	1,373

Loss before income taxes	4,123	(88,505)	(1,574)		(85,956)	—	(85,956)
Income tax expense	1,392	151	(331)	(DD)	1,212	—	1,212

Net income (loss)	2,731	(88,656)	(1,243)		(87,168)	—	(87,168)
Premium paid on repurchase of redeemable convertible preferred stock	—	(16,816)	16,816	(EE)	—	—	—

Net income (loss) attributable to common stockholders	$2,731	$(105,472)	$15,573		$(87,168)	$—	$(87,168)

Weighted average shares outstanding of common stock	29,640,000				359,138,624		336,138,624
Basic and diluted net income (loss) per share	$0.09				$(0.24)		$(0.26)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.     Basis of Presentation

        The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, VectoIQ will be treated as the "acquired" company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Nikola issuing stock for the net assets of VectoIQ, accompanied by a recapitalization.

        The net assets of VectoIQ will be stated at historical cost, with no goodwill or other intangible assets recorded.

        The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2019.

        The unaudited pro forma condensed combined balance sheet as of December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

  •
  VectoIQ's audited balance sheet as of December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus/information statement; and

  •
  Nikola's audited balance sheet as of December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus/information statement.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

  •
  VectoIQ's audited statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus/information statement ; and

  •
  Nikola's audited statement of operations for the year ended December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus/information statement.

        Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

        The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that VectoIQ believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. VectoIQ believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

        The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of VectoIQ and Nikola.

2.     Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

        The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. VectoIQ and Nikola have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

        The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

        The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2019 are as follows:

  (A)
  Represents pro forma adjustments to the cash balance to reflect the following:

	(in thousands)
Proceeds from amended Series D Preferred Stock Purchase Agreement	50,000	(B)
Repurchase of Series B preferred stock	(25,000)	(C)
Proceeds from additional issuance of Series D preferred stock	13,328	(D)
Cash and investments held in Trust Account	238,383	(E)
Payment of estimated transaction fees for Nikola	(5,622)	(F)
Payment of estimated transaction fees and underwriting fees for VectoIQ	(45,119)	(G)
Proceeds from Subscription Agreements	525,000	(H)
Redemption of VectoIQ Common Stock from M&M Residual, LLC	(70,000)	(I)
Settlement of accrued expenses related to Administrative Support Agreement	(195)	(J)

	680,775	(A)
  (B)
  Reflects the issuance of an additional 2,699,784 shares and 4,967,572 shares of Nikola's Series D redeemable convertible preferred stock in exchange for $50.0 million in cash and $92.0 million in-kind services provided by CNHI/Iveco pursuant to the amended Series D Preferred Stock Purchase Agreement and the CNHI Services Agreement, respectively. The in-kind services include advisory services on project coordination, drawings, documentation support, engineering support, vehicle integration and product validation support expected to be provided primarily in 2020 and 2021.

  (C)
  Reflects the repurchase of 1,499,700 shares of Nikola's Series B redeemable convertible preferred stock at the price of $16.67 per share for an aggregate purchase price of $25.0 million pursuant to the Repurchase Agreement with Nimbus. Pursuant to that certain letter agreement by and between Nikola and Nimbus, dated August 3, 2018 (as amended, the "Nimbus Redemption Letter Agreement"), Nimbus received the right but not the obligation to sell back to Nikola its shares of Series B preferred stock and Series C preferred stock, with any such repurchases applying first to the Series B preferred stock held by Nimbus. The number of shares to be repurchased pursuant to the Repurchase Agreement was negotiated by Nikola and Nimbus as a mechanism to compensate Nimbus for agreeing to relinquish the redemption rights granted to Nimbus under the Nimbus Redemption Letter Agreement. The parties agreed that the repurchase price constituted the price that Nimbus would otherwise be entitled to under the Nimbus Redemption Letter Agreement.

  (D)
  Reflects the sale of 718,256 shares of Nikola's Series D redeemable convertible preferred stock for an aggregate purchase price of $13.3 million.

  (E)
  Reflects the reclassification of $238.4 million of cash and investments held in the Trust Account that becomes available following the Business Combination, assuming no redemption.

  (F)
  Represents preliminary estimated transaction costs incurred by Nikola of approximately $5.6 million for advisory, banking, printing, legal, and accounting fees that are not capitalized as a part of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $5.6 million with a corresponding decrease in accumulated deficit. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

  (G)
  Represents preliminary estimated transaction costs and underwriting costs incurred by VectoIQ of approximately $45.1 million. These costs consist of $20.0 million for fees that were capitalized and offset against proceeds of the PIPE and $25.1 million for advisory, banking, printing, legal, and accounting fees that are not capitalized as a part of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $45.1 million with a corresponding decrease in of $20.0 million in additional paid-in capital and $25.1 million in retained earnings. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

  (H)
  Reflects the net proceeds of $525.0 million from the issuance and sale of 52,500,000 shares of VectoIQ Common Stock at $10.00 per share in a private placement pursuant to the Subscription Agreements.

  (I)
  Reflects share redemption of 7,000,000 shares of VectoIQ Common Stock from M&M Residual, LLC at a purchase price of $10.00 per share. M&M Residual, LLC is a Nevada limited liability company that is wholly owned by Trevor R. Milton, Nikola's Chief Executive Officer. The number of shares to be redeemed and the redemption price were determined and agreed upon during negotiations between the various parties to the Business Combination, including Mr. Milton and representatives of VectoIQ, Nikola and the Subscribers, and agreed upon terms are included in the Business Combination Agreement. The shares owned by M&M Residual, LLC, consisting of approximately 25.3 million shares of common stock and 14.3 million shares of preferred stock, were acquired by Mr. Milton as founder membership units or shares, prior to the Nikola's conversion from a limited liability company to a C-Corporation in July 2017, and as such, the cost basis of those shares is not readily available or easily determinable.

  (J)
  Reflects the settlement of accrued expenses pursuant to the Administrative Support Agreement with the Sponsor, which will terminate upon consummation of the merger.

  (K)
  Reflects the conversion of 82,297,742 shares of Nikola Preferred Stock into Nikola Common Stock.

  (L)
  Reflects the reclassification of $233.3 million of VectoIQ Common Stock subject to possible redemption to permanent equity, assuming no redemptions.

  (M)
  Represents pro forma adjustments to VectoIQ Common Stock balance to reflect the following:

	(in thousands)
Issuance of VectoIQ Common Stock from Subscription Agreements	5	(H)
Redemption of VectoIQ Common Stock from M&M Residual, LLC	(1)	(I)
Reclassification of VectoIQ Common Stock subject to redemption	2	(L)
Recapitalization between Nikola Common Stock and VectoIQ Common Stock	29	(N)

	35	(M)
  (N)
  Represents recapitalization of common shares between Nikola Common Stock and VectoIQ Common Stock.

  (O)
  Represents pro forma adjustments to Nikola Common Stock balance to reflect the following:

	(in thousands)
Conversion of Nikola Preferred Stock to Nikola Common Stock	1	(K)
Recapitalization between Nikola Common Stock and VectoIQ Common Stock	(2)	(N)

	(1)	(O)
  (P)
  Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

	(in thousands)
Issuance of Series D preferred stock pursuant to amended Series D Preferred Stock Purchase Agreement	142,000	(B)
Repurchase of Series B preferred stock	(25,000)	(C)
Issuance of additional Series D preferred stock	13,328	(D)
Payment of estimated underwriting fees for the private placement	(20,025)	(G)
Issuance of VectoIQ common stock from Subscription Agreements	524,995	(H)
Redemption of VectoIQ Common Stock from M&M Residual, LLC	(69,999)	(I)
Issuance of Nikola Common Stock from conversion of Preferred Stock to Common Stock	383,986	(K)
Reclassification of VectoIQ Common Stock subject to redemption	233,322	(L)
Recapitalization between Nikola Common Stock and VectoIQ Common Stock	(27)	(N)
Settlement of stock options pursuant to the Founder Stock Option Plan	3,759	(Q)
Elimination of VectoIQ retained earnings after adjustments	(25,094)	(R)

	1,161,245	(P)
  (Q)
  Reflects the settlement of stock options pursuant to the Founder Stock Option Plan upon consummation of the Business Combination.

  (R)
  Elimination of VectoIQ's historical retained earnings after recording the transaction costs to be incurred by VectoIQ as described in note 2(G).

  (S)
  Represents pro forma adjustments to accumulated deficit balance to reflect the following:

	(in thousands)
Payment of estimated transaction fees for Nikola	(5,622)	(F)
Settlement of stock options pursuant to the Founder Stock Option Plan	(3,759)	(Q)

	(9,381)	(S)
  (T)
  Represents redemption of the maximum number of shares of 23,000,000 VectoIQ Common Stock for $238.4 million allocated to common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.36 per share (based on the fair value of marketable securities held in the Trust Account as of December 31, 2019 of $238.4 million).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

        The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 are as follows:

          (AA)  Represents pro forma adjustment to eliminate historical expenses related to VectoIQ's office space and general administrative services pursuant to the Administrative Support Agreement, which will terminate upon consummation of the Business Combination.

          (BB)  Represents pro forma adjustment to eliminate investment income related to the investment held in the Trust Account.

          (CC)  Reflects the elimination of the loss on Nikola's Series A redeemable convertible preferred stock warrant liability. As of December 31, 2019, all of the warrants were exercised into Nikola's Series A redeemable convertible preferred stock, which will cease to exist upon the conversion into Nikola Common Stock.

          (DD)  Reflects income tax effect of pro forma adjustments using the estimated statutory tax rate of 21%.

          (EE)  Reflects the elimination of the premium paid on repurchase of redeemable convertible preferred stock, which will cease to exist upon the conversion into common stock.

3.     Loss per Share

        Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire periods.

        The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2019:

	Year ended December 31, 2019
	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss (in thousands)	$(87,168)	$(87,168)
Weighted average shares outstanding—basic and diluted	359,138,624	336,138,624
Net loss per share—basic and diluted(1)	$(0.24)	$(0.26)
Weighted average shares outstanding—basic and diluted
VectoIQ Public Stockholders	23,000,000	—
Holders of VectoIQ Founder Shares	6,640,000	6,640,000
PIPE Investors	52,500,000	52,500,000
Current Nikola stockholders(2)(3)	276,998,624	276,998,624

	359,138,624	336,138,624

(1)
For the purposes of calculating diluted earnings per share, it was assumed that all outstanding VectoIQ Warrants sold in the IPO and the private placement are exchanged for VectoIQ Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

(2)
The pro forma shares attributable to current Nikola stockholders is calculated by applying the exchange ratio of 1.901 to the historical Nikola Common Stock and Nikola Preferred Stock that was exchanged in the Business Combination, including additional shares that were issued and repurchased subsequent to the historical financial statements of Nikola, as follows:

  •
  historical Nikola Common Stock of 60.2 million shares as of December 31, 2019, plus

  •
  historical Nikola Preferred Stock of 82.3 million shares as of December 31, 2019, plus

  •
  the issuance of an additional 8.4 million shares of Series D redeemable convertible preferred stock as described in Notes 2(B) and 2(D), less

  •
  the repurchase of 1.5 million shares of Series B redeemable preferred stock as described in Note 2(C).

  The pro forma shares attributable to current Nikola stockholders was further adjusted for the redemption of 7.0 million shares of VectoIQ Common Stock from M&M Residual, LLC as described in Note 2(I).

(3)
The pro forma basic and diluted shares of current Nikola stockholders exclude 41,103,411 unexercised employee stock options as these are not deemed a participating security and would reduce the diluted loss per share.

THE SPECIAL MEETING OF VECTOIQ STOCKHOLDERS

The VectoIQ Special Meeting

        VectoIQ is furnishing this proxy statement/prospectus/information statement to you as part of the solicitation of proxies by its board of directors for use at the special meeting in lieu of the 2020 annual meeting of stockholders to be held on June 2, 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus/information statement is first being furnished to VectoIQ's stockholders on or about May 8, 2020. This proxy statement/prospectus/information statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

        The special meeting of stockholders of VectoIQ will be held at 11:00 a.m., Eastern time, on June 2, 2020, at the offices of Greenberg Traurig, LLP, located at 1750 Tysons Boulevard, Suite 1000, McLean, Virginia 22102, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

        In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of the Company's stockholders and personnel, the Company urges that stockholders do not attend the special meeting in person. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

        The special meeting is currently scheduled to be held in person as indicated above. However, we are actively monitoring the coronavirus, or COVID-19, situation and if we determine that it is not possible or advisable to hold the special meeting in person, or to hold the meeting on the time or date or at the location indicated above, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the special meeting. Any such change will be announced via press release and the filing of additional proxy materials with the SEC.

Purpose of the Special Meeting

        At the VectoIQ special meeting of stockholders, VectoIQ will ask the VectoIQ stockholders to vote in favor of the following proposals:

  •
  The Business Combination Proposal—a proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

  •
  The Amendments to VectoIQ's Certificate of Incorporation Proposal—a proposal to amend VectoIQ's Amended and Restated Certificate of Incorporation.

  •
  The Election of Directors Proposal—a proposal to elect the directors comprising the board of directors of VectoIQ following the closing of the Business Combination.

  •
  The Stock Incentive Plan Proposal—a proposal to approve and adopt the equity incentive award plan established to be effective after the Closing of the Business Combination.

  •
  The Nasdaq Proposal—a proposal to issue VectoIQ Common Stock to the Nikola stockholders in the Merger pursuant to the Business Combination Agreement and to the investors in the PIPE.

  •
  The Employee Stock Purchase Plan Proposal—a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination.

  •
  The Adjournment Proposal—a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Recommendation of the VectoIQ Board of Directors

        VectoIQ's board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of VectoIQ and its stockholders and unanimously recommends that its stockholders vote "FOR" each of the proposals (including each of the sub-proposals).

        When you consider the recommendation of VectoIQ's board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of VectoIQ's board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

  •
  the beneficial ownership of the Sponsor and certain of VectoIQ's board of directors and officers of an aggregate of 4,691,924 shares of VectoIQ Common Stock and 531,672 VectoIQ Warrants, which shares and warrants would become worthless if VectoIQ does not complete a business combination within the applicable time period, as VectoIQ Initial Stockholders have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $69.7 million and $2.6 million, respectively, based on the closing prices of VectoIQ Common Stock of $14.85 and VectoIQ Warrants of $4.90 on Nasdaq on May 7, 2020;

  •
  VectoIQ's board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on VectoIQ's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

  •
  the anticipated continuation of Stephen J. Girsky, VectoIQ's President and Chief Executive Officer and a director, as a director of New Nikola following the Closing; and

  •
  the continued indemnification of current directors and officers of VectoIQ and the continuation of directors' and officers' liability insurance after the Business Combination.

Record Date and Voting

        You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of VectoIQ Common Stock at the close of business on May 8, 2020, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of VectoIQ Common Stock that you owned as of the close of business on the record date. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 29,640,000 shares of VectoIQ Common Stock outstanding, of which 23,000,000 are shares of VectoIQ Common Stock and 6,640,000 are Founder Shares or Private Shares held by VectoIQ Initial Stockholders.

        The Founders have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. VectoIQ's issued and outstanding VectoIQ Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

        Each share of VectoIQ Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of VectoIQ Common Stock that you own.

        If you are a holder of record, there are two ways to vote your shares of VectoIQ Common Stock at the special meeting of stockholders:

  •
  You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your "proxy," whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of VectoIQ Common Stock will be voted as recommended by VectoIQ's board of directors. With respect to proposals for the special meeting of stockholders, that means: "FOR" the Business Combination Proposal and "FOR" the Adjournment Proposal.

  •
  You can attend the special meeting and vote in person. You will be given a ballot when you arrive. However, if your shares of VectoIQ Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of VectoIQ Common Stock.

Who Can Answer Your Questions About Voting Your Shares

        If you have any questions about how to vote or direct a vote in respect of your shares of VectoIQ Common Stock, you may contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: VTIQ.info@investor.morrowsodali.com

Quorum and Vote Required for the VectoIQ Proposals

        A quorum of VectoIQ's stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the VectoIQ Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

        The approval of the Business Combination Proposal and the Amendments to VectoIQ's Certificate of Incorporation Proposal require the affirmative vote (in person or by proxy) of the holders of a majority of all then outstanding shares of VectoIQ Common Stock entitled to vote thereon at the special meeting. Accordingly, a VectoIQ stockholder's failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these proposals.

        The approval of the Stock Incentive Plan Proposal, Nasdaq Proposal, Employee Stock Purchase Plan Proposal and Adjournment Proposal require the affirmative vote (in person or by proxy) of the holders of a majority of the shares of VectoIQ Common Stock that are voted at the special meeting of stockholders. Accordingly, a VectoIQ stockholder's failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.

        The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Common Stock entitled to vote and actually cast thereon at the special meeting. Accordingly, a VectoIQ stockholder's failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Abstentions and Broker Non-Votes

        Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. VectoIQ believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a "broker non-vote."

        Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of VectoIQ stockholders. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the Amendments to VectoIQ's Certificate of Incorporation Proposal, and will have no effect on any of the other proposals.

Revocability of Proxies

        If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to VectoIQ's secretary, at 1354 Flagler Drive, Mamaroneck, NY 10543, prior to the date of the special meeting or by voting in person at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to VectoIQ's secretary at the above address.

Redemption Rights

        Pursuant to VectoIQ's amended and restated certificate of incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus/information statement relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Business Combination, net of any taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $238.4 million on December 31, 2019, the estimated per share redemption price would have been approximately $10.36.

        Redemption rights are not available to holders of VectoIQ Warrants in connection with the Business Combination.

        In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on May 29, 2020 (two business days before the special meeting), both:

  •
  Submit a request in writing that VectoIQ redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, VectoIQ's transfer agent, at the following address:

  Continental Stock Transfer & Trust Company
  One State Street Plaza, 30th Floor
  New York, New York 10004
  Attention: Mark Zimkind
  E-mail: mzimkind@continentalstock.com

  •
  Deliver your Public Shares either physically or electronically through DTC to VectoIQ's transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is VectoIQ's understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, VectoIQ does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

        Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with VectoIQ's consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to VectoIQ's transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that VectoIQ's transfer agent return the shares (physically or electronically). You may make such request by contacting VectoIQ's transfer agent at the phone number or address listed above.

        Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will VectoIQ redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,000 upon completion of the Business Combination.

        Prior to exercising redemption rights, stockholders should verify the market price of their VectoIQ Common Stock as they may receive higher proceeds from the sale of their VectoIQ Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. VectoIQ cannot assure you that you will be able to sell your shares of VectoIQ Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in VectoIQ Common Stock when you wish to sell your shares.

        If you exercise your redemption rights, your shares of VectoIQ Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

        If the Business Combination Proposal is not approved and VectoIQ does not consummate an initial business combination by May 18, 2020 or obtain the approval of VectoIQ Stockholders to extend the deadline for VectoIQ to consummate an initial business combination, it will be required to dissolve and liquidate and the VectoIQ Warrants will expire worthless. VectoIQ has scheduled a vote of its stockholders for May 12, 2020 to extend this deadline to July 31, 2020.

Appraisal or Dissenters' Rights

        No appraisal or dissenters' rights are available to holders of shares of VectoIQ Common Stock or VectoIQ Warrants in connection with the Business Combination.

Solicitation of Proxies

        VectoIQ will pay the cost of soliciting proxies for the special meeting. VectoIQ has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. VectoIQ has agreed to pay Morrow Sodali LLC a fee of $25,000. VectoIQ will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. VectoIQ also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of VectoIQ Common Stock for their expenses in forwarding soliciting materials to beneficial owners of VectoIQ Common Stock and in obtaining voting instructions from those owners. VectoIQ's directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

        As of the record date, the Founders beneficially own an aggregate of approximately 15.7% of the outstanding shares of VectoIQ Common Stock. The Founders have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus/information statement, none of the Founders have acquired any shares of VectoIQ Common Stock.

 PROPOSALS TO BE CONSIDERED BY VECTOIQ'S STOCKHOLDERS
PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

        The terms of the Business Combination Agreement are the result of arm's-length negotiations between representatives of VectoIQ and Nikola. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions.

        VectoIQ was formed for the purpose of effecting a combination, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. While VectoIQ may pursue a business combination in any industry or geographic region, it has focused on businesses in the industrial technology, transportation and smart mobility industries. The Business Combination with Nikola is a result of an extensive search for a potential transaction utilizing the global network, automotive, investing and transaction experience of VectoIQ's management team and board of directors.

        On an ongoing basis, Nikola's management team and board of directors, together with its financial and legal advisors, have reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, capital markets transactions and possible acquisitions. Nikola had raised over $210 million from select corporate investors in 2018 and in September 2019 had announced the sale of $250 million of its Series D Preferred Stock to a manufacturing partner. Nikola was continuing to evaluate capital raising alternatives and strategic alternatives when it held an introductory meeting with VectoIQ management in November 2019.

        In May 2018, VectoIQ completed its IPO of 23,000,000 VectoIQ Units (including 3,000,000 VectoIQ Units sold upon the exercise in full of the underwriters' over-allotment option), each VectoIQ Unit consisting of one share of VectoIQ Common Stock and one VectoIQ Warrant to purchase one share of VectoIQ Common Stock, generating gross proceeds of $230 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO (including the exercise of the underwriters' over-allotment option), VectoIQ completed a private placement of 890,000 Private Units issued to the Founders and the Anchor Investor, generating total proceeds of $8.9 million. A total of $230 million from the net proceeds from the IPO and the private placement were placed in the Trust Account.

        Except for a portion of the interest earned on the funds held in the Trust Account that may be released to us to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of our initial business combination and the redemption of 100% of our Public Shares if we are unable to consummate a business combination by May 18, 2020 or obtain the approval of VectoIQ stockholders to extend the deadline for us to consummate an initial business combination.

        In connection with the IPO, the Forward Purchase Investor entered into a contingent forward purchase agreement with VectoIQ, pursuant to which VectoIQ may elect (subject to the Forward Purchase Investor's right to be excused from any specific business combination as described below) to have the Forward Purchase Investor purchase up to 2,500,000 shares of VectoIQ Common Stock, plus one warrant for each forward purchase share, at a price of $10.00 per forward purchase share, for total gross proceeds of up to $25 million. While VectoIQ may elect to have the Forward Purchase Investor purchase no securities under the contingent forward purchase agreement, if VectoIQ requests that the Forward Purchase Investor purchase securities and the Forward Purchase Investor defaults on such purchase or the Forward Purchase Investor exercises its right of refusal as described below, the Forward Purchase Investor will forfeit up to all of its ownership interest in the Sponsor related to Founder Shares, and the Sponsor will have the right to redeem the Forward Purchase Investor's remaining ownership interest in the Sponsor at the original purchase price. The Forward Purchase

Investor will have the right to be excused from its purchase obligation in connection with any specific business combination if, within five days following written notice delivered by VectoIQ of its intention to enter into a specific business combination, the Forward Purchase Investor notifies VectoIQ that it has decided not to proceed with the purchase for any reason.

        Also in connection with the IPO, the Anchor Investor, which purchased 2,500,000 Public Shares in the IPO, agreed with us that, if it does not own the number of Public Shares equal to 2,500,000 Public Shares at the time of any stockholder vote with respect to an initial business combination or the business day immediately prior to the consummation of VectoIQ's initial business combination, it will forfeit all or a portion of the Founder Shares it purchased prior to the IPO on a pro rata basis. In such a case, the Sponsor (or its designee) will have the right (but not the obligation) to repurchase all or a portion of the Private Units held by the Anchor Investor at their original purchase price.

        Prior to the consummation of the IPO, neither VectoIQ, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with VectoIQ.

        From the date of the IPO through the signing of the Business Combination Agreement with Nikola on March 2, 2020, Stephen J. Girsky, VectoIQ's President, Chief Executive Officer and Director, Steve Shindler, VectoIQ's Chief Financial Officer, Mary Chan, VectoIQ's Chief Operating Officer and Mindy Luxenberg-Grant, VectoIQ's Treasurer, along with representatives of VectoIQ's financial advisor Cowen and Company, LLC ("Cowen") reviewed self-generated ideas, contacted, and were contacted by, a number of individuals and entities with respect to hundreds of business combination opportunities. As part of this process, representatives of VectoIQ considered and evaluated over 85 potential acquisition targets in a wide variety of industry sectors and evaluated illustrative transaction structures to effect a potential business combination with 16 of such potential acquisition targets. In connection with such evaluation, representatives of VectoIQ had discussions regarding certain transaction structures with the members of management and/or the boards of directors of certain potential acquisition targets. From the date of the IPO through March 2, 2020, representatives of VectoIQ submitted non-binding letters of intent to six potential acquisition targets following evaluation of, and discussions with, each such potential acquisition target.

        Representatives of VectoIQ engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of each of the six potential business combination targets that received non-binding letters of intent from VectoIQ. VectoIQ did not pursue a potential transaction with the other potential acquisition targets for a variety of factors, including the ability to reach a valuation that was acceptable to both sides and mutual decisions to pursue potential alternative transactions.

        VectoIQ decided to pursue a combination with Nikola because it determined that Nikola represented a compelling opportunity based upon Nikola's technology leadership, strong and visionary management team, large addressable markets in both vehicles and energy infrastructure with a strong runway for growth into the foreseeable future. Nikola's patented technology, world-class partnerships and history of successfully winning customer pre-orders positions the company to seize this opportunity. Nikola's current fuel cell electric vehicle reservations, currently representing over $10 billion in potential orders, evidence how strongly the market is seeking Nikola's solution.

        Compared to Nikola, VectoIQ and its advisors did not consider the other alternative combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

        During the week of November 18, 2019, members of the investment banking division at Cowen discussed with VectoIQ management the idea of Nikola as a potential business combination target and management of VectoIQ reviewed a Nikola corporate presentation. At this time, Cowen, which was familiar with Nikola as a result of having provided financial advisory services to the company in connection with the sale of its Series C Preferred Stock in 2018, introduced the idea of a VectoIQ and

Nikola combination to the Nikola management team. Nikola's Chief Financial Officer, Kim J. Brady, received the information from Cowen and began to socialize the possibility with other members of Nikola's management team.

        During the week of November 25, 2019, members of the management teams from both companies met at Nikola's' headquarters in Phoenix, Arizona to enable VectoIQ's management to learn more about Nikola's current and planned business. Throughout the week the management teams also held calls to discuss scheduling for continued due diligence meetings as well as a timeline for a potential combination. During this period, VectoIQ assembled a number of industry experts to advise with respect to vehicle development, electrification, fuel cells, software, connectivity and manufacturing in connection with its due diligence efforts.

        During the week of December 2, 2019, representatives of VectoIQ and Nikola held a technical due diligence call and VectoIQ had discussions with industry experts on commercial conditions in the Class 8 Hydrogen and Electrification markets.

        During the week of December 9, 2019, Cowen, VectoIQ, Nikola and representatives of the Anchor Investor and the Forward Purchase Investor held a teleconference to discuss the Nikola financial model. Members of VectoIQ management also held calls with representatives of Cowen, the Anchor Investor, the Forward Purchase Investor and Greenberg Traurig, LLP ("Greenberg"), VectoIQ's legal counsel, to discuss formulating a non-binding letter of intent, valuation parameters and financing. VectoIQ also had discussions with industry experts related to hydrogen fueling station markets. Also during this week Nikola held its regularly scheduled board meeting where Nikola's fundraising activities to date were discussed. At this meeting Nikola's board of directors was also presented with the possibility of a merger transaction with VectoIQ and the potential deal terms were discussed. Nikola's board of directors voted in favor of pursing discussions with VectoIQ to determine if a merger transaction, concurrent PIPE investment and related public listing was a viable alternative.

        During the week of December 16, 2019, members of VectoIQ management returned to Nikola's headquarters for additional diligence and thereafter presented VectoIQ's views on valuation, cash requirements to fund the business and post-combination board of directors composition. At that meeting, VectoIQ management indicated that it would not pay a higher valuation than the valuation implied by the sale of shares of Nikola's Series D preferred stock in the private placement that Nikola was undertaking. VectoIQ management also proposed that it would seek to raise several hundred million dollars in a PIPE in connection with the potential transaction, in order to provide more certainty as to the amount of cash to be available to the combined company in the event of redemptions by Public Stockholders. Nikola management did not comment on the proposed valuation at that time, but suggested that in order to make a transaction attractive to Nikola, VectoIQ would need to raise at least $500 million in a PIPE. Representatives of VectoIQ and Nikola also held discussions regarding granting VectoIQ a period of exclusivity to further investigate a combination. VectoIQ continued its financial due diligence review of Nikola during this period.

        During the week of December 23, 2019, VectoIQ held discussions with Morgan Stanley & Co. LLC ("Morgan Stanley") regarding the feasibility of executing a pre-closing "PIPE" to support the potential transaction.

        On December 20, 2019 VectoIQ sent a non-binding letter of intent to Nikola. On December 22, 2019, Mr. Girsky had a phone conversation with Mr. Milton and Mr. Brady and received feedback on the draft letter of intent. On that call, Mr. Girsky again proposed a valuation based on the Series D preferred stock valuation of approximately $3.0 billion on a pre-money basis, agreed that it would raise at least $500 million in a PIPE as a condition to closing the transaction, and proposed that the combined company's board of directors retain two representatives of VectoIQ. In response, Mr. Milton and Mr. Brady proposed a valuation of $3.5 billion, or approximately 15% more than the Series D preferred stock valuation, and that one representative of VectoIQ remain on the combined company's board of directors. The parties tentatively agreed on a valuation of $3.0 billion (prior to accounting for any proceeds received as a result of the sale of Nikola's Series D preferred stock) and one board representative, and a condition to closing that VectoIQ raise at least $500 million in the PIPE, which the parties agreed would provide a reasonable amount of cash for the combined company following the closing of the potential transaction. On December 23, 2019, after discussions with Cowen, VectoIQ sent a revised letter of intent to Nikola. On the same day, Nikola management internally discussed the most recent draft of the non-binding letter of intent and provided edits back to VectoIQ for review. Such edits were accepted.

        On December 24, 2019, VectoIQ and Nikola signed the non-binding letter of intent, which included an obligation of Nikola, subject to certain exclusions, to negotiate exclusively with VectoIQ regarding a potential transaction for a period from January 13, 2020 to January 31, 2020.

        During the week of December 30, 2019, representatives of VectoIQ and its advisors held calls to discuss marketing documents, timeline and investor targeting for the PIPE. Near the end of this week, VectoIQ, Nikola and outside legal counsel for each company began discussing the wall cross procedures to allow potential interested investors to consider participation in the PIPE as part of the transaction.

        During the weeks of January 6, 2020 and January 13, 2020, VectoIQ's advisors began to confidentially contact investors. Also during this period, members of the VectoIQ management team held additional in-person discussions with Nikola management and held diligence calls with two significant corporate investors in Nikola.

        On January 17, 2020, members of management of VectoIQ and Nikola began engaging in confidential discussions with potential investors in the PIPE.

        During the week of January 27, 2020, representatives of VectoIQ and certain investors participated a two-day investor meeting with Nikola management in Phoenix, Arizona.

        During the weeks of January 27, 2020 and February 3, 2020, representatives of VectoIQ and Nikola continued confidential investor meetings, and provided a draft subscription agreement for the PIPE to certain interested investors.

        During the week of February 10, 2020, representatives of VectoIQ and Nikola and their advisors engaged in discussions regarding governance, lockup periods, investor participation in the PIPE, subscription terms and the process to exchange drafts of the Business Combination Agreement. On February 12, 2020, Greenberg provided an initial draft of the Business Combination Agreement to Pillsbury Winthrop Shaw Pittman LLP ("Pillsbury"), counsel to Nikola, the proposed terms of which Pillsbury began to review with Nikola.

        During the week of February 17, 2020, representatives of the parties held a series of update calls to discuss various agreements related to the Business Combination and the PIPE financing and remaining due diligence items. Representatives of VectoIQ and certain potential PIPE investors participated in a second investor day meeting with Nikola in Phoenix.

        During the weeks of February 17, 2020 and February 24, 2020, representatives of VectoIQ and Nikola held multiple calls to discuss the terms of the Business Combination and the provisions of the Business Combination Agreement. Among other points, these discussions included: (i) the ability for Mr. Milton, the founder of Nikola, to attain some liquidity prior to the consummation of the Business Combination and his becoming an executive officer of a publicly traded entity and being subject to lockup restrictions, including potential methods to effectuate such a liquidity event and (ii) the need for Nikola to be able to continue to raise capital through the sale of its Series D preferred stock, particularly to investors with which Nikola was already in active discussion. Pillsbury and Greenberg also exchanged updated drafts of the Business Combination Agreement and certain related documents and agreements during this period. In addition, Greenberg and certain of the potential PIPE investors exchanged revised drafts of the form of subscription agreement for the PIPE.

        On February 18, 2020, Nikola held a telephonic special meeting of its board of directors to discuss progress related to a potential merger transaction with VectoIQ, as well as an update on the investor commitment for the PIPE. At this meeting, Nikola's board of directors approved proceeding toward a merger transaction with VectoIQ, including the negotiation of the Business Combination Agreement and related documents.

        On February 20, 2020, VectoIQ, with representatives of Greenberg in attendance, held a telephonic meeting of its board of directors to discuss matters related to the Business Combination.

        During the week of February 24, 2020, the form of the subscription for the PIPE was finalized and representatives of Morgan Stanley and Cowen assisted in obtaining commitments from the PIPE investors. The parties also continued to discuss the terms of the Business Combination, the provisions of the Business Combination Agreement and methods to provide liquidity for Mr. Milton, including a redemption of a number of his shares following the Business Combination.

        On February 24, 2020, VectoIQ and the Forward Purchase Investor signed a letter agreement, excusing the Anchor Investor from any obligation to purchase securities pursuant to the contingent forward purchase agreement, and allowing the Anchor Investor to purchase up to $25 million shares of VectoIQ Common Stock in the PIPE.

        On February 27, 2020, VectoIQ's board of directors met again via teleconference, with all board members present. Also present were representatives of Greenberg. After considerable review and discussion, the Business Combination Agreement, the form of Subscription Agreement and related documents and agreements were unanimously approved by VectoIQ's board of directors, subject to final negotiations and modifications, and the board determined to recommend the approval of the Business Combination Agreement. The board also concluded that the fair market value of Nikola was equal to at least 80% of the funds held in the Trust Account. In making such determination, VectoIQ's board of directors considered, among other things, the implied valuation of Nikola based on the market valuation of comparable companies (as discussed below under "—VectoIQ's Board of Directors' Reasons for the Approval of the Business Combination—Attractive Market Valuation of Comparable Companies," the price paid by purchasers of Nikola's Series D preferred stock and the price to be paid by purchasers in the PIPE.

        Nikola's board of directors met via teleconference, with all board members present, on the morning of March 2, 2020 to further consider and discuss the proposed transaction with VectoIQ. Also present was a representative of Pillsbury. Following a thorough review and discussion, the Business Combination Agreement and related documents and agreements were unanimously approved by Nikola's board of directors, and the board determined to recommend the approval of the Business Combination Agreement.

        On March 2, 2020, VectoIQ's board of directors held a further meeting via teleconference, with all board members present, as well as representatives of Greenberg. VectoIQ's management and representatives of Greenberg updated the members of the board on the status of the Business Combination Agreement and related documents and agreements since the prior board vote, and the board unanimously confirmed its approval of the final versions of the Business Combination Agreement, the Subscription Agreement and related documents and agreements including the redemption of 7,000,000 shares held by M&M Residual, LLC (an entity wholly owned by Mr. Milton) at a purchase price of $10.00 per share payable in immediately available funds after the Effective Time.

        The Business Combination Agreement and related documents and agreements were executed on March 2, 2020. Prior to the market open on March 3, 2020, VectoIQ and Nikola issued a joint press release announcing the execution of the Business Combination Agreement and VectoIQ filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. During the morning of March 3, 2020, representatives of VectoIQ and Nikola conducted an investor conference call to announce the Business Combination. Subsequent to the execution of the Business Combination Agreement and the announcement of the Business Combination, VectoIQ engaged Deutsche Bank Securities Inc. as an additional capital markets advisor in connection with the Business Combination.

VectoIQ's Board of Directors' Reasons for the Approval of the Business Combination

        As described under "The Background of the Business Combination" above, VectoIQ's board of directors, in evaluating the Business Combination, consulted with VectoIQ's management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, VectoIQ's board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, VectoIQ's board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. VectoIQ's board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

        This explanation of VectoIQ's reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled "Cautionary Note Regarding Forward-Looking Statements."

        In approving the combination, VectoIQ's board of directors determined not to obtain a fairness opinion. The officers and directors of VectoIQ have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of Cowen, enabled them to make the necessary analyses and determinations regarding the Business Combination.

        VectoIQ's board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

  •
  Highly Disruptive Technology.  VectoIQ's management and board of directors believe that Nikola is a market disruptor in an attractive and growing industry with over 70 patents issued or pending and strong growth prospects within the hydrogen fuel, BEV and FCEV sectors as well as adjacent markets;

  •
  Strategic Partnerships.  VectoIQ's management and board of directors considered Nikola's strategic partnerships with industry leaders, which it believes reduce Nikola's technology and execution risk from truck and hydrogen station development to truck sales and maintenance;

  •
  High Demand for Product.  VectoIQ's management and board of directors considered the fact that Nikola has a high volume of fuel cell electric vehicle pre-orders, currently at over $10 billion, as well as contracts with top tier customers with investment-grade credit ratings;

  •
  Platform Supports Further Growth Initiatives.  VectoIQ's management and board of directors believe that Nikola's business model uniquely supplies both the truck and hydrogen fueling infrastructure, solving the fleets' concerns as to where to refuel with green hydrogen at competitive pricing to diesel;

  •
  Due Diligence.  VectoIQ's management and board of directors conducted due diligence examinations of Nikola and discussions with Nikola's management and VectoIQ's financial and legal advisors concerning VectoIQ's due diligence examination of Nikola;

  •
  Financial Condition.  VectoIQ's board of directors also considered factors such as Nikola's outlook, financial plan and debt structure, as well as valuations and trading of publicly traded companies and valuations of precedent combination and combination targets in similar and adjacent sectors (see "—Certain Nikola Projected Financial Information");

  •
  Attractive Market Valuation of Comparable Companies.  The public trading market valuation of comparable "future transportation" companies (consisting of NIO, Tesla and Virgin Galactic, which we refer to collectively as the "Comparable Future Transportation Companies") have expected 2020 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of February 28, 2020) ranging from 3.3x to 650+x (and a median of 4.0x) and up to 29.5x, respectively. The public trading market valuation of comparable fuel cell technology companies (consisting of Ballard, Bloom Energy, Nel and Plug Power, which we refer to collectively as the "Comparable Fuel Cell Technology Companies") have expected 2020 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of February 28, 2020) ranging from 1.7x to 14.7x (and a median of 9.5x) and up to 77.3x (and a median of 47.8x), respectively. The public trading market valuation of comparable commercial vehicle companies (consisting of Navistar, Paccar, Traton and Volvo which we refer to collectively as the "Comparable Commercial Vehicle Companies") have expected 2020 enterprise value/revenue multiples and enterprise value/EBITDA multiples (in each case based on market data as of February 28, 2020) ranging from 0.3x to 0.8x (and a median of 0.7x) and ranging from 3.1x to 8.4x (and a median of 6.5x), respectively. The VectoIQ board of directors believes that these multiples compare favorably to an initial market valuation of the post-Business Combination company reflected in the terms of the Business Combination corresponding to projected enterprise value/revenue multiples of 11.1x, 2.4x, 1.0x and 0.6x in 2022, 2023, 2024 and 2025, respectively, and projected enterprise value/EBITDA multiples of 15.6x and 5.0x in 2024 and 2025, respectively. While Nikola's projected performance metrics used to derive the initial market valuation multiples of the post-Business Combination company reflected in the terms of the Business Combination are based on forecast periods two to five years beyond the comparable peer metrics, the VectoIQ board of directors believes that the implied valuation discount is such that even applying conservative discount rate assumptions to arrive at a present value for the post-Business Combination company results in a favorable comparison. For example, when applying the median 2020 enterprise value/revenue multiple for the Comparable Fuel Cell Technology Companies of 9.5x to Nikola's 2024 projected revenue, the initial market valuation of the post-Business Combination company implies a 67.6% annual discount rate from December 31, 2024 to June 30, 2020. Since Nikola's business is not expected to achieve scale until 2024, the VectoIQ board of directors believes this present value methodology is the most reasonable method of comparison. Although this analysis is based on the current Nikola projections, the valuation multiples decline each year as a result of the high growth projected for Nikola's business;

  •
  Experienced and Proven Management Team.  VectoIQ's management and board of directors believe that Nikola has a strong management team which is expected to remain with the combined company to seek to execute Nikola's strategic and growth goals;

  •
  Other Alternatives.  VectoIQ's board of directors believes, after a thorough review of other business combination opportunities reasonably available to VectoIQ, that the proposed combination represents the best potential business combination for VectoIQ and the most attractive opportunity for VectoIQ' based upon the process utilized to evaluate and assess other potential combination targets, and VectoIQ's board of directors' belief that such process has not presented a better alternative; and

  •
  Negotiated Transaction.  The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm's length negotiations between VectoIQ and Nikola.

        VectoIQ's board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

  •
  Development Stage Company.  Nikola's status as a pre-revenue company, and the risk that it may not be able to execute on its business plan.

  •
  Macroeconomic Risks.  Macroeconomic uncertainty and the effects it could have on the combined company's revenues;

  •
  Redemption Risk.  The potential that a significant number of VectoIQ stockholders elect to redeem their shares prior to the consummation of the combination and pursuant to VectoIQ's existing charter, which would potentially make the combination more difficult or impossible to complete, and/or reduce the amount of cash available to the combined company following the Closing;

  •
  Stockholder Vote.  The risk that VectoIQ's or Nikola's stockholders may fail to provide the respective votes necessary to effect the Business Combination;

  •
  Closing Conditions.  The fact that the completion of the combination is conditioned on the satisfaction of certain closing conditions that are not within VectoIQ's control;

  •
  Litigation.  The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

  •
  Benefits May Not Be Achieved.  The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

  •
  No Third-Party Valuation. The risk that VectoIQ did not obtain a third-party valuation or fairness opinion in connection with the combination;

  •
  VectoIQ Stockholders Receiving a Minority Positions.  The fact that VectoIQ stockholders will hold a minority position in the combined company;

  •
  Interests of VectoIQ's Directors and Officers.  The interests of VectoIQ's board of directors and officers in the Business Combination (see "—Interests of VectoIQ's Directors and Officers in the Business Combination"); and

  •
  Other Risks Factors.  Various other risk factors associated with the business of motor, as described in the section entitled "Risk Factors" appearing elsewhere in this document.

        In connection with analyzing the Business Combination, VectoIQ's management, based on its experience and judgment, selected the Comparable Future Transportation Companies, the Comparable Fuel Cell Technology Companies and the Comparable Commercial Vehicle Companies. VectoIQ's management selected these companies because they are publicly traded companies with certain operations, results, business mixes or size and scale that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or size and scale of Nikola. None of the Comparable Future Transportation Companies, the Comparable Fuel Cell Technology Companies or the Comparable Commercial Vehicle Companies is identical or directly comparable to Nikola.

        In connection with its analysis of the Business Combination, VectoIQ's management reviewed and compared, using publicly available information, certain current, projected and historical financial information for Nikola corresponding to current and historical financial information, ratios and public market multiples for the Comparable Future Transportation Companies, the Comparable Fuel Cell Technology Companies and the Comparable Commercial Vehicle Companies, as described above.

        VectoIQ's board of directors also considered the Business Combination in light of the investment criteria set forth in VectoIQ's final prospectus for its IPO including, without limitation, that based upon VectoIQ's analyses and due diligence, Nikola has the potential to be a market leader and has substantial future growth opportunities, all of which VectoIQ's board of directors believed have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

        The above discussion of the material factors considered by VectoIQ's board of directors is not intended to be exhaustive but does set forth the principal factors considered by VectoIQ's board of directors.

Certain Nikola Projected Financial Information

        Nikola provided VectoIQ with its internally prepared forecasts for each of the years in the five-year period ending December 31, 2024. Nikola does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Nikola prepared the financial projections set forth below to present key elements of the forecasts provided to VectoIQ. Nikola's forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        The inclusion of financial projections in this proxy statement/prospectus/information statement should not be regarded as an indication that Nikola, its board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus/information statement, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

        The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Nikola's business, all of which are difficult to predict and many of which are beyond Nikola's and VectoIQ's control. The financial projections are forward looking statements that are inherently subject significant uncertainties and contingencies, many of which are beyond Nikola's control. The various risks and uncertainties include those set forth in the "Risk Factors," "Nikola Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Cautionary Note Regarding Forward-Looking Statements" sections of this proxy statement/prospectus/information statement, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

        Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Nikola's independent registered accounting firm, VectoIQ's independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to VectoIQ and its board of directors in connection with their review of the proposed transaction.

        EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT A SUMMARY OF THE FINANCIAL PROJECTIONS FOR NIKOLA, VECTOIQ UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

        The projections were prepared by, and are the responsibility of, Nikola's management. Ernst & Young LLP, Nikola's independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The Ernst & Young LLP report included in this proxy statement/prospectus/information statement relates to historical financial information of Nikola. It does not extend to the projections and should not be read as if it does.

        The key elements of the projections provided by management of Nikola to VectoIQ, which assume BEV truck production commencing in 2021, followed by low volume FCEV production commencing in first half of 2023, are summarized in the tables below:

Key Financial Metrics:

	Forecast Year Ended December 31,
(in millions)	2020P	2021P	2022P	2023P	2024P
Total Revenue	$—	$150	$300	$1,414	$3,226
Gross Profit	—	38	58	301	719
EBITDA(1)	(211)	(245)	(175)	(66)	213
Capital expenditures(2)	(156)	(298)	(296)	(369)	(673)

(1)
Earnings Before Interest, Taxes, Depreciation and Amortization.

(2)
Capital expenditures for hydrogen stations are expected to be funded with approximately 60% equity and 40% debt. Capital expenditures related to our manufacturing facility are expected to be funded with 80% equity and 20% debt.

Key Non-Financial Metrics:

	Forecast Year Ended December 31,
	2020P	2021P	2022P	2023P	2024P
Total BEV trucks sold or leased (units)	—	600	1,200	3,500	7,000
Total FCEV trucks sold or leased (units)	—	—	—	2,000	5,000
Hydrogen stations—Started in period	—	2	13	28	57
Hydrogen stations—Completed in period	—	—	—	10	24

        Projected revenue is based on a variety of operational assumptions, including number of BEV trucks produced and sold, number of FCEV trucks produced and leased, average selling price per BEV truck, average rate of the FCEV truck bundled lease, number of hydrogen stations completed, and average hydrogen station utilization.

        Projected gross profit contribution is driven by expected cost of the trucks, including material, labor and manufacturing overhead, service and warranty costs, as well as the cost of hydrogen production.

        Other key assumptions impacting profitability projections include headcount and outside engineering spend.

        Annual capital expenditures primarily include costs related to our greenfield manufacturing facility and related equipment, our ongoing investment in hydrogen stations, and other working capital.

        From 2020 through 2023, we expect to incur $0.6 billion in capital spending related to the greenfield manufacturing facility and equipment. The first $0.1 billion for phase 1, will be incurred in 2020 and 2021, with the remaining $0.5 billion for phase 2 expected from 2021 to 2023.

        Through 2024 we expect to incur up to $1.0 billion in capital expenditures related to hydrogen stations. Hydrogen station construction is expected to begin in 2021. Each station is expected to take 1.5 to 2 years to complete, and the average total cost per station to be $15 to $20 million, depending on station location.

        Through 2024 we expect to incur approximately $0.2 billion for working capital purposes.

Use of SPAC Trust Account and PIPE Proceeds

        Following the completion of the Business Combination, Nikola anticipates a cash balance of approximately $670 million to $690 million on a pro forma basis to fund growth. Nikola's estimated spending in the eighteen months following the completion of the Business Combination will consist of: (i) completing the development and industrialization of the Nikola Tre BEV truck, (ii) completing the construction of the greenfield manufacturing facility, (iii) completing the construction of a pilot commercial hydrogen station and (iv) hiring of personnel, as detailed below.

        The estimated eighteen-month spending forecast for Nikola between July 2020 and December 2021 is as follows:

  •
  $100 million to $150 million in R&D expenses (including outside engineering services and prototype vehicle builds);

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  $75 million to $100 million in personnel expenses;

  •
  $75 million to $100 million in capital expenditures related to Phase 1 of Nikola's greenfield manufacturing facility and equipment;

  •
  $50 million to $75 million in capital expenditures to build out R&D testing and validation capabilities and construct a pilot 8-ton hydrogen station; and

  •
  $280 million to $380 million in working capital, and Phase 2 of Nikola's greenfield manufacturing facility and equipment.

Long-Term Liquidity Requirements

        Due to the intended use of funds as described above, the capital raised in the Business Combination will not be sufficient to cover forecasted capital needs and operating expenditures from fiscal year 2022 through fiscal year 2024. Until we can generate sufficient revenue from BEV truck sales and hydrogen FCEV leases to cover operating expenses, working capital and capital expenditures, we expect to fund additional cash needs through a combination of equity and debt financing, including lease securitizations, as detailed below.

Equity

  •
  Nikola will likely need to raise an additional $700 million of equity financing between late 2021 and early 2022.

Debt

  •
  Nikola expects to issue senior unsecured notes of approximately $100 million and $400 million in 2023 and 2024, respectively, to support operations;

  •
  Manufacturing equipment financing of roughly $85 million in 2021; and

  •
  Hydrogen station equipment financing of approximately $130 million, $280 million and $570 million in 2022, 2023 and 2024, respectively.

Lease Securitization

  •
  Lease securitization of FCEV trucks of approximately $200 million and $460 million for the years 2023 and 2024, respectively.

        We believe that both equity and debt financing would be available, as Nikola forecasts generating revenue in 2021. Nikola may also consider entering into a joint venture arrangement for a certain number of hydrogen stations to reduce the amount of equity required for hydrogen station financing in the projected period. If additional capital is not available when needed, on acceptable terms, we would need to curb our expansion plans and/or limit certain R&D expenditures, which would have a material adverse impact on business prospects.

        EBITDA, a non-GAAP measure, is an addition, and not a substitute for or superior to, measure of financial performance prepared in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as alternative to cash flows from operating activities as a measure of liquidity.

        This information should be read in conjunction with "Nikola Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as the audited financial statements of Nikola elsewhere in this proxy statement/prospectus/information statement.

Interests of VectoIQ's Directors and Officers in the Business Combination

        When you consider the recommendation of VectoIQ's board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of VectoIQ's board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

  •
  the beneficial ownership of the Sponsor and certain of VectoIQ's directors and officers of an aggregate of 4,691,924 shares of VectoIQ Common Stock and 531,672 VectoIQ Warrants, which shares and warrants would become worthless if VectoIQ does not complete a business combination within the applicable time period, as VectoIQ Initial Stockholders have waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $69.7 million and $2.6 million, respectively, based on the closing prices of VectoIQ Common Stock of $14.85 and VectoIQ Warrants of $4.90 on Nasdaq on May 7, 2020;

  •
  VectoIQ's board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on VectoIQ's behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

  •
  the anticipated continuation of Stephen J. Girsky, VectoIQ's President and Chief Executive Officer and a director, as a director of New Nikola following the Closing; and

  •
  the continued indemnification of current directors and officers of VectoIQ and the continuation of directors' and officers' liability insurance after the Business Combination.

Interests of Nikola's Directors and Officers in the Business Combination

        When you consider the recommendation of Nikola's board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Nikola's directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. Nikola's board of directors was aware of such interests during its deliberations on the merits of the Business Combination Proposal and in deciding to recommend that Nikola stockholders submit written consents in favor of the Business Combination Proposal. These interests include, among other things:

  •
  Certain of Nikola's directors and executive officers are expected to become directors and/or executive officers of New Nikola upon the consummation of the Business Combination. Specifically, the following individuals who are currently executive officers of Nikola are expected to become executive officers of New Nikola upon the consummation of the Business Combination, serving in the offices set forth opposite their names below.

Name	Position
Trevor R. Milton	Executive Chairman
Mark A. Russell	President, Chief Executive Officer and Director
Kim J. Brady	Chief Financial Officer
Joseph R. Pike	Chief Human Resources Officer
Britton M. Worthen	Chief Legal Officer and Secretary
  •
  In addition, the following individuals who are currently directors of Nikola are expected to become directors of New Nikola upon the consummation of the Business Combination: Sophia Jin, Michael L. Mansuetti, Gerrit A. Marx, Trevor R. Milton, Mark A. Russell, Lonnie R. Stalsberg, DeWitt C. Thompson V and Jeffrey W. Ubben.

  •
  Certain of Nikola's executive officers hold vested and unvested options to purchase shares of Nikola's common stock, the treatment of such equity awards in connection with the Business Combination is described in "The Business Combination Agreement—Conversion of Securities",

    which description is incorporated by reference herein. The ownership of such awards by our executive officers, as of March 12, 2020, is set forth in the table below.

Name	Vested Stock Options	Unvested Stock Options
Named Executive Officers
Trevor R. Milton	0	0
Mark A. Russell	1,051,249	3,800,671
Kim J. Brady	4,266,451	1,338,817
All Other Executive Officers as a Group	1,284,788	1,586,658
Directors
Mark A. Russell	1,051,249	3,800,671
All Other Directors as a Group	0	0
  •
  Certain of Nikola's executive officers and directors hold shares of Nikola Preferred Stock and Nikola Common Stock, the treatment of which is described in "The Business Combination Agreement," which description is incorporated herein by reference. Mark A. Russell owns 403,992 shares of Nikola Common Stock and 150,871 shares of Nikola Preferred Stock. Trevor R. Milton may be deemed to beneficially own 25,323,739 shares of Nikola Common Stock and 14,280,267 shares of Nikola Preferred Stock owned by M&M Residual, LLC, a Nevada limited liability company that is wholly owned by Mr. Milton. Trevor R. Milton may be deemed to beneficially own, and Mark A. Russell may be deemed to have an interest in, 21,699,067 shares of Nikola Common Stock and 13,387,130 shares of Nikola Preferred Stock held by T&M Residual, LLC, an Arizona limited liability company that is owned by Mr. Russell and Mr. Milton. Nikola's other executive officers, as a group, hold no shares of Nikola Common Stock or Nikola Preferred Stock.

  •
  The following directors of Nikola have a direct or indirect ownership interest in Nikola Preferred Stock and/or Nikola Common Stock: Sophia Jin, Michael L. Mansuetti, Gerrit A. Marx, Trevor R. Milton, William Milton, Mark A. Russell, DeWitt C. Thompson V and Jeffrey W. Ubben.

  •
  Upon the consummation of the Business Combination, New Nikola shall redeem 7,000,000 shares of VectoIQ Common Stock from M&M Residual, LLC at a purchase price of $10.00 per share, payable in immediately available funds. M&M Residual, LLC is a Nevada limited liability company that is wholly owned by Trevor R. Milton, Nikola's Chief Executive Officer.

Potential Actions to Secure Requisite Stockholder Approvals

        In connection with the stockholder vote to approve the Business Combination, the Sponsor and VectoIQ's board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of VectoIQ Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or VectoIQ's board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of VectoIQ Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or VectoIQ's board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to VectoIQ for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

        Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. On April 8, 2020, we received notice of early termination of the waiting period under the HSR Act.

        At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. VectoIQ and Nikola are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

        The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, VectoIQ will be treated as the acquired company and Nikola will be treated as the acquirer for financial statement reporting purposes. Nikola has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

  •
  Nikola's existing shareholders will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 77% and 82% voting interest, respectively;

  •
  the largest minority voting shareholder of the combined entity is an existing shareholder of Nikola;

  •
  Nikola's directors will represent eight of the nine board seats for the combined company's board of directors;

  •
  Nikola's existing shareholders will have the ability to control decisions regarding election and removal of directors and officers of the combined entity's executive board of directors; and

  •
  Nikola's senior management will be the senior management of the combined company.

        The preponderance of evidence as described above is indicative that Nikola is the accounting acquirer in the Business Combination.

THE BUSINESS COMBINATION AGREEMENT

        The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus/information statement and is incorporated by reference into this proxy statement/prospectus/information statement. The Business Combination Agreement has been attached to this proxy statement/prospectus/information statement to provide you with information regarding its terms. It is not intended to provide any other factual information about VectoIQ, Nikola or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

        The Business Combination Agreement contains representations and warranties that VectoIQ and Merger Sub, on the one hand, and Nikola, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While VectoIQ and Nikola do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about VectoIQ or Nikola, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between VectoIQ, Merger Sub and Nikola and are modified by the disclosure schedules.

General; Structure of the Business Combination

        On March 2, 2020, VectoIQ, Merger Sub and Nikola entered into the Business Combination Agreement, pursuant to which VectoIQ and Nikola will enter into the Business Combination. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.

        The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the "Effective Time"). The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by VectoIQ and Nikola, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than the third business day after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as VectoIQ and Nikola may mutually agree).

Conversion of Securities

        Immediately prior to the Effective Time, Nikola will cause each share of Nikola Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be converted into an equal number of shares of Nikola Common Stock, and each converted share of Nikola Preferred Stock will no longer be outstanding and will cease to exist, such that each holder of Nikola Preferred Stock will thereafter cease to have any rights with respect to such securities.

        At the Effective Time, by virtue of the Merger and without any action on the part of VectoIQ, Merger Sub, Nikola or the holders of any of Nikola's securities:

  (a)
  Each share of Nikola Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the number of shares of VectoIQ Common Stock (the "Per Share Merger Consideration") equal to the exchange ratio of 1.901 (the "Exchange Ratio");

  (b)
  All shares of Nikola Common Stock and Nikola Preferred Stock held in the treasury of Nikola will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

  (c)
  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

  (d)
  Each Nikola Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase a number of shares of VectoIQ Common Stock (such option, an "Exchanged Option") equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Nikola Common Stock subject to such Nikola Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Nikola Option immediately prior to the Effective Time divided by (B) Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Nikola Option immediately prior to the Effective Time.

Closing; Extension

        The Closing will occur as promptly as practicable, but in no event later than three Business Days following the satisfaction or waiver of all of the closing conditions. If, by May 1, 2020, VectoIQ and Nikola determine that the Closing is unlikely to be consummated on or before May 18, 2020 (the "First Expiration Date"), then VectoIQ shall take all actions necessary to obtain the approval of the VectoIQ Stockholders to extend the deadline for VectoIQ to consummate its initial business combination (the "Extension") to a date after the First Expiration Date but prior to August 31, 2020 (the "Outside Date") in accordance with the VectoIQ organizational documents. VectoIQ has scheduled a vote of its stockholders for May 12, 2020 to extend this deadline to July 31, 2020. VectoIQ shall use its reasonable best efforts to obtain stockholder approval for any and all required Extensions during the term of the Business Combination Agreement.

Representations, Warranties and Covenants

        The Business Combination Agreement contains customary representations, warranties and covenants of Nikola, VectoIQ and Merger Sub relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Business Combination Agreement.

        The Business Combination Agreement contains representations and warranties made by Nikola to VectoIQ and Merger Sub relating to a number of matters, including the following:

  •
  organization and qualification to do business, subsidiaries;

  •
  certification of incorporation and bylaws;

  •
  capitalization;

  •
  authority to enter into the Business Combination Agreement;

  •
  absence of conflicts with organizational documents, applicable laws or certain other agreements;

  •
  permits and compliance;

  •
  financial statements;

  •
  absence of changes or events;

  •
  absence of litigation;

  •
  employee benefit plans;

  •
  labor and employment matters;

  •
  real property and title to assets;

  •
  intellectual property;

  •
  taxes;

  •
  environmental matters;

  •
  material contracts;

  •
  insurance;

  •
  approval of the board and the stockholders;

  •
  certain business practices;

  •
  interested party transactions;

  •
  exchange act;

  •
  brokers; and

  •
  exclusivity of the representations and warranties made by Nikola.

        The Business Combination Agreement contains representations and warranties made by VectoIQ and Merger Sub to Nikola relating to a number of matters, including the following:

  •
  corporate organization;

  •
  certification of incorporation and bylaws;

  •
  capitalization;

  •
  authority to enter into the Business Combination Agreement;

  •
  absence of conflicts with organizational documents, applicable laws or certain other agreements;

  •
  compliance;

  •
  proper filing of documents with the SEC, financial statements and compliance with Sarbanes-Oxley Act;

  •
  absence of certain changes or events;

  •
  absence of litigation;

  •
  approval of the board and the stockholders;

  •
  no prior operations of Merger Sub;

  •
  brokers;

  •
  the Trust Account;

  •
  employees;

  •
  taxes;

  •
  the listing of VectoIQ Common Stock, VectoIQ Warrants and VectoIQ Units; and

  •
  investigation and reliance.

Conduct of Business Pending the Merger

        Nikola has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, it will conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business consistent with past practice. Nikola and its subsidiaries have also agreed to use their commercially reasonable efforts to preserve substantially intact their current business organization, keep available the services of its current officers, key employees, and consultants, and preserve the existing relations with Nikola customers, suppliers, and any other significant business relations.

        In addition to the general covenants above, Nikola has agreed that prior to the Effective Time, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of VectoIQ (which may not be unreasonably conditioned, withheld or delayed):

  •
  change or amend its certificate of incorporation, bylaws or other organizational documents;

  •
  issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock of Nikola or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Nikola or any of its subsidiaries, provided that (i) the exercise or settlement of any Nikola Options or grants of Nikola Options in the ordinary course of business consistent with past practice and (ii) the sale of shares of Series D Preferred Stock to investors at a price per share of at least $19.01 shall not require the consent of VectoIQ; or (b) any material assets of the Nikola or any of its subsidiaries;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

  •
  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

  •
  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $5.0 million; or incur any indebtedness for borrowed money in excess of $5.0 million or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

  •
  (a) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Nikola as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (b) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, or (d) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $300,000;

  •
  other than as required by law or pursuant to all employee benefit plans disclosed to VectoIQ, grant any severance or termination pay to, any director or officer of Nikola and its subsidiaries, other than in the ordinary course of business consistent with past practice;

  •
  adopt, amend and/or terminate any material plan except as may be required by applicable law, is necessary in order to consummate the Proposed Transactions, or health and welfare plan renewals in the ordinary course of business;

  •
  materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

  •
  make any material tax election, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

  •
  materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Nikola and its subsidiaries material rights thereunder, in each case in a manner that is adverse to the Nikola and its subsidiaries, taken as a whole, except in the ordinary course of business;

  •
  intentionally permit any material item of Nikola intellectual property to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Nikola intellectual property; or

  •
  enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

        VectoIQ has agreed that, prior to the Effective Time or termination of the Business Combination Agreement, it will conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business consistent with past practice. In addition, VectoIQ has agreed that prior to the Effective Time, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of Nikola (which may not be unreasonably withheld, conditioned or delayed):

  •
  change, modify or amend the organizational documents or the organizational documents of Merger Sub, or form any subsidiary of VectoIQ other than the Merger Sub;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the trust fund that are required pursuant to the VectoIQ organizational documents;

  •
  reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the VectoIQ Common Stock or VectoIQ Warrants except for redemptions from the trust fund that are required pursuant to the VectoIQ organizational documents;

  •
  issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class of capital stock or other securities of VectoIQ or Merger Sub, or (b) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of VectoIQ or Merger Sub;

  •
  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

  •
  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of VectoIQ, as applicable, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

  •
  make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

  •
  make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

  •
  liquidate, dissolve, reorganize or otherwise wind up the business and operations of VectoIQ or Merger Sub;

  •
  amend the Trust Agreement or any other agreement related to the Trust Account; or

  •
  enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Proxy Statement; Registration Statement

        As promptly as practicable after the execution of the Business Combination Agreement and receipt of the PCAOB Audited Financials, VectoIQ and Nikola agreed to prepare and file with the SEC this proxy statement/prospectus/information statement to be sent to the stockholders of VectoIQ and to the stockholders of Nikola as an information statements relating (a) with respect to Nikola's stockholders, the action to be taken by certain stockholders of Nikola pursuant to the Written Consent and (b) with respect to VectoIQ's stockholders, the special meeting of VectoIQ's stockholders to be held to consider approval and adoption of the VectoIQ Proposals.

VectoIQ Stockholders' Meetings; Merger Sub Stockholder's Approval; Nikola's Stockholder's Written Consent

        VectoIQ has agreed to call and hold the special meeting as promptly as practicable after the date on which this Registration Statement becomes effective (no later than 30 days after the date on which this proxy statement/prospectus/information statement is mailed to the stockholders of VectoIQ). VectoIQ has agreed, through the VectoIQ board of directors, to recommend to its stockholders that they approve the VectoIQ Proposals contained in this proxy statement/prospectus/information statement and shall include the recommendation of the VectoIQ board of directors in this proxy statement/prospectus/information statement.

        Nikola has agreed to solicit the Written Consent. Nikola has agreed to solicit the Written Consent as soon as promptly as practicable after this proxy statement/prospectus/information statement becomes effective and in any case, no more than 24 hours after it becomes effective. Nikola has agreed to solicit the consent of its stockholders even if there has been an Adverse Recommendation Change (as defined below), unless VectoIQ has already terminated the Business Combination Agreement.

No Solicitation; Change in Recommendation

        Under the terms of the Business Combination Agreement, Nikola has agreed on behalf of itself and its subsidiaries not to (a) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Acquisition Proposal (as defined below), (b) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal, (c) enter into, engage in and maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (d) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Nikola or any of its Subsidiaries, (e) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (f) approve, endorse, recommend, execute or enter into a Nikola Acquisition Agreement, or (g) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action.

        Nikola also agreed that immediately following the execution of the Business Combination Agreement it shall use its reasonable best efforts to cause its representatives to cease any solicitations, discussions or negotiations with any person or entity conducted prior to the Business Combination Agreement in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.

        Nikola also agreed that it will promptly request each person that has prior to the date of the Business Combination Agreement executed a confidentiality agreement in connection with its consideration of acquiring Nikola to return or destroy all confidential information furnished to such person by or on behalf of it or any of its subsidiaries prior to the date of the merger agreement.

        Nikola has agreed to promptly (and in any event within 24 hours) notify, VectoIQ of the receipt of any Acquisition Proposal received after the date of the Business Combination Agreement, which notice shall identify the third party making such Acquisition Proposal include a summary of the material terms and conditions of any material developments, discussions or negotiations relating to such Acquisition Proposal as well as any modifications to such Acquisition Proposal.

        Notwithstanding the restrictions set forth above, the Business Combination Agreement provides that, the Nikola board of directors may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal that the Nikola board of directors reasonably believes, in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), and thereafter furnish to such third party non-public information related to Nikola pursuant to a confidentiality agreement.

        Except as set forth below, the Nikola board of directors has agreed to (a)(i) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to VectoIQ or Merger Sub, the Nikola board of directors recommendation, or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of Nikola any Acquisition Proposal or Superior Proposal, (b) make any public statement inconsistent with the Nikola board of directors recommendation, (c) resolve or agree to take any of the foregoing actions (any of the foregoing, a "Adverse Recommendation Change"), or (d) authorize, cause or permit Nikola or any of its subsidiaries or any of their respective representatives to enter into any Nikola Acquisition Agreement. Notwithstanding the foregoing, prior to the receipt of the Written Consent, but not after, the Nikola board of directors may make an Adverse Recommendation Change or cause Nikola to terminate the Business Combination Agreement to enter into a Nikola Acquisition Agreement, only if the Nikola board of directors has reasonably determined in good faith, after consultation with its outside financial advisor and legal counsel, that (A) the failure to take such action would reasonably be expected to be inconsistent with the Nikola board of directors' fiduciary duties under applicable law, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Prior to taking such action, (1) Nikola promptly notifies VectoIQ, in writing, at least three Business Days (the "Nikola Notice Period") before making an Adverse Recommendation Change or entering into (or causing a subsidiary to enter into) a Nikola Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall (x) state expressly that Nikola has received an Acquisition Proposal that the Nikola board of directors intends to declare a Superior Proposal and that the Nikola board of directors intends to make an Adverse Recommendation Change and/or Nikola intends to enter into a Nikola Acquisition Agreement, and (y) include a copy of the most current version of the proposed agreement relating to such Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Superior Proposal), and a description of any financing commitments relating thereto; (2) Nikola shall, and shall cause its subsidiaries to, and their respective representatives to, during the Nikola Notice Period, negotiate with VectoIQ in good faith in respect of adjustments in the terms and conditions of the Business Combination Agreement such that such Acquisition Proposal would cease to constitute a Superior Proposal, if VectoIQ, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Nikola Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Nikola Notice Period shall be extended, if applicable, to ensure that at least two business days remains in the Nikola Notice Period subsequent to the time Nikola notifies VectoIQ of any such material revision (it being understood that there may be multiple extensions)); and (3) following the end of such Nikola Notice Period (as extended pursuant to the preceding clause (2)) the Nikola board of directors determines in good faith, after consulting with outside financial advisor and legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by VectoIQ during the Nikola Notice Period in the terms and conditions of the Business Combination Agreement.

        Notwithstanding the restrictions set forth above, if, at any time prior to obtaining the Written Consent, the Nikola board of directors determines in good faith, in response to an intervening event, after consultation with its outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law, the Nikola board of directors may, prior to obtaining the Written Consent, make an Adverse Recommendation Change.

        As used in the Business Combination Agreement:

  •
  "Acquisition Proposal" means any proposal or offer from any person or group of persons (other than VectoIQ, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the assets of Nikola and its subsidiaries, taken as a whole, or 10% or more of the total voting power of the equity securities of Nikola, whether by way of merger, asset purchase, equity purchase or otherwise;

  •
  "Superior Proposal" means a bona fide, written Acquisition Proposal, not solicited, received, initiated or facilitated in violation of non-solicitation provisions of the Business Combination Agreement, involving (a) assets that generate more than 50% of the consolidated total revenues of Nikola and its subsidiaries, taken as a whole, (b) assets that constitute more than 50% of the consolidated total assets of Nikola and its subsidiaries, taken as a whole, or (c) more than 50% of the total voting power of the equity securities of Nikola, in each case, that Nikola's board of directors (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to Nikola than the transactions contemplated by the Business Combination Agreement after taking into account all such factors and matters deemed relevant in good faith by the Nikola board of directors, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated thereby and after taking into account any changes to the terms of Business Combination Agreement irrevocably offered in writing by VectoIQ in response to such Superior Proposal pursuant to the terms of the Business Combination Agreement.

  •
  "intervening event" means an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that materially affects the business, assets, operations or prospects of the Nikola and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to Nikola or the Nikola board of directors as of the date of the Business Combination Agreement (or the consequences of which were not reasonably foreseeable to the Nikola board of directors as of the date of the Business Combination Agreement), and that becomes known to Nikola or the Nikola board of directors after the date of the Business Combination Agreement.

Exclusivity

        VectoIQ has agreed that until the Effective Time, to the extent not inconsistent with the fiduciary duties of the VectoIQ board, VectoIQ shall not take nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Nikola, its stockholders and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a "Business Combination Proposal") other than with Nikola, its stockholders and their respective affiliates and representatives. VectoIQ has agreed to and cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Stock Exchange Listing

        VectoIQ will use its reasonable best efforts to cause the shares of VectoIQ Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq at Closing. Until the Closing, VectoIQ shall use its reasonable best efforts to keep the VectoIQ Common Stock and VectoIQ Warrants listed for trading on Nasdaq.

Redemption

        Nikola has agreed that immediately following, and subject to the Effective Time, the Surviving Corporation shall redeem 7,000,000 shares of the Surviving Corporation's common stock from M&M Residual, LLC at a purchase price of $10.00 per share, payable in immediately available funds. M&M Residual, LLC is a Nevada limited liability company that is wholly owned by Trevor R. Milton, Nikola's Chief Executive Officer.

Other Covenants and Agreements

        The Business Combination Agreement contains other covenants and agreements, including covenants related to:

  •
  Nikola and VectoIQ providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

  •
  Certain employee benefit matters including the establishment of an equity incentive award plan to be effective after the Closing;

  •
  Director and officer indemnification;

  •
  Prompt notification of certain matters;

  •
  Nikola and VectoIQ using best efforts to consummate the Business Combination;

  •
  Public announcement relating the Business Combination;

  •
  Agreement relating to the intended tax treatment of the Business Combination;

  •
  Cooperation regarding any filings required under the HSR Act;

  •
  The delivery by Nikola of audited financial statements prior to April 1, 2020; and

  •
  VectoIQ making disbursements from the Trust Account.

Conditions to Closing

Mutual

        The obligations Nikola, VectoIQ and Merger Sub to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

  (a)
  The Written Consent shall have been delivered to VectoIQ;

  (b)
  The VectoIQ Proposals (as defined elsewhere in this proxy statement/prospectus/information statement) shall have been approved and adopted by the requisite affirmative vote of the VectoIQ stockholders in accordance with the proxy statement/prospectus/information statement, the DGCL, the VectoIQ organizational documents and the rules and regulations of Nasdaq;

  (c)
  No governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination;

  (d)
  All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated (we received notice of early termination of the waiting period under the HSR Act on April 8, 2020), and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;

  (e)
  All consents, approvals and authorizations set forth in the Business Combination Agreement shall have been obtained from and made with all governmental authorities;

  (f)
  The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC; and

  (g)
  The shares of VectoIQ Common Stock shall be listed on Nasdaq as of the Closing Date.

VectoIQ and Merger Sub

        The obligations of VectoIQ and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

  (a)
  The representations and warranties of Nikola contained in the sections titled (i) Organization and Qualification; Subsidiaries, (ii) Capitalization, (iii) Authority Relative to the Business Combination Agreement and (iv) Brokers in the Business Combination Agreement shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect," each as defined in the Business Combination Agreement, or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Nikola contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to "materiality" or "Company Material Adverse Effect" or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

  (b)
  Nikola shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

  (c)
  Nikola shall have delivered to VectoIQ a customary officer's certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

  (d)
  No Company Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

  (e)
  Other than those persons identified as continuing directors in the Business Combination Agreement, all members of the Nikola board of directors, as required pursuant to the Business Combination Agreement, shall have executed written resignations effective as of the Effective Time;

  (f)
  All parties to the Registration Rights and Lock-Up Agreement (other than VectoIQ) shall have delivered, or cause to be delivered, to VectoIQ copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties;

  (g)
  On or prior to the Closing, Nikola shall have delivered to VectoIQ a properly executed certification that shares of Nikola Common Stock are not "U.S. real property interests" in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by VectoIQ with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

  (h)
  Nikola shall have delivered to VectoIQ the PCAOB Audited Financials;

  (i)
  Nikola shall have at least $60.0 million in cash; and

  (j)
  Nikola shall have indebtedness for borrowed money of no more than $4.1 million.

The Company

        The obligations of Nikola to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

  (a)
  The representations and warranties of VectoIQ and Merger Sub contained in the sections titled (i) Corporate Organization (ii) Capitalization, (iii) Authority Relative to the Business Combination Agreement and (iv) Brokers in the Business Combination Agreement shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to "materiality" or "VectoIQ Material Adverse Effect" or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of VectoIQ and Merger Sub contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to "materiality" or "VectoIQ Material Adverse Effect," each as defined in the Business Combination Agreement, or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a VectoIQ Material Adverse Effect;

  (b)
  VectoIQ and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time;

  (c)
  VectoIQ shall have delivered to Nikola a customary officer's certificate (signed by the President of VectoIQ), dated the date of the Closing, certifying as to the satisfaction of certain conditions;

  (d)
  No VectoIQ Material Adverse Effect shall have occurred between the date of the Business Combination Agreement and the Closing Date;

  (e)
  A supplemental listing shall have been filed with the Nasdaq Capital Market as of the Closing Date to list the shares constituting the aggregate Per Share Merger Consideration;

  (f)
  VectoIQ shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by VectoIQ; and

  (g)
  The sale and issuance by VectoIQ of VectoIQ Common Stock or other securities of VectoIQ in connection with the PIPE shall have resulted in gross proceeds of not less than $500 million.

Termination

        The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the Nikola Stockholders or VectoIQ Stockholders, respectively, as follows:

  (a)
  By mutual written consent of VectoIQ and Nikola;

  (b)
  By VectoIQ or Nikola, if (i) the Effective Time will not have occurred prior to the Outside Date; provided, however, that the Business Combination Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a the conditions to the Merger on or prior to the Outside Date; or (ii) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination and the Merger; or (iii) any of the VectoIQ Proposals fail to receive the requisite vote for approval at the special meeting;

  (c)
  By Nikola if (i) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of VectoIQ and Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of VectoIQ and Merger Sub will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading "Conditions to Closing; The Company" would not be satisfied (a "Terminating VectoIQ Breach"); provided that Nikola has not waived such Terminating VectoIQ Breach and Nikola is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating VectoIQ Breach is curable by VectoIQ and Merger Sub, Nikola may not terminate the Business Combination Agreement under this section for so long as VectoIQ and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by Nikola to VectoIQ; or (ii) at any time prior to receipt of the Written Consent, in connection with entering into a Nikola Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.05(d) of the Business Combination Agreement; provided, that prior to or concurrently with such termination the Nikola pays the Termination Fee (as defined in the Business Combination Agreement and below);

  (d)
  By VectoIQ if (i) the Nikola board of directors or a committee thereof, prior to obtaining the Written Consent has made an Adverse Recommendation Change, or (ii) Nikola has failed to deliver the Written Consent to VectoIQ within 24 hours after the Registration Statement becomes effective; or (iii) there is a Terminating Company Breach; provided that VectoIQ has not waived such Terminating Company Breach and VectoIQ and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Company Breach is curable by Nikola, VectoIQ may not terminate the Business Combination Agreement under this provision for so long as Nikola continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty days after notice of such breach is provided by VectoIQ to Nikola; or (iv) the PCAOB Audited Financials will not have been delivered to VectoIQ by Nikola on or before April 1, 2020.

Effect of Termination

        If the Business Combination Agreement is terminated, the agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party to the Business Combination Agreement, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Termination Fee

        Nikola will pay a termination fee in the amount of $82.0 million (the "Termination Fee"), in the event that:

  (a)
  (i) the Business Combination Agreement is terminated (A) by Nikola or VectoIQ, if the Effective Time did not occur prior to the Outside Date, (B) by VectoIQ, if Nikola failed to deliver the Written Consent to VectoIQ within 24 hours after the Registration Statement became effective or (C) pursuant to a Terminating Company Breach, (ii) a bona fide Acquisition Proposal (as defined in the Business Combination Agreement) has been made, proposed or otherwise communicated to Nikola after the date of the Business Combination Agreement but before the date of termination, and (iii) within six months of the date the Business Combination Agreement is terminated, Nikola enters into a definitive agreement with respect to such Acquisition Proposal; or

  (b)
  the Business Combination Agreement is terminated (x) by VectoIQ if the Nikola board of directors or a committee thereof, prior to obtaining the Written Consent, shall have made an Adverse Recommendation Changes; or (y) by Nikola, if at any time prior to receiving the Written Consent, Nikola enters into a Nikola Acquisition Agreement with respect to a Superior Proposal.

Recommendation of the Board

VECTOIQ'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

        This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the "Related Agreements," but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Stockholder Support Agreement

        Contemporaneously with the execution of the Business Combination Agreement, on March 2, 2020, the Key Nikola Stockholders entered into the Stockholder Support Agreement pursuant to which such Key Nikola Stockholders agreed to vote all of their shares of Nikola Common Stock and Nikola Preferred Stock in favor of the approval and adoption of the Proposed Transactions. Additionally, such Key Nikola Stockholders have agreed not to (a) transfer any of their shares of Nikola Common Stock and Nikola Preferred Stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement. Collectively, as of March 1, 2020 the Key Nikola Stockholders hold approximately 80% of the outstanding shares of capital stock of Nikola.

Registration Rights and Lock-Up Agreement

        In connection with the Proposed Transactions, Holders will enter into the Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, VectoIQ will be obligated to file a registration statement to register the resale of certain securities of VectoIQ held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that VectoIQ file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of VectoIQ held by such Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with "piggy-back" registration rights, subject to certain requirements and customary conditions.

        The Registration Rights and Lock-Up Agreement further provides for the securities of VectoIQ held by the Holders to be locked-up for a period of time following the Closing, as described below, subject to certain exceptions. The securities held by the Original Holders will be locked-up for one year following the Closing, subject to earlier release if (i) the reported last sale price of VectoIQ Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if VectoIQ consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of VectoIQ's stockholders having the right to exchange their shares of common stock for cash, securities or other property. The securities held by the New Holders, other than certain entities controlled by Trevor R. Milton, will be locked-up for 180 days after the Closing. The securities held by certain entities controlled by Trevor R. Milton will be locked up for one year following the Closing, except that they would be permitted to sell or otherwise transfer (i) $70 million of VectoIQ Common Stock in connection with the Closing which are to be redeemed by the Company in accordance with the terms of the Business Combination Agreement (see the section titled "Certain Nikola Relationships and Related Party Transactions—Redemption" for further information) and (ii) up to $70.0 million shares of VectoIQ Common Stock commencing 180 days after the Closing.

Subscription Agreements

        In connection with the execution of the Business Combination Agreement, effective as of March 2, 2020, VectoIQ entered into separate subscription agreements (each, a "Subscription Agreement") with a number of investors (each a "Subscriber"), pursuant to which the Subscribers agreed to purchase, and VectoIQ agreed to sell to the Subscribers, an aggregate of 52,500,000 shares of VectoIQ Common Stock (the "PIPE Shares"), for a purchase price of $10.00 per share and an aggregate purchase price of $525 million, in the PIPE.

        The closing of the sale of the PIPE Shares pursuant to the Subscription Agreement is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Proposed Transactions. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.

        Pursuant to the Subscription Agreements, VectoIQ agreed that, within 45 calendar days after the consummation of the Proposed Transactions (the "Filing Deadline"), VectoIQ will file with the SEC (at VectoIQ's sole cost and expense) a registration statement registering the resale of the PIPE Shares (the "Resale Registration Statement"), and VectoIQ shall use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. Under certain circumstances, additional payments by VectoIQ may be assessed with respect to the PIPE Shares in the event that (i) the Resale Registration Statement has not been filed with the SEC by the Filing Deadline; (ii) the Resale Registration Statement has not been declared effective by the SEC by 60 days (or 120 days if the SEC notifies VectoIQ that it will review the Resale Registration Statement) following the Filing Deadline; (iii) the Resale Registration Statement is declared effective by the SEC but thereafter ceases to be effective prior to the expiration of a designated effective period or a Subscriber is not permitted to utilize the Resale Registration Statement to resell the PIPE Shares; or (iv) under certain circumstances, VectoIQ fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act, such that the Subscribers who are not affiliates of VectoIQ are unable to sell their PIPE Shares without restriction under Rule 144 under the Securities Act. The additional payments by VectoIQ shall accrue on the applicable registrable securities at a rate of 0.5% of the aggregate purchase price paid for such registrable securities per month, subject to certain terms and limitations (including a cap of 5.0% of the aggregate purchase price).

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND THE BUSINESS COMBINATION

        The following is a discussion of certain U.S. federal income tax consequences for (i) holders of VectoIQ Common Stock that elect to have their VectoIQ Common Stock redeemed for cash if the Business Combination is completed and (ii) holders of Nikola Capital Stock who exchange their Nikola Capital Stock for VectoIQ Common Stock in the Business Combination. This discussion applies only to shares of VectoIQ Common Stock or Nikola Capital Stock, as the case may be, held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, with respect to the redemption of VectoIQ Common Stock, the discussion is applicable only to holders who purchased VectoIQ Common Stock in the IPO.

        This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  persons holding VectoIQ Common Stock or Nikola Capital Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

  •
  banks, insurance companies and other financial institutions;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

  •
  tax-exempt organizations or governmental organizations;

  •
  persons subject to special tax accounting rules as a result of any item of gross income with respect to VectoIQ Common Stock or Nikola Capital Stock being taken into account in an applicable financial statement;

  •
  U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  regulated investment companies (RICs) or real estate investment trusts (REITs);

  •
  tax-qualified retirement plans; and

  •
  "qualified foreign pension funds" as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

        If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of shares of VectoIQ Common Stock or Nikola Capital Stock, as the case may be, who or that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States,

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

  •
  an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

        Also, for purposes of this discussion, a "Non-U.S. holder" is any beneficial owner of VectoIQ Common Stock or Nikola Capital Stock, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

        THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations of the Redemption to the Holders of VectoIQ Common Stock

        The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination that are associated with certain redemptions of VectoIQ Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. VectoIQ has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

        Holders of VectoIQ Common Stock who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their VectoIQ Common Stock as described in this section. The Company did not obtain a tax opinion regarding the U.S. federal income tax consequences of the Business Combination, including the Redemption.

U.S. Holders

        Redemption of VectoIQ Common Stock.    In the event that a U.S. holder's VectoIQ Common Stock is redeemed pursuant to the redemption provisions described in the section entitled "The Special Meeting of VectoIQ Stockholders—Redemption Rights," the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the VectoIQ Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the VectoIQ

Common Stock, the U.S. holder will be treated as described under "—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of VectoIQ Common Stock" below. If the redemption does not qualify as a sale of the VectoIQ Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under "—U.S. Holders—Taxation of Redemption Treated as a Distribution."

        Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of VectoIQ's stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of VectoIQ's stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of VectoIQ's shares outstanding both before and after the redemption. The redemption of VectoIQ Common Stock generally will be treated as a sale of the VectoIQ Common Stock (rather than as a corporate distribution) if the redemption (i) is "substantially disproportionate" with respect to the U.S. holder, (ii) results in a "complete termination" of the U.S. holder's interest in us or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. holder. These tests are explained more fully below.

        In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include VectoIQ Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any VectoIQ stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

        In order to meet the substantially disproportionate test, the percentage of VectoIQ's outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of VectoIQ Common Stock must, among other requirements, be less than 80% of the percentage of VectoIQ's outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of VectoIQ Common Stock and the shares of VectoIQ Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder's interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of VectoIQ Common Stock will not be essentially equivalent to a dividend if a U.S. holder's redemption results in a "meaningful reduction" of the U.S. holder's proportionate interest in VectoIQ. Whether the redemption will result in a meaningful reduction in a U.S. holder's proportionate interest in VectoIQ will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

        If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under "—U.S. Holders—Taxation of Redemption Treated as a Distribution" below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed VectoIQ Common Stock will be added to the U.S. holder's adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder's adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

        Gain or Loss on Redemption Treated as a Sale of VectoIQ Common Stock.    If the redemption qualifies as a sale of VectoIQ Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder's adjusted tax basis in its disposed of VectoIQ Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder's adjusted tax basis in its VectoIQ Common Stock generally will equal the U.S. holder's acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

        Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period for the VectoIQ Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the VectoIQ Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

        Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of VectoIQ Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

        Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder's adjusted tax basis in VectoIQ Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the VectoIQ Common Stock as described under "—U.S. Holders—Gain or Loss on Redemption Treated as a Sale of VectoIQ Common Stock" above.

        Dividends (including constructive dividends paid pursuant to a redemption of VectoIQ Common Stock) VectoIQ pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of VectoIQ Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends VectoIQ pays to a non-corporate U.S. holder generally will constitute "qualified dividends" that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the VectoIQ Common Stock described in this proxy statement/prospectus/information statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

        Information Reporting and Backup Withholding.    In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of VectoIQ Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of VectoIQ Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

        Redemption of VectoIQ Common Stock.    The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder's VectoIQ Common Stock pursuant to the redemption provisions described in the section entitled "The Special Meeting of VectoIQ Stockholders—Redemption Rights" generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder's VectoIQ Common Stock, as described under "U.S. Holders—Redemption of VectoIQ Common Stock" above, and the consequences of the redemption to the Non-U.S. holder will be as described below under "Non-U.S. Holders—Gain on Redemption Treated as a Sale of VectoIQ Common Stock" and "Non-U.S. Holders—Taxation of Redemption Treated as a Distribution," as applicable.

        Gain on Redemption Treated as a Sale of VectoIQ Common Stock.    A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of VectoIQ Common Stock unless:

  •
  the gain is effectively connected with the Non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held VectoIQ Common Stock.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of VectoIQ Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of VectoIQ Common Stock (VectoIQ would be treated as a buyer with respect to a redemption of VectoIQ Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. VectoIQ believes that it is not, and has not been at any time since our formation, a United States real property holding corporation and VectoIQ does not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

        Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of VectoIQ Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from VectoIQ's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of VectoIQ's current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder's adjusted tax basis in VectoIQ Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the VectoIQ Common Stock and will be treated as described under "Non-U.S. Holders—Gain on Redemption Treated as a Sale of VectoIQ Common Stock" above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder's conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

        If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder's conduct of a trade or business within the United States.

        Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

        Information Reporting and Backup Withholding.    Payments of dividends (including constructive dividends received pursuant to a redemption of VectoIQ Common Stock) on VectoIQ Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on VectoIQ Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of VectoIQ Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of VectoIQ Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

        Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

        FATCA Withholding Taxes.    Sections 1471 to 1474 of the Code (such sections commonly referred to as "FATCA") impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on VectoIQ Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include "foreign financial institutions" (which is broadly defined for this purpose and in general includes investment vehicles) and "non-financial foreign entities" unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of VectoIQ Common Stock.

U.S. Federal Income Tax Considerations of The Business Combination for Nikola Stockholders

        The following is a discussion of the material U.S. federal income tax consequences for holders who exchange their Nikola Capital Stock for VectoIQ Common Stock in the Business Combination. This discussion applies only to shares of Nikola Capital Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

        The following does not purport to be a complete analysis of all potential tax effects for holders of Nikola Capital Stock stemming from the completion of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. Neither VectoIQ nor Nikola has sought and neither of them will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

Characterization of the Business Combination

        Each of VectoIQ and Nikola intends and expects the Business Combination to qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In the Business Combination Agreement, each of VectoIQ, Merger Sub and Nikola agrees to use its commercially reasonable efforts to cause the Business Combination to qualify, and agrees not to take, and not to permit or cause any of its affiliates or subsidiaries to take any action which to its knowledge could reasonably be expected to prevent or impede the Business Combination from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences for U.S. Holders

        If the Business Combination qualifies as a reorganization, the U.S. federal income tax consequences to U.S. holders of Nikola Capital Stock will be as follows:

  •
  a U.S. holder will not recognize gain or loss upon the exchange of Nikola stock for VectoIQ Common Stock pursuant to the Business Combination, except with respect to cash received in lieu of a fractional share of VectoIQ Common Stock as described below;

  •
  a U.S. holder who receives cash in lieu of a fractional share of VectoIQ Common Stock in the Business Combination will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder's tax basis allocable to such fractional share;

  •
  a U.S. holder's aggregate tax basis for the shares of VectoIQ Common Stock received in the Business Combination (including any fractional share interest for which cash is received) will equal the U.S. holder's aggregate tax basis in the shares of Nikola stock surrendered in the Business Combination; and

  •
  the holding period of the shares of VectoIQ Common Stock received by a U.S. holder in the Business Combination will include the holding period of the shares of Nikola stock surrendered in exchange therefor.

        Gain or loss recognized by a U.S. holder who receives cash in lieu of a fractional share of VectoIQ Common Stock will constitute capital gain or loss and any such gain or loss will constitute long-term capital gain or loss if the U.S. holder's holding period in the Nikola stock surrendered in the Business Combination is more than one year as of the Effective Date. Under current law, long-term capital gains of non-corporate taxpayers are taxed at a reduced U.S. federal income tax rate. Under current law, the deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion regarding the determination of the bases and holding periods for shares of VectoIQ Common Stock received in the Business Combination, U.S. holders who acquired different blocks of Nikola stock at different times for different prices must calculate their bases and holding periods in their shares of Nikola stock separately for each identifiable block of such stock exchanged in the Business Combination.

        As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of VectoIQ Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding stock of Nikola, or Nikola "securities" (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder's tax basis in and fair market value of such U.S. holder's shares of Nikola stock, and any such "securities" surrendered in the Business Combination, the date of completion of the Business Combination and the name and employer identification number of each of Nikola and VectoIQ.

        If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder would recognize gain or loss upon the exchange of the holder's shares of Nikola Capital Stock for shares of VectoIQ Common Stock equal to the difference between the fair market value, at the time of the exchange, of the VectoIQ Common Stock received in the Business Combination (including any cash received in lieu of a fractional share of VectoIQ Common Stock) and such U.S. holder's tax basis in the shares of Nikola stock surrendered in the Business Combination. Such gain or loss would be long-term capital gain or loss if the Nikola stock was held for more than one year at the time of the Business Combination. In addition, the U.S. holder's aggregate tax basis in the shares of VectoIQ Common Stock received in the Business Combination would equal their fair market value at the time of the closing of the Business Combination, and the

U.S. holder's holding period of such shares of VectoIQ Common Stock would commence the day after the closing of the Business Combination.

Information Reporting and Backup Withholding

        A U.S. holder of Nikola stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash paid in lieu of fractional shares in connection with the Business Combination. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a U.S. holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) certifies the U.S. holder is otherwise exempt from backup withholding. U.S. holders of shares of Nikola stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. holder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In the event of backup withholding, consult with your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

Non-U.S. Holders

        The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of Nikola Capital Stock will generally be the same as for U.S. holders except as noted below.

        Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., with respect to cash received in lieu of fractional shares of VectoIQ Common Stock or if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code) unless:

  •
  the gain is effectively connected with the Non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

  •
  Nikola is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held Nikola Capital Stock.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder's Nikola Capital Stock as a result of the Business Combination would be subject to tax at generally applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, Nikola believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither Nikola nor VectoIQ expects to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

        A Non-U.S. holder of Nikola Capital Stock may be subject to information reporting and backup withholding for U.S. federal income tax purposes on cash paid in lieu of fractional shares in connection with the Business Combination. Backup withholding will not apply, however, if the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the non-U.S. holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption.

 PROPOSAL NO. 2—THE AMENDMENTS TO VECTOIQ'S CERTIFICATE OF INCORPORATION PROPOSAL

Overview

        If the Business Combination is to be consummated, VectoIQ will replace its current certificate of incorporation (the "Existing Certificate of Incorporation") with the proposed second amended and restated certificate of incorporation (the "Proposed Certificate of Incorporation") in the form attached to this proxy statement/prospectus/information statement as Annex B, which, in the judgment of VectoIQ's board of directors, is necessary to adequately address the needs of the post-Business Combination company.

        The following table sets forth a summary of the principal proposed changes and the differences between the Existing Certificate of Incorporation and the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus/information statement as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
Name	VectoIQ Acquisition Corp.	Nikola Corporation
Purpose

Article II: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

Article III: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

	Existing Certificate of Incorporation	Proposed Certificate of Incorporation
Number of Authorized Shares

The Existing Certificate of Incorporation provides that the total number of authorized shares of all classes of capital stock is 101,000,000 shares, consisting of (a) 100,000,000 shares of common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

See Article IV of the Existing Certificate of Incorporation.

The Proposed Certificate of Incorporation increases the total number of authorized shares of all classes of capital stock to seven hundred fifty million (750,000,000), of which six hundred million (600,000,000) shares shall be Common Stock, $0.0001 par value per share, and of which one hundred fifty million (150,000,000) shares shall be Preferred Stock, $0.0001 par value per share.

See Article IV of the Proposed Certificate of Incorporation.

Business Combination Requirements

The Existing Certificate of Incorporation provides for requirements related to VectoIQ's initial business combination, including the time period during which VectoIQ must consummate its initial business combination, redemption rights for holders of Public Shares upon the consummation of its initial business combination, the creation of, and distributions from, the Trust Account, and share issuances prior to its initial business combination.

See Article IX of the Existing Certificate of Incorporation.

None.

Choice of Forum	The Existing Certificate of Incorporation provides that unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or Existing Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

See Article XII of the Existing Certificate of Incorporation.

The Proposed Certificate of Incorporation provides that unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. The Proposed Certificate of Incorporation also requires that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

See Article VII of the Proposed Certificate of Incorporation.

Supermajority Voting Provisions	None.

The Proposed Certificate of Incorporation requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, to amend in any respect or repeal Article IX and provisions pertaining to: (i) the requirements for the adoption, amendment or repeal of the bylaws of the Corporation under Paragraph A of Article V; (ii) the management of the business and affairs of the corporation by the board of directors of the Corporation, the number of directors of the Corporation, and the manner of filling vacancies and newly created directorships on the board of directors under Article VI; (iii) the stockholders' inability to take action via written consent without a meeting regarding matters required or permitted to be taken at any annual of special meeting of the stockholders, special meetings of the stockholders of the Corporation, and forum selection, under Article VII; and (iv) limitations on liability, indemnification, insurance, and the effect of the repeal or modification of such provisions under Article VIII.

See Article IX of the Proposed Certificate of Incorporation.

Corporate Opportunity Doctrine

The Existing Certificate of Incorporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, specified categories of business opportunities that are presented to, or acquired, created or developed by, or which otherwise come into the possession of to the Corporation or one or more of its officers, directors or stockholders.

See Article X of the Existing Certificate of Incorporation.

None.
Classification of Board of Directors

The Existing Certificate of Incorporation provides that the board of directors of the Corporation shall be divided into two classes, with each of the successors elected to replace the class of directors whose term expires at an annual meeting to be elected for a two-year term.

See Article V of the Existing Certificate of Incorporation.

None. The bylaws of New Nikola will provide that the New Nikola Board shall be divided into three classes, with each of the successors elected to replace the class of directors whose term expires at an annual meeting to be elected for a three-year term.

See Article III of the bylaws of New Nikola.

Reasons for the Amendments to VectoIQ's Certificate of Incorporation

        In the judgment of VectoIQ's board of directors, the Proposed Certificate of Incorporation is necessary to address the needs of the post-Business Combination company. In particular:

  •
  the name of the new public entity is desirable to reflect the combined company's business;

  •
  the streamlined purpose of the new public company is desirable to clarify the business purpose of New Nikola;

  •
  the greater number of authorized shares of capital stock is desirable for New Nikola to have sufficient shares to complete the Business Combination and have additional authorized shares to support its growth and to provide flexibility for future corporate needs;

  •
  the provisions specific to the Business Combination prior to the consummation VectoIQ's initial business combination will not be applicable to New Nikola;

  •
  the choice of forum provision is desirable to delineate matters for which the Court of Chancery of the State of Delaware is the sole and exclusive forum, unless New Nikola consents in writing to the selection of an alternative forum;

  •
  the supermajority voting provisions are desirable to enhance the continuity and stability of the New Nikola Board;

  •
  the removal of the corporate opportunity doctrine provisions ensures that directors, officers and controlling shareholders may not to take advantage of opportunities beneficial to New Nikola for themselves without first disclosing the opportunity to the New Nikola Board and giving the New Nikola Board the opportunity to decline the opportunity on behalf of the company; and

  •
  the increase from two to three classes of the board of directors is desirable to promote continuity and stability of the board of directors, encourage directors to take a long-term perspective, and reduce New Nikola's vulnerability to coercive takeover tactics.

Vote Required for Approval

        The Closing is conditioned on the approval of the Business Combination Proposal, the Amendments to VectoIQ's Certificate of Incorporation Proposal, the Election of Directors Proposal, the Stock Incentive Plan Proposal, the Nasdaq Proposal and the Employee Stock Purchase Plan Proposal at the special meeting. The Amendments to VectoIQ's Certificate of Incorporation Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

        The Amendments to VectoIQ's Certificate of Incorporation Proposal will be approved and adopted if the holders of a majority of the shares of VectoIQ Common Stock represented in person or by proxy and voted thereon at the special meeting vote "FOR" the Amendments to VectoIQ's Certificate of Incorporation Proposal (including each of the sub-proposals).

Recommendation of the Board

VECTOIQ'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENTS TO VECTOIQ'S CERTIFICATE OF INCORPORATION PROPOSAL (INCLUDING EACH OF THE SUB-PROPOSALS).

 PROPOSAL NO. 3—THE ELECTION OF DIRECTORS PROPOSAL

Overview

        Pursuant to the Existing Certificate of Incorporation, the VectoIQ board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The Proposed Certificate of Incorporation provides that the authorized number of directors shall be fixed in the manner as provided in the bylaws of VectoIQ, which bylaws are to provide for a classified board with three terms pursuant to the Business Combination Agreement.

        In addition, the Proposed Certificate of Incorporation provides that other than for those directors elected by the holders of any series of preferred stock pursuant to Article IV, Paragraph B, each director shall serve until his or her successor shall be duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity.

        Pursuant to the Business Combination Agreement, at Closing, we will expand the size of our board of directors from five directors to nine, and our board of directors will consist of Stephen J. Girsky, Sophia Jin, Michael L. Mansuetti, Gerrit A. Marx, Trevor R. Milton, Mark A. Russell, Lonnie R. Stalsberg, DeWitt C. Thompson V and Jeffrey W. Ubben. It is currently contemplated that Stephen J. Girsky, Michael L. Mansuetti and DeWitt C. Thompson V will be nominated to serve as Class I directors, Sophia Jin, Lonnie R. Stalsberg and Jeffrey W. Ubben will be nominated to serve as Class II directors and Gerrit A. Marx, Trevor R. Milton and Mark A. Russell will be nominated to serve as Class III directors.

        Information regarding each nominee is set forth in the section entitled "Management After the Business Combination."

Vote Required for Approval

        The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

        The Election of Directors Proposal will be approved and adopted if the holders of a majority of the shares of VectoIQ Common Stock represented in person or by proxy and voted thereon at the special meeting vote "FOR" the Election of Directors Proposal.

Recommendation of the Board

VECTOIQ'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL.

PROPOSAL NO. 4—THE STOCK INCENTIVE PLAN PROPOSAL

The Background of the 2020 Plan

        Prior to the consummation of the Business Combination, VectoIQ's board of directors is expected to approve and adopt, subject to VectoIQ stockholder approval, the Nikola Corporation 2020 Stock Incentive Plan (the "2020 Plan"), effective as of and contingent on the consummation of the Business Combination (the "Effective Date"). If the 2020 Plan is approved by stockholders, New Nikola will be authorized to grant equity and cash incentive awards to eligible service providers. A copy of the 2020 Plan is attached to this proxy statement/prospectus/information statement as Annex D. VectoIQ's board of directors is still in the process of developing, approving and implementing the 2020 Plan and, accordingly, there can be no assurance that the 2020 Plan will be implemented or will contain the terms described below. VectoIQ's stockholders are being asked to approve the 2020 Plan as presented.

Purpose of the 2020 Plan

        The purpose of the 2020 Plan is to attract, retain, incentivize and reward top talent through stock ownership, to improve operating and financial performance and strengthen the mutuality of interest between eligible service providers and stockholders. VectoIQ believes that the equity-based awards to be issued under the 2020 Plan will motivate recipients to offer their maximum effort to New Nikola and help focus them on the creation of long-term value consistent with the interests of VectoIQ's stockholders. VectoIQ believes that grants of incentive awards are necessary to enable New Nikola to attract and retain top talent.

Reasons for the Approval of the Stock Incentive Plan Proposal

        Stockholder approval of the 2020 Plan is necessary in order for VectoIQ to (1) meet the stockholder approval requirements of The Nasdaq Stock Market and (2) grant incentive stock options ("ISOs") thereunder.

Consequences if the Stock Incentive Plan Proposal is Not Approved

        If the Stock Incentive Plan Proposal is not approved by VectoIQ's stockholders, the 2020 Plan will not become effective and New Nikola will not be able to grant equity awards under the 2020 Plan. Additionally, VectoIQ believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Stock Incentive Plan Proposal is not approved.

Material Terms of the 2020 Plan

        The material terms of the 2020 Plan, as currently contemplated by VectoIQ's board of directors, are summarized below, a copy of which is attached to this proxy statement/prospectus/information statement as Annex D. VectoIQ's stockholders are being asked to approve the 2020 Plan as presented. If the terms of the 2020 Plan are materially amended in a manner that would require stockholder approval under The Nasdaq Stock Market or the ISO requirements, stockholders will be asked to approve such material amendment.

        Stock Awards.    The 2020 Plan provides for the grant of ISOs, nonstatutory stock options ("NSOs"), restricted stock awards, stock unit awards, stock appreciation rights, cash-based awards, and performance-based stock awards, or collectively, stock awards. ISOs may be granted only to New Nikola's employees, including officers, and the employees of New Nikola's parent or subsidiaries. All other stock awards may be granted to New Nikola's employees, officers, New Nikola's non-employee directors, and consultants and the employees and consultants of New Nikola's parent, subsidiaries, and affiliates.

        Share Reserve.    The aggregate number of shares of VectoIQ Common Stock that may be issued pursuant to stock awards under the 2020 Plan will not exceed the sum of (x) twenty million (20,000,000) shares, plus (y) the sum of the number of shares subject to outstanding awards under the Nikola Corporation 2017 Stock Option Plan (the "Predecessor Plan") on the Effective Date that are subsequently forfeited or terminated for any reason before being exercised or settled, plus the number of shares subject to vesting restrictions under the Predecessor Plan on the Effective Date that are subsequently forfeited, plus the number of reserved shares not issued or subject to outstanding grants under the Predecessor Plan on the Effective Date, plus (z) an annual increase on the first day of each fiscal year, for a period of not more than 10 years, beginning on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (i) two and one-half percent (2.5%) of the outstanding shares on the last day of the immediately preceding fiscal year or (ii) such lesser amount (including zero) that the Compensation Committee (as defined below) determines for purposes of the annual increase for that fiscal year.

        If restricted shares are forfeited, then such shares shall again become available for awards under the 2020 Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being exercised or settled, then the corresponding shares will again become available for awards under the 2020 Plan. Under the 2020 Plan, liberal share recycling for options or stock appreciation rights is prohibited. The full number of options exercised shall be counted against the number of shares available under the 2020 Plan, regardless of the number of shares actually issued upon exercise of such options. The full number of stock appreciation rights settled shall be counted against the number of shares available under the 2020 Plan, regardless of the number of shares actually issued in settlement of such stock appreciation rights. If stock units are settled, then only the number of shares (if any) actually issued in settlement of such stock units shall reduce the number of shares available under the 2020 Plan, and the balance (including any shares withheld to cover taxes) shall again become available for awards under the 2020 Plan.

        Shares issued under the 2020 Plan shall be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted and no shares of VectoIQ Common Stock have been issued under the 2020 Plan.

        Incentive Stock Option Limit.    The maximum number of shares of VectoIQ Common Stock that may be issued upon the exercise of ISOs under the 2020 Plan is 20,000,000 shares.

        Grants to Outside Directors.    The fair market value of any awards granted under the 2020 Plan to an outside director as compensation for services as an outside director during any 12-month period may not exceed $750,000 on the date of grant, provided that any award granted to an outside director in lieu of an annual retainer payments and/or meeting fees will be excluded from such limit.

        Administration.    The 2020 Plan will be administered by a committee appointed by the New Nikola Board (the "Committee"). Subject to the limitations set forth in the 2020 Plan, the Committee will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The Committee also will have the authority to determine the consideration and methodology of payment for awards.

        Repricing; Cancellation and Re-Grant of Stock Awards.    The Committee will have the authority to modify outstanding awards under the 2020 Plan. Subject to the terms of the 2020 Plan, the Committee will have the authority cancel any outstanding stock award in exchange for new stock awards, cash, or other consideration, without stockholder approval but with the consent of any adversely affected participant. However, other than in connection with an adjustment of an award pursuant to a corporate adjustment, dissolution, liquidation or reorganization, the Committee may not modify outstanding options or stock appreciation rights to lower the exercise price nor may the administrator assume or accept the cancellation of outstanding options in return for cash or the grant of new awards when the exercise price is greater than the fair market value of the shares covered by such options or stock appreciation rights, unless such action has been approved by VectoIQ's stockholders.

        Stock Options.    A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the 2020 Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the Committee. The Committee determines the exercise price for a stock option, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of VectoIQ Common Stock on the date of grant. Options granted under the 2020 Plan vest at the rate specified by the Committee.

        Stock options granted under the 2020 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee's termination of employment. Each stock option agreement will set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient's service with us, and the right to exercise the option of any executors or administrators of the award recipient's estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

        Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (2) future services or services rendered to New Nikola or New Nikola's affiliates prior to the award, (3) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to New Nikola in payment of the aggregate exercise price, (4) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to New Nikola in payment of the aggregate exercise price, (5) by a "net exercise" arrangement, (6) by delivering a full-recourse promissory note, or (7) by any other form that is consistent with applicable laws, regulations, and rules.

        Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of VectoIQ Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of New Nikola's stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Nikola's total combined voting power or that of any of New Nikola's affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

        Restricted Stock Awards.    The terms of any awards of restricted shares under the 2020 Plan will be set forth in a restricted share agreement to be entered into between the Company and the recipient. The Committee will determine the terms and conditions of the restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the Committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services. Award recipients who are granted restricted shares generally have all of the rights of a stockholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless and until the underlying shares vest.

        Stock Unit Awards.    Stock unit awards give recipients the right to acquire a specified number of shares of stock (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the Committee and as set forth in a stock unit award agreement. A stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the Committee. Recipients of stock unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Committee's discretion and as set forth in the stock unit award agreement, stock units may provide for the right to dividend equivalents. Dividend equivalents may not be distributed prior to settlement of the stock unit to which the dividend equivalents pertain and the value of any dividend equivalents payable or distributable with respect to any unvested stock units that do not vest will be forfeited.

        Stock Appreciation Rights.    Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of VectoIQ Common Stock over the exercise price of the stock appreciation right. The Committee determines the exercise price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of VectoIQ Common Stock on the date of grant. A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the Committee. The Committee determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of ten years. Upon the exercise of a stock appreciation right, we will pay the participant an amount in stock, cash, or a combination of stock and cash as determined by the Committee, equal to the product of (1) the excess of the per share fair market value of VectoIQ Common Stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of Common Stock with respect to which the stock appreciation right is exercised.

        Other Stock Awards.    The Committee may grant other awards based in whole or in part by reference to VectoIQ Common Stock. The Committee will set the number of shares under the stock award and all other terms and conditions of such awards.

        Cash-Based Awards.    A cash-based award is denominated in cash. The Committee may grant cash-based awards in such number and upon such terms as it shall determine. Payment, if any, will be made in accordance with the terms of the award, and may be made in cash or in shares of Common Stock, as determined by the Committee.

        Performance-Based Awards.    The number of shares or other benefits granted, issued, retainable and/or vested under a stock or stock unit award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

        Changes to Capital Structure.    In the event of a recapitalization, stock split, or similar capital transaction, the Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2020 Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right.

        Transactions.    If New Nikola is involved in a merger or other reorganization, outstanding awards will be subject to the agreement or merger or reorganization. Subject to compliance with applicable tax laws, such agreement will provide for (1) the continuation of the outstanding awards by New Nikola, if New Nikola is a surviving corporation, (2) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (3) immediate vesting, exercisability, and settlement of the outstanding awards followed by their cancellation, or (4) settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards.

        Change of Control.    The Committee may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to acceleration of vesting and exercisability in the event of a change of control.

        Transferability.    Unless the Committee provides otherwise, no award granted under the 2020 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, or pursuant to a domestic relations order.

        Amendment and Termination.    The New Nikola Board will have the authority to amend, suspend, or terminate the 2020 Plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. No ISOs may be granted after the tenth anniversary of the date the New Nikola Board adopted the 2020 Plan.

        Recoupment.    In the event that New Nikola is required to prepare restated financial results owing to an executive officer's intentional misconduct or grossly negligent conduct, the board of directors (or a designated committee) will have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to New Nikola of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during the three fiscal years preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. New Nikola will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act.

Certain Federal Income Tax Aspects of Awards Under the 2020 Plan

        This is a brief summary of the federal income tax aspects of awards that may be made under the 2020 Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder's death. The tax consequences of awards under the 2020 Plan depend upon the type of award.

        Incentive Stock Options.    The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of VectoIQ Common Stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the VectoIQ Common Stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient's liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the shares of VectoIQ Common Stock until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of VectoIQ Common Stock as of the date of exercise will be treated as a long-term capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the VectoIQ Common Stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. New Nikola will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient.

        Nonstatutory Stock Options.    The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonstatutory stock options when the stock options are exercised. The excess of the fair market value of the VectoIQ Common Stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

        Other Awards.    Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of VectoIQ Common Stock on the exercise date over the exercise price. New Nikola will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

2020 Plan Benefits

        Grants of awards under the 2020 Plan are subject to the discretion of the Committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2020 Plan.

Interests of VectoIQ's Directors and Officers in the Stock Incentive Plan Proposal

        When you consider the recommendation of VectoIQ's board of directors in favor of approval of the 2020 Plan, you should keep in mind that certain of VectoIQ's board of directors and officers have interests in the 2020 Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled "The Business Combination—Interests of VectoIQ's Directors and Officers in the Business Combination" for a further discussion.

Registration with the SEC

        If the 2020 Plan is approved by VectoIQ's stockholders and becomes effective, VectoIQ intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2020 Plan as soon as reasonably practicable after VectoIQ becomes eligible to use such form.

Vote Required for Approval

        The Stock Incentive Plan Proposal will be approved and adopted if the holders of a majority of the shares of VectoIQ Common Stock represented in person or by proxy and voted thereon at the special meeting vote "FOR" the Stock Incentive Plan Proposal. Adoption of the Stock Incentive Plan Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of VectoIQ's Board of Directors

VECTOIQ'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE STOCK INCENTIVE PLAN PROPOSAL.

 PROPOSAL NO. 5—THE NASDAQ PROPOSAL

Overview

        In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):

  •
  the issuance, pursuant to the Business Combination Agreement, of 276,998,624 shares of VectoIQ Common Stock to the Nikola stockholders in the Merger; and

  •
  the issuance of 52.5 million shares of VectoIQ Common Stock to the investors in the PIPE, which will be consummated concurrently with the Closing.

        For further information, please see the section entitled "Proposal No. 1—The Business Combination Proposal," as well as the annexes to this proxy statement/prospectus/information statement.

Why VectoIQ Needs Stockholder Approval

        We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d).

        Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for Common Stock); or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities.

        Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

        Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

        Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) at a price that is less than the greater of book or market value of the stock if the number of shares of Common Stock to be issued is or may be equal to 20% or more of the Common Stock, or 20% or more of the voting power, outstanding before the issuance.

        Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Business Combination Agreement.

Effect of Proposal on Current Stockholders

        If the Nasdaq Proposal is adopted, we will issue 276,998,624 shares of VectoIQ Common Stock to the Nikola stockholders upon the Closing. We will also issue 52.5 million shares of VectoIQ Common Stock to the PIPE investors upon the consummation of the PIPE.

        The issuance of the shares of VectoIQ Common Stock described above would result in significant dilution to VectoIQ stockholders and result in VectoIQ stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of VectoIQ.

Vote Required for Approval

        The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

        Approval of the Nasdaq Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of VectoIQ Common Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of our Board of Directors

VECTOIQ'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL THE NASDAQ PROPOSAL.

PROPOSAL NO. 6—THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

The Background of the ESPP

        Prior to the consummation of the Business Combination, VectoIQ's board of directors is expected to approve and adopt, subject to VectoIQ stockholder approval, the Nikola Corporation Employee Stock Purchase Plan (the "ESPP"), effective as of and contingent on the consummation of the Business Combination. If the ESPP is approved by stockholders, VectoIQ will be authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of shares of VectoIQ Common Stock at a discount and in an amount determined in accordance with the ESPP's terms. A copy of the ESPP is attached to this proxy statement/prospectus/information statement as Annex E. VectoIQ's board of directors is still in the process of developing, approving and implementing the ESPP and, accordingly, there can be no assurance that the ESPP will be implemented or will contain the terms described below. VectoIQ's stockholders are being asked to approve the ESPP as presented.

Purpose of the ESPP

        The purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in the success of New Nikola by purchasing VectoIQ Common Stock from New Nikola on favorable terms and to pay for such purchases through payroll deductions. VectoIQ believes by providing eligible employees with an opportunity to increase their proprietary interest in the success of New Nikola, the ESPP will motivate recipients to offer their maximum effort to New Nikola and help focus them on the creation of long-term value consistent with the interests of VectoIQ's stockholders.

Reasons for the Approval of the Employee Stock Purchase Plan Proposal

        Stockholder approval of the ESPP is necessary in order for VectoIQ to satisfy (1) the stockholder approval requirements of The Nasdaq Stock Market and (2) the requirements under Section 423 of the Code.

Consequences if the Employee Stock Purchase Plan Proposal is Not Approved

        If the Incentive Employee Stock Purchase Proposal is not approved by VectoIQ's stockholders, the ESPP will not become effective and employees of New Nikola will not be able to purchase VectoIQ Common Stock under the ESPP. Additionally, VectoIQ believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Employee Stock Purchase Plan Proposal is not approved.

Summary of the ESPP's Material Terms and Features

        The following summary of the principal features of the ESPP is qualified by reference to the terms of the ESPP, a copy of which is attached to this proxy statement/prospectus/information statement as Annex E. VectoIQ's stockholders are being asked to approve the ESPP as presented. If the terms of the ESPP are materially amended in a manner that would require stockholder approval under the requirements of The Nasdaq Stock Market or under Section 423 of the Code, stockholders will be asked to approve such material amendment.

        General.    The ESPP is intended to qualify as an "employee stock purchase plan" under Code Section 423, except as explained below under the heading "Summary of the ESPP's Material Terms and Features—International Participation." During regularly scheduled "offerings" under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of shares of VectoIQ Common Stock at a discount and in an amount determined in accordance with the ESPP's terms.

        Shares Available for Issuance.    The ESPP will have four million (4,000,000) of authorized but unissued or reacquired shares of VectoIQ Common Stock reserved for issuance under the ESPP, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of not more than ten years, beginning on January 1, 2021, in an amount equal to the lesser of (i) one percent (1%) of the outstanding shares of VectoIQ Common Stock on such date or (ii) a lesser amount determined by the Compensation Committee or New Nikola Board.

        Administration.    Except as noted below, the ESPP will be administered by the New Nikola board or a committee appointed by the New Nikola Board (the "Compensation Committee"). The Compensation Committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

        Eligibility.    Each full-time and part-time employee, including our officers and employee directors and employees of participating subsidiaries, who is employed by VectoIQ on the day preceding the start of any offering period will be eligible to participate in the ESPP. The ESPP requires that an employee customarily work more than 20 hours per week and more than 5 months per calendar year in order to be eligible to participate in the ESPP. The ESPP will permit an eligible employee to purchase VectoIQ Common Stock through payroll deductions, which may not be more than 15% of the employee's compensation, or such lower limit as may be determined by the Compensation Committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock of the company (including stock such employee may purchase under this plan or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of VectoIQ's stock. No employee will be able to purchase more than two thousand five hundred (2,500) shares, or such number of shares as may be determined by the Compensation Committee with respect to a single offering period, or purchase period, if applicable. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of New Nikola or its subsidiaries, a right to purchase stock of VectoIQ having a value in excess of $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.

        Offering Periods and Purchase Price.    The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the Compensation Committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase VectoIQ Common Stock for employees participating in the offering.

        The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per share of VectoIQ Common Stock on either the offering date or on the purchase date, whichever is less. The fair market value of VectoIQ Common Stock for this purpose will generally be the closing price on Nasdaq (or such other exchange as the VectoIQ Common Stock may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.

        Reset Feature.    The Compensation Committee may specify that if the fair market value of a share of VectoIQ Common Stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.

        Changes to Capital Structure.    In the event that there is a specified type of change in New Nikola's capital structure, such as a stock split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP, (2) the individual and aggregate participant share limitations described in the plan and (3) the price of shares that any participant has elected to purchase.

        International Participation.    To provide New Nikola with greater flexibility in structuring New Nikola's equity compensation programs for New Nikola's non-U.S. employees, the ESPP also permits New Nikola to grant employees of New Nikola's non-U.S. subsidiary entities rights to purchase shares of VectoIQ Common Stock pursuant to other offering rules or sub-plans adopted by the Compensation Committee in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified "employee stock purchase plan" within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, the international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.

        Corporate Reorganization.    Immediately before a corporate reorganization, the offering period and purchase period then in progress shall terminate and either VectoIQ Common Stock will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any VectoIQ Common Stock purchase, unless the Surviving Corporation (or its parent corporation) assumes the ESPP under the plan of merger or consolidation.

        Amendment and Termination.    The New Nikola Board and the Compensation Committee will each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

Certain Federal Income Tax Consequences of Participating in the ESPP

        The following brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP does not purport to be complete and does not discuss the tax consequences of a participant's death or the income tax laws of any state or non-U.S. jurisdiction in which the participant may reside. The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon whether the sale occurs before or after expiration of the holding periods described in the following sentence. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) the excess of the fair market value of a share on the offering date that the right was granted over the purchase price for the right as determined on the offering date. Any additional gain will be treated as long term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

ESPP Benefits

        Purchase rights are subject to an eligible employee's discretion, including an employee's decision not to participate in the ESPP, and awards under the ESPP are not determinable. Directors who are not employees are not eligible to participate in, and will not receive any benefit under, the ESPP.

Interests of VectoIQ's Directors and Officers in the Employee Stock Purchase Plan Proposal

        When you consider the recommendation of VectoIQ's board of directors in favor of approval of the ESPP, you should keep in mind that certain of VectoIQ's directors and officers have interests in the ESPP that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled "The Business Combination—Interests of VectoIQ's Directors and Officers in the Business Combination" for a further discussion.

Registration with the SEC

        If the ESPP is approved by VectoIQ's stockholders and becomes effective, VectoIQ intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after VectoIQ becomes eligible to use such form.

Vote Required for Approval

        The Employee Stock Purchase Plan Proposal will be approved and adopted if the holders of a majority of the shares of VectoIQ Common Stock represented in person or by proxy and voted thereon at the special meeting vote "FOR" the Employee Stock Purchase Plan Proposal. Adoption of the Employee Stock Purchase Plan Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of VectoIQ's Board of Directors

VECTOIQ'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

 PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

        The Adjournment Proposal, if adopted, will allow VectoIQ's board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to VectoIQ's stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will VectoIQ's board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under VectoIQ's amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

        If the Adjournment Proposal is not approved by VectoIQ's stockholders, VectoIQ's board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Vote Required for Approval

        The Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of VectoIQ Common Stock represented in person or by proxy and voted thereon at the special meeting vote "FOR" the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

VECTOIQ'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT NIKOLA

        Unless the context otherwise requires, all references in this section to "we," "us," or "our" refer to Nikola and its subsidiaries prior to the consummation of the Business Combination.

Company Overview

Who We Are

        Nikola's vision is to be the zero-emissions transportation industry leader. We plan to realize this vision through world-class partnerships, groundbreaking R&D, and a revolutionary business model.

        According to the Environmental Protection Agency ("EPA") and the European Environment Agency ("EEA"), the transportation industry causes an estimated 25% to 30% of U.S. and EU greenhouse gas ("GHG") emissions. While heavy-duty trucking represents less than 10% of the overall industry, it is responsible for approximately 40% of transportation industry GHG according to the International Council on Clean Transportation ("ICCT"). With ever-expanding e-commerce freight demands, zero-emission vehicles are believed to be one of the only viable options for a sustainable future.

        Nikola is a vertically integrated zero-emissions transportation systems provider that designs and manufactures state-of-the-art battery-electric and hydrogen, fuel cell electric vehicles, electric vehicle drivetrains, energy storage systems, and hydrogen fueling stations. Nikola's core product offering is centered around its battery-electric vehicle ("BEV") and hydrogen fuel cell electric vehicle ("FCEV") Class 8 semi-trucks.

        We operate in three business units: Truck, Energy and Powersports. The Truck Business Unit is developing and commercializing BEV and FCEV Class 8 trucks that provide environmentally friendly, cost-effective solutions to the short-haul, medium-haul and long-haul trucking sector. The Energy Business Unit is developing and constructing a network of hydrogen fueling stations to meet hydrogen fuel demand for our FCEV customers. The Powersports Business Unit is developing electric vehicle solutions for military and outdoor recreational applications.

        The key differentiator of Nikola's business model is our planned network of hydrogen fueling stations. Historically, investing in alternative fuel vehicles represented a high risk for both original equipment manufacturers ("OEMs"), and customers due to the uncertainty of the fueling infrastructure. Existing fuel providers have little incentive to develop an alternative fuel infrastructure due to a lack of known demand. The inability to tackle both sides of this equation has prohibited hydrogen from reaching its potential. Nikola's approach aims to solve "the chicken or the egg" problem.

        For FCEV customers, we are offering a revolutionary bundled lease model, which provides truck, hydrogen fuel, and maintenance for a fixed price per mile, over 7 years or 700,000 miles, whichever comes first. Our bundled lease model significantly de-risks infrastructure development by locking in fuel demand from our dedicated route customers prior to the construction of each station. This locked in demand ensures high station utilization from day one.

        We believe our station network will provide a competitive advantage and help accelerate the adoption of our FCEVs. We believe our product portfolio and hydrogen fueling network provides a key strategic advantage that differentiates Nikola from competitors and will allow Nikola to disrupt the estimated $600 billion global heavy-duty commercial vehicle and the related fueling and maintenance ecosystems.

Market

Total Addressable Market

        Nikola's unique bundled lease which includes the FCEV truck, fuel, and maintenance, will allow us to expand our total addressable market significantly when compared to traditional OEMs.

        Globally, the total addressable market ("TAM"), is estimated to be a $600 billion per-year with steady growth expected to continue as e-commerce and global economic growth fuel the need for more heavy-duty trucks.

        Based on data provided by ACT Research, the estimated $600 billion TAM is as follows:

  •
  Global Class 8 Truck Sales Market:  Approximately $118 billion ($36 billion U.S. market, $32 billion EU market, $50 billion rest of world ("ROW"))

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  Global Fueling Market:  Approximately $367 billion ($63 billion U.S. market, $93 billion EU market, $211 billion ROW)

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  Global Service and Maintenance Market:  Approximately $112 billion ($29 billion U.S. market, $26 billion EU market, $57 billion ROW)

        According to ACT Research, the active Class 8 truck population is expected to grow by approximately 5.0% annually from 2019 to 2023. This growth is supported by annual double-digit growth in e-commerce and a healthy global economic outlook.

Class 8 Market Segmentation

Private Fleet vs. For-Hire Fleet Segmentation

        ACT Research segments the on-highway Class 8 freight market between private and for-hire fleets, representing 53% and 47% of the Class 8 market, respectively. Private fleets, such as Anheuser-Busch ("AB"), Walmart, are almost all regular route operations or "dedicated" routes running point-to-point. The for-hire market, such as JB Hunt, XPO Logistics, can be further broken down into: contract 32%, spot 12%, and dedicated 3%. Dedicated for-hire fleets are mostly outsourced private fleets that run point-to-point.

Length of Haul Segmentation

        ACT breaks down the Class 8 truck market by the length-of-haul. The length-of-haul refers to the distance of an outbound load, and does not account for a return trip.

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  Short-haul less than 100 miles: applications include agricultural and drayage operations.

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  Medium-haul 100-250 miles: applications include Private Fleet Distribution, Less than Truckload operations, and regional for-hire fleets.

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  Long-haul over 250 miles: applications include regular and irregular for-hire fleets, and private fleet regular route operations.

E-commerce Driving Expansion of Freight Moved by Trucks

        According to the Freight Analysis Framework and the U.S. Department of Transportation Statistics, in 2017, approximately 40% of all freight was moved by trucks in the U.S. That number is expected to grow to approximately 45% through 2035, and to approximately 50% through 2045. According to Eurostat, in Europe, approximately 52% of all freight in 2017 was moved by trucks. That number is expected to grow approximately 30% through 2030. According to ACT Research, globally, the active Class 8 truck population is expected to increase from 7.3 million in 2018, to 9.2 million in 2023, as emerging markets drive volume growth.

Shift to Zero-Emission Vehicles

        According to the EPA and the EEA the transportation industry causes an estimated 25% to 30% of U.S. and EU greenhouse gas emissions. While heavy-duty trucking represents less than 10% of the vehicle population, the ICCT estimates it is responsible for approximately 40% of emissions from the transportation industry, making them disproportionate contributors to pollution. Diesel vehicles are a major source of harmful air pollutants and GHG emissions. The associated local air pollution, particulates of oxides of nitrogen and particulate matter emissions, negatively impacts health and quality of life. Additionally, diesel exhaust has been classified as a potential human carcinogen by the EPA and the International Agency for Research on Cancer. Studies done on exposure to high levels of diesel exhaust indicate a greater risk of lung cancer.

        A significant share of global GHG emissions stem from heavy-duty vehicle transportation. We believe zero-emission vehicles are one of the only viable options to reduce emissions in the transportation sector to meet climate, ozone, and regulatory targets. According to the U.S. Emissions Center for Climate and Energy Solutions, in 2017, U.S. GHG emissions totaled 6,457 million metric tons ("MMT") of CO2 equivalents. Medium and heavy-duty vehicles accounted for 7% of total emissions, equal to 431 MMT of CO2 equivalents. The EEA's report on GHG in Europe found that in 2017, EU GHG emissions totaled 4,481 MMT of CO2 equivalents. Heavy-duty vehicles accounted for 5% of total emissions, equal to 224MMT of CO2 equivalents.

        A strong consensus among the largest governments calls for a global push to shift to zero-emission vehicles and the eventual elimination of internal combustion engine ("ICE") vehicles. According to the Center for Climate Protections "Survey on Global Activities to Phase Out ICE Vehicles" report, actions being taken by national and local governments include:

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  The following cities signed the C40 Fossil-Fuel-Free Streets Declaration: Electric buses by 2025, ICE vehicles banned by 2030: Athens, Auckland, Barcelona, Cape Town, Copenhagen, Heidelberg, London, Los Angeles, Madrid, Milan, Mexico City, Paris, Quito, Rome

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  Additionally, Delhi, Hamburg, Oslo, Oxford, and Tokyo, have all began to implement and propose plans to move towards all zero emissions vehicles.

Countries Phasing Out ICE Vehicles (specific actions vary by country):

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  Austria: No new ICE vehicles sold after 2020

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  China: End production and sales of ICE vehicles by 2040

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  Costa Rica: Initiate complete phase-out of ICE vehicles by 2021

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  Denmark: 5,000 EVs on the road by 2019, tax incentive in place

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  France: Ban the sale of petrol and diesel cars by 2040

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  Germany: No registration of ICE vehicles by 2030 (passed by legislature); cities can ban diesel cars

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  India: Official target: No new ICE vehicles sold after 2030; Incentive program in place for EV sales

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  Ireland: No new ICE vehicles sold after 2030

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  Israel: No new ICE vehicle imports after 2030

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  Japan: Incentive program in place for EV sales

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  Netherlands: No new ICE vehicles sold after 2030; Phase out begins 2025

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  Norway: Sell only electric and hybrid vehicles starting in 2025

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  Portugal: Official target and incentive in place for EV Sales

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  Scotland: No new ICE vehicles sold after 2032

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  South Korea: EVs account for 30% of auto sales by 2020

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  Spain: Incentive package to promote sales of alternative energy vehicles

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  Sweden: Ban of ICE vehicles in 2030

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  Taiwan: Phase out fossil fuel-powered motorcycles by 2035 and fossil fuel-powered vehicles by 2040. Additionally, the replacement of all government vehicles and public buses with electric versions by 2030.

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  United Kingdom: Ban the sale of petrol and diesel cars starting in 2035—No new ICE vehicles sold

        With such strong sentiment to reduce global GHG emissions from leading governments, OEMs will have to spend significant additional R&D on existing models to remain compliant in the near term, or they will face heavy fines. In the EU, there will be a mandatory 15% reduction in CO2 emissions by 2025, and a 30% reduction target by 2030. There will be a financial penalty for failure to achieve these targets. The level of the penalties is €4,250 and €6,800 per gCO2 / tonne-kilometre ("tkm") in 2025 and 2030, respectively. Conventional diesel technology will most likely not be able to meet the EU targets set for 2025 and 2030. These ambitious CO2 targets are likely "technology-forcing" towards alternative powertrains such as battery-electric and hydrogen fuel cell.

        In addition, consumers are increasingly demanding that corporations take action to reduce their carbon footprint. An article by Nielsen cited that nearly half (48%) of U.S. consumers say they would "definitely" or "probably" change their consumption habits to reduce their impact on the environment, placing reducing emissions high on the agenda for large corporates. For example:

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  Amazon has pledged to become carbon neutral by 2040;

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  BP has pledged to become carbon neutral by 2050;

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  DB Schenker plans to reduce specific CO2 emissions by 30% before 2020 and 50% before 2030, compared to 2006 baseline;

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  DHL set a goal to reduce all logistics-related emissions to zero by 2050;

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  UPS has committed to sourcing 40% of its ground fuel will be sourced from low carbon or alternative fuels by 2025; and

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  Walmart set a goal of an 18% emissions reduction in their own operations by 2025 and to work with suppliers to reduce emissions by 1 gigaton by 2030.

Hydrogen Fuel Cell and Battery Technology Momentum

        With the global push to eliminate ICE vehicles, battery-electric and fuel cell technologies stand out as the best alternatives to diesel. Both battery costs, a key cost competent of a BEV, and electricity prices, a key cost component in hydrogen fuel production, have decreased significantly over the past decade, and prices continue to fall. These cost reductions significantly improve the economics of BEVs and FCEVs.

        A January 2020 report published by the Hydrogen Council highlighted how policy and economic forces are converging, creating unprecedented momentum in the hydrogen sector. This momentum is buoyed by:

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  66 countries having announced net zero-emissions as a target by 2050;

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  Approximately 80% decrease in global average renewable energy prices since 2010; and

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  Expected 55 times growth in electrolysis capacity by 2025 compared to 2015.

Zero-Emission Vehicles Enabled by Significant Reduction in Battery Cost and Renewable Electricity Prices

        The majority of the cost of production of a BEV truck, and a major cost component of a FCEV truck, lie in the cost of the battery. As illustrated in a 2019 report by BloombergNEF, from 2010 to 2018, Lithium-Ion battery prices have fallen from $1,160 per kilowatt-hour ("kWh") to $176 per kWh, representing an 85% cost reduction. As investment in battery technology continues to increase as a result of OEMs allocating more capital to next-generation powertrain technology, this trend in battery cost reduction is expected to continue.

        That being said, vehicles that run on lithium-ion battery electric power can experience battery capacity and performance loss over time, depending on the use and age of the battery. For example, depending on the battery chemistry of the specific cells inside a vehicle battery pack, after approximately 1,000 to 1,500 charge and discharge cycles, energy capacity retention is about 80%. In moderate weather conditions, a fully charged battery sitting idle can lose about 2% to 5% of its charge over a 30-day period. Also, as a battery ages, it loses approximately 2% of its energy capacity retention, year over year. Nikola anticipates the lithium-ion battery packs in its BEV and FCEV trucks will perform similar to these current industry standards.

        For hydrogen production, electricity costs account for approximately 75% to 85% of the total cost. Per Lazard's November 2019 Levelized Cost of Energy Analysis, the cost of producing renewable energy has dropped significantly since 2009. In 2009, the global average solar and wind levelized cost of energy was $359 per megawatt-hour ("MWh"), and $135 per MWh, respectively. In 2019, these costs were $40 per MWh for solar and $41 per MWh for wind, representing a cost reduction of 89% and 70%, respectively.

        Renewable energy prices are expected to continue to fall as production capacity is set to double from 2019 to 2024. This trend will further reduce renewable energy prices, which will drive the cost of hydrogen production even lower.

        According to Wood Mackenzie, in the U.S., the world's second-largest solar market, power purchase agreements ("PPAs") are now trending between $20 to $30 per MWh, and on a global scale, prices have been observed as low as $17 per MWh. Lower solar energy production cost is expected to allow Nikola to produce renewable hydrogen at a cost that is competitive with existing diesel solutions.

Industry Focused on TCO

        In the highly competitive trucking industry, when choosing between truck models that meet their technical requirements, customers mainly base their purchasing decision on total cost of ownership ("TCO"). TCO is the total cost of owning the truck through its lifecycle, including lease cost or purchase payment, fuel cost, service, and maintenance. According to ACT Research, traditionally, TCO for diesel trucks (excluding driver wages, benefits, and insurance), is typically broken down into cost of fuel (approximately 50%), purchase or lease payments on truck (approximately 22%), and repairs and maintenance (approximately 28%).

        Historically, diesel fuel comprises 40% to 60% of TCO, depending on prevailing diesel fuel prices. With the incumbent ICE technology, fleet operators are also forced to accept volatility in their largest cost component, creating risk and uncertainty. Nikola's bundled lease will provide customers TCO clarity for the first time in the industry's history.

Industry and Competition

        Competition in the Class 8 heavy-duty truck industry is intense and new regulatory requirements for vehicle emissions, technological advances, and shifting customer demands are causing the industry to evolve towards zero-emission solutions. Nikola believes the primary competitive factors in the Class 8 market include, but are not limited to:

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  total cost of ownership (TCO);

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  product performance and uptime;

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  availability of charging or re-fueling network;

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  emissions profile;

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  vehicle quality, reliability and safety;

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  technological innovation;

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  improved vehicle operational visibility;

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  ease of autonomous capability development; and

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  service options.

        Similar to traditional OEMs in the passenger vehicle market, incumbent commercial transportation OEMs are burdened with legacy systems and the need to generate sufficient return on existing infrastructure, which has created a reluctance to embrace new zero-emission drivetrain technology. This reluctance creates opportunity for Nikola and has allowed us to gain a significant head start against our competition.

        However, we believe the global push for lower emissions combined with vast technological improvements in fuel cell and battery-electric powertrain technologies has awakened well-established OEMs to begin investing in zero-emission vehicle platforms.

BEV Competition

        Tesla, Daimler, Volvo, as well as other automotive manufactures, have announced their plans to bring Class 8 BEV trucks to the market over the coming years. Tesla announced its concept vehicle, the Tesla Semi, in November 2017. Daimler announced its plans for the eCascadia, which is the electric version of their flagship Freightliner Cascadia, in June 2018. Volvo announced plans to commercialize its BEV heavy-duty truck, the VNR Electric, in December 2018. Other competitors include BYD, who we believe is currently selling Class 8 BEV trucks, Peterbilt, XOS, and potentially Cummins.

FCEV Competition

        Due to higher barriers to entry, there are fewer competitors in the FCEV Class 8 market. However, Hyundai and Toyota have chosen to focus their efforts on FCEV as the powertrain of the future. Hyundai intends to enter the European market for medium-duty vehicles with their fuel cell truck, the Hyundai Xcient. In addition, others such as Hyundai have announced they plan to offer FCEV trucks and invest in hydrogen stations for refueling. Toyota is collaborating with Kenworth, an American manufacturer for medium- and heavy-duty Class 8 trucks, to jointly develop a hydrogen fuel cell heavy-duty truck, and Daimler and Volvo recently announced a proposed joint venture to develop fuel cell systems for heavy-duty trucks.

Competitors in Context

        Most of our current and potential competitors have greater financial, technical, manufacturing, marketing, and other resources than we do. They may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their electric and hydrogen fuel cell truck programs. Additionally, our competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships, and other resources than we do.

        Although Nikola's competitors may have certain advantages we do not possess, we believe we are positioned to compete favorably. Although we do not have the same name recognition, or operating histories as our competition, we are free from the burden of legacy infrastructure and design. We believe we have the benefit of a head start and the advantage of beginning from a blank slate, which is critical when introducing revolutionary technology.

        We believe that one potential competitor, BYD, is currently selling Class 8 BEV trucks, while we believe other potential competitors are in various stages of rolling out their vehicles, including pilot programs and providing test vehicles to customers. We cannot provide assurances that our trucks will be among the first to market, or that competitors will not build hydrogen fueling stations that compete with our planned stations. Even if our trucks are first to market, we cannot assure you that customers will choose our vehicles over those of our competitors, or over diesel powered trucks.

Products

        As the commercial transportation sector transitions towards zero-emission solutions, we believe there will be a need to offer tailored solutions that meet the needs of each customer. Unlike the passenger vehicle market, where users typically return home each day, the commercial vehicle market contains multiple use cases often requiring vehicles to be out on the road for days, or weeks at a time. By offering both BEVs (for short-haul) and FCEVs (for medium- and long-haul), we believe Nikola is uniquely positioned to disrupt the commercial transportation sector by providing solutions that address the full range of customer needs.

        BEVs and FCEVs have identical e-Axles and similar truck designs, representing significant synergies in the manufacturing process between BEVs and FCEVs.

Our Zero-Emission Product Offerings

        We have developed an extensive portfolio of proprietary technologies that are embedded and integrated in our highly specialized BEV and FCEV zero-emission vehicles. In addition, we plan to leverage our zero-emission powertrain expertise to address transportation adjacencies as exemplified with our Powersports product offerings. Our principal vehicle offerings include:

Nikola Tre—Class 8 BEV & FCEV Truck

        The Nikola Tre Class 8 truck is based on the new S-WAY platform of Iveco, and integrates our truck technology, controls and infotainment. The cab-over design is desirable for city center applications due to shorter vehicle length, tighter turning radius and better visibility. In the U.S., the Nikola Tre BEV will be marketed for short-haul applications. In Europe, the Nikola Tre BEV will also be sold to the short-haul market. The Nikola Tre FCEV will be marketed to the European medium and long-haul markets.

        The BEV version of Nikola Tre will be the first to market, addressing the near-term market opportunity as this version does not require a roll-out of charging infrastructure. BEVs run on a fully electric drivetrain powered by rechargeable batteries. Nikola's BEV has an estimated range of 250-300 miles and is designed to address the short-haul market. During the initial roll-out, customers will be responsible for their own charging needs.

        Sales of the Nikola Tre BEV are expected to begin in 2021, addressing the near-term market opportunity, while sales for the European Nikola Tre FCEV is expected to start in 2023. All BEV sales will be made through direct sales to customers.

Nikola One and Two—Class 8 FCEV Trucks

        The Nikola One (Class 8 sleeper cab) and Nikola Two (Class 8 day cab) are Nikola's FCEV trucks that are primarily designed for medium and long-haul applications. The FCEV trucks allow Nikola to address the longer-term opportunity by combining Nikola's fuel cell technology and a network of hydrogen stations across the U.S.

        FCEVs use fuel cells on-board to convert hydrogen into electricity to power the electric motors which transmit power to the wheels. The fuel cell generates electricity through a chemical reaction, supplied from on-board tanks, and oxygen from the atmosphere. A much smaller battery (compared to our BEV) provides supplemental power to the drivetrain, and stores energy recovered during regenerative braking. The voltage and charge of the battery are maintained through a combination of power supplied from the fuel cell and energy captured through regenerative braking.

        Nikola's FCEVs have an estimated range of 400-700 miles, designed to address the medium and long-haul market. Our FCEVs will be leased to customers via a bundled lease where customers receive an FCEV truck, hydrogen fuel, and maintenance based on a fixed rate per mile, for 700 thousand miles, or 7 years (whichever comes first).

        We also expect that in the longer term as autonomous technologies relieve hours of service restrictions, FCEVs will be an ideal option for longer more continuous hauls.

        The Nikola Two will be marketed in the North American market, with initial production expected in the first quarter of 2023.

        Production plans for the Nikola One will be announced once we have established a robust refueling infrastructure.

Nikola Badger

        Recently we announced the Nikola Badger (the "Badger"), an advanced zero-emission FCEV/BEV hybrid pickup truck. Unlike anything on the market, the Badger is designed to target and exceed every electric or fossil fuel pickup in its class. At this time, Nikola is focused on the production of its Class 8 heavy-duty vehicles and does not expect to develop production plans for the Badger unless we enter into a strategic partnership with an established OEM.

Powersports

        Our management team is primarily focused on the core semi-truck and hydrogen station programs. However, we believe that we can leverage our zero-emission powertrain expertise to address transportation adjacencies. Our Powersports product offerings provide significant benefits to our core semi-truck and hydrogen station programs, including branding halo, driving awareness of Nikola and our industry-defining technology, and R&D synergies on electric drivetrain, battery technology, and other core components. These offerings include a battery-electric recreational off-highway vehicle, the

Nikola NZT; a battery-electric military-grade off-highway vehicle, the Nikola Reckless; and a battery-electric sit-down watercraft, the Nikola Wav.

        Although Nikola is currently focused on the production of Class 8 heavy-duty vehicles, we may choose to partner with an OEM or enter into a joint venture partnership to accelerate production of the Nikola Powersports product portfolio.

Nikola Hydrogen Stations

        In addition to building heavy-duty zero-emission trucks, Nikola is also developing fueling and charging stations in North America and Europe to support our FCEV fleet customers and to help capture first mover advantage with respect to next generation fueling infrastructure. Over the next 8 to 10 years, Nikola intends to collaborate with strategic partners to build up to 700 fueling and charging stations in North America and approximately 70 fueling and charging stations in Europe.

        Hydrogen will normally be produced on-site at each station via electrolysis. The electrolysis process occurs by passing electricity through water in an electrolyzer, thus breaking the water molecule into gaseous hydrogen and oxygen. Nikola's base station is expected to have a daily production capacity of 8,000 kg and will be capable of supporting approximately 210 FCEV trucks per day. Our stations are designed to be scalable to up to 40,000 kg per day of production, if needed. The stations are expected to contain at least 8 heavy-duty (for commercial trucks), and up to 4 light-duty vehicle, hydrogen fueling dispensers. Nikola also plans to install electric fast charging at most of our fueling stations to support BEVs.

First Test Station Installed at Nikola's Phoenix HQ

        Through our partnership with Nel ASA, a Norwegian hydrogen company ("Nel"), we have initiated the development of the hydrogen station infrastructure by completing our first 1,000 kg demo station in the first quarter of 2019 at our corporate headquarters in Phoenix, Arizona. The demo hydrogen station offers hydrogen storage and dispensing and serves as a model for future hydrogen stations.

Nikola Hydrogen Fueling Stations

Hydrogen Fuel Cell Ecosystem

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  Hydrogen fuel will be produced on-site and at scale, via electrolysis, or Hydrogen fuel produced off-site via electrolysis and shipped to filling location.

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  Electricity input (grid, solar, wind, nuclear) will be purchased via long-term supply agreements where feasible.

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  The single-station strategy allows for maximum capital efficiency. Each station will be highly utilized from the start and is expected to generate substantial revenue and cash flow, which can be used to fund the development of future stations.

Hydrogen Station Rollout Strategy

California-First Hydrogen Station Strategy

        Our initial plan for the station rollout begins with an eight-ton pilot station accessible to the AB brewery in Van Nuys, California. From there, we then plan to build up to 10-12 additional stations in California. These stations will supply fuel for our launch customers in those geographies that have dedicated routes in California. California is offering incentives to build out our hydrogen fueling infrastructure and deploy zero-emissions vehicles, including opportunities for funding along major freeway corridors. We expect to rollout these stations in 2022-2023.

        After the California station build-out, we plan to opportunistically target other states offering incentives.

Single-Station Dedicated Route Strategy (Long-Term Strategy)

        After maximizing incentives offered by states, our strategy is to build hydrogen fueling stations one at a time along dedicated routes according to the needs of strategically selected customers. Nikola anticipates building up to 700 stations in North America. This overall strategy is designed to enable a capital-efficient roll-out of hydrogen stations, ensuring high utilization and predictability of demand, while allowing Nikola to also sell hydrogen to third-party purchasers.

        The layout and freight movement along our interstate system provides ample opportunities to expand our hydrogen station network in the U.S., as road freight is concentrated along the relatively few and significant corridors that form the National Highway Freight Network.

First Stations to Support Customers with Dedicated Routes

        Initially, our fueling and charging stations will be built to support carefully selected fleet customers who have dedicated routes along major interstate corridors. For example, we have chosen AB as a launch customer because they have dedicated freight routes between their twelve breweries and six distribution centers. The first stations will be built in Southern California and in Phoenix, Arizona to support AB's freight movements along Interstate 10 from their brewery in Van Nuys, California to their distribution center in Chandler, Arizona. Construction of an 8-ton pilot station accessible to AB's brewery in Van Nuys, California is expected to begin in the fourth quarter of 2020 and be completed by the fourth quarter of 2022.

EU Station Network Strategy

        The EU hydrogen station network will be built following a similar strategy. Several highly trafficked freight corridors exist in Europe, with logistics hubs in proximity to consumption centers, freight ports, and corridor crossroads. Nikola plans to strategically deploy hydrogen stations along the key corridors and logistical hubs to maximize the efficiency of station deployment. Ultimate station roll-out strategy and timing will also consider potential local incentives offered in the EU to ensure the most economically favorable EU station roll-out. Nikola believes that a network of 70-90 hydrogen stations will provide approximately 85% coverage of Western European freight corridors.

Power Sourcing Strategy, and Over Time, 100% Zero-Emission Goal

        During Nikola's initial hydrogen station roll-out, we will source power based on the most economical power mix available at each hydrogen station. Over time, Nikola intends to support each fueling station with 100% zero-emission power, if feasible. For example, where feasible, we will co-locate our stations accessible to solar, wind, and hydro-power generation facilities built, paid for, and operated by third-party partners. Nikola will enter into a long-term PPAs with these renewable energy providers whenever practical.

Playing a Key Role in The Future of Energy Generation and Storage

        The steady off-peak demand load of Nikola's hydrogen stations, and our ability to have our power supply temporarily interrupted during peak power demand, makes Nikola a highly attractive customer for utilities, grid operators and other power providers. Nikola's station model also provides the critical advantage of being able to take excess power generated during periods of low power demand. Given this power demand profile, and our ability to help optimize the energy grid, we believe Nikola will have the opportunity to source power at prices below prevailing market rates.

        Given our ability to level out demand and store night-time and other off-peak energy that might otherwise go unused, we believe our hydrogen stations will provide critical solutions to the future of electric energy generation, transmission, and storage and help usher in the next generation of power supply.

Nikola's Service and Maintenance

        Nikola's bundled lease includes maintenance for its vehicles. Our partnership with Ryder allows us to leverage Ryder's extensive service and maintenance network with over 800 locations and over 5,000 highly skilled technicians.

        Service and maintenance of an electric vehicle is expected to be lower than the traditional ICE vehicle which has been proven in the electric passenger vehicle market. Fewer parts and considerably reduced complexity of the key drivetrain components should result in fewer breakdowns and less preventive maintenance, leading to better uptime and lower maintenance cost to operators. Reduced downtime could also lead to increased revenue for fleets as asset productivity increases.

        A key requirement for our fleet customers is knowing there is an available service infrastructure for the maintenance and repair of our vehicles. Nikola is building a strong network of providers, a robust preventive maintenance program, as well as several levels of service depending on the complexity and type of maintenance required.

        Nikola's plans with respect to the service and maintenance of its vehicles is expected to include the following:

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  Electric vehicles have a system of sensors and controls that allow for precise monitoring of the vehicle and component operation performance. Nikola will use this data to provide smart predictive maintenance which will decrease downtime and costs by identifying a potential problem before it results in a breakdown.

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  Nikola will have the ability to provide over the air updates and software fixes when the vehicle is stopped. This can significantly reduce the time for repair and improve uptime.

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  In cases where a customer has their own maintenance infrastructure, we will identify and provide procedures for items that can be maintained at their shops. This could include procedures such as tire changes, wiper and windshield repair and brake servicing.

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  In cases where the customer does not have a maintenance infrastructure or for more complex items, Nikola is leveraging its exclusive partners Ryder and Thompson Caterpillar for maintenance and warranty work. Customers will have access to an already established network of 800 service stations as well as the ability to deploy a mobile service model. We will also support our partners with technologies like augmented reality and web-enabled video to support technicians for very complex tasks or newly identified issues.

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  If a vehicle requires maintenance of a complex system such as the fuel cell or battery, some of those items can be swapped or replaced with relative ease. This allows Nikola to repair the downed component in the background and minimize vehicle downtime. Nikola will also develop a network of trained technicians that can travel to a customer or service partner site as necessary.

Customers and Backlog

Target Customers

        Nikola targets large Class 8 fleet customers with established sustainability goals, as well as fleets operating along dedicated routes that are located in regions offering strong incentives for developing hydrogen infrastructure and/or delivering zero-emission vehicles.

BEV Customer Strategy

        The Nikola Tre BEV truck is designed for short-haul applications, making it ideal for urban metro, inner-city, local delivery, port operations, and drayage applications. Nikola's goal in first targeting large corporates is to establish early market share and strengthen brand identity.

        For BEVs, we expect that most early U.S. sales will be in states such as California or New York where incentive programs already exist.

FCEV Customer Strategy

        For the Nikola Two FCEV, Nikola is planning to develop and construct initial hydrogen stations in Arizona and California. Therefore, early customers will be located in these states, or have extensive transportation routes within or between them.

        We will also target dedicated fleets with either nationwide or significant regional distribution networks and dedicated route networks (i.e., where trucks operate between two fixed points, e.g.—production plant and distribution hub) along highly trafficked freight corridors. This strategy allows for gradual, strategic, and capital-efficient development of the hydrogen infrastructure required to support FCEV trucks in operation. Nikola will expand the FCEV offering to the entire Class 8 truck market once the fueling infrastructure is sufficiently developed.

Customer Backlog

        The current backlog of over 14,000 FCEVs non-binding reservations represents more than two years of production and over $10 billion of potential revenue. The FCEV reservation book was frozen in the fall of 2019 in order for Nikola to focus on negotiating with strategic fleet partners for launch. Nikola does not hold deposits related to the FCEV orderbook. Nikola believes a significant portion of the existing backlog will be converted to binding orders, once we have fixed production dates for FCEV trucks as the majority of order book represents large corporate customers with over 100 or more trucks reserved. Additionally, Nikola will likely require a significant deposit to secure final orders at least six months prior to delivery.

        To date, the orderbook for the Nikola Tre BEV has not been publicly opened. Instead, Nikola is working to select its initial BEV customers strategically and is in advanced dialogue with several large blue-chip customers. Nikola will likely select one or two launch customers to participate in fleet testing and the initial production of the Nikola Tre BEV.

First Ever Zero-Emission Beer Run

        In November 2019, Nikola completed AB's first ever zero-emissions beer-run. The Nikola Two prototype FCEV delivered six pallets of Bud Light weighing approximately 15,000 pounds. The total load hauled, including the trailer, was approximately 27,000 pounds. The delivery was made on city streets and was a true commercial order where the beer was delivered to one of AB's distributors. AB's distributor then delivered the beer to the St. Louis Blues arena for consumption at that night's game.

Partnerships and Suppliers

        Nikola's vision will be realized through a revolutionary business model, groundbreaking R&D, disciplined execution, and world-class partnerships. Our business model is validated and supported by world-class strategic partnerships that significantly reduce execution risk, improve commercialization timeline, and provide a long-term competitive advantage. These world-class partners have accelerated our internal development, growth, and learning and have positioned us to revolutionize the transportation sector. We believe our partnerships help increase the depth and breadth of our competitive advantage as well.

        Our partnership philosophy is a recognition that the world's toughest challenges require bold solutions and a collaborative effort from multiple parties. Our goal is to provide zero-emission solutions to the transportation sector and to usher in next-generation grid solutions. With the help of our partners, we believe our chances of success are greatly improved. At Nikola, we are inspired by the knowledge that if we are successful, the whole world wins.

        The following contains a list of the world-class partners who have chosen to embark upon this journey with us. With their help, we plan to drive out emissions from the transportation sector.

Co-Development Partners

Iveco

        Iveco is a subsidiary of CNH Industrial, which designs, manufactures and distributes under the Iveco brand a wide range of light, medium and heavy commercial vehicles and off-road trucks with over 175,000 units sold annually. Iveco with its affiliates and joint ventures has significant manufacturing presence in Europe, as well as production facilities in Asia, Africa and Latin America, where it produces vehicles equipped with the latest technologies. Iveco can provide technical support in close proximity to their customers, the world over. Iveco is the European market leader in CNG/LNG alternative propulsion technologies for trucks.

        During fiscal year 2019, we entered into an agreement with Iveco under which it will provide advisory services, including project coordination, drawings and documentation support, engineering support, vehicle integration, product validation support, purchasing, and the implementation of the Iveco World Class Manufacturing Methodology.

        Iveco and its affiliate, FPT Industrial, S.p.A., will provide engineering and manufacturing expertise to industrialize Nikola's BEV and FCEV trucks. In Europe, Nikola has established a joint venture with Iveco, and together, Nikola and Iveco are jointly developing cab-over BEV and hydrogen FCEV trucks for sale in the European market. In the U.S., Nikola will be responsible for manufacturing and production at our greenfield facility in Coolidge, Arizona.

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  North America Engineering and Production Alliance:  Iveco is providing $100 million of engineering and production support and access to intellectual property valued at $50 million to help bring Nikola trucks to the North American market. This alliance significantly de-risks Nikola's operational execution by leveraging the expertise and capabilities of one of the world's leading commercial vehicle manufacturers, and Nikola retains 100% of the North American business as a result.

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  Europe Joint Venture:  The Nikola and Iveco 50/50 European joint venture will leverage Iveco's engineering expertise and existing production and sales/service footprint. This joint venture allows Nikola to accelerate penetration into the attractive European market while minimizing execution risk and optimizing capital allocation and Nikola's management bandwidth.

        In addition to the manufacturing and production expertise, one of the key benefits of this partnership is Nikola's ability to leverage Iveco's existing assortment of parts, thereby decreasing our purchasing expenses.

Bosch

        Bosch is a leading global supplier of technology and services to automotive, industrial, energy, building technology, and consumer end-markets with approximately 410,000 employees and approximately $90 billion in annual revenue.

        With Bosch's assistance, we have re-imagined the commercial vehicle powertrain from the ground up. Bosch's rotor and stator expertise has enabled Nikola to move quickly on an aggressive path to bring its electric truck e-Axles to market. By utilizing advanced simulation technologies throughout the development process, from system layout to testing and validation, Nikola's trucks will launch with one of the most optimized and state-of-the-art system designs and vehicle controls in the mobility sector.

Other Key Industry Partners

Hanwha

        Hanwha is a world leader in renewable energy and solar panel manufacturing and is partnering with Nikola to assist Nikola in obtaining clean energy for its hydrogen fueling network. Hanwha Q Cells is Nikola's exclusive solar panel provider (to third-party solar farm developers), which will help generate the clean electricity that is critical to the production of renewable hydrogen.

Nel

        Nikola has partnered with Nel for the buildout of Nikola's hydrogen stations. Nel directly manufactures the most advanced hydrogen station components, including the electrolyzers, dispensing systems, and compressors.

Ryder

        Ryder is the largest truck leasing company in the U.S. with over 800 service centers and 6,000 highly trained technicians. Nikola has selected Ryder as a partner in truck distribution and maintenance.

AVL

        AVL is one of the world's largest independent companies for the development, simulation and testing of powertrains.

EDAG

        EDAG is a global engineering service provider to the commercial vehicle industry. EDAG provides Nikola cab and chassis engineering services.

WABCO

        WABCO is a leading global supplier of braking control components and air management systems to medium- and heavy-duty trucks. WABCO provides Nikola with industry-leading safety technologies including electronic braking systems, as well as traction and stability control technologies.

MERITOR

        Meritor is a leading global supplier of suspension and related components for heavy-duty trucks. Meritor provides Nikola with industry leading suspension technologies.

MAHLE

        Mahle is a leading global supplier of thermal management systems for heavy-duty trucks. Mahle provides Nikola with industry leading thermal management system technologies.

Manufacturing and Production

Leveraging Iveco's Excess Capacity for Initial Units

        We plan to produce and sell BEV and FCEV trucks in North America and Europe. Our joint venture with Iveco provides us with manufacturing capacity to build trucks for the U.S. market before the completion of our planned manufacturing plant in Coolidge, Arizona. Beginning in 2021, Nikola expects to utilize existing excess capacity at Iveco's Ulm, Germany plant to begin production of the Nikola Tre BEV for U.S. delivery. These first trucks will be imported into the U.S. to fulfill launch customer orders. Nikola will also build the Nikola Tre (both BEV and FCEV) for the EU market in Iveco's Ulm, Germany facility.

U.S. Production Facility

        In 2019, Nikola acquired an approximately 400-acre parcel of real property in Coolidge, Arizona, which is located about 50 miles south of Phoenix, Arizona. The parcel is well suited for Nikola's planned greenfield manufacturing facility due to its proximity to the Interstate 10 highway, the Interstate 8 highway, and a railway spur that abuts the parcel.

        In the third quarter of 2020, Nikola plans to begin construction of the initial phase of its approximately 1 million square foot battery-electric and hydrogen fuel cell electric truck manufacturing plant in Coolidge, Arizona.

Phase 1—Low Volume Production—up to 5,000 units per year:

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  Begin construction mid-2020

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  Warehouse space (approximately 100,000 - 150,000 square feet)

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  Low-volume production capacity (approximately 5,000 units per year)

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  Complete construction by the end of 2021

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  Commissioning and start-up with Nikola Tre BEV in production in Q1 2022

Phase 2—High Volume Production—up to 50,000 units per year:

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  Begin construction early-2021

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  Complete manufacturing facility (approximately 1,000,000 square feet)

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  High-volume production capacity (approximately 50,000 units per year)

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  Complete construction by the end of 2022

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  Commissioning and start-up with Nikola Two FCEV in production in Q1 2023

European Production

        We expect to utilize Iveco's excess capacity for the foreseeable future, giving us the ability to produce 5,000 - 10,000 units per year. The JV may seek to build a greenfield manufacturing facility, once we have sufficient hydrogen station network density in Europe to facilitate sales over 10,000 units per year. We anticipate national and local grants and loan support may be available to help fund a greenfield development in Europe.

Development Timeline

        The development timeline for our BEV and FCEV trucks has accelerated upon entering a production alliance with Iveco. This partnership provides us the benefit of leveraging Iveco's expertise, and the newly updated Class 8 S-WAY truck platform in the design, development, testing and validation of the Nikola Tre. By focusing initial development efforts on the BEV truck, we were able accelerated our go-to-market strategy by approximately 1-2 years.

BEV Development

        Key milestones in the commercialization of the Nikola Tre BEV truck are as follows:

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  Start of pilot builds in the first half of 2020

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  Showcasing of the BEV truck at the IAA commercial vehicles conference in Hannover, Germany in Fall of 2020

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  Start of production at Iveco's facility in Ulm, Germany for sale into the U.S. market in the second half of 2021

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  Start of production at Nikola's facility in Coolidge, Arizona for sale into the U.S. market in Q1 2022

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  Start of production of EU build at Iveco's facility in Ulm, Germany for sale into the EU market in Q1 2022

FCEV Development

        Key U.S. milestones in the commercialization of the Nikola Two FCEV (U.S.) and Nikola Tre FCEV (EU) trucks are as follows:

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  Nikola Two FCEV Beta engineering and development began in Q1 2020

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  Nikola Two FCEV start of pilot builds in Q3 2021

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  Nikola Two FCEV Gamma builds commence in the second half of 2022—low volume production on Nikola's Coolidge, Arizona manufacturing facility

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  Nikola Two FCEV start of production at Nikola's facility in Coolidge, Arizona for sale into the U.S. market in Q1 2023

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  Nikola Tre FCEV start of production at Iveco's facility in Ulm, Germany for sale into the EU market in the second half of 2023

Nikola Badger and Nikola Powersports

        At this time, Nikola is focused on the production of Class 8 heavy-duty vehicles and does not expect to develop production plans for the Badger unless we enter into a strategic partnership with an established OEM. We may choose to partner with another OEM, or enter into a joint venture to accelerate production of the Nikola Powersports product portfolio.

Strategy

Management Team Focused on Execution and Efficient Capital Allocation

        Given the capital-intensive nature of our business model, we recognize efficient capital allocation will be an important determinant of our long-term success. Nikola's disciplined and creative approach to optimize capital allocation will allow us to execute on our ambitious business plan.

        Capital optimization measures include:

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  Nikola's strategic partnerships with world-class automotive suppliers to develop leading next-generation powertrain technology. Nikola's ability to leverage expertise from the most respected OEM and top-tier supplier brands has allowed us to accelerate the production of our product portfolio while minimizing development cost. Our joint venture with Iveco allows us to manufacture trucks, gain market share, and start generating revenue prior to building a greenfield manufacturing facility by utilizing Iveco's excess capacity.

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  Nikola's strategy to build its manufacturing facility in two phases.  Our multi-phased approach to building our greenfield production plant in the U.S. allows us to produce up to 5,000 units a year, with minimal investment, allowing us to generate revenue one full year before the completion of our fully scaled manufacturing facility.

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  Nikola's hydrogen station roll-out plan.  Our unique hydrogen station roll-out plan allows us to build stations in coordination with FCEV truck deliveries, providing Nikola with revenue and cash flow, which can be used to minimize the amount of outside capital needed during the buildout of our hydrogen station network.

Capture Early Mover Advantage

        Given the speed at which the BEV and FCEV truck market is transforming, Nikola has accelerated the production of our BEV truck to be early to market and expects to generate revenue by 2021. By being one of the first movers in the North American market, Nikola expects to capture a large percentage of customers and any applicable zero-emission vehicle related incentives, including incentives available to those that are early adopters of BEV technology.

Maintain Strategic Partnership Focus to Drive Execution

        Nikola's position as a pioneer in the market has attracted global leaders across Nikola's supply chain, creating an extensive network for us to leverage. Nikola's key partners include Iveco, AVL, Meritor, Bosch, WABCO, EDAG, Mahle, Nel, and others. Nikola believes the expertise and know-how of these partners broaden Nikola's executional capability, reduce time to market, and solidify Nikola's technological leadership. In addition, these leading suppliers and partners will also allow us to manufacture and deliver Nikola's products with high quality standards. For example, Nikola's partnership with Iveco provides us with flexibility, scalability, and speed to market, while product design, supply chain management, and quality control are managed by Nikola's engineering team.

Additionally, this partnership has allowed us to enter the European market in a capital efficient manner, and years earlier than we originally anticipated. By entering into strategic partnerships, Nikola can reduce execution risk and increase speed to market, which provides a critical advantage as Nikola looks to execute upon our vision.

Leverage Hydrogen Station Dynamics to Transition Energy Future

        Nikola believes that the hydrogen station network, and the production and distribution of hydrogen, will provide a competitive advantage that drives sustained profitability and stockholder value over the long term. Nikola believes that hydrogen-powered Class 8 trucks will be the product of choice in the medium- and long-haul markets. As OEMs begin to widely adopt hydrogen fuel cell technology, and there will be a greater need for hydrogen distribution along key transportation routes, Nikola will be in a strong position to be the leading provider of hydrogen to commercial transportation companies. By owning the world's leading hydrogen station network, we anticipate playing a major role in the energy transformation of the future.

Continued Focus on Technological Innovations

        Nikola intends to continue to attract top talent to further enhance Nikola's talent pool and drive technological innovations. Additionally, Nikola plans to further enhance its battery and fuel cell technology to achieve better performance and shorten charging and fueling time, while increasing the range of its product portfolio.

Future Market Opportunities

Autonomous Driving

        Nikola's trucks are designed with autonomous driving in mind, which may provide revenue to Nikola in the future as well as potential cost savings to customers. All Nikola products will be built with a space claim for an autonomous hardware suite. Given the nature of our dedicated route customers, operating point-to-point interstate routes between our hydrogen stations, we believe Nikola's trucks provide the perfect testing environment for further development and advancement of autonomous technology. When the various regulatory agencies have approved some level of autonomy, we will consider a partnership with one of the autonomous software leaders to deploy its technology on our vehicles.

        Autonomous driving represents significant incremental revenue opportunities for Nikola as we could charge customers an additional fee for each mile driven autonomously. According to the U.S. Federal Motor Carrier Safety Association, in the U.S., truck drivers face total hours restrictions that do not allow them to operate their vehicles more than 11 hours a day. In the EU, drivers are generally restricted to 9 hours a day, according to the European Parliament. Autonomous driving will help achieve higher utilization by removing the limitations on how long a truck driver can operate.

        In addition to the incremental revenue opportunity for Nikola and the potential cost savings available to fleet operators as a result of autonomous technology, we believe autonomy will significantly improve safety and asset utilization which would increase the revenue generating potential for both Nikola and our customers.

Energy Optimization

        The global energy mix is in transition with more than 60% of new capacity coming from renewable energy sources, based on the Global Market Outlook for Solar Power provided by SolarPower Europe. The transition away from fossil fuel-based energy generation, such as coal, natural gas, etc., is beneficial to the environment, but is not without its challenges. As renewable energy makes up a greater share of the energy mix, daily energy production becomes more volatile, and the energy production curve becomes less predictable.

        With fossil-fuel based energy, demand peaks are typically addressed by burning natural gas in turbine-based power plants. With renewable energy, one does not have similar control over energy production, and instead the production curve is determined based on the daily solar cycle and weather patterns, which means daily energy production becomes more volatile. This increased volatility creates a distorted energy production curve, resulting in both predictable (e.g., the sun comes out every day) and unpredictable (e.g., the wind blows stronger on some days compared to others) surplus energy production capacity. This surplus energy typically goes unused, and in extreme cases must be traded away at zero or even negative revenue to the utility provider.

        Hydrogen production can be used to balance the grid by taking excess energy production and storing it for future use. Nikola can also help balance the grid by allowing utilities and power providers to interrupt hydrogen station electricity consumption during peak demand. Nikola's ability to turn excess energy into hydrogen may offer operators and energy providers the ability to increase revenue by selling us otherwise wasted off-peak generating capacity. Additionally, the ability to store unused energy in the form of hydrogen reduces the need for peak power generating plants that are typically costly to build and operate, and that historically are heavily underutilized. Instead, Nikola could potentially build excess hydrogen storage on-site, then sell excess hydrogen back to the grid during periods of peak demand.

Sales and Marketing

        Nikola takes an insight-driven, strategic approach to our go-to-market strategy. Across the product portfolio, Nikola is commissioning studies, conducting focus groups and gaining insight intended to focus sales and marketing efforts in a customer and partner-centric way and grounded on a foundation of zero-emissions.

Research and Development

        Our research and development activities take place out of our headquarters facility in Phoenix, Arizona and at our development partners' facilities located around the world.

        The primary areas of focus for research and development include, but are not limited to:

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  fuel cell;

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  battery pack and battery management systems (BMS);

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  vehicle controls;

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  infotainment;

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  e-Axle and inverter;

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  energy storage; and

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  hydrogen production, storage, and dispensing.

        Most of our current activities are focused on the research and development of the Nikola Tre BEV/FCEV and Nikola Two FCEV truck platforms. We work closely with our partners, including without limitation Iveco, Bosch, and AVL, to develop truck platforms and bring them to market.

        We have purchased equipment that will aid in the development, validation and testing of our powertrain, battery technology, and fuel cell technology. We expect our research and development expenses to increase for the foreseeable future as we continue to invest in research and development activities to expand our product offering for both the U.S. and the European markets.

Historical Revenue

        Our historical revenue is de minimis and relates exclusively to small scale solar installation projects. To date, these projects have been performed by two dedicated and licensed solar panel installation professionals in order for Nikola to gain general knowledge and expertise related to solar energy installation. Going forward, we do not expect these activities to generate meaningful revenue.

Intellectual Property

        Our success depends in part upon our ability to protect our core technology and intellectual property. We protect our intellectual property rights, both in the U.S. and abroad, through a combination of patent, trademark, copyright and trade secret protection, as well as confidentiality and invention assignment agreements with our employees and consultants. We seek to control access to, and distribution of, our proprietary information through non-disclosure agreements with our vendors and business partners. Unpatented research, development, know-how, and engineering skills make a vital contribution to our business, and we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

        As of March 1, 2020, Nikola owns or co-owns 11 issued U.S. patents, 5 issued foreign patents and has 55 pending or allowed patent applications. In addition, Nikola has 32 pending U.S. trademark applications and 32 pending foreign trademark applications. Nikola's patents and patent applications are directed to, among other things, vehicle and vehicle powertrain (including battery and fuel cell technology), hydrogen fueling, off-road vehicle, and personal watercraft technologies.

Headquarters and Manufacturing Facility

        In June 2019, Nikola moved into our state-of-the-art headquarters and R&D facility in Phoenix, Arizona, which consists of more than 150,000 square feet and where we are capable of designing, building, and testing prototype vehicles in-house.

        In January 2019, Nikola acquired an approximately 400-acre parcel of real property in Coolidge, Arizona, which is located about 50 miles south of Phoenix. The location of the parcel is well suited for a manufacturing facility due to the labor force in Pinal County and in nearby Phoenix, as well as the parcel's proximity to the Interstate 10 highway, the Interstate 8 highway, and a railway spur that abuts the parcel. In the second half of 2020, Nikola plans to break ground on the initial phase of its 1 million square foot BEV and FCEV truck manufacturing plant. Construction of the manufacturing facility will be divided into two phases.

        Phase 1 is expected to begin in the third quarter or 2020 through the fourth quarter of 2021 and will be for low volume production with estimated production capacity of 5,000 units per year. Phase 2 of the construction is expected between the fourth quarter of 2021 and the fourth quarter of 2022, for purposes of high-volume production with estimated production capacity of 50,000 units per year.

Employees

        We pride ourselves on the quality of our lean and diverse team. We work to leverage partnerships and modulate hiring based on our product roadmap. As of March 2, 2020, we had 256 full-time employees based primarily in the greater Phoenix, Arizona area. A majority of our employees are engaged in research and development and related functions. We anticipate significant employee growth as we approach commercialization. Our targeted hires typically have significant experience working for well-respected original equipment manufacturers, automotive engineering firms and software companies. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good standing. None of Nikola's employees are either represented by a labor union or subject to a collective bargaining agreement.

Government Regulation and Credits

        Nikola operates in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which Nikola is subject govern, among others, water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; the protection of the environment, natural resources and endangered species; and the remediation of environmental contamination. Nikola has been required to obtain and comply with the terms and conditions of multiple environmental permits, many of which are difficult and costly to obtain and could be subject to legal challenges. Compliance with such laws and regulations at an international, regional, national, provincial and local level is an important aspect of Nikola's ability to continue its operations.

        Environmental standards applicable to Nikola are established by the laws and regulations of the countries in which Nikola operates, standards adopted by regulatory agencies and the permits and licenses. Each of these sources is subject to periodic modifications and increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial civil and criminal fines, penalties, and possibly orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.

Vehicle Safety and Testing Regulation

        Our vehicles are subject to, and comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration ("NHTSA"), including applicable U.S. federal motor vehicle safety standards ("FMVSS"). As a manufacturer, we must self-certify that the vehicles meet or are exempt from all applicable FMVSSs before a vehicle can be imported into or sold in the U.S.

        There are numerous FMVSSs that apply to our vehicles. Examples of these requirements include:

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  Electronic Stability Control—performance and equipment requirements on heavy-duty vehicles to reduce crashes caused by rollover or by directional loss-of-control;

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  Air Brake Systems—performance and equipment requirements of air brake systems on heavy-duty vehicles to ensure safe braking performance under normal and emergency conditions;

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  Electric Vehicle Safety—limitations on electrolyte spillage, battery retention, and avoidance of electric shock following specified crash tests;

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  Flammability of Interior Materials—burn resistance requirements for materials used in the occupant compartment; and

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  Seat Belt Assemblies and Anchorages—performance and equipment requirements to provide effective occupant protection by restraint and reducing the probability of failure.

        The following FMVSSs do not apply to our vehicle, but we are incorporating the applicable components of the standards for additional safety performance:

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  Tire Pressure Monitoring System—performance requirements to warn the driver of significant under-inflation of tires resulting in safety problems;

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  Roof Crush Resistance—strength requirements for the occupant roof to prevent crushing of the roof into the occupant compartment in rollover crashes;

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  Minimum Sound Requirements for Hybrid and Electric Vehicles—performance requirements for sound to alert pedestrians that a commercial vehicle is in the immediate area; and

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  Crash Tests for High-Voltage and Hydrogen Fuel System Integrity—preventing electric shock from high voltage systems and fires that result from fuel spillage during and after motor vehicle crashes.

        In addition to the FMVSS requirements for heavy-duty vehicles, Nikola also designs our vehicles to meet the requirements of the Federal Motor Carrier Safety Administration ("FMCSA"), which has requirements for the truck and fleet owners. We also design to meet the requirements set forth in the Federal Motor Carrier Safety Regulations ("FMCSR") pertaining to the safety of the driver during operation of the vehicle.

        There are numerous FMCSRs that apply to our vehicles. Examples of these requirements include:

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  Step, Handhold and Deck Requirements—performance and equipment requirements to enhance the safety for entry, egress, and back of cab access of a heavy-duty vehicle.

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  Auxiliary Lamps—performance and placement requirements for lamps in addition to lamps that meet the requirements of FMVSS 108 Lamps, Reflective Devices and Associated Equipment.

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  Speedometer—performance and accuracy requirement for equipment indicating the vehicle speed. This includes both digital and analog displays.

        We are also required to comply with other NHTSA requirements and federal laws administered by NHTSA, including early warning reporting requirements regarding warranty claims, field reports, death and injury reports, foreign recalls, and owner's manual requirements.

        The vehicles we will offer for sale in Europe are subject to United Nations Economic Commission Europe ("UNECE") safety testing regulations. Many of those regulations, referred to as European Union Whole Vehicle Type Approval ("WVTA"), are different from the federal motor vehicle safety standards applicable in the U.S. and may require redesign and/or retesting. Our Nikola Tre BEV and Nikola Two vehicle currently meet specific NHTSA type approvals and we will commence with testing our vehicles for the WVTA to assure compliance with the UNECE requirements.

        We have found there are UNECE compliance requirements and UN Global Technical Regulations ("GTR") applicable to heavy-duty vehicles in Europe, which have not been developed for heavy-duty vehicles by NHTSA or FMCSA. We have implemented the UNECE standards for additional safety during driving operation. The following are some UNECE standards and GTRs applied to the Nikola Tre and Nikola Two.

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  Electromagnetic Compatibility & Interference—performance requirements for the prevention and interference of electromagnetic radiation which may cause disturbances in the drivability of the vehicles and other vehicles in the area.

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  Lane Departure Warning System—performance and testing requirements for a system that warns the driver of an unintentional drift of the vehicle out of its travel lane.

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  Electric Vehicle Safety—performance and testing requirements for BEVs during in-use and post-crash.

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  Hydrogen Fuel Cell Vehicle Safety—performance and testing requirements for hydrogen fuel cell vehicle during in-use and post-crash.

        The Nikola Tre and Nikola Two consist of many electronic and automated components and systems. Our vehicles are designed to comply with the International Standards Organization's ("ISO"), Functional Safety Standard. This standard addresses the integration of electrical systems and software and identifies the possible hazards caused by malfunctioning behavior of the safety-related electrical or electronic systems, including the interaction of these systems.

EPA Emissions & Certificate of Conformity

        The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by the California Air Resources Board ("CARB"), concerning emissions for our vehicles. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act's standards and an Executive Order is required for vehicles sold in states that have sought and received a waiver from the EPA to utilize California standards. CARB sets the California standards for emissions control for certain regulated pollutants for new vehicles ang engines sold in California. States that have adopted the California standards as approved by EPA also recognize the Executive Order for sales of vehicles. There are currently four states which have adopted the California standard for heavy-duty vehicles.

        The Greenhouse Gas Rule was incorporated into the Clean Air Act on August 9, 2011. Since our vehicles have zero-emissions, Nikola is required to seek an EPA Certificate of Conformity for the Greenhouse Gas Rule, and a CARB Executive Order for the CARB Greenhouse Gas Rule. We expect to receive the Certificate of Conformity followed by an Executive Order for sales of the Nikola Tre in May 2021.

Battery Safety and Testing Regulation

        Our vehicles are designed to ISO standards for electrically-propelled vehicles in vehicle operational safety specifications and connecting to an external power supply. Additionally, we are incorporating other ISO battery system standards in our vehicles.

        Some of these standards include:

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  Conductive Charging—for on board charge electromagnetic requirements;

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  Battery Pack Enclosure Protection—degrees of protection of the electrical equipment within an enclosure from the effects due to the ingress of water; and

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  Testing Lithium-ion Traction Battery Packs and Systems—safety performance requirements during a variety of testing, like vibration, thermal cycling, overcharge, and loss of thermal control.

        Our battery pack conforms with mandatory regulations governing the transport of "dangerous goods," which includes lithium-ion batteries that may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration ("PHMSA"), are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations, and related UN Manual Tests and Criteria. The regulations vary by mode of transportation when these items are shipped by ocean vessel, rail, truck, or by air.

        We are designing our battery packs to meet the compliance requirements of the UN Manual of Tests and Criteria demonstrating our ability to ship the vehicles and battery packs by any method.

        These tests include:

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  Altitude simulation—simulating air transport;

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  Thermal cycling—assessing cell and battery seal integrity;

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  Vibration—simulating vibration during transport;

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  Shock—simulating possible impacts during transport;

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  External short circuit—simulating an external short circuit; and

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  Overcharge—evaluating the ability of a rechargeable battery to withstand overcharging.

        The cells in our battery packs are composed mainly of lithium-ion.

        In addition, our battery packs include packaging for the lithium-ion cells. This packaging includes trace amounts of various hazardous chemicals whose use, storage and disposal is regulated under federal law.

Greenhouse Gas (GHG) Credits—U.S. Environmental Protection Agency

        In connection with the delivery and placement into service of our zero-emission vehicles under the Greenhouse Gas Rule, Nikola will earn tradable credits that under current laws and regulations can be sold. Under the EPA's Greenhouse Gas Rule, each BEV earns a credit multiplier of 4.5 and each hydrogen fuel cell electric vehicle earns a credit multiplier of 5.5 for use in the calculation of emission credits. Commercial vehicle manufacturers are required to ensure they meet the nitrogen oxide emission standard for each type of vehicle produced. This emission standard continues to lower the emission requirement over time, increasing the difficulty for conventional diesel vehicles to meet the standard. Until technology catches up for commercial vehicles, manufacturers of diesel trucks will need to purchase GHG credits to cover their emission deficit. The Greenhouse Gas Rule provides the opportunity for the sale of excess credits to other manufacturers who apply such credits to comply with these regulatory requirements. Furthermore, the regulation does not limit the number of battery-electric and hydrogen fuel cell credits sold within the same commercial vehicle categories.

Greenhouse Gas Credits—California Air Resources Board

        California also has a greenhouse gas emissions standard which follows very closely to the EPA Greenhouse Gas Emissions Standard. The delivery and placement into service of our zero-emission vehicles in California under the Greenhouse Gas Rule will earn Nikola tradable credits that can be sold. Under CARB greenhouse gas regulations, each BEV will also earn a credit multiplier of 4.5 and each hydrogen fuel cell electric vehicle will earn a credit multiplier of 5.5 for use in the calculation of emission credits. Commercial vehicle manufacturers are required to ensure they meet the nitrogen oxide emission standard for each type of vehicle produced. This emission standard continues to lower the emission requirement over time, increasing the difficulty for conventional diesel vehicles to meet the standard.

        Until technology catches up for commercial vehicles, manufacturers of diesel trucks will need to purchase GHG credits to cover their emission deficit. The California timeline for reaching very low GHG emissions is more aggressive than the EPA. Commercial vehicle manufacturers will look to cover their emission deficits first for California. The Greenhouse Gas Rule provides an opportunity for the sale of excess credits to other manufacturers who apply such credits to comply with these regulatory requirements. Furthermore, the regulation does not limit the number of battery-electric and hydrogen fuel cell credits sold within the same commercial vehicle categories.

        Examples of other potential incentive and grant programs that either Nikola or its customers can apply for include:

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  Low Carbon Fuel Standard—The Low Carbon Fuel Standard was initially developed in California and is quickly gaining traction in other jurisdictions around the world. The goal is to reduce the well-to-wheel carbon intensity of fuels by providing both mandated reduction targets as well as tradeable/sellable credits.

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  Purchase Incentives—Both California and New York have active programs that provide "cash on the hood" incentives to customers that purchase zero-emission vehicles. In California, the Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project incentives reach as high as $165,000 for a Class 8 BEV and $315,000 for a Class 8 FCEV, and for the New York Truck Voucher Incentive Program NYTVIP, as high as $185,000 for a Class 8 BEV. Other states are considering developing similar programs.

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  Grant Programs—Government entities at all levels from federal, including DOE, state, (for example, CARB), local (for example, North Texas Council of Governments), have grant programs designed to increase and accelerate the development and deployment of zero-emission vehicles and infrastructure technologies.

Strategic Collaborations

Commercial Letter with Nimbus

        On March 2, 2020, Nikola entered into a Commercial Letter Agreement with Nimbus (the "First Nimbus Commercial Letter Agreement"). Under the First Nimbus Commercial Letter Agreement, Nikola may select an autonomous driving software and hardware package to be used on Nikola's trucks from any company, but Nikola agreed to use Nimbus' affiliates' autonomous driving components on Nikola's autonomy-equipped trucks, subject to certain pricing, quality, functionality, reliability deliverability and availability conditions.

        Pursuant to the First Nimbus Commercial Letter Agreement, Nikola is obligated to receive a quantity of services, including inverter and fuel cell power module development and system integration services, that result in a minimum payment to Nimbus and its affiliates. Nikola also agreed to negotiate in good faith toward a supply agreement with Nimbus, or a Nimbus affiliate, for inverter development, fuel cell power module development and part supply. Nimbus agreed to abide by certain product specifications, delivery timelines, production quantities, efficiencies, pricing and prototypes within 30 days of receipt of a project proposal form Nikola, after which time, Nikola may source inverters from other suppliers.

European Alliance Agreement with CNHI/Iveco

        On February 28, 2020, Nikola entered into the Amended and Restated European Alliance Agreement with Iveco and, solely with respect to sections 9.5 and 16.18, CNHI (the "European Alliance Agreement"), whereby Nikola and CNHI/Iveco agreed to establish an entity for the purposes of developing and manufacturing battery-electric and hydrogen fuel cell electric heavy trucks in Europe. Pursuant to the European Alliance Agreement, Nikola and Iveco will contribute equal amounts of cash and in kind contributions necessary for each party to subscribe to 50% of the capital stock of the entity contemplated by the agreement, and the entity will be funded in accordance with the business plan through the contributions made by each party. CNHI shall also have the right to negotiate a license to use certain of Nikola's intellectual property in Europe for applications outside the entity.

        Such entity, Nikola Iveco Europe B.V. ("Nikola Iveco JV"), was established in April 2020. On April 9, 2020, a series of agreements was entered into among Nikola, Iveco and Nikola Iveco JV, including an Iveco Technology License Agreement, a Nikola Technology License Agreement, a European Supply Agreement and a North America Supply Agreement. Under the Iveco Technology License Agreement, Iveco granted Nikola Iveco JV a nonexclusive, royalty-free license under Iveco IP to deploy, through the term of the European Alliance Agreement, battery-electric heavy-duty trucks ("BEV") and hydrogen heavy-duty trucks ("FCEV") in Europe. Under the Nikola Technology License Agreement, Nikola granted Nikola Iveco JV a nonexclusive, royalty-bearing license under Nikola intellectual property to deploy, through the term of the European Alliance Agreement, BEVs and FCEVs in Europe.

        Under the European Supply Agreement, Nikola Iveco JV was granted certain exclusive rights by Iveco to produce and supply BEVs and FCEVs to Iveco in Europe, and under the North American Supply Agreement, Nikola Iveco JV was granted certain exclusive rights by Nikola to produce and supply BEVs and FCEVs to Nikola in North America. The European Supply Agreement runs concurrent with the term of the European Alliance Agreement. The North America Supply Agreement terminates upon the earlier of December 31, 2024 or the occurrence of certain other events, including two years following the date Nikola begins manufacturing BEVs and FCEVs in North America.

        The initial term of the European Alliance Agreement expires on December 31, 2030, with automatic renewals of ten-year periods unless terminated by either party with written notice received by the non-terminating party no later than December 31, 2029 for the initial term and no later than the end of the 7th year of any subsequent term.

CNHI Services Agreement with CNHI/Iveco

        On September 3, 2019, Nikola entered into the CNHI Services Agreement with CNHI and Iveco in conjunction with Nikola's Series D preferred stock financing. Under this agreement, Nikola will issue CNHI and Iveco 13,498,921 shares of Series D preferred stock in exchange for a license valued at $50.0 million pursuant to an S-WAY Platform and Product Sharing Agreement, $100.0 million in-kind services, pursuant to a Technical Assistance Service Agreement (the "Technical Assistance Service Agreement") and $100.0 million in cash. The CNHI Services Agreement may be terminated by mutual agreement of the parties, or at the election of a non-breaching party upon the breach by the other of the CNHI Services Agreement, the S-WAY Platform Product Sharing Agreement, or the Technical Assistance Service Agreement if such breach has not been cured within thirty days of receipt of written notice. The CNHI Services Agreement may be also be terminated upon bankruptcy or insolvency proceedings against Nikola or CNHI/Iveco. Under the S-WAY Platform and Product Sharing Agreement, Nikola was granted a nonexclusive license to Iveco's intellectual property, technology and designs related to its latest European heavy-duty truck platform (the "S-WAY"). The license does not contain any power train related components, as Nikola plans to use its proprietary electric drive system, but does include access to the semi-articulated and articulated versions of the S-WAY in the 4x2, 6x2 and 6x4 variants. The license also gives Nikola access to Iveco's parts and suppliers list related to the S-WAY and bears a seven-year royalty from the start of production of 1.25% on FCEVs and 1.00% on BEVs that incorporate a material portion of such licensed technology. This license agreement will continue in effect until terminated by mutual agreement of the parties, a non-curable breach has occurred or a bankruptcy related event of either party.

Master Agreement with Anheuser-Busch

        On February 22, 2018, Nikola entered into the Master Agreement—Tractors with AB (the "Master Agreement") whereby AB agreed to lease from Nikola hydrogen fueled tractors and related equipment to be used by AB for transportation and related services at certain AB locations. Pursuant to the Master Agreement, Nikola will provide maintenance and repairs for the leased equipment. The term of the Master Agreement commenced January 1, 2018, and remains available to cover future leases between the parties unless terminated by either party if either party defaults and fails to cure such default within thirty days, or unless terminated by AB with three hundred sixty days prior written notice to Nikola.

Supply Agreement with Nel

        On June 28, 2018, Nikola entered into the Supply Agreement for electrolyzers with Nel (the "Supply Agreement") whereby Nikola agreed to purchase electrolyzers from Nel. Pursuant to the Supply Agreement, Nikola will source electrolyzers exclusively from Nel in connection with the development and implementation of hydrogen-dispensing stations. Nikola's obligation to source electrolyzers from Nel expires on the date upon which enough electrolyzers have been ordered to produce a specified amount of hydrogen per day; the terms of the Supply Agreement remain in effect for five years following that date, unless terminated for default by either party (with such default subject to cure within sixty days).

Commercial Framework Agreement with Green Nikola Holdings

        On November 9, 2018, Nikola entered into the Commercial Framework Agreement with Green Nikola Holdings LLC ("GNH") (the "Framework Agreement") in connection with GNH's subscription for and purchase of Nikola shares. Pursuant to the Framework Agreement, GNH agreed to provide services to Nikola and Nikola agreed to make certain commitments to GNH ("Projects") pursuant to statements of work. The Framework Agreement is in effect until the expiration or termination of all Projects, or GNH reducing its equity position in Nikola below 50% percent of the number of shares acquired in November 2018. The Framework Agreement may be terminated by either party for cause (with thirty days to cure such breach), bankruptcy, or GNH may terminate the Framework Agreement if Nikola fails to render any payment due to GNH for more than sixty days or undergoes a change of control without the prior written consent of GNH.

Legal Proceedings

        From time to time, Nikola may become involved in additional legal proceedings arising in the ordinary course of its business. Nikola is currently not a party to any legal proceedings the outcome of which, if determined adversely to Nikola, would individually or in the aggregate have a material adverse effect on its business, financial condition, and results of operations.

NIKOLA'S EXECUTIVE COMPENSATION

        To achieve Nikola's goals, Nikola has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

        Nikola believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Nikola's current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As Nikola's needs evolve, Nikola intends to continue to evaluate its philosophy and compensation programs as circumstances require.

        This section provides an overview of Nikola's executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

        Nikola's board of directors, with input from its Chief Executive Officer, has historically determined the compensation for Nikola's named executive officers. For the year ended December 31, 2019, Nikola's named executive officers were:

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  Trevor R. Milton, Chief Executive Officer

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  Mark A. Russell, President

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  Kim J. Brady, Chief Financial Officer

Summary Compensation Table

        The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Trevor R. Milton Chief Executive Officer	2019	266,000	0	0	0		266,000
Mark A. Russell President	2019	250,866	0	6,307,496	0		6,558,362
Kim J. Brady Chief Financial Officer	2019	250,000	0	0	12,451	(2)	262,451

(1)
The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") Topic 718. See Note 9 to Nikola's audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement for a discussion of the assumptions made by Nikola in determining the grant-date fair value of Nikola's equity awards.

(2)
Pursuant to Mr. Brady's employment agreement, in connection with his relocation to Phoenix, Arizona, Nikola paid or reimbursed airfare and temporary living expenses in the amount of $8,395, plus a corresponding tax gross up payment of $4,056.

Narrative Disclosure to Summary Compensation Table

        For 2019, the compensation program for Nikola's named executive officers consisted of base salary and incentive compensation delivered in the form of stock option awards.

Base Salary

        Base salary is set at a level that is commensurate with the executive's duties and authorities, contributions, prior experience and sustained performance.

Cash Bonus

        Nikola does not have any arrangements with its named executive officers providing for annual cash bonus awards.

Stock Option Awards

        Stock options are granted to Nikola named executive officers under the Nikola Corporation 2017 Stock Option Plan (the "2017 Plan"), which was approved by Nikola's board of directors on July 10, 2017. Nikola's board of directors administers the 2017 Plan and the awards granted under it. 15,000,000 shares of Nikola's common stock were initially reserved for issuance under the 2017 Plan, which reserve was subsequently increased to 33,829,336 shares.

Nikola 2017 Stock Option Plan

        Options are granted at a price not less than the fair market value on the date of grant and generally become exercisable between one and four years after the date of grant. Options generally expire ten years from the date of grant.

        The 2017 Plan provides for the grant of incentive stock options, which qualify for favorable tax treatment to recipients under Section 422 of the Code and non-qualified stock options. Such awards may be granted to Nikola's employees, directors and consultants. Nikola's board of directors has the power to amend, suspend or terminate the 2017 Plan at any time. No options may be granted pursuant to the 2017 Plan following July 10, 2027.

Benefits and Perquisites

        Nikola provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness insurance; short-and long-term disability insurance; a health savings account; a wellness incentive; and a tax-qualified Section 401(k) plan for which no match by Nikola is provided. Nikola does not maintain any executive-specific benefit or perquisite programs.

Tax Gross-Ups

        In 2019, Nikola provided a tax gross up payment to Mr. Brady in connection with the reimbursement of qualified relocation expenses to offset his out of pocket costs for relocating to Arizona at Nikola's request.

Agreements with Nikola's Named Executive Officers and Potential Payments Upon Termination or Change of Control

        As a part of the Business Combination, Nikola expects to enter into new executive employee agreements that will be effective upon the closing of the Business Combination. Details of the current agreements are outlined below.

Agreement with Trevor R. Milton

        On July 13, 2016, Trevor R. Milton entered into an employment agreement with Nikola's predecessor, Bluegentech, LLC, to serve as Chief Executive Officer and President. Mr. Milton's employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Milton's initial base salary was $350,000. For 2019, Mr. Milton volunteered to have his annual salary reduced to $266,000 from $350,000 to offset the personnel and administrative costs associated with his airplane pilot being paid through Nikola's payroll. Mr. Milton's employment agreement provides that he is eligible to participate in Nikola's health and welfare benefit plans maintained for the benefit of Nikola's employees. Mr. Milton is also eligible to receive an annual bonus upon the achievement of specific revenue milestones, beginning after Nikola reaches $100.0 million or more in annual gross revenue. Mr. Milton's employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Agreement with Mark A. Russell

        On February 8, 2019, Mark A. Russell entered into an employment agreement with Nikola to serve as President. Mr. Russell's employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Russell's initial base salary was $300,000 per year. Mr. Russell also received incentive stock options pursuant to the Nikola 2017 Plan. Mr. Russell's employment agreement provides that he is eligible to participate in Nikola's health and welfare benefit plans maintained for the benefit of Nikola's employees. Under his employment agreement, if Mr. Russell's employment is terminated by Nikola without cause or due to his resignation for good reason, then his initial incentive stock option grant may be exercised for up to one year from his date of separation, and he is entitled to receive, as severance, twelve months of annual salary and health and welfare benefits for the severance period. Mr. Russell's employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Agreement with Kim J. Brady

        On October 17, 2017, Kim J. Brady entered into an employment agreement with Nikola to serve as Chief Financial Officer. Mr. Brady's employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Brady's initial base salary was $250,000 per year, and Mr. Brady was eligible to receive a bonus upon achievement of specific fundraising milestones of Nikola. Mr. Brady's specific fundraising milestones do not include the amounts to be raised and received in connection with the transactions described in this proxy statement/prospectus/information statement, or amounts to be received in the PIPE or from the Trust Account. Mr. Brady is expected to receive a bonus under his employment agreement in connection with Nikola's Series D preferred stock financing. In 2019, Mr. Brady's annual salary was unchanged from the prior year, and he did not receive a cash bonus. Under his employment agreement, Mr. Brady received incentive stock options pursuant to the Nikola 2017 Plan, and was entitled to receive additional stock options contingent upon Nikola's completion of a financing. Mr. Brady's employment agreement provides that he is eligible to participate in Nikola's health and welfare benefit plans maintained for the benefit of Nikola's employees. Under his employment agreement, if Mr. Brady's employment is terminated by Nikola without cause or due to his resignation for good reason, then his initial incentive stock option grants may be exercised for up to one year from his date of separation. Mr. Brady's employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Retirement Benefits

        Nikola provides a tax-qualified Section 401(k) plan for all employees, including the named executive officers. Nikola does not provide a match for participants' elective contributions to the 401(k)

plan, nor does Nikola provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Outstanding Equity Awards at 2019 Year End

        The following table presents information regarding outstanding equity awards held by Nikola's named executive officers as of December 31, 2019.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Trevor R. Milton	—		—	—	—	—
Mark A. Russell	2/27/19	(1)	808,653	4,043,267	2.00	2/26/29
Kim J. Brady	2/21/18	(2)	1,338,817	1,338,817	2.00	12/20/28
	11/13/17	(3)	2,927,634	0	2.00	11/12/27

(1)
Option vests monthly over a 60-month period. In the event of a termination of Mr. Russell's employment, other than a termination by Nikola for cause or by Mr. Russell without good reason, option will accelerate and become fully vested and may be exercised for up to one year from the date of termination.

(2)
Option vests 50% on the first anniversary of the grant date, with the remainder vesting on the second anniversary of the grant date. In the event of a termination of Mr. Brady's employment, other than a termination by Nikola for cause or by Mr. Brady without good reason, option may be exercised for up to one year from the date of separation.

(3)
Option vests in full immediately upon commencement of his employment. In the event of a termination of Mr. Brady's employment, other than a termination by Nikola for cause or by Mr. Brady without good reason, option may be exercised for up to one year from the date of separation.

Director Compensation

        In 2019, no director received cash, equity or other non-equity compensation for service on Nikola's board of directors. Nikola currently has no formal arrangements under which directors receive compensation for their service on Nikola's board of directors or its committees. Nikola's policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Mr. Milton and Mr. Russell do not receive additional compensation for their services as a director.

        Nikola's board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that Nikola is able to recruit and retain qualified directors. Following the consummation of the Business Combination, New Nikola intends to develop a board of directors' compensation program that is designed to align compensation with New Nikola's business objectives and the creation of stockholder value, while enabling New Nikola to attract, retain, incentivize and reward directors who contribute to the long-term success of New Nikola.

Post-Business Combination Executive Compensation

        Following the consummation of the Business Combination, Nikola intends to develop an executive compensation program that is designed to align compensation with New Nikola's business objectives and the creation of stockholder value, while enabling New Nikola to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Nikola. Decisions on the executive compensation program will be made by the Compensation Committee.

 NIKOLA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis provides information which Nikola's management believes is relevant to an assessment and understanding of Nikola's consolidated results of operations and financial condition. The discussion should be read together with "Selected Historical Consolidated Financial Information of Nikola" and the consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus/information statement. The discussion and analysis should also be read together with our pro forma financial information as of December 31, 2019 and for the year ended December 31, 2019. See "Unaudited Pro Forma Condensed Combined Financial Information." This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this proxy statement/prospectus/information statement. Unless the context otherwise requires, references in this "Nikola Management's Discussion and Analysis of Financial Condition and Results of Operations" to "we", "us", "our", and "the Company" are intended to mean the business and operations of Nikola and its consolidated subsidiaries.

Overview

        We are a vertically integrated zero-emissions transportation systems provider that designs and manufactures state-of-the-art battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, energy storage systems, and hydrogen fueling stations. To date, we have been primarily focused on delivering zero-emission class 8 semi-trucks to the commercial transportation sector in the U.S. and in Europe. Our core product offering includes battery-electric and hydrogen-fuel-cell electric trucks and hydrogen fuel.

        We operate in three business units: Truck, Energy and Powersports. The Truck Business Unit is developing and commercializing BEV and FCEV class 8 trucks that provide environmentally friendly, cost-effective solutions to the short-haul and long-haul trucking sector. The Energy Business Unit is developing and constructing a network of hydrogen fueling stations to meet hydrogen fuel demand for our FCEV customers. The Powersports Business Unit is developing electric vehicle solutions for military and outdoor recreational applications.

        In 2019, we partnered with Iveco, a subsidiary of CNHI, a leading European industrial vehicle manufacturing company. Together, Nikola and Iveco are jointly developing cab-over BEV and FCEV trucks for sale in the European market which will be manufactured through a 50/50-owned joint venture in Europe. The joint venture is expected to commence operations in the third quarter of 2020. Our joint venture with Iveco provides us with the manufacturing infrastructure to build BEV trucks for the North American market prior to the completion of our planned greenfield manufacturing facility in Coolidge, Arizona.

        We plan to begin construction on our greenfield manufacturing facility in late 2020, and Iveco will contribute technical engineering and production support. Phase 1 of the greenfield manufacturing facility will be completed by the end of 2021, and we expect to start BEV production at the facility in 2022 and FCEV production in 2023.

        To date, we have financed our operations primarily through private placements of redeemable convertible preferred stock. From the date of our incorporation through December 31, 2019, we have raised aggregate gross proceeds of approximately $401.8 million from the issuance of redeemable convertible preferred stock, both for cash and in-kind contributions of services and intellectual property. We incurred a net loss of $88.7 million and used $80.6 million in cash to fund our operations during the year ended December 31, 2019.

        We expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

  •
  construct manufacturing facilities and purchase related equipment;

  •
  commercialize our Nikola heavy-duty trucks and other products;

  •
  develop hydrogen fueling stations;

  •
  continue to invest in our technology;

  •
  increase our investment in marketing and advertising, sales, and distribution infrastructure for our products and services;

  •
  maintain and improve our operational, financial and management information systems;

  •
  hire additional personnel;

  •
  obtain, maintain, expand, and protect our intellectual property portfolio;

  •
  operate as a public company.

Comparability of Financial Information

        Nikola's results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination.

Business Combination and Public Company Costs

        Nikola entered into a business combination agreement (the "Business Combination Agreement") with VectoIQ on March 2, 2020. Pursuant to the Business Combination Agreement, and assuming a favorable vote of VectoIQ's stockholders, VCTIQ Merger Sub Corp., ("Merger Sub"), a newly formed subsidiary of VectoIQ, will be merged with and into Nikola (the "Merger"). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Nikola will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Nikola's financial statements for previous periods will be disclosed in the registrant's future periodic reports filed with the SEC.

        The Merger is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, VectoIQ will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor's future reported financial position and results are expected to be an estimated increase in cash (as compared to Nikola's consolidated balance sheet at December 31, 2019) of between approximately $528.8 million, assuming maximum shareholder redemptions permitted under the Business Combination Agreement, and $767.2 million, assuming no shareholder redemptions. Total non-recurring transaction costs are estimated at approximately $50.7 million, of which Nikola expects approximately $5.6 million to be expensed. In addition, stock options issued by the CEO to certain employees will be accelerated upon closing of the Merger, which is expected to result in a non-recurring expense of approximately $3.8 million in the period in which the closing takes place. The underlying common stock of these stock options are owned by the CEO and are considered to be issued by the Company for accounting purposes. See "Unaudited Pro Forma Condensed Combined Financial Information."

        As a consequence of the Merger, Nikola will become the successor to an SEC-registered and Nasdaq-listed company which will require Nikola to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Nikola expects to incur additional annual expenses as a public company for, among other things, directors' and officers' liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting Operating Results

        We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus/information statement titled "Risk Factors."

Commercial Launch of Nikola heavy-duty trucks and other products

        We expect to derive revenue from our BEV trucks in 2021 and FCEV trucks in 2023. Prior to commercialization, we must complete modification or construction of required manufacturing facilities, purchase and integrate related equipment and software, and achieve several research and development milestones. As a result, we will require substantial additional capital to develop our products and services and fund operations for the foreseeable future. Until we can generate sufficient revenue from product sales and hydrogen FCEV leases, we expect to finance our operations through a combination of Series D capital raise, merger proceeds from the Business Combination, PIPE, secondary public offerings, debt financings, collaborations, and licensing arrangements. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts. Any delays in the successful completion of our greenfield manufacturing facility will impact our ability to generate revenue.

Customer Demand

        While not yet commercially available, we have received significant interest from potential customers. Going forward, we expect the size of our committed backlog to be an important indicator of our future performance.

Basis of Presentation

        Currently, we conduct business through one operating segment. All long-lived assets are maintained in, and all losses are attributable to, the United States of America. See Note 2 in the accompanying audited consolidated financial statements for more information about our operating segment.

Components of Results of Operations

Revenues

        To date, we have primarily generated revenues from services related to solar installation projects that are completed in one year or less. Solar installation projects are expected to be discontinued.

        Following the anticipated introduction of our products to the market, we expect the significant majority of our revenue to be derived from direct sales of BEV trucks starting in 2021 and from the bundled leases of FCEV trucks beginning in 2023. Our bundled lease offering is inclusive of the cost of the truck, hydrogen fuel and regularly-scheduled maintenance. We expect the bundled leases to qualify for the "sales-type lease" accounting under GAAP, with the sale of the truck recognized upon the transfer of the title, and hydrogen fuel and maintenance revenues recognized over-time as they are being provided to the customer.

Cost of Revenues

        To date, our cost of revenues has included materials, labor, and other direct costs related to solar installation projects.

        Once we have reached commercial production, cost of revenues will include direct parts, material and labor costs, manufacturing overhead, including amortized tooling costs and depreciation of our greenfield manufacturing facility, depreciation of our hydrogen fueling stations, cost of hydrogen production, shipping and logistics costs and reserves for estimated warranty expenses.

Research and Development Expense

        Research and development expenses consist primarily of costs incurred for the discovery and development of our vehicles, which include:

  •
  Fees paid to third parties such as consultants and contractors for outside development;

  •
  Expenses related to materials, supplies and third-party services;

  •
  Personnel-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in our engineering and research functions;

  •
  Depreciation for prototyping equipment and R&D facilities.

        During the fiscal year 2019, our research and development expenses have primarily been incurred in the development of the BEV and FCEV trucks.

        As a part of its in-kind investment into Nikola, Iveco is providing Nikola with $100.0 million in advisory services (based on pre-negotiated hourly rates), including project coordination, drawings, documentation support, engineering support, vehicle integration, and product validation support. Those services are expected to be consumed primarily in 2020 and 2021 and will be recorded as research and development expense until we reach commercial production.

        We expect our research and development costs to increase for the foreseeable future as we continue to invest in research and develop activities to achieve our technology and product roadmap.

Selling, General, and Administrative Expense

        Selling, general, and administrative expenses consist of personnel-related expenses for our corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, and marketing costs. Personnel related expenses consist of salaries, benefits, and stock-based compensation.

        We expect our selling, general, and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the Securities Exchange Commission, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

Interest Income (Expense), net

        Interest income (expense) consists primarily of interest received or earned on our cash and cash equivalents balances. Interest expense consists of interest paid on our equipment term loan.

Gain (loss) on Series A Redeemable Convertible Preferred Stock Warrant Liability

        The gain (loss) on Series A redeemable convertible preferred stock warrant liability includes gains and losses from the remeasurement of our redeemable convertible preferred stock warrant liability. As of December 31, 2019, all of our outstanding redeemable convertible preferred stock warrants were exercised, therefore, going forward, there will not be any impact from the remeasurement of redeemable convertible preferred stock warrants.

Other Income (Expense), net

        Other income (expense) consists primarily of other miscellaneous non-operating items, such as government grants, subsidies, and merchandising.

Income Tax Expense (Benefit)

        Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Due to cumulative losses, we maintain a valuation allowance against our U.S. and state deferred tax assets. Cash paid for income taxes, net of refunds during the years ended December 31, 2019, 2018, and 2017 was not material.

Results of Operations

Comparison of Fiscal Year Ended December 31, 2019 to Fiscal Year Ended December 31, 2018

        The following table sets forth our historical operating results for the periods indicated:

	Years Ended December 31,
			$ Change	% Change
	2019	2018
	(dollar amounts in thousands, except share and per share data)
Revenues	$482	$173	$309	178.6%
Cost of revenues	271	50	221	442.0

Gross profit	211	123	88	71.5

Operating expenses:
Research and development	67,514	58,374	9,140	15.7
Selling, general, and administrative	20,692	12,238	8,454	69.1

Total operating expenses	88,206	70,612	17,594	24.9

Loss from operations	(87,995)	(70,489)	(17,506)	(24.8)
Other income (expense):
Interest income, net	1,456	686	770	112.2
(Loss) gain on Series A redeemable convertible preferred stock warrant liability	(3,339)	3,502	(6,841)	NM
Other income, net	1,373	6	1,367	NM

Loss before income taxes	(88,505)	(66,295)	(22,210)	(33.5)

Income tax expense (benefit)	151	(2,002)	2,153	NM

Net loss	(88,656)	(64,293)	(24,363)	(37.9)
Premium paid on repurchase of redeemable convertible preferred stock	(16,816)	(166)	(16,650)	NM

Net loss attributable to common stockholders, basic and diluted	$(105,472)	$(64,459)	$(41,013)	NM

Net loss attributable per share to common stockholders, basic and diluted	$(1.75)	$(1.07)	$(0.68)	NM

Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	60,166,799	60,166,667	132	NM %

Revenues

        Our total revenue increased by $0.3 million or 178.6% from $0.2 million in the fiscal year 2018 to $0.5 million in the fiscal year 2019. The increase in revenue was related to an increase in solar installation services.

Cost of Revenues

        Cost of revenues increased by $0.2 million or 442.0% from $0.1 million in the fiscal year 2018 to $0.3 million in the fiscal year 2019. The increase in the cost of revenues was related to an increase in materials used in solar installation projects.

Research and Development

        Research and development expenses increased by $9.1 million or 15.7% from $58.4 million in the fiscal year 2018 to $67.5 million in the fiscal year 2019. The increase was primarily due to an increase of $13.3 million in personnel and travel expenses, offset by a $4.4 million decrease in outside development expenses.

        The increase in personnel costs and travel expenses was primarily driven by our increased engineering headcount year over year as we continue to advance the development and design of our vehicles and invest in our in-house engineering capabilities.

        Outside development expenses and materials expenses were higher in the fiscal year 2018 to support the development and build of the Nikola Two FCEV trucks, along with the mockup builds of the Nikola Tre BEV, and other vehicles, which were all debuted at Nikola World in April 2019. Additionally, in the fiscal year 2019, we have been able to manage our outside research and development spend by building our internal engineering team and expect to continue to do so going forward.

Selling, General, and Administrative

        Selling, general, and administrative expenses increased by $8.5 million or 69.1% from $12.2 million in the fiscal year 2018 to $20.7 million in the fiscal year 2019, primarily due to a one-time payment of $2.1 million related to consulting services on future manufacturing site selection, and higher marketing expenses of $2.7 million primarily related to the Nikola World event held in April 2019. The remaining $3.7 million increase is attributed to higher personnel expenses driven by growth in headcount and higher general corporate expenses, including depreciation of our new headquarters in Phoenix, Arizona.

Interest Income, net

        Interest income, net increased by $0.8 million or 112.2%, from $0.7 million in the fiscal year 2018 to $1.5 million in the fiscal year 2019. The increase was primarily due to the substantial portion of cash and cash equivalents on hand being moved to a higher interest-bearing investment account in the second quarter of 2019.

(Loss) gain on Series A Redeemable Convertible Preferred Stock Warrant Liability

        The (loss) gain on Series A redeemable convertible preferred stock warrant liability decreased $6.8 million due to a $3.5 million gain recorded in fiscal 2018 on 3.0 million Series A redeemable convertible preferred warrants which expired in March 2018 as opposed to a $3.3 million loss recorded in fiscal year 2019 on 720 thousand Series A warrants which were exercised in December 2019.

Other Income, net

        Other income, net increased by $1.4 million, from $6 thousand in the fiscal year 2018 to $1.4 million in the fiscal year 2019. The increase was primarily related to grants received from the state of Arizona, as well as subcontracting work performed on government contracts.

        During fiscal 2019, we entered into a $3.5 million grant agreement with Arizona Commerce Authority to relocate our headquarters to Arizona, build manufacturing and research and development operations, create jobs, and enter into capital investments within the state. We met the first milestone of the agreement in the fourth quarter of 2019 and received the initial payment of $1.0 million from the state. We will record future payments in other income as they are received.

Income Tax Expense (Benefit)

        Our income tax expense increased by $2.2 million, from a benefit of $2.0 million in the fiscal year 2018 to an expense of $0.2 million in the fiscal year 2019. The increase in tax expense is primarily related to changes in deferred tax liabilities recorded for our intangible assets and goodwill.

Comparison of Fiscal Year Ended December 31, 2018 to Fiscal Year Ended December 31, 2017

        The following table sets forth our historical operating results for the periods indicated:

	Years Ended December 31,
			$ Change	% Change
	2018	2017
	(dollar amounts in thousands, except share and per share data)
Revenues	$173	$486	$(313)	(64.4)%
Cost of revenues	50	304	(254)	(83.6)

Gross profit	123	182	(59)	(32.4)

Operating expenses:
Research and development	58,374	11,615	46,759	402.6
Selling, general, and administrative	12,238	5,849	6,389	109.2

Total operating expenses	70,612	17,464	53,148	304.3

Loss from operations	(70,489)	(17,282)	(53,207)	(307.9)
Other income (expense):
Interest income (expense), net	686	(814)	1,500	NM
Gain (loss) on Series A preferred stock warrant liability	3,502	(975)	4,477	NM
Other income (expense), net	6	(59)	65	NM

Loss before income taxes	(66,295)	(19,130)	(47,165)	(246.5)

Income tax benefit	(2,002)	(1,574)	(428)	(27.2)

Net loss	(64,293)	(17,556)	(46,737)	(266.2)
Premium paid on repurchase of redeemable convertible preferred stock	(166)	—	(166)	NM

Net loss attributable to common stockholders, basic and diluted	$(64,459)	$(17,556)	$(46,903)	(266.2)

Net loss attributable per share to common stockholders, basic and diluted	$(1.07)	$(0.29)	$(0.78)	NM

Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	60,166,667	60,053,425	113,242	NM %

Revenues

        Our total revenue decreased by $0.3 million or 64.4%, from $0.5 million in the fiscal year 2017 to $0.2 million in the fiscal year 2018. The decrease in revenue was primarily related to a decrease in solar installation services.

Cost of Revenues

        Cost of revenues decreased by $0.2 million or 83.6%, from $0.3 million in the fiscal year 2017 to $0.1 million in the fiscal year 2018. The decrease in cost of revenues was primarily related to a decrease in materials used in solar installation projects.

Research and Development

        Research and development expenses increased by $46.8 million or 402.6%, from $11.6 million in fiscal year 2017 to $58.4 million in fiscal year 2018. The increase was primarily due to increases of $37.0 million in outside development costs, $7.1 million in material expenses, and $2.5 million in personnel costs.

        The increase in outside development and materials expenses in the fiscal year 2018 was primarily due to the development and build of the Nikola Two FCEV trucks, and other Nikola vehicles, which were debuted at Nikola World in April 2019. The development activities included using third party engineering services to aid in the development of the fuel cell system, powertrain, battery, vehicle controls, and overall vehicle integration.

        The increase in personnel costs was primarily driven by increased headcount year over year as we have continued the internal development of our Nikola Two FCEV truck and Nikola Tre BEV truck, and related components.

Selling, General, and Administrative

        Selling, general, and administrative expenses increased by $6.4 million or 109.2%, from $5.8 million in the fiscal year 2017 to $12.2 million in the fiscal year 2018, primarily driven by an increase of $4.3 million in personnel and travel expenses as a result of higher headcount. The remaining $2.1 million increase is attributed to the rise in professional and legal services and occupancy expenses associated with the relocation of our headquarters from Salt Lake City, Utah to Phoenix, Arizona.

Interest Income (Expense), net

        Interest income (expense), net increased by $1.5 million from interest expense, net of $0.8 million in the fiscal year 2017 to interest income, net of $0.7 million in the fiscal year 2018. The increase was primarily due to an increase in cash and cash equivalents on-hand, associated with Series B and Series C financing.

Gain (Loss) on Series A Redeemable Convertible Preferred Stock Warrant Liability

        The gain (loss) on Series A redeemable convertible preferred stock warrant liability increased $4.5 million from $1.0 million loss in fiscal 2017 which was a result of the change in fair value related our Series A redeemable convertible preferred stock warrant liability to $3.5 million gain in fiscal 2018, primarily due to a $2.8 million gain recorded in fiscal 2018 on 3 million Series A warrants which expired in March 2018.

Income Tax Benefit

        Our income tax benefit increased by $0.4 million or 27.2%, from a benefit of $1.6 million in the fiscal year 2017 to the benefit of $2.0 million in the fiscal year 2018. The increase in tax benefit is primarily related to changes in deferred tax liabilities related to our indefinite-lived intangible and goodwill.

Non-GAAP Financial Measures

        In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measure is useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA

        "EBITDA" is defined as net loss before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. "Adjusted EBITDA" is defined as EBITDA adjusted for stock-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company's financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

        Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

        The following table reconciles net loss to EBITDA and Adjusted EBITDA for the years ended December 31, 2019, 2018 and 2017, respectively:

	Years Ended December 31,
	2019	2018	2017
	(in thousands)
Net loss attributable to common stockholders	$(105,472)	$(64,459)	$(17,556)
Premium paid on repurchase of redeemable convertible preferred stock	16,816	166	—
Net loss	(88,656)	(64,293)	(17,556)
Interest (income) expense, net	(1,456)	(686)	814
Income tax expense (benefit)	151	(2,002)	(1,574)
Depreciation and amortization	2,323	625	412

EBITDA	(87,638)	(66,356)	(17,904)
Stock-based compensation	4,858	3,843	2,657
Loss (gain) on Series A redeemable convertible preferred stock warrant liability	3,339	(3,502)	975

Adjusted EBITDA	$(79,441)	$(66,015)	$(14,272)

Liquidity and Capital Resources

        Since inception, we have financed our operations primarily from the sales of redeemable convertible preferred stock. As of December 31, 2019, our principal sources of liquidity were our cash and cash equivalents in the amount of $85.7 million, which are primarily invested in money market funds.

Short-Term Liquidity Requirements

        As of the date of this proxy statement/prospectus/information statement, we have yet to generate any material revenues from our business operations. As of March 31, 2020, our current assets were $97.0 million consisting primarily of cash and restricted cash of $80.0 million, and our current liabilities were $27.0 million comprised of accrued expenses, accounts payables and a $4.1 million equipment term note. Based on current cash on hand, we believe we can satisfy our minimum cash requirements during the next twelve months. While we believe this amount will be sufficient to support basic operations, it will not be sufficient to promote growth. Until the financing in the PIPE is secured and the Business Combination is completed, we plan to control the timing and extent of certain discretionary operating and planned capital expenditures and focus solely on achieving the milestones related to the Nikola Tre BEV truck, which is being co-developed with Iveco.

        If we raise the anticipated amount in the PIPE and complete the Business Combination (assuming no redemptions), we anticipate a cash balance of approximately $670 million to $690 million on a pro forma basis. We believe this will be sufficient to continue to execute our business strategy over the next twelve to eighteen month period by (i) completing the development and industrialization of the Nikola Tre BEV truck, (ii) completing the construction of the greenfield manufacturing facility, (iii) completing the construction of a pilot commercial hydrogen station and (iv) hiring of personnel.

        However, actual results could vary materially and negatively as a result of a number of factors, including:

  •
  the costs of building Phase 1 of our greenfield manufacturing facility and equipment;

  •
  the timing and the costs involved in bringing our vehicles to market, mainly the Nikola Tre BEV;

  •
  our ability to manage the costs of manufacturing the Nikola Tre BEV trucks;

  •
  the scope, progress, results, costs, timing and outcomes of our research and development for our fuel cell trucks;

  •
  the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities;

  •
  revenues received from sales of our Nikola Tre BEV trucks in 2021;

  •
  the costs of additional general and administrative personnel, including accounting and finance, legal and human resources, as a result of becoming a public company;

  •
  our ability to collect revenues; and

  •
  other risks discussed in the section entitled "Risk Factors".

Long-Term Liquidity Requirements

        The capital raised in the Business Combination will not be sufficient to cover forecasted capital needs and operating expenditures in fiscal year 2022 through fiscal year 2024. Until we can generate sufficient revenue from BEV truck sales and FCEV leases to cover operating expenses, working capital and capital expenditures, we expect to fund cash needs through a combination of equity and debt financing, including lease securitizations, as detailed in the section entitled "Certain Nikola Projected Financial Information". If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

        If adequate funds are not available, we will need to curb our expansion plans or limit our research and development activities, which would have a material adverse impact on our business prospects and results of operations.

        The following table provides a summary of cash flow data (in thousands):

	Years Ended December 31,
	2019	2018	2017
	(in thousands)
Net cash used in operating activities	$(80,627)	$(54,019)	$(13,576)
Net cash used in investing activities	(39,302)	(15,410)	(2,482)
Net cash provided by financing activities	35,805	211,732	45,592

Cash Flows from Operating Activities

        Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development and selling, general, and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

        Net cash used in operating activities was $80.6 million for the year ended December 31, 2019. The most significant component of our cash used during this period was a net loss of $88.7 million, which included non-cash expenses of $8.0 million for in-kind services, $4.9 million related to stock-based compensation, loss of $3.3 million related to the change in fair value of our Series A redeemable convertible preferred stock warrant liability and $2.3 million related to depreciation and amortization, and net cash outflows of $10.6 million from changes in operating assets and liabilities. The net cash outflows from changes in operating assets and liabilities were primarily the result of a decrease in accounts payable due to related parties of $9.3 million, primarily related to the completion of certain outside development projects and settlement of related liabilities.

        Net cash used in operating activities was $54.0 million for the year ended December 31, 2018. The largest component of our cash used during this period was a net loss of $64.3 million, which included non-cash charges of $3.8 million related to stock-based compensation, gains of $3.5 million related to the change in fair value of our Series A redeemable convertible preferred stock warrant liability, a benefit of $2.0 million related to deferred income taxes, and $0.6 million related to depreciation and amortization expense, and net cash inflows of $11.6 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily the result of an increase in accounts payable and accrued expenses and other current liabilities of $6.6 million and an increase in accounts payable due to related parties of $8.5 million.

        Net cash used in operating activities was $13.6 million for the year ended December 31, 2017. The largest component of our cash used during this period was a net loss of $17.6 million, which included non-cash charges of $2.7 million related to stock-based compensation, a benefit of $1.6 million related to our deferred income taxes, expense of $1.0 million related to the change in fair value of our Series A redeemable convertible preferred stock warrant liability, $0.4 million in depreciation and amortization expense, and net cash inflows of $1.5 million from changes in operating assets and liabilities.

Cash Flows from Investing Activities

        We continue to experience negative cash flows from investing activities as we expand our business and build our infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth. Net cash used in investing activities is expected to continue to increase substantially as we build out and tool our North American truck manufacturing facility in Coolidge, Arizona and develop the network of hydrogen fueling stations.

        Net cash used in investing activities was $39.3 million for the year ended December 31, 2019, which was primarily due to purchases and deposits on capital equipment of $21.1 million and $18.2 million related to the construction of our headquarters.

        Net cash used in investing activities was $15.4 million for the year ended December 31, 2018, which was primarily due to purchases and deposits on capital equipment of $9.2 million, $3.4 million related to the construction of our headquarters, and the issuance of a note receivable to a related party of $2.5 million.

        Net cash used in investing activities was $2.5 million for the year ended December 31, 2017, which was primarily due to purchases and deposits on capital equipment of $2.0 million and cash paid for acquisitions of $0.5 million.

Cash Flows from Financing Activities

        Through December 31, 2019, we raised aggregate gross proceeds of approximately $401.8 million, of which $341.8 million was in the form of cash, from sales of redeemable convertible preferred stock. Additionally, in January and February 2020, we received cash of $12.3 million in connection with the issuance of our Series D redeemable convertible preferred stock.

        Net cash provided by financing activities was $35.8 million for the year ended December 31, 2019, which was primarily due to proceeds from the issuance of Series D redeemable convertible preferred stock of $65.0 million and proceeds from the exercise of the Series A redeemable convertible preferred stock warrants of $2.2 million, offset by the repurchase of Series B redeemable convertible preferred stock of $31.4 million.

        Net cash provided by financing activities was $211.7 million for the year ended December 31, 2018, which was primarily due to net proceeds from the issuance of Series C redeemable convertible preferred stock of $209.0 million and proceeds from borrowings of $4.1 million related to the term note, offset by the retirement of Series B redeemable convertible preferred stock of $1.4 million.

        Net cash provided by financing activities was $45.6 million for the year ended December 31, 2017, which was primarily due to net proceeds from the issuance of Series B redeemable convertible preferred stock of $44.0 million, proceeds from borrowings of $2.9 million, and proceeds from the exercise of Series A redeemable convertible preferred stock warrant liability of $1.0 million, offset by the repayment of $3.3 million in borrowings.

Contractual Obligations and Commitments

        The following table summarizes our contractual obligations and other commitments as of December 31, 2019, and the years in which these obligations are due:

	Payments Due By period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Contractual obligations:
Operating lease obligations	$20,943	$1,739	$3,638	$3,854	$11,712
Purchase obligations	8,659	5,920	2,489	250	—

	$29,602	$7,659	$6,127	$4,104	$11,712

        Purchase obligations include purchase orders and agreements with a total term exceeding one year, to purchase goods or services that are enforceable, legally binding, and where the significant terms and minimum purchase obligations are stipulated.

        In addition, we enter into agreements in the normal course of business with vendors for research and development services and outsourced services, which are generally cancelable upon written notice. These payments are not included in this table of contractual obligations.

        As part of our arrangement with Iveco, once we commence commercial production, we are obligated to pay Iveco a royalty of 1.0% on BEV truck revenues and 1.25% on FCEV truck revenues over a period of seven years. We have not included royalty payments with respect to the licensed Iveco technology in the table above as the timing and amount of such obligations are unknown or uncertain. See Note 6 to our consolidated financial statements for further information.

Waitlist and Reservations

        Potential FCEV customers may reserve slots in our future production schedule by submitting a reservation request on our website. No deposit is required to be paid by the customer. We stopped soliciting FCEV reservations in fiscal 2019 in order to focus on large corporate dedicated customers. We consider the reservation list as an indication of potential demand rather than a product backlog for pending vehicle sales, as customers have not made firm commitments to order and take deliveries of vehicles and may cancel such reservations at any time. As we near commercial production in 2023, we expect to convert existing FCEV reservations into binding orders.

        As of December 31, 2019, we had approximately 14,000 reservations for our FCEV trucks.

        We only accept binding orders on our BEV trucks, which are negotiated on a case by case basis.

Off-Balance Sheet Arrangements

        Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

        Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

        Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management's judgments and estimates.

        While our significant accounting policies are described in the notes to our consolidated financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations:

  •
  stock-based compensation and common stock valuation; and

  •
  intangible assets.

Stock-Based Compensation and Common Stock Valuation

        We recognize the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We recognize stock-based compensation costs and reverse previously recognized costs for unvested options in the period forfeitures occur. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

  •
  Expected Term—We use the simplified method when calculating the expected term due to insufficient historical exercise data.

  •
  Expected Volatility—As our shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

  •
  Expected Dividend Yield—The dividend rate used is zero as we have never paid any cash dividends on Nikola Common Stock and do not anticipate doing so in the foreseeable future.

  •
  Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Common Stock Valuations

        The grant date fair value of Nikola Common Stock has been determined by our board of directors with the assistance of management and an independent third-party valuation specialist. The grant date fair value of Nikola Common Stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs). Based on our early stage of development and other relevant factors, we determined that an Option Pricing Model ("OPM") was the most appropriate method for allocating our enterprise value to determine the estimated fair value of Nikola Common Stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the OPM backsolve method to estimate the fair value of Nikola Common Stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of our redeemable convertible preferred stock in this instance.

        Once our stock is publicly traded, our board of directors intends to determine the fair value of VectoIQ Common Stock based on the closing price of VectoIQ Common Stock on or around the date of grant.

Intangible Assets

        Intangible assets consist of licenses, in-process research and development, and trademarks, and are stated at cost less accumulated amortization. In-process research and development has an indefinite useful life until completion of the related research and development efforts and will subsequently be amortized over an estimated useful life. All other intangible assets have been determined to have finite lives and are amortized on a straight-line basis over their estimated remaining economic lives.

        For intangible assets acquired in a non-monetary exchange, the estimated fair value of the consideration transferred is used to establish their recorded values.

        Significant judgments are required in assessing impairment of intangible assets and include identifying whether events or changes in circumstances require an impairment assessment, estimating future cash flows, determining appropriate discount and growth rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value whether an impairment exists and if so the amount of that impairment.

        In testing indefinite-lived intangible assets for impairment, we first assess qualitative factors to determine if a quantitative impairment test is necessary. Further testing is only required if we determine, based on the qualitative assessment, that it is more likely than not that the indefinite-lived intangible asset's fair value is less than its carrying amount. If we determine based on the qualitative assessment that it is more likely than not that the asset is impaired, an impairment test is performed by comparing the fair value of the indefinite-lived intangible asset to its carrying amount.

        Factors considered which could trigger a further impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or our overall business strategy, and significant industry or economic trends. When the carrying value of a long-lived asset may not be recoverable based on the existence of one or more of the above indicators, recoverability is determined by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair-market value of the asset.

        Definite-lived intangible assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. The events and circumstances we monitor and consider include significant decreases in the market price for similar assets, significant adverse changes to the extent and manner in which the asset is used, an adverse change in legal factors or business climate, an accumulation of costs that exceed the estimated cost to acquire or develop a similar asset, and continuing losses that exceed forecasted costs. When the carrying value of an intangible asset is not recoverable based on the existence of one or more of the above indicators, recoverability is determined by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair value of the asset.

Emerging Growth Company Status

        We are an emerging growth company ("EGC"), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

        In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer's compensation to median employee compensation.

        We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of this offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a "large accelerated filer" under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years. The Company expects this to occur during fiscal 2020 if the Merger is consummated.

Recent Accounting Pronouncements

        See Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations

Internal Control Over Financial Reporting

        In connection with the audit of our financial statements for the year ended December 31, 2017, our independent registered public accounting firm had identified material weaknesses in our internal controls. A material weakness is a deficiency or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company's annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness in our internal control over financial reporting for the year ended and as of December 31, 2017 was as follows:

  •
  We did not maintain adequate processes and controls and accounting expertise to execute, review and approve all aspects of the financial statement close and reporting process. Specifically, we did not maintain adequate controls related to the recording of our stock-based compensation expense or Series A redeemable convertible preferred stock warrants. Additionally, we did not maintain the proper cut-off of expenses.

        Our remediation efforts for these material weaknesses have included:

  •
  We have recruited additional personnel, in addition to utilizing third-party consultants and specialists, to supplement our internal resources.

  •
  We have expanded cross-functional involvement and input into period end expense accruals, as well as implemented process improvements in the procure-to-pay cycle;

  •
  Finally, we have been and continue designing and implementing additional automation and integration in our financially significant systems.

        We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other matters we identify.

        No material weaknesses were identified in connection with the audit of our financial statements for the years ended December 31, 2018, and 2019.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

        The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of December 31, 2019, we had cash and cash equivalents of $85.7 million, consisting of interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents.

Foreign Currency Risk

        There was no material foreign currency risk for the years ended December 31, 2019, 2018, or 2017.

CERTAIN NIKOLA RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investment Private Placement

        In connection with the execution of the Business Combination Agreement, the VectoIQ and Nikola entered into Subscription Agreements with a number of Subscribers, pursuant to which the Subscribers agreed to purchase, and VectoIQ agreed to sell to the Subscribers, an aggregate of 52,500,000 shares of VectoIQ Common Stock (the "PIPE Shares"), for a purchase price of $10.00 per share and an aggregate purchase price of $525.0 million, in a private placement (the "PIPE"). ValueAct Spring Master Fund, L.P, which is affiliated with Jeffrey W. Ubben, a member of Nikola's board of directors, will be purchasing 5,000,000 shares of VectoIQ Common Stock in the PIPE for a total purchase price of $50.0 million.

Stockholder Support Agreement

        On March 2, 2020, Nikola, the VectoIQ and certain Key Nikola Stockholders entered into the Stockholder Support Agreement, whereby the Key Nikola Stockholders agreed to vote all of their shares of Nikola's capital stock in favor of the approval and adoption of the Business Combination and related transactions. Additionally, such stockholders agreed not to transfer any of their shares of Nikola Common Stock and Nikola Preferred Stock (or enter into any arrangement with respect thereto) or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Redemption

        Immediately following, and subject to the Effective Time, New Nikola shall redeem 7,000,000 shares of VectoIQ Common Stock from M&M Residual, LLC at a purchase price of $10.00 per share, payable in immediately available funds. M&M Residual, LLC is a Nevada limited liability company that is wholly owned by Trevor R. Milton, Nikola's Chief Executive Officer. The number of shares to be redeemed and the redemption price were determined and agreed upon during negotiations between the various parties to the Business Combination, including Mr. Milton and representatives of VectoIQ, Nikola and the Subscribers. This redemption is being undertaken to allow Mr. Milton, the founder of Nikola, to attain some liquidity prior to his becoming an executive officer of a publicly traded entity and subject to lockup restrictions, and it was approved by the disinterested directors of Nikola.

Indemnification Agreements

        New Nikola intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in New Nikola's amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, require New Nikola to indemnify New Nikola's directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New Nikola's directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at New Nikola's request. For more information regarding these indemnification arrangements, see "Management After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers." New Nikola believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        The limitation of liability and indemnification provisions in New Nikola's amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit New Nikola and its stockholders. A stockholder's investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Equity Financings

Series D Preferred Stock Financing

        From September 30, 2019 through March 12, 2020, Nikola sold an aggregate of 7,357,059 shares of Series D preferred stock at a purchase price of $18.52 per share or $19.01 if sold after the date of the Business Combination Agreement, for an aggregate purchase price of $136,278,508.64, pursuant to Nikola's Series D preferred stock financing. In connection with the Series D preferred stock financing, Nikola entered into a Series D Preferred Stock Purchase Agreement and the CNHI Services Agreement with CNHI and Iveco. Under these agreements, the Company agreed to issue CNHI and Iveco 13,498,921 shares of Series D preferred stock in exchange for a license valued at $50.0 million, $100.0 million in-kind services and $100.0 million in cash.

        In 2019, Nikola issued 2,699,785 shares of Series D preferred stock to Iveco in exchange for $50.0 million. Nikola also issued 2,699,785 shares of Series D preferred stock to Iveco in exchange for licensed Iveco technology and 431,996 shares of Series D preferred stock to Iveco in exchange for $8.0 million in in-kind services.

        In April 2020, Nikola issued an additional 2,699,784 shares of Series D preferred stock to CNHI and Iveco in exchange for approximately $50.0 million pursuant to the Series D Stock Purchase Agreement and 1,079,914 shares pursuant to the Technical Services Agreement as a payment for in-kind services provided in the first quarter of 2020 as well as prepayment for future services. Prior to the Effective Time, Nikola will issue an additional 3,887,657 shares to Iveco as prepayment for additional services to be provided to Nikola during the remainder of 2020 and 2021 pursuant to the Technical Services Agreement.

        The following table summarizes purchases of Nikola's Series D preferred stock by related persons and their affiliated entities. None of Nikola's executive officers purchased shares of Series D preferred stock.

Stockholder	Shares of Series D Preferred Stock		Total Purchase Price
Iveco S.p.A.(1)	13,498,921	(3)	$250,000,016.92	(4)
ValueAct Spring Master Fund, L.P.(2)	809,936		$15,000,014.70

(1)
Gerrit A. Marx is a member of Nikola's board of directors and is affiliated with Iveco.

(2)
Jeffrey W. Ubben is a member of Nikola's board of directors and is affiliated with ValueAct Spring Master Fund, L.P.

(3)
Includes shares committed for issuance to Iveco on or prior to the Closing.

(4)
Includes a cash investment and value of services rendered and licenses granted pursuant to the CNHI Services Agreement.

Series C Preferred Stock Financing

        From August 3, 2018 to December 13, 2018, Nikola sold an aggregate of 25,145,519 shares of its Series C preferred stock at a purchase price of $8.59 per share, for an aggregate purchase price of $216.0 million, pursuant to Nikola's Series C preferred stock financing. In connection with the Series C preferred stock financing, Nikola also entered into the following agreements with each of Nimbus and

Green GNH, both of which are beneficial owners of more than 5% of Nikola's outstanding capital stock:

  •
  the Nimbus Redemption Letter Agreement;

  •
  the First Nimbus Commercial Letter Agreement;

  •
  a letter agreement with GNH which granted GNH certain redemption rights in relation to GNH's shares of Series C preferred stock of Nikola (the "GNH Redemption Letter Agreement"); and

  •
  a Commercial Framework Agreement (the "Framework Agreement") with GNH to establish the framework for a commercial relationship between Nikola and GNH.

        The Nimbus Redemption Letter Agreement, the First Nimbus Commercial Letter Agreement and the GNH Redemption Letter Agreement will terminate upon the consummation of the Merger. The following table summarizes purchases of Nikola's Series C preferred stock by related persons and their affiliated entities. None of Nikola's executive officers purchased shares of Series C preferred stock.

Stockholder	Shares of Series C Preferred Stock	Total Purchase Price
Nimbus Holdings LLC(1)	11,641,443	$99,999,995.37
Green Nikola Holdings LLC(2)	11,641,444	$100,000,003.96

(1)
Michael L. Mansuetti is a member of Nikola's board of directors and is an affiliate of Nimbus.

(2)
Sophia Jin is a member of Nikola's board of directors and is an affiliate of GNH.

Series B Preferred Stock Financing

        On September 1, 2017, Nikola sold an aggregate of 4,398,447 shares of its Series B preferred stock at a purchase price of $7.73 per share, for an aggregate purchase price of $34.0 million, pursuant to Nikola's Series B preferred stock financing. The following table summarizes purchases of Nikola's Series B preferred stock by related parties and their affiliated entities. Trevor R. Milton, Nikola's Chief Executive Officer, purchased shares of Series B preferred stock through M&M Residual, LLC.

Stockholder	Shares of Series C Preferred Stock	Total Purchase Price
Nimbus Holdings LLC(1)	3,880,983	29,999,998.59
M&M Residual, LLC(2)	517,464	3,999,999.97

(1)
Michael L. Mansuetti is a member of Nikola's board of directors and is an affiliate of Nimbus.

(2)
Controlled by Trevor R. Milton, Nikola's Chief Executive Officer.

Stockholder Agreement

        Nikola entered into a fourth amended and restated stockholder agreement dated September 30, 2019 ("Stockholder Agreement"), which granted rights to certain holders of its stock, including (i) M&M Residual, LLC is controlled by Nikola's Chief Executive Officer, Trevor R. Milton, (ii) OTW STL LLC, of which William Milton, a member of the Nikola board of directors, is a member, (iii) WI Ventures, LLC, Nimbus Holdings LLC, Green Nikola Holdings LLC, and CNHI, each of which hold a beneficial ownership stake in Nikola that is greater than 5%, (iv) Thompson Nikola, LLC, Thompson Nikola II LLC, and Legend Capital Partners, of which DeWitt C. Thompson V, a member of the Nikola board of directors, is the president, (v) ValueAct Spring Master Fund, L.P. and VA Spring NM, LLC, which are affiliated with Jeffery W. Ubben, a member of Nikola's board of directors, (vi)) Kim J. Brady, Nikola's Chief Financial Officer, (vii) and Mark A. Russell, Nikola's President and (viii) T&M Residual, LLC, which is controlled by Trevor R. Milton and Mark A. Russell (collectively, the "Agreement Parties").

        Pursuant to the Stockholder Agreement, certain holders of Nikola's capital stock, including the Agreement Parties, and certain of Nikola's current and former service providers, agreed to vote in a certain way on certain matters, including with respect to the election of directors of Nikola. The Stockholder Agreement also provides the parties thereto with certain registration rights, pre-emptive rights, information and inspection rights, drag-along rights and rights of first offer, among other rights. The Stockholder Agreement will terminate upon the consummation of the Business Combination.

Repurchase Agreements

        On March 2, 2020, in accordance with the redemption rights granted pursuant to the Nimbus Redemption Letter Agreement which gave Nimbus the right to sell back to Nikola a portion of its shares of Series B preferred stock and Series C preferred stock from time to time upon the consummation of future equity capital raises by Nikola, Nikola entered into a series B preferred stock repurchase agreement with Nimbus, whereby Nikola agreed to repurchase 1,499,700 shares of Nikola's Series B preferred stock from Nimbus at a price of $16.67 per share for an aggregate repurchase price of $25.0 million. The parties agreed that the aggregate repurchase price constituted a credit towards the number of shares that Nimbus would otherwise be entitled to redeem under any letter agreement between Nikola and Nimbus.

        On September 3, 2019, in accordance with the redemption rights granted pursuant to the Nimbus Redemption Letter Agreement, Nikola entered into a series B preferred stock repurchase agreement with Nimbus, whereby Nikola repurchased 1,880,984 shares of Nikola's Series B preferred stock from Nimbus at a price of $16.67 per share for an aggregate repurchase price of $31.4 million.

        On November 5, 2018, Nikola entered into a series B preferred stock repurchase agreement with Trevor R. Milton, whereby Nikola repurchased 517,464 shares of Nikola's Series B preferred stock from Mr. Milton at a price of $8.05 per share for an aggregate repurchase price of $4.2 million.

Commercial Agreements

Agreements with Nimbus

        On March 2, 2020, Nikola entered into a Commercial Letter Agreement with Nimbus, whereby Nikola agreed to use Nimbus' affiliates' autonomous driving components on Nikola's autonomy equipped trucks, subject to certain conditions, negotiate inverter development, fuel cell power module development and part supply with Nimbus, and obligate Nikola to receive services resulting in a minimum payment to Nimbus and its affiliates. Nimbus also agreed to terminate the Nimbus Redemption Letter Agreement as of the Effective Time of the Merger. Nikola believes the terms of this agreement are generally no less favorable to Nikola than those that could be obtained in similar transactions with unaffiliated third parties.

Agreements with Bosch Entities

        Nikola maintains commercial relationships with Robert Bosch, LLC ("Bosch"), Robert Bosch Battery Systems, LLC ("Bosch Battery") and Robert Bosch Automotive Steering, LLC ("Bosch Steering") (collectively with Bosch and Bosch Battery, the "Bosch Entities"). Robert Bosch GmbH is the parent company of the Bosch Entities, and Nimbus is an affiliate of Robert Bosch GmbH. Since 2017, Nikola entered into the following agreements with the Bosch Entities:

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  an agreement with Bosch valued at $8.3 million, whereby Bosch agreed to develop and support Nikola's Vehicle Control Unit ("VCU") for both Nikola's UTV and Truck vehicle platforms;

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  an agreement with Bosch valued at $6.4 million to develop and provide motors for both the Truck and UTV vehicle platforms;

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  an agreement with Bosch valued at $5.7 million, whereby Bosch agreed to develop, build, test, and support Nikola's Fuel Cell System for Nikola's Alpha Nikola Two FCEV truck;

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  an agreement with Bosch Battery valued at $7.5 million, whereby Bosch Battery agreed to develop, build, test and support Nikola's battery pack for the Alpha Nikola Two FCEV truck;

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  an agreement with Bosch Steering valued at $3.3 million, whereby Bosch Steering agreed to develop the Servotwin Steering Gear and Electro-Hydraulic Steering Pump System ("EHPS") Nikola's Truck platforms; and

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  agreements with various Bosch Entities valued at $6.5 million in the aggregate, whereby the Bosch Entities develop vehicle components and provide vehicle level support in numerous areas, including functional safety, electrical architecture, body control module, cybersecurity, tank control unit, central gateway unit, anti-lock braking, and highly automated driving studies.

Agreements with CNHI/Iveco

        On September 30, 2019, Nikola entered into a European alliance agreement with CNHI and Iveco (the "European Alliance Agreement"), whereby Nikola and CNHI/Iveco agreed to establish an entity for the purposes of designing, developing, engineering and manufacturing pure electric and hydrogen heavy trucks in Europe. Iveco is a beneficial owner of more than 5% of Nikola's outstanding capital stock and Gerrit A. Marx, a member of Nikola's board of directors, serves as president of commercial and specialty vehicles of CNHI. Pursuant to the European Alliance Agreement, Nikola and Iveco will contribute equal amounts of cash and in kind contributions necessary for each of party to subscribe to 50% of the capital stock of the entity contemplated by the agreement The initial term of the European Alliance Agreement expires on December 31, 2030, with automatic renewals of ten-year periods unless terminated by either party with written notice received by the non-terminating party no later than December 31, 2029 for the initial term and no later than the end of the 7th year of any subsequent term. Nikola believes the contribution and capitalization terms of this agreement are generally no less favorable to Nikola than those that could be obtained in similar transactions with unaffiliated third parties.

Related Party Loans

        In March 2017, Nikola issued $0.4 million of non-recourse convertible promissory notes to two unrelated third parties, which bore an interest rate of 12% per annum. In September 2017, the noteholders elected to fully exercise their conversion option under the convertible notes and received 40,000 shares of Nikola common stock in lieu of $0.1 million of principal repayment and $0.02 million in accrued interest. In accordance with the terms of the convertible notes, new shares were not issued by Nikola directly, but rather were transferred from Trevor R. Milton's, Nikola's Chief Executive Officer, common equity holdings. In December 2017, Nikola paid $0.1 million to Mr. Milton to compensate him for the Nikola common stock that was transferred to settle the convertible notes.

        On January 1, 2015, Nikola entered into a loan agreement with William Milton, a member of the Nikola board of directors, under a promissory note, which bore a variable interest rate. From January 1, 2017 through September 30, 2017, the largest aggregate amount of principal outstanding under the promissory note was $1.1 million, and during that time period, Nikola repaid $1.1 million in principal and $0.2 million in interest. All obligations under such promissory note were paid off in September 2017 and the note was terminated.

        On May 19, 2017, Nikola entered into a loan agreement with Ace Disposal, Inc., a third-party controlled by Lon Stalsberg, a member or Nikola's board of directors, under a promissory note, which bore an interest amount of $30,000. From January 1, 2017 through May 27, 2017, the largest aggregate amount of principal outstanding under the promissory note was $0.3 million, and during that time period, Nikola repaid $0.3 million in principal and $0.03 million in interest. All obligations under such promissory note were paid off as of May 2017 and the note was terminated.

        In June 2017, Nikola entered into a loan agreement with Ace Disposal, Inc., a third-party controlled by Lon Stalsberg, a member of the Nikola board of directors, under a promissory note, which bore an interest amount of $65,000. From January 1, 2017 through September 30, 2017, the largest aggregate amount of principal outstanding under the promissory note was $0.65 million, and during that time period, Nikola repaid $0.65 million in principal and $0.065 million in interest. All obligations under such promissory note were paid off as of September 2017 and the note was terminated.

        On March 21, 2018, Nikola extended a loan of $2.5 million to Trevor R. Milton, Nikola's Chief Executive Officer, under a promissory note, which bore an interest rate of 5.0% per annum. From January 1, 2017 through November 5, 2018, the largest aggregate amount of principal outstanding under the promissory note with Mr. Milton was $2.5 million, and during that time period, Mr. Milton repaid $2.5 million in principal and $0.06 million in interest. All obligations under such promissory note were paid off as of November 5, 2018 and promissory note with Mr. Milton was terminated.

        From October 2014 to September 2017, Trevor R. Milton, the Company's Chief Executive Officer, provided Nikola with a revolving line of credit (the "Credit Line") by contributing cash to Nikola and paying certain business expenses on Nikola's behalf. The Credit Line included no scheduled interest payments, contractual rate of interest or fixed term. Nikola repaid its obligation under the Credit Line in full in September 2017. From October 2014 to 2017, the aggregate principle amount outstanding under the Credit Line was $2.5 million, and during that time period Nikola repaid $0.5 million in interest.

Transactions with Executive Officers

        Nikola reimburses affiliates for reasonable travel related expenses incurred while conducting business on behalf of Nikola, including the use of private aircraft. Since January 2019, Nikola personnel have occasionally used an aircraft leased to Nikola by Zero Emission Expedition LLC, which is owned by Trevor R. Milton, Nikola's Chief Executive Officer, for business related purposes. In 2019, Nikola reimbursed Zero Emission Expedition LLC $0.2 million in connection with Nikola personnel's use of Zero Emission Expedition LLC's aircraft. Nikola's business arrangement with Zero Emission Expedition LLC is continuing for Nikola's 2020 fiscal year. No payments have been made to Zero Emission Expedition LLC in 2020.

        Trevor R. Milton, Nikola's Chief Executive Officer, paid Nikola $0.3 million and $0.2 million for the provision of solar installation services in 2019 and 2018, respectively. As of December 31, 2019, Nikola recorded $0.05 million outstanding in accounts receivable related to solar installation services from Mr. Milton. Nikola received no related party revenue during 2017 and recorded no related party accounts receivable outstanding as of December 31, 2018. Mr. Milton repaid this loan in full as of February 6, 2020.

        In December 2018, M&M Residual, LLC, a Nevada limited liability company owned by Trevor R. Milton, Nikola's Chief Executive Officer, issued 3,158,949 performance-based stock options (the "Performance Awards") pursuant to Nikola's Founder Stock Option Plan. The Performance Awards were issued to recognize the superior performance and contribution of specific employees of Nikola, including Mr. Milton's relatives, Travis Milton and Lance Milton, Britton M. Worthen, Nikola's Chief Legal Officer and Secretary and Joseph R. Pike, Nikola's Chief Human Resources Officer. M&M Residual, LLC owned the shares of Nikola common stock underlying the Performance Awards, which are considered to be issued by Nikola for accounting purposes. The Performance Awards vest based on Nikola's achievement of a liquidation event, such as a private sale or an initial public offering on a U.S. stock exchange. The weighted average grant date fair value of the Performance Awards was $1.19 for the year ended December 31, 2018. As of December 31, 2019, Performance Awards had not vested and the unrecognized stock-based compensation expense related to the option awards is $3.8 million.

        On April 27, 2020, M&M Residual, LLC and an affiliate and VA Spring NM, LLC and an affiliate entered into two agreements under which M&M Residual, LLC agreed to transfer 315,624 shares of Nikola Common Stock valued at a price of $19.01 per share ($6,000,000 in total) to VA Spring NM, LLC, in exchange for the transfer of certain personal property to Trevor R. Milton, Chief Executive Officer of Nikola. M&M Residual, LLC is wholly owned by Mr. Milton and Jeffrey W. Ubben, a director of Nikola, is the managing member VA Spring NM, LLC. The transaction is expected to close in late May 2020.

Services Agreement

        On December 14, 2016, Nikola entered into a Services Agreement with Thompson Truck Center, LLC ("Thompson") (the "Services Agreement"), whereby Nikola appointed Thompson as its exclusive distributor of certain repair services, distribution services and parts distribution services in Tennessee and Mississippi, subject to exceptions set forth in the Services Agreement. DeWitt C. Thompson V, a director of Nikola, is the president of Thompson Truck Center, LLC. Under the Services Agreement, Nikola agreed to indemnify Thompson for any infringement arising out of Thompson's authorized use of Nikola's intellectual property along with standard indemnification provisions. Pricing under this agreement varies depending on the specifications set forth in any given purchase order for Nikola vehicles and vehicle parts. Thompson is entitled to an $8,000 commission fee for each Nikola vehicle Thompson sells to a third party, to hourly warranty services charges and to 120% of the cost of certain vehicle parts not provided by Nikola in connection with such warranty service repairs. Nikola believes that the general commercial terms of this agreement, including with respect to pricing and commission fees, are generally consistent with comparable terms under its purchase orders or similar arrangements with other servicers and distributors, and are generally no less favorable to us than those that could be obtained in similar types of transactions with unrelated third parties. The term of the Services Agreement continues until December 31, 2026, and automatically renews for successive five-year terms unless terminated by either party in writing at least six months prior to the end of the initial term or the then-current renewal term.

Employment Agreements

        Nikola has entered into employment agreements and offer letter agreements with certain of its executive officers. See "Nikola's Executive Compensation—Agreements with Nikola's Named Executive Officers and Potential Payments Upon Termination or Change of Control."

Related Person Transactions Policy Following the Business Combination

        Upon consummation of the Business Combination, it is anticipated that the New Nikola Board will adopt a written Related Person Transactions Policy that sets forth New Nikola's policies and procedures regarding the identification, review, consideration and oversight of "related person transactions." For purposes of New Nikola's policy only, a "related person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New Nikola or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any "related person" has a material interest.

        Transactions involving compensation for services provided to New Nikola as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New Nikola's voting securities (including New Nikola's common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

        Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New Nikola's voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New Nikola's audit committee (or, where review by New Nikola's audit committee would be inappropriate, to another independent body of the New Nikola Board) for review. To identify related person transactions in advance, New Nikola will rely on information supplied by New Nikola's executive officers, directors and certain significant stockholders. In considering related person transactions, New Nikola's audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

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  the risks, costs, and benefits to New Nikola;

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  the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

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  the terms of the transaction;

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  the availability of other sources for comparable services or products; and

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  the terms available to or from, as the case may be, unrelated third parties.

        New Nikola's audit committee will approve only those transactions that it determines are fair to us and in New Nikola's best interests. All of the transactions described above were entered into prior to the adoption of such policy.

INFORMATION ABOUT VECTOIQ

Overview

        We are a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus/information statement as our initial business combination. Although we may pursue our initial business combination in any business, industry or geographic location, we have focused on opportunities to capitalize on the ability of our management team, particularly our executive officers, to identify, acquire and operate a business in the industrial technology, transportation and smart mobility industries, which we believe has many potential target businesses. Following our initial business combination, our objective will be to implement or support the acquired business' growth and operating strategies.

        The registration statement on Form S-1 (File No. 333-224351) for our IPO was declared effective by the SEC on May 15, 2018. On May 18, 2018, we consummated our IPO of 23,000,000 VectoIQ Units (which includes 3,000,000 VectoIQ Units sold pursuant to the underwriters exercising their over-allotment option on May 29, 2018), with each VectoIQ Unit consisting of one share of VectoIQ Common Stock and one redeemable VectoIQ Warrant. Each VectoIQ Warrant entitles the holder to purchase one share of VectoIQ Common Stock, $0.0001 par value per share, at $11.50 per share. The VectoIQ Warrants will expire at 5:00 p.m., New York City time, five years after the completion of VectoIQ's initial business combination, or earlier upon redemption or liquidation. The VectoIQ Units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $230,000,000.

        Simultaneously with the consummation of our IPO, we consummated a private placement in which the Sponsor, Cowen Investments and certain funds and accounts managed by subsidiaries of BlackRock, Inc. purchased an aggregate of 890,000 VectoIQ Units in one transaction and an additional 90,000 VectoIQ Units in a separate transaction, in each case at a price of $10.00 per unit, generating total gross proceeds of $9,800,000.

        In connection with the IPO, we incurred transaction costs of $5,244,622, consisting of $4,600,000 of underwriting fees and $644,622 of other IPO costs. A total of $232,300,000 from the net proceeds of the sale of the VectoIQ Units in the IPO and the private placement were placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee.

Initial Business Combination

        Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. ("FINRA") with respect to the satisfaction of such criteria.

Submission of Our Initial Business Combination to a Stockholder Vote

        We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public stockholder electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus/information statement relating to the stockholder vote on the Business

Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

        Our Founders and our executive officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of any proposed business combination, including the Founder Shares and the shares of common stock underlying the Private Units, (2) not to redeem any shares of common stock in connection with a stockholder vote to approve a proposed initial business combination, and (3) not sell any shares of common stock in any tender in connection with a proposed initial business combination. As a result, we would need only 7,574,623 or approximately 38%, of the 20,000,000 Public Shares sold in the IPO to be voted in favor of a transaction in order to proceed with the initial business combination.

Permitted Purchases of Our Securities

        None of our Founders, executive officers, directors, director nominees or their affiliates has indicated any intention to purchase units or shares of common stock in the IPO or from persons in the open market or in private transactions. However, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Founders, directors, director nominees, executive officers, advisors or any of their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. None of the funds held in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. There is no limit on the number of shares or warrants such persons may purchase, or any restriction on the price that they may pay. Any such price per share may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with our initial business combination. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

        In the event our Founders, directors, director nominees, executive officers, advisors or any of their affiliates determine to make any such purchases of Public Shares at the time of a stockholder vote relating to our initial business combination, such purchases could have the effect of influencing the vote necessary to approve such transaction. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. If any of our Founders, directors, director nominees, executive officers, advisors or any of their affiliates engage in such transactions, they will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares or if such purchases are prohibited by Regulation M under the Exchange Act. We cannot currently determine whether any of our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as that would be dependent upon several factors, including but not limited to the timing and size of any such purchase. Depending on the circumstances, any of our insiders may decide to make purchases of our securities pursuant to a Rule 10b5-1 plan or may determine that acting pursuant to such a plan is not required under the Exchange Act.

        Our Founders, executive officers, directors, director nominees and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Founders, executive officers, directors, director nominees or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the business combination.

        We do not currently anticipate that purchases of our Public Shares or Public Warrants by any of our Founders, directors, director nominees, executive officers, advisors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of our Founders, directors, director nominees, officers, advisors or any of their affiliates will purchase shares of VectoIQ Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders

        We will provide the Public Stockholders with the opportunity to redeem all or a portion of their shares of VectoIQ Common Stock upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, less any taxes then due but not yet paid (which taxes may be paid only from the interest earned on the funds in the Trust Account). As of March 31, 2020, the amount in the Trust Account was approximately $238.4 million, which is equal to approximately $10.36 per public share. Our initial investors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination.

Limitation on Redemption Rights

        Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that a public stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to an aggregate of more than 15% of the shares of common stock sold in the IPO without our prior written consent. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in our IPO could threaten to exercise its redemption rights if such stockholder's shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders' ability to redeem no more than 15% of the shares sold in our IPO, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete a business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders' ability to vote all of their shares for or against the business combination.

Redemption of Public Shares and Liquidation if No Initial Business Combination

        Our amended and restated certificate of incorporation provides that we will have until May 18, 2020, to complete an initial business combination. If we have not completed an initial business combination by such date or obtained the approval of VectolQ stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to us to pay taxes (less taxes payable and up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the VectoIQ Warrants, which will expire worthless if we fail to complete our initial business combination within the 24-month time period.

        Our Founders, executive officers, directors and director nominees have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would stop the Public Stockholders from redeeming their shares of common stock in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination within 24 months from the closing of the IPO unless we provide the Public Stockholders with the opportunity to redeem their shares of common stock upon such approval at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, net of franchise and income taxes payable, divided by the number of then outstanding Public Shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Founders, any executive officer, director or director nominee, or any other person.

        Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

        Furthermore, if the pro rata portion of our Trust Account distributed to the Public Stockholders upon the redemption of 100% of our Public Shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete a business combination within the prescribed time frame, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the 24-month anniversary of the closing of the IPO, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

        Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

        We are required to use our reasonable best efforts to have all third parties (including any vendors or other entities we engage after the IPO) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. Nevertheless, we cannot assure you of this fact as there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party's engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Our underwriters and auditor are the only third parties we are currently aware of that may not execute a waiver. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account.

        In the event that the proceeds in the Trust Account are reduced below: (1) $10.10 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our franchise and income taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.10 per share.

        We anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after such date and anticipate it will take no more than ten business days to effectuate such distribution. Our Founders have waived their rights to participate in any liquidation distribution with respect to the Founder Shares and Private Shares. There will be no distribution from the Trust Account with respect to the VectoIQ Warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the Trust Account and the interest earned on the funds held in the Trust Account that we are permitted to withdraw to pay such expenses.

        If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per share redemption price would be $10.10. The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of Public Stockholders.

        The Public Stockholders shall be entitled to receive funds from the Trust Account only in the event of our failure to complete a business combination within the required time period or if the stockholders seek to redeem their respective shares upon a business combination which is actually completed by us or upon certain amendments to our charter documents as described elsewhere herein. In no other circumstances shall a stockholder have any right or interest of any kind to or in the Trust Account.

        Our Founders will not participate in any redemption distribution from our Trust Account with respect to such Founder Shares. Additionally, any loans made by our officers, directors, sponsors or their affiliates for working capital needs will be forgiven and not repaid if we are unable to complete an initial business combination.

        If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to the Public Stockholders at least $10.10 per share.

        If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a "preferential transfer" or a "fraudulent conveyance." As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after twenty-four months from the closing of the IPO, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Facilities

        We currently maintain our principal executive offices at 1354 Flagler Drive, Mamaroneck, New York 10543. The cost for this space is included in the $10,000 per-month aggregate fee the Sponsor charges us for general and administrative services, which commenced on the date of the IPO pursuant to a letter agreement between us and the Sponsor. We believe, based on rents and fees for similar services in the Mamaroneck area, that the fee charged by the Sponsor is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

        We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the consummation of a business combination.

Directors and Executive Officers

        Our current directors and executive officers are listed below.

Name	Age	Position
Stephen J. Girsky	57	President, Chief Executive Officer and Director
Mary Chan	56	Chief Operating Officer
Steve Shindler	57	Chief Financial Officer
Mindy Luxenberg-Grant	51	Treasurer
Robert Gendelman	60	Director
Sarah W. Hallac	54	Director
Richard J. Lynch	70	Director
Victoria McInnis	57	Director

        Stephen J. Girsky has served as our President, Chief Executive Officer and Director since January 2018. Mr. Girsky is a Managing Partner of VectoIQ, LLC, an independent advisory firm based in New York. Mr. Girsky has more than 30 years of experience working with corporate board executives, labor leaders, OEM leaders, suppliers, dealers and national policy makers. Mr. Girsky served in a number of capacities at General Motors from November 2009 until July 2014, including Vice Chairman, having responsibility for global corporate strategy, new business development, global product planning and program management, global connected consumer/OnStar, and GM Ventures LLC, Global Research & Development and Global Purchasing and Supply Chain. Mr. Girsky served as Chairman of the Adam Opel AG Supervisory Board from November 2011 to January 2014 and was President of GM Europe from July 2012 to March 2013. He also served on General Motors' board of directors following its emergence from bankruptcy in June 2009 until June 2016. Mr. Girsky has also served as president of Centerbridge Industrial Partners, an affiliate of Centerbridge Partners, LP and a multibillion dollar investment fund, from 2006 to 2009. Prior to Centerbridge, Mr. Girsky served as Special Advisor to the Chief Executive Officer and Chief Financial Officer of General Motors from 2005 to 2006, and prior to that Mr. Girsky served as managing director at Morgan Stanley and as senior analyst of the Morgan Stanley Global Automotive and Auto Parts Research Team. Mr. Girsky currently serves on the boards of directors of United States Steel Corporation and Brookfield Business Partners Limited, the general partner of Brookfield Business Partners, L.P. (NYSE: BBU; TSX BBU.UN), as well as three private companies, drive.ai, Valens Semiconductor and Millstein & Co. We believe Mr. Girsky is well qualified to serve on our board of directors based on his extensive leadership and business experience, together with his strong background in finance and public company governance.

        Mary Chan has served as our Chief Operating Officer since January 2018. Ms. Chan is a Managing Partner of VectoIQ, LLC. Ms. Chan served as President, Global Connected Consumer of General Motors from May 2012 to May 2015. In that role, she was responsible for building the next generation of connected vehicle product and services. Prior to General Motors, she worked at Dell Inc., where she was Senior Vice President and General Manager of Enterprise Mobility Solutions & Services from 2009 to 2012. At Dell, Ms. Chan was responsible for developing Consumer PC/Gaming products and Enterprise Mobility Application services. Prior to Dell, with over 20 years of wireless infrastructure experience she was the EVP/President Global Wireless Network Group at Alcatel-Lucent and SVP of

Wireless R&D at Lucent Technologies Inc. Ms. Chan currently serves on the boards of directors of Magna International Inc. (NYSE: MGA), Dialog Semiconductor PLC (ETR: DLG), SBA Communications Corporation (Nasdaq: SBAC) and Microelectronics Technology Inc. (TPE: 2314).

        Steve Shindler has served as our Chief Financial Officer since January 2018. Mr. Shindler is a Director of NII Holdings, Inc., a provider of differentiated mobile communications services for businesses and high value consumers in Latin America. Mr. Shindler served as Chief Executive Officer of NII from 2012 until August of 2017 as well as from 2000 to 2008. As Chief Executive Officer, Mr. Shindler successfully transformed NII from a start-up operation into a leading wireless provider with nearly 11.5 million subscribers. In his most recent role as Chief Executive Officer of NII, Mr. Shindler guided the company through a financial restructuring that included sales of its core businesses in Mexico, Peru, Argentina and Chile, as well as a voluntary petition seeking relief under Chapter 11 of the U.S. Bankruptcy Code in September 2014, where he continued in the Chief Executive Officer role following its emergence from bankruptcy in June 2015. Mr. Shindler joined Nextel Communications, Inc. in 1996 as Executive Vice President and Chief Financial Officer. Prior to joining Nextel, Mr. Shindler was Managing Director of Communications Finance at The Toronto Dominion Bank, one of the largest suppliers of capital to the wireless industry. Mr. Shindler is also a founding partner of RIME Communications Capital, a firm that has invested in early stage media, tech and telco companies.

        Mindy Luxenberg-Grant has served as our Treasurer since January 2018. Ms. Luxenberg-Grant is the Chief Financial Officer of VectoIQ LLC. Prior to joining VectoIQ LLC, Ms. Luxenberg-Grant was a Founder and has served as Chief Financial Officer of Headhaul Capital Partners LLC since April 2013. Ms. Luxenberg-Grant was also the Chief Financial Officer of Jefferies Capital Partners LLC and its predecessors from 1997 to 2009. She was a Manager with PricewaterhouseCoopers where she specialized in business assurances and tax services as part of its Entrepreneurial Advisory Services group and serviced exclusively venture capital and private investment fund clients. Ms. Luxenberg-Grant also spent two years as the Chief Financial Officer of Western NIS Enterprise Fund, a venture capital fund which invested in small and medium-sized companies based primarily in the Ukraine.

        Robert Gendelman has served as a director since the completion of the IPO. Mr. Gendelman has served as Senior Portfolio Manager and head of Equity Investments at Loews Corporation, a diversified holding company since January 2013. Prior to joining Loews Corporation, Mr. Gendelman was Chief Investment Officer for RG Advisors, and prior to that was Managing Director at Clearbridge Advisors, where he managed assets for Legg Mason Partners Capital & Income Fund. He also spent approximately 10 years as a portfolio manager at Neuberger Berman. We believe Mr. Gendelman is well qualified to serve on our board of directors based on his extensive experience in the financial services industry and evaluating investments.

        Sarah W. Hallac has served as a director since the completion of the IPO. Ms. Hallac has served as a consultant for a corporate philanthropic initiative by BlackRock, Inc., an investment management corporation. Ms. Hallac is a retired investment banker from Bear, Stearns and Company, where she spent her entire career in the Financial Analytics and Structured Transactions group. Ms. Hallac was involved in the early days of mortgage securitization including the first Agency Real Estate Mortgage Investment Conduit (REMIC) issued by the Federal National Mortgage Association (FNMA). Ms. Hallac has been published in several books, including The Handbook of Mortgage-Backed Securities. We believe Ms. Hallac is well qualified to serve on our board of directors based on her extensive experience in investment banking and evaluating investments.

        Richard J. Lynch has served as a director since the completion of the IPO. Mr. Lynch has served as President of FB Associates, LLC, a consulting firm that specializes in the telecommunications industry, since October 2011. Prior to that, Mr. Lynch held the positions of Executive Vice President and Chief Technology Officer with Verizon Communications and with Verizon Wireless and its predecessors. Mr. Lynch currently serves as chairman of the board of directors of Ribbon Communications Inc. (Nasdaq: RBBN) and a director of Blackberry Limited (NYSE: BB). We believe Mr. Lynch is well qualified to serve on our board of directors based on his extensive leadership experience in the technology industry and serving on the boards of public companies.

        Victoria McInnis has served as a director since the completion of the IPO. Ms. McInnis held various positions with General Motors Corporation prior to her retirement in August 2017, including Vice President, Tax and Audit March 2015 to August 2017, Chief Tax Officer from 2009 to March 2015 and, prior to that, Executive Director, Tax Counsel, General Tax Director, Europe, Director of Federal Tax Audits, and Senior Tax Counsel, GM Canada. We believe Ms. McInnis is well qualified to serve on our board of directors based on her extensive experience in the automotive industry and her financial expertise.

Number, Terms of Office and Election of Executive Officers and Directors

        Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Mr. Robert Gendelman and Mr. Richard Lynch will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Stephen J. Girsky, Ms. Victoria McInnis and Ms. Sarah Hallac, will expire at the second annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination (unless required by Nasdaq). Our executive officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our executive officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Executive Officer and Director Compensation

        Commencing on the date that our securities were first listed on Nasdaq through the consummation of our initial business combination, we paid the Sponsor a total of $10,000 per month, which funds are used to pay for office space and general and administrative services. This arrangement was agreed to by the Sponsor for our benefit and is not intended to provide such affiliate compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services.

        Except as set forth above, no compensation has been paid to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of our initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Committees of the Board of Directors

        Our board of directors has two standing committees, an audit committee and a compensation committee. Each of our audit committee and our compensation committee is composed solely of independent directors. Each committee operates under a charter that is approved by our board of directors and has the composition and responsibilities described below.

Audit Committee

        Upon the completion of the IPO, we established an audit committee of the board of directors. Mr. Robert Gendelman, Ms. Sarah Hallac and Ms. Victoria McInnis serve as members of our audit committee. Ms. McInnis serves as chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Mr. Gendelman, Ms. Hallac, and Ms. McInnis are independent.

        Each member of the audit committee is financially literate, and our board of directors has determined that Ms. McInnis qualifies as an "audit committee financial expert" as defined in applicable SEC rules.

        We adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

  •
  assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor's qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

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  the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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  pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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  reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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  setting clear hiring policies for employees or former employees of the independent auditors;

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  setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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  obtaining and reviewing a report, at least annually, from the independent auditors describing the independent auditor's internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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  meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under "VectoIQ Management's Discussion and Analysis of Financial Condition and Results of Operations";

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  reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

  •
  reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

        Upon the completion of the IPO, we established a compensation committee of the board of directors. The members of our Compensation Committee are Mr. Richard Lynch and Ms. Sarah Hallac. Mr. Lynch serves as chairman of the compensation committee. We adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives, and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

  •
  reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

  •
  reviewing our executive compensation policies and plans;

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  implementing and administering our incentive compensation equity-based remuneration plans;

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  assisting management in complying with our proxy statement and annual report disclosure requirements;

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  approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

  •
  producing a report on executive compensation to be included in our annual proxy statement; and

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  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

        The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

        We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by applicable law or stock exchange rules. In accordance with Rule 5605(e)(2) of the Nasdaq listing rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq listing rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

        Prior to our initial business combination, the board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at an annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the board should follow the procedures set forth in our bylaws.

        We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of VectoIQ Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2018 there were no delinquent filers.

Code of Ethics

        We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics, our audit committee charter and our compensation committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC's web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.

Audit Fees

        The firm of RSM US LLP ("RSM") acts as our independent registered public accounting firm. The following is a summary of fees paid to RSM for services rendered.

        Audit Fees.    Audit fees consist of fees for professional services rendered for the audit of our year-end financial statements and services that are normally provided by RSM in connection with regulatory filings. The aggregate fees of RSM for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from January 23, 2018 (date of inception) to December 31, 2018 totaled approximately $54,600. The aggregate fees of RSM related to audit services in connection with our IPO totaled approximately $69,250. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

        Audit-Related Fees.    Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under "Audit Fees." These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the period from January 23, 2018 (date of inception) to December 31, 2018, we did not pay RSM any audit-related fees.

        Tax Fees.    We did not pay RSM any fees for tax return services, planning and tax advice for the period from January 23, 2018 (date of inception) to December 31, 2018.

        All Other Fees.    We did not pay RSM for any other services for the year ended December 31, 2018.

Legal Proceedings

        There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team.

VECTOIQ MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Information About VectoIQ" and the audited consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus/information statement. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, "we," "us," "our," "the Company" or "VectoIQ" refer to VectoIQ Acquisition Corp.

Overview

        We are a newly organized company incorporated as a Delaware corporation on January 23, 2018 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of our IPO and the sale of Private Units that occurred simultaneously with the consummation of the IPO.

        The issuance of additional shares of our stock in the Business Combination:

  •
  may significantly dilute the equity interest of investors in the IPO;

  •
  may subordinate the rights of holders of VectoIQ Common Stock if preferred stock is issued with rights senior to those afforded our VectoIQ Common Stock;

  •
  could cause a change in control if a substantial number of shares of VectoIQ Common Stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

  •
  may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

  •
  may adversely affect prevailing market prices for VectoIQ Common Stock and/or VectoIQ Warrants.

        As indicated in the accompanying financial statements, we had $751,640 and $1,168,600 in cash, $10,316 and $47,979 of cash held in the Trust Account, and investments held in the Trust Account of $238,372,960 and $235,243,004 at December 31, 2019 and 2018, respectively. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.

Proposed Business Combination

Business Combination Agreement

        On March 2, 2020, we entered into the Business Combination Agreement with Merger Sub and Nikola, pursuant to which we will effect the Business Combination.

        Pursuant to the Business Combination Agreement, at Closing, Merger Sub will be merged with and into Nikola, with Nikola surviving the Merger as a wholly-owned direct subsidiary of us. Immediately prior to the Effective Time of the Merger, Nikola will cause the shares of Nikola Preferred Stock issued and outstanding immediately prior to the Effective Time to be converted into shares of Nikola Common Stock, and each converted share of Nikola Preferred Stock will no longer be outstanding and will cease to exist. At the Effective Time, by virtue of the Merger, all shares of Nikola Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the number of shares of our VectoIQ Common Stock equal to the Exchange Ratio of 1.901 set forth in the Business Combination Agreement. Each Nikola stock option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase a number of shares of VectoIQ Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Nikola Common Stock subject to such option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

        The Closing is subject to certain conditions, including but not limited to the approval of our stockholders and Nikola's stockholders of the Business Combination Agreement. The Business Combination Agreement may also be terminated by either party under certain circumstances. Nikola has agreed to customary "no shop" obligations subject to a customary "fiduciary out," and Nikola would be required to pay a termination fee in the amount of $82 million if the Business Combination Agreement is terminated under certain circumstances.

        The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions contained in the Business Combination Agreement. If, by May 1, 2020, we and Nikola determine that the Closing is unlikely to be consummated on or before May 18, 2020, then we will take all actions necessary to obtain the approval of our stockholders to extend our deadline to consummate the Business Combination to a date after such date but prior to August 31, 2020 in accordance with our amended and restated certificate of incorporation. VectoIQ has scheduled a vote of its stockholders for May 12, 2020 to extend this deadline to July 31, 2020.

Stockholder Support Agreement

        Also on March 2, 2020, certain stockholders of Nikola holding the votes necessary to approve the Business Combination entered into the Stockholder Support Agreement with us, pursuant to which such stockholders agreed to vote all of their shares of Nikola Capital Stock in favor of the approval and adoption of the Business Combination. Additionally, such stockholders agreed not to (i) transfer any of their shares of Nikola Capital Stock (or enter into any arrangement with respect thereto) or (ii) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Registration Rights and Lock-Up Agreement

        Pursuant to the Business Combination Agreement and as a condition to the Closing, we and the Holders will enter into the Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, we will be obligated to file a registration statement to register the resale of certain securities of VectoIQ held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that we file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register our securities held by such Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with "piggy-back" registration rights, subject to certain requirements and customary conditions.

        The Registration Rights and Lock-Up Agreement further provides for the securities of VectoIQ held by the Holders to be locked-up for a period of time following the Closing, as described below, subject to certain exceptions. The securities held by the Original Holders will be locked-up for one year following the Closing, subject to earlier release if (i) the reported last sale price of our VectoIQ Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if we consummate a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of our stockholders having the right to exchange their shares of VectoIQ Common Stock for cash, securities or other property. The securities held by the New Holders, other than certain entities controlled by Trevor R. Milton, the current Chief Executive Officer of Nikola, will be locked-up for 180 days after the Closing. The securities held by certain entities controlled by Trevor R. Milton will be locked up for one year following the Closing, except that they would be permitted to sell or otherwise transfer an aggregate of $70.0 million shares of our VectoIQ Common Stock commencing 180 days after the Closing.

Subscription Agreements

        In connection with the execution of the Business Combination Agreement, effective as of March 2, 2020, we entered into separate Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and we agreed to sell to the Subscribers, an aggregate of 52,500,000 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $525 million, in the PIPE.

        The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.

        Pursuant to the Subscription Agreements, we granted certain registration rights to the Subscribers, including our agreement that, by the Filing Deadline, we will file with the SEC the Resale Registration Statement registering the resale of the PIPE Shares, and will use our commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. Under certain circumstances described in the Subscription Agreements, including if the Resale Registration Statement has not been filed with the SEC by the Filing Deadline, additional payments by us may be assessed with respect to the PIPE Shares The additional payments by us would accrue on the applicable registrable securities at a rate of 0.5% of the aggregate purchase price paid for such registrable securities per month, subject to certain terms and limitations (including a cap of 5.0% of the aggregate purchase price).

Results of Operations

        Our entire activity from January 23, 2018 (inception) through May 18, 2018 consisted of formation and preparation for the IPO, and as such, we had no operations and no significant operating expenses. Subsequent to the closing of the IPO on inception, our other income consists of interest and dividend income earned on the investments in our Trust Account and our operating costs include costs associated with obtaining directors and officers insurance and other general and administrative costs.

        For the year ended December 31, 2019, we had net income of $2,730,459, which consisted of $5,033,038 in interest earned on investments and marketable securities held in the Trust Account, offset by $910,209 in general and administrative costs, and $1,392,370 in income tax expense.

        For the period from January 23, 2018 (inception) through December 31, 2018, we had net income of $1,913,035, which consisted of $2,990,983 in interest earned on investments and marketable securities held in the Trust Account, offset by $402,302 in general and administrative costs, and $675,646 in income tax expense.

Liquidity and Capital Resources

        In May 2018, we consummated the IPO, in which we sold 23,000,000 VectoIQ Units (including 3,000,000 VectoIQ Units subject to the exercise of the underwriters' over-allotment option) at a price of $10.00 per unit generating gross proceeds of $230,000,000 before underwriting discounts and expenses. The Sponsor, Cowen Investments and the Anchor Investor purchased an aggregate of 890,000 Private Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the IPO and the exercise of the over-allotment option. In connection with the IPO, we incurred transaction costs of $5,244,622, consisting of $4,600,000 of underwriting fees and $644,622 of other IPO costs.

        Prior to the IPO, our only sources of liquidity were an initial purchase of shares of our VectoIQ Common Stock for $25,000 and two related party loans from the Sponsor and Cowen Investments totaling $120,000 to cover expenses related to the IPO. These loans were repaid with the proceeds from the IPO.

        Prior to the completion of the Business Combination, we will have available to us the approximately $751,640 of proceeds held outside the Trust Account. We will use these funds to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

        In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into additional units of the post-business combination entity, at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

        We expect that we have sufficient resources to fund our operations for the 24 months following the closing of the IPO. We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating the Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Business Combination. Moreover, we may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of our Public Shares upon completion of the Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination, which may include a specified future issuance. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the Business Combination. If we are unable to complete the Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

        In connection with the Company's assessment of going concern considerations in accordance with Financial Accounting Standard Board's Accounting Standards Update ("ASU") 2014-15, "Disclosures of Uncertainties about an Entity's Ability to Continue as a Going Concern," management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company's ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 18, 2020.

Off-Balance Sheet Financing Arrangements

        We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

        We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

        At December 31, 2019 and 2018, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. We have entered into an Administrative Support Agreement with the Sponsor, pursuant to which the Company is billed a total of $10,000 per month for office space and general administrative services. Upon completion of the Business Combination or the Company's liquidation, the Company will cease incurring these monthly fees. The Company accrued $195,000 and $75,000 for office space and general administrative services at December 31, 2019 and 2018, respectively.

Related Party Transactions

        In February 2018, our Founders purchased an aggregate of 5,750,000 shares (the "Founder Shares") of the VectoIQ Common Stock, par value $0.0001, for an aggregate purchase price of $25,000, or approximately $0.004 per share. The Sponsor and Cowen Investments purchased 4,301,000 and 1,449,000 of the Founder Shares, respectively. In March 2018, the Sponsor transferred 15,000 Founder Shares to each of our initial director nominees. In April 2018, the Sponsor forfeited 435,606 Founder Shares and the Anchor Investor purchased 435,606 Founder Shares for an aggregate purchase price of $1,894, or approximately $0.004 per share. In May 2018, Cowen Investments forfeited 287,500 Founder Shares, which were subsequently purchased by the Sponsor and our Anchor Investor. Additionally, in May 2018, the Sponsor purchased 254,829 Founder Shares for an aggregate purchase price of $1,108, or approximately $0.004 per share, and our Anchor Investor purchased 32,671 Founder Shares for an aggregate purchase price of $142, or approximately $0.004 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the IPO (excluding the Private Shares). Prior to the initial investment of $25,000 by our Founders, the Company had no assets, tangible or intangible. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued.

        We are obligated, commencing on the date of the IPO, to pay the Sponsor a monthly fee of an aggregate of $10,000 for office space and general and administrative services. Additionally, we have issued two promissory notes, one to the Sponsor and a second to Cowen Investments, both dated as of March 1, 2018. Each of the individual notes is in the aggregate principal amount of $100,000. The notes both contain a drawdown feature such that at any time prior to the consummation of the IPO we may draw up to an aggregate of $100,000 on each of the notes for general working capital expenses. These loans are non-interest bearing and were repaid with the proceeds from the IPO.

        The Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

        We do not believe we will need to raise additional funds following the IPO in order to meet the expenditures required for operating our business. However, in order to finance transaction costs in connection with the Business Combination, our Founders, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Such loans would be evidenced by promissory notes. Up to $1,500,000 of such loans may be convertible into additional units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

        Our Founders and Anchor Investor purchased an aggregate of 890,000 Private Units (including 90,000 Private Units in connection with the exercise of the over-allotment option), at $10.00 per unit in a private placement. Among the Private Units, 525,909 units were purchased by the Sponsor and/or its designees, 67,424 units were purchased by our Anchor Investor and/or its designees, and 296,667 units were purchased by Cowen Investments and/or its designees. All of the proceeds we received from the purchase of the Private Units were placed in the Trust Account.

        A fund affiliated with the Forward Purchase Investor is a member of the Sponsor. The Forward Purchase Investor has entered into a contingent forward purchase agreement with us (the "Forward Purchase Agreement") as described below. Pursuant to the Forward Purchase Agreement, we may elect (subject to the Forward Purchase Investor's right to be excused from any specific business combination as described below) to have the Forward Purchase Investor purchase up to 2,500,000 shares of VectoIQ Common Stock, plus one of our redeemable VectoIQ Warrants for each forward purchase share, at a price of $10.00 per forward purchase share, for total gross proceeds of up to $25,000,000. While we may elect to have the Forward Purchase Investor purchase no securities under the Forward Purchase agreement, if we request that the Forward Purchase Investor purchase securities and the Forward Purchase Investor defaults on such purchase or the Forward Purchase Investor exercises its right of refusal as described herein, the Forward Purchase Investor will forfeit up to all of its ownership interest in the Sponsor related to Founder Shares, and the Sponsor will have the right to redeem the Forward Purchase Investor's remaining ownership interest in the Sponsor at the original purchase price. Any funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in our initial business combination, for expenses in connection with our initial business combination or for the combined company's working capital needs. This commitment is independent of the percentage of stockholders electing to redeem their Public Shares and could provide us with a minimum funding level for our initial business combination.

        In connection with the IPO, the Anchor Investor, which purchased 2,500,000 Public Shares in the IPO, agreed with us that, if it does not own the number of Public Shares equal to 2,500,000 Public Shares at the time of any stockholder vote with respect to an initial business combination or the business day immediately prior to the consummation of VectoIQ's initial business combination, it will forfeit all or a portion of the Founder Shares it purchased prior to the IPO on a pro rata basis. In such a case, the Sponsor (or its designee) will have the right (but not the obligation) to repurchase all or a portion of the Private Units held by the Anchor Investor at their original purchase price.

        Pursuant to a registration rights agreement entered into on May 15, 2018, the Founders, Anchor Investor, and the Company's executive officers, directors and director nominees and their permitted transferees will be entitled to demand that the Company register for resale the Founder Shares, the Private Placement Units and underlying securities and any securities issued upon conversion of Working Capital Loans. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the Company's consummation of our initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, Cowen Investments may not exercise its demand and "piggyback" registration rights after five and seven years, respectively, after the effective date of the IPO and may not exercise its demand rights on more than one occasion. See "Certain VectoIQ Relationships and Related Party Transactions."

Critical Accounting Policies and Significant Judgments and Estimates

        This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Emerging Growth Company

        Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

        This may make comparison of the Company's financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Income Taxes

        We follow the asset and liability method of accounting for income taxes under FASB ASC 740, "Income Taxes." Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

        FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 or

2018. We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the year ended December 31, 2019 or for the period from January 23, 2018 (inception) to December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. We are subject to income tax examinations by major taxing authorities since inception.

        The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company has recorded deferred tax liabilities relating to expenses deferred for income tax purposes as of December 31, 2019 and 2018 amounting to $101,521 and $102,777, respectively. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 ("Tax Reform") was signed into legislation. As part of the legislation, the U.S. corporate income tax rate was reduced from 35% to 21%, among other changes.

Recent Accounting Pronouncements

        Our management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

CERTAIN VECTOIQ RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        On February 15, 2018, the Founders purchased an aggregate of 5,750,000 shares of VectoIQ Common Stock, par value $0.0001, for an aggregate purchase price of $25,000, or approximately $0.004 per share. The Sponsor and Cowen Investments purchased 4,301,000 and 1,449,000 of the Founder Shares, respectively. In March 2018, the Sponsor transferred 15,000 Founder Shares to each of its initial director nominees. In April 2018, the Sponsor forfeited 435,606 Founder Shares and the Anchor Investor purchased 435,606 Founder Shares for an aggregate purchase price of $1,894, or approximately $0.004 per share. In May 2018, Cowen Investments forfeited 287,500 Founder Shares, which were subsequently purchased by the Sponsor and the Anchor Investor. Additionally, in May 2018, the Sponsor purchased 254,829 Founder Shares for an aggregate purchase price of $1,108, or approximately $0.004 per share, and the Anchor Investor purchased 32,671 Founder Shares for an aggregate purchase price of $142, or approximately $0.004 per share.

        The VectoIQ Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which VectoIQ completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of VectoIQ's stockholders having the right to exchange their shares of common stock for cash, securities or other property.

        Simultaneously with the IPO, the Founders and Anchor Investor purchased an aggregate of 890,000 Private Units (including 90,000 Private Units in connection with the exercise of the over-allotment option) at a price of $10.00 per Private Unit ($8.9 million in the aggregate) in a private placement. Each Private Unit consists of one Private Share and one Private Warrant. Each Private Warrant entitles the holder to purchase one share of VectoIQ Common Stock at a price of $11.50 per share, subject to adjustment. Proceeds from the Private Units were added to the proceeds from the IPO held in the Trust Account. If we do not complete an initial business combination within 24 months from the closing of our IPO, the proceeds from the sale of the Private Units held in trust will be part of the liquidating distribution to the Public Stockholders, and the Private Warrants will expire worthless. The Private Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Founders or their permitted transferees.

        The Founders and our officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Units or the securities underlying the Private Units until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which VectoIQ completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the VectoIQ's stockholders having the right to exchange their shares of common stock for cash, securities or other property.

        A fund affiliated with P. Schoenfeld Asset Management LP, which is referred to as the "Forward Purchase Investor," is a member of the Sponsor and has entered into a contingent forward purchase agreement with VectoIQ (the "Forward Purchase Agreement") which provides for the purchase by the Forward Purchase Investor of 2,500,000 forward purchase shares, plus one redeemable VectoIQ Warrant for each forward purchase share, for total gross proceeds of up to $25,000,000. These shares and warrants will be purchased in a private placement to close simultaneously with the consummation of VectoIQ's initial business combination. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

        While VectoIQ may elect to have the Forward Purchase Investor purchase no securities under the Forward Purchase Agreement, if VectoIQ requests that the Forward Purchase Investor purchase securities and the Forward Purchase Investor defaults on such purchase or the Forward Purchase Investor exercises its right of refusal contained in the Forward Purchase Agreement, the Forward Purchase Investor will forfeit up to all of its ownership interest in the Sponsor related to Founder Shares, and the Sponsor will have the right to redeem the Forward Purchase Investor's remaining ownership interest in the Sponsor at the original purchase price.

        On March 1, 2018, the Sponsor agreed to loan the Company an aggregate of up to $100,000 to cover expenses related to the IPO pursuant to a promissory note. Also, on March 1, 2018, Cowen Investments agreed to loan the Company an aggregate of up to $100,000 to cover expenses related to the IPO pursuant to a second promissory note on the same terms as the loan provided by the Sponsor. These loans are non-interest bearing and were repaid with the proceeds from the IPO.

        In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company's officers and directors may, but are not obligated to, loan the Company funds as may be required ("Working Capital Loans"). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender's discretion, up to $1.5 million of such Working Capital Loans may be convertible into additional units of the post Business Combination entity at a price of $10.00 per unit. The securities would be identical to the Private Units. To date, the Company had no borrowings under the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

        The Company entered into an agreement, commencing on the effective date of the IPO through the earlier of the Company's consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space and general administrative services.

        The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company's behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company's audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company's behalf.

        Other than the foregoing, no compensation or fees of any kind, including finder's, consulting fees and other similar fees, will be paid to the Sponsor, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is). However, such individuals will receive the repayment of any loans from the Sponsor, officers and directors for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

        After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

        All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested "independent" directors or the members of our board of directors who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested "independent" directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Related Party Policy

        Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

        Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee considers all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors' and officers' questionnaire that elicits information about related party transactions.

        These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

        To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors including (i) an entity that is either a portfolio company of, or has otherwise received a material financial investment from, any private equity fund or investment company (or an affiliate thereof) that is affiliated with any of the foregoing, (ii) an entity in which any of the foregoing or their affiliates are currently passive investors, (iii) an entity in which any of the foregoing or their affiliates are currently officers or directors, or (iv) an entity in which any of the foregoing or their affiliates are currently invested through an investment vehicle controlled by them, unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions on the type of target business we are seeking to acquire, and the approval of a majority of our disinterested independent directors that the business combination is fair to our unaffiliated stockholders from a financial point of view.

 MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

        Upon the consummation of the Business Combination, the business and affairs of New Nikola will be managed by or under the direction of the New Nikola Board. Nikola is currently evaluating potential director nominees and executive officer appointments, but expects that the directors and executive officers of New Nikola upon consummation of the Business Combination will include the following:

Name	Age	Position
Executive Officers
Trevor R. Milton	37	Executive Chairman
Mark A. Russell	57	President, Chief Executive Officer and Director
Kim J. Brady	56	Chief Financial Officer
Joseph R. Pike	38	Chief Human Resources Officer
Britton M. Worthen	46	Chief Legal Officer and Secretary
Non-Employee Directors
Stephen J. Girsky	57	Director
Sooyean Jin (a.k.a. Sophia Jin)	41	Director
Michael L. Mansuetti	54	Director
Gerrit A. Marx	44	Director
Lonnie R. Stalsberg	68	Director
DeWitt C. Thompson V	47	Director
Jeffrey W. Ubben	58	Director

(1)
Member of the audit committee, effective upon the consummation of the Business Combination.

(2)
Member of the compensation committee, effective upon the consummation of the Business Combination.

(3)
Member of the nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers

        Trevor R. Milton.    Upon the consummation of the Business Combination, Mr. Milton will serve as New Nikola's Executive Chairman. Mr. Milton has served as Nikola's Chief Executive Officer since January 2014 and as Chairman of Nikola's board of directors since July 2017. We believe Mr. Milton is qualified to serve on the New Nikola Board due to his experience serving as Nikola's Chief Executive Officer, President and Chairman of Nikola's board of directors.

        Mark A. Russell.    Upon the consummation of the Business Combination, Mr. Russell will serve as New Nikola's President and Chief Executive Officer and as a member of the New Nikola Board. Mr. Russell has served as Nikola's President since February 2019 and as a member Nikola's board of directors since July 2019. From August 2018 to February 2019, Mr. Russell explored new opportunities. Prior to that, Mr. Russell served as President and Chief Operating Officer of Worthington Industries (NYSE: WOR) from August 2012 to August 2018. Mr. Russell received a B.I.S. in integrated studies from Weber State University and a juris doctor from Brigham Young University. We believe Mr. Russell is qualified to serve on the New Nikola Board due to his extensive leadership and management experience at various public and private companies, including his experience serving as Nikola's President and Chief Operating Officer.

        Kim J. Brady.    Upon the consummation of the Business Combination, Mr. Brady will serve as New Nikola's Chief Financial Officer. Mr. Brady has served as Chief Financial Officer and Treasurer of Nikola since November 2017. Prior to joining Nikola, Mr. Brady served as senior managing director and partner of Solic Capital Management, LLC, a middle market financial advisory and principal investment firm, from 2012 to October 2017. Mr. Brady was co-head of Solic's Special Situations Fund that invested across all levels of capital structure. Mr. Brady received a bachelor's of science in management, finance and accounting from Brigham Young University and an MBA from Northwestern University's Kellogg Graduate School of Management.

        Joseph R. Pike.    Upon the consummation of the Business Combination, Mr. Pike will serve as New Nikola's Chief Human Resources Officer. Mr. Pike has served as Nikola's Chief Human Resources Officer since January 2018. Prior to joining Nikola, Mr. Pike served in various human resources positions at Vista Outdoor Inc., an outdoor sports and recreational products company, including as senior director of talent and as director of leadership and organizational development from June 2015 to January 2018. At H.J. Heinz Company, a food processing company which is now a part of Kraft Heinz Co (Nasdaq: KHC), Mr. Pike served in various capacities from March 2013 to June 2015, including as human resources business partner, head of talent management and organizational effectiveness and associate director of performance. Mr. Pike received a bachelor's degree in communications from Brigham Young University and a master's degree in public administration from the Brigham Young University Marriott School of Management.

        Britton M. Worthen.    Upon the consummation of the Business Combination, Mr. Worthen will serve as New Nikola's Chief Legal Officer and Secretary. Mr. Worthen has served as Nikola's Chief Legal Officer and Secretary since October 2015. Prior to joining Nikola, Mr. Worthen was a partner at Beus Gilbert McGroder PLLC, a law firm, from May 2000 to September 2015. Mr. Worthen received a bachelor's degree in Asian studies from Brigham Young University and a juris doctor from Michigan Law School.

Non-Employee Directors

        Stephen J. Girsky.    Upon the consummation of the Business Combination, Mr. Girsky will serve as a member of the New Nikola Board. Mr. Girsky served as VectoIQ's President, Chief Executive Officer and Director since January 2018. Mr. Girsky is a Managing Partner of VectoIQ, LLC, an independent advisory firm based in New York. Mr. Girsky has more than 30 years of experience working with corporate board executives, labor leaders, OEM leaders, suppliers, dealers and national policy makers. Mr. Girsky served in a number of capacities at General Motors Company (NYSE: GM) ("General Motors") from November 2009 until July 2014, including vice chairman, having responsibility for global corporate strategy, new business development, global product planning and program management, global connected consumer/OnStar, and GM Ventures LLC, global research & development and global purchasing and supply chain. Mr. Girsky also served on General Motors' board of directors following its emergence from bankruptcy in June 2009 until June 2016. Mr. Girsky currently serves on the boards of directors of United States Steel Corporation (NYSE: X), a steel producer, and Brookfield Business Partners Limited, the general partner of Brookfield Business Partners, L.P. (NYSE: BBU; TSX BBU.UN), a private equity company. We believe Mr. Girsky is qualified to serve on the New Nikola Board based on his extensive leadership and business experience, including his experience as a director of numerous public companies, together with his background in finance and public company governance.

        Sooyean (Sophia) Jin.    Upon consummation of the Business Combination, Ms. Jin will serve as a member of the New Nikola Board. Ms. Jin has been a member of Nikola's board of directors since May 2019 and a member of Nikola's audit committee since October 2019. Ms. Jin has served as senior director of venture investments of Hanwha Holdings, a stage-agnostic investor representing Hanwha

Corporation, since January 2019, and served as director of venture investment of Hanwha Holdings from January 2018 to December 2018. Prior to that, Ms. Jin held various positions at Hanwha Q CELLS America Inc., a global solar cell and module manufacturer, including director of corporate planning from July 2013 to June 2015 and director of head of marketing from July 2015 to December 2017. Ms. Jin received a bachelor's in business administration from Seoul National University and an MBA from the Stanford University Graduate School of Business. We believe Ms. Jin is qualified to serve on the New Nikola Board due to her extensive experience with renewable energy companies.

        Michael L. Mansuetti.    Upon consummation of the Business Combination, Mr. Mansuetti will serve as a member of the New Nikola Board. Mr. Mansuetti has been a member of Nikola's board of directors since September 2019 and a member of Nikola's audit committee since October 2019. Since July 2012, Mr. Mansuetti has been the President of Robert Bosch LLC, an automotive component supply company. Mr. Mansuetti received a bachelor's of science in mechanical engineering from Clemson University. We believe Mr. Mansuetti is qualified to serve on the New Nikola Board due to his expertise in advanced manufacturing, operations, and management and extensive leadership experience.

        Gerrit A. Marx.    Upon consummation of the Business Combination, Mr. Marx will serve as a member of the New Nikola Board. Mr. Marx has been a member of Nikola's board of directors since September 2019 and a member of Nikola's compensation committee since October 2019. Mr. Marx has served as Chief Executive Officer of Iveco, a commercial goods manufacturing company, since March 2019 and as President of commercial and specialty vehicles of CNHI (Nasdaq: CNHI), an industrial goods manufacturing company, since January 2019. Prior to joining CNHI, Mr. Marx served as an operating partner Bain Capital, a global private equity firm, from December 2012 to December 2018. Mr. Marx served as interim Chief Executive Officer of Wittur Holding GmbH, an elevator component manufacturing company, from May 2017 to March 2018 and as interim President of power tools of Apex Tool Group, LLC, a hand and power tool manufacturing company, from November 2014 to April 2015. Mr. Marx received a master's of engineering equivalent in mechanical engineering and an MBA equivalent from RWTH Aachen University, Germany, and a doctorate in business administration from Cologne University, Germany. We believe Mr. Marx is qualified to serve on the New Nikola Board due to his extensive experience in the automobile industry as well has his experience in finance.

        Lonnie R. Stalsberg.    Upon consummation of the Business Combination, Mr. Stalsberg will serve as a member of the New Nikola Board. Mr. Stalsberg has been a member of Nikola's board of directors since July 2017 and a member of Nikola's compensation committee since January 2019. Since 1980, Mr. Stalsberg has served as President and Chief Executive Officer or ACE Recycle and Disposal, Inc., a waste management company. Mr. Stalsberg received a bachelor's of science in civil engineering from Washington State University. We believe Mr. Stalsberg is qualified to serve on the New Nikola Board due to his leadership and business experience.

        DeWitt C. Thompson V.    Upon consummation of the Business Combination, Mr. Thompson will serve as a member of the New Nikola Board. Mr. Thompson has been a member of Nikola's board of directors since July 2017 and a member of Nikola's compensation committee since December 2018. DeWitt C. Thompson, V, is Chairman and Chief Executive Officer of Thompson Machinery Commerce Corporation, a Caterpillar distributor in Tennessee and Mississippi, servicing heavy machinery, on-highway trucks, and power systems. He also serves as Chairman for Aries Clean Energy. Thompson founded PureSafety in 1999 and served as Chairman until the purchase of that company by Underwriters Laboratories in 2011. Thompson is also an owner and director of the Nashville Predators and sits on the board of directors for Wealth Access. He received his bachelor's of science degree from the engineering school at Vanderbilt University. We believe Mr. Thompson is qualified to serve on the New Nikola Board due to his extensive experience in renewable energy and machinery.

        Jeffrey W. Ubben.    Upon consummation of the Business Combination, Mr. Ubben will serve as a member of the New Nikola Board. Mr. Ubben has been a member of Nikola's board of directors since September 2019 and a member of Nikola's audit committee since October 2019. In 2000, Mr. Ubben founded ValueAct Capital Management, L.P., a financial services company, where he has served as chairman. Mr. Ubben has served as a member of the boards of directors of numerous public and private companies, including The AES Corporation (NYSE: AES), an electrical power distribution company, since January 2018, Twenty-First Century Fox, Inc. (Nasdaq: TFCF and TFCFA), a multinational mass media corporation which was acquired by Walt Disney Co (NSYE: DIS) in March 2019, from November 2015 to April 2018, Willis Towers Watson plc (NYSE: WSH), a multinational risk management, insurance brokerage and advisory company ("Willis Towers"), from January 2016 to November 2017, Willis Group Holding plc, a subsidiary of Willis Towers, from July 2013 to January 2016 and Bausch Health Companies Inc. (NYSE: BHC), a pharmaceutical company, from October 2014 to August 2015. Mr. Ubben has a B.A. in economics and political science from Duke University and an MBA from the Kellogg School of Management at Northwestern University. We believe Mr. Ubben is qualified to serve on the New Nikola Board due to his extensive background in finance and experience with numerous public company boards.

Board Composition

        New Nikola's business and affairs will be organized under the direction of the New Nikola Board. We anticipate that the New Nikola Board will consist of nine members upon the consummation of the Business Combination. Trevor R. Milton will serve as Executive Chairman of the New Nikola Board. The primary responsibilities of the New Nikola Board will be to provide oversight, strategic guidance, counseling, and direction to New Nikola's management. The New Nikola Board will meet on a regular basis and additionally as required.

        In accordance with the terms of New Nikola's amended and restated bylaws, which will be effective upon the consummation of the Business Combination, the New Nikola Board will be divided into three classes, Class I, Class II, and Class III, with members of each class serving staggered three-year terms; provided, however, that commencing with the 2030 annual meeting of stockholders, the classification of the New Nikola Board shall cease, and all directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders. The New Nikola Board will be divided into the following classes:

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  Class I, which Nikola anticipates will consist of Stephen J. Girsky, Michael L. Mansuetti and DeWitt C. Thompson V, whose terms will expire at New Nikola's first annual meeting of stockholders to be held after the completion of this offering;

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  Class II, which Nikola anticipates will consist of Sophia Jin, Lonnie R. Stalsberg and Jeffrey W. Ubben, whose terms will expire at New Nikola's second annual meeting of stockholders to be held after the completion of this offering; and

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  Class III, which Nikola anticipates will consist of Gerrit A. Marx, Trevor R. Milton and Mark A. Russell, whose terms will expire at New Nikola's third annual meeting of stockholders to be held after the completion of this offering.

        At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the New Nikola Board may have the effect of delaying or preventing changes in New Nikola's control or management. New Nikola's directors may be removed for cause by the affirmative vote of the holders of at least a majority of New Nikola's voting stock.

Director Independence

        Upon the consummation of the Business Combination, the New Nikola Board is expected to determine that each the directors on the New Nikola Board other than Trevor R. Milton and Mark A. Russell will qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the "Nasdaq listing rules"), and the New Nikola Board will consist of a majority of "independent directors," as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New Nikola will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of the New Nikola Board in Risk Oversight/Risk Committee

        Upon the consummation of Business Combination, one of the key functions of the New Nikola Board will be informed oversight of New Nikola's risk management process. The New Nikola Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Nikola Board as a whole, as well as through various standing committees of the New Nikola Board that address risks inherent in their respective areas of oversight. In particular, the New Nikola Board will be responsible for monitoring and assessing strategic risk exposure and New Nikola's audit committee will have the responsibility to consider and discuss New Nikola's major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Nikola's compensation committee will also assess and monitor whether New Nikola's compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

        Effective upon the consummation of the Business Combination, the New Nikola Board will establish an audit committee, a compensation committee, and a nominating and corporate governance committee. The New Nikola Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. New Nikola intends to comply with future requirements to the extent they will be applicable to New Nikola. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New Nikola's website.

Audit Committee

        New Nikola's audit committee will consist of Stephen J. Girsky, Sophia Jin and Michael L. Mansuetti. The New Nikola Board has determined that each of the members of the audit committee will satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the New Nikola Board examined each audit committee member's scope of experience and the nature of their prior and/or current employment.

        Mr. Girsky will serve as the chair of the audit committee. The New Nikola Board determined that Mr. Girsky qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the New Nikola Board considered Mr. Girsky's formal education and previous experience in financial roles. Both New Nikola's independent registered public accounting firm and management periodically will meet privately with New Nikola's audit committee.

        The functions of this committee will include, among other things:

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  evaluating the performance, independence and qualifications of New Nikola's independent auditors and determining whether to retain New Nikola's existing independent auditors or engage new independent auditors;

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  reviewing New Nikola's financial reporting processes and disclosure controls;

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  reviewing and approving the engagement of New Nikola's independent auditors to perform audit services and any permissible non-audit services;

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  reviewing the adequacy and effectiveness of New Nikola's internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of New Nikola's internal audit function;

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  reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New Nikola;

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  obtaining and reviewing at least annually a report by New Nikola's independent auditors describing the independent auditors' internal quality control procedures and any material issues raised by the most recent internal quality-control review;

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  monitoring the rotation of partners of New Nikola's independent auditors on New Nikola's engagement team as required by law;

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  prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of New Nikola's independent auditor;

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  reviewing New Nikola's annual and quarterly financial statements and reports, including the disclosures contained in "Nikola Management's Discussion and Analysis of Financial Condition and Results of Operations," and discussing the statements and reports with New Nikola's independent auditors and management;

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  reviewing with New Nikola's independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of New Nikola's financial controls and critical accounting policies;

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  reviewing with management and New Nikola's auditors any earnings announcements and other public announcements regarding material developments;

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  establishing procedures for the receipt, retention and treatment of complaints received by New Nikola regarding financial controls, accounting, auditing or other matters;

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  preparing the report that the SEC requires in New Nikola's annual proxy statement;

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  reviewing and providing oversight of any related party transactions in accordance with New Nikola's related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New Nikola's code of ethics;

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  reviewing New Nikola's major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

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  reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

        The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. New Nikola will to comply with future requirements to the extent they become applicable to New Nikola.

Compensation Committee

        New Nikola's compensation committee will consist of Gerrit A. Marx, DeWitt C. Thompson V and Lonnie R. Stalsberg. Mr. Marx will serve as the chair of the compensation committee. The New Nikola Board has determined that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the committee will include, among other things:

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  reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

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  reviewing and approving the compensation and other terms of employment of New Nikola's executive officers;

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  reviewing and approving performance goals and objectives relevant to the compensation of New Nikola's executive officers and assessing their performance against these goals and objectives;

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  making recommendations to the New Nikola Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the New Nikola Board;

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  reviewing and making recommendations to the New Nikola Board regarding the type and amount of compensation to be paid or awarded to New Nikola's non-employee board members;

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  reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

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  administering New Nikola's equity incentive plans, to the extent such authority is delegated by the New Nikola Board;

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  reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for New Nikola's executive officers;

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  reviewing with management New Nikola's disclosures under the caption "Compensation Discussion and Analysis" in New Nikola periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

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  preparing an annual report on executive compensation that the SEC requires in New Nikola's annual proxy statement; and

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  reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the New Nikola Board.

        The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. New Nikola will comply with future requirements to the extent they become applicable to New Nikola.

Nominating and Corporate Governance Committee

        New Nikola's nominating and corporate governance committee will consist of Jeffrey W. Ubben, Stephen J. Girsky and Gerrit A. Marx. The New Nikola Board has determined that each of the members of New Nikola's nominating and corporate governance committee will satisfy the independence requirements of Nasdaq. Mr. Ubben will serve as the chair of New Nikola's nominating and corporate governance committee. The functions of this committee include, among other things:

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  identifying, reviewing and making recommendations of candidates to serve on the New Nikola Board;

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  evaluating the performance of the New Nikola Board, committees of the New Nikola Board and individual directors and determining whether continued service on the New Nikola Board is appropriate;

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  evaluating nominations by stockholders of candidates for election to the New Nikola Board;

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  evaluating the current size, composition and organization of the New Nikola Board and its committees and making recommendations to the New Nikola Board for approvals;

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  developing a set of corporate governance policies and principles and recommending to the New Nikola Board any changes to such policies and principles;

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  reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the New Nikola Board current and emerging corporate governance trends; and

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  reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the New Nikola Board, including undertaking an annual review of its own performance.

        The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. New Nikola will comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

        None of the intended members of New Nikola's compensation committee has ever been an executive officer or employee of New Nikola. None of New Nikola's executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Nikola Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

        New Nikola's Proposed Certificate of Incorporation, which will be effective upon consummation of the Business Combination, limits New Nikola's directors' liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

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  for any transaction from which the director derives an improper personal benefit;

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  for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  for any unlawful payment of dividends or redemption of shares; or

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  for any breach of a director's duty of loyalty to the corporation or its stockholders.

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  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New Nikola's directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        Delaware law and New Nikola's amended and restated bylaws provide that New Nikola will, in certain situations, indemnify New Nikola's directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys' fees and disbursements) in advance of the final disposition of the proceeding.

        In addition, New Nikola will enter into separate indemnification agreements with New Nikola's directors and officers. These agreements, among other things, require New Nikola to indemnify its directors and officers for certain expenses, including attorneys' fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New Nikola's directors or officers or any other company or enterprise to which the person provides services at New Nikola's request.

        New Nikola plans to maintain a directors' and officers' insurance policy pursuant to which New Nikola's directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in New Nikola's amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

        The New Nikola Board will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of New Nikola's employees, executive officers and directors. The Code of Conduct will be available on New Nikola's website at www.nikolamotor.com. Information contained on or accessible through New Nikola's website is not a part of this proxy statement/prospectus/information statement, and the inclusion of New Nikola's website address in this proxy statement/prospectus/information statement is an inactive textual reference only. The nominating and corporate governance committee of the New Nikola Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New Nikola expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

        The New Nikola Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New Nikola is able to recruit and retain qualified directors. Following the consummation of the Business Combination, Nikola intends to develop a board of directors' compensation program that is designed to align compensation with New Nikola's business objectives and the creation of stockholder value, while enabling New Nikola to attract, retain, incentivize and reward directors who contribute to the long-term success of New Nikola.

DESCRIPTION OF VECTOIQ'S SECURITIES

        The following summary of the material terms of VectoIQ's securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed certificate in its entirety for a complete description of the rights and preferences of VectoIQ's securities following the Business Combination. The proposed certificate is described in "Proposal No. 2—The Amendments to VectoIQ's Certificate of Incorporation Proposal" and the full text of the proposed certificate is attached as Annex B to this proxy statement/prospectus/information statement.

Authorized and Outstanding Stock

        The proposed certificate authorizes the issuance of 600,000,000 shares of common stock, $0.0001 par value per share and 150,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of VectoIQ Common Stock are, and the shares of VectoIQ Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 29,640,000 shares of VectoIQ Common Stock and no shares of preferred stock of VectoIQ outstanding.

Voting Power

        Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of VectoIQ Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

        Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

        In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

        Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to VectoIQ Common Stock.

Election of Directors

        Our board of directors is currently divided into two classes, each of which generally serves for a term of two years with only one class of directors being elected in each year. Following the Closing, our board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Prior to the Business Combination

        We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding Public Shares, subject to the limitations described herein. All of the holders of Founder Shares, including the Sponsor, have agreed to waive their redemption rights with respect to their Founder Shares and the VectoIQ Initial Stockholders, other than our independent directors, have agreed to waive their redemption rights with respect to any Public Shares that they may have acquired during or after our IPO in connection with the completion of our Business Combination.

        We will consummate the Business Combination only if a majority of the outstanding shares of VectoIQ Common Stock voted at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of the Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus/information statement), if any, could result in the approval of the Business Combination even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combination.

        The VectoIQ our Initial Stockholders have agreed to vote the Founder Shares and any Public Shares purchased during or after the IPO in favor of the Business Combination. Public stockholders may elect to redeem their Public Shares whether they vote for or against the Business Combination.

        Pursuant to our Existing Certificate of Incorporation, if we are unable to complete our business combination by May 18, 2020 or obtain the approval of VectoIQ stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per share price which is payable in cash and equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable by us and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders' rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Founders, executive officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to (1) waive their redemption rights with respect to any common stock held by them in connection with the completion of our initial business combination or any amendment to the provisions of our amended and restated certificate of incorporation relating to our pre-initial business combination activity and related stockholders' rights and (2) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our business combination within the prescribed timeframe (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold).

        In the event of a liquidation, dissolution or winding up of the Company after the Business Combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable by us), divided by the number of then outstanding Public Shares, subject to the limitations described herein.

Founder Shares

        The Founder Shares are identical to the shares of common stock sold in our IPO, and holders of these shares have the same stockholder rights as Public Stockholders, except that (A) all of the holders of Founder Shares, including the Sponsor, have agreed to waive their redemption rights with respect to their Founder Shares and the VectoIQ Initial Stockholders, other than our independent directors, have agreed to waive their redemption rights with respect to any Public Shares that they may have acquired during or after our IPO in connection with the completion of our Business Combination and (B) all of the holders of Founder Shares have agreed to waive their redemption rights with respect to their Founder Shares if VectoIQ fails to consummate a business combination by May 18, 2020, although they will be entitled to redemption rights with respect to any Public Shares they hold if VectoIQ fails to consummate a business combination within such time period. The Sponsor and the VectoIQ Initial Stockholders have agreed to vote the Founder Shares and any Public Shares purchased during or after our IPO in favor of our initial business combination.

        Pursuant to agreements entered into in connection with the IPO, the Founder Shares are not transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of the Sponsor, or any affiliates of the Sponsor, (b) by gift to a member of one of the members of the Sponsor's immediate family or to a trust, the beneficiary of which is a member of one of the members of the Sponsor's immediate family, to an affiliate of the Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of the Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or the Sponsor's limited liability company agreement upon dissolution of the Sponsor; (f) in the event of our liquidation prior to our completion of our initial business combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The Founder Shares held by the Sponsor and certain directors will be released from the lock-up one year following closing of the Business Combination, except that if, subsequent to the business combination, the Founder Shares will be released earlier when the last sale price of VectoIQ Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination. Notwithstanding the foregoing, the Founder Shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

        Our Existing Certificate of Incorporation provides, and the Proposed Certificate of Incorporation will provide, that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of VectoIQ or the removal of existing management.

        The Company has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the Closing.

Warrants

        As of March 1, 2020, there were 23,890,000 VectoIQ Warrants to purchase VectoIQ Common Stock outstanding, consisting of 23,000,000 Public Warrants and 890,000 Private Warrants held by our Founders. Each VectoIQ Warrant entitles the registered holder to purchase one share of VectoIQ Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The VectoIQ Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of an initial business combination, or earlier upon redemption or liquidation.

        Holders of our Public Warrants cannot pay cash to exercise of their Public Warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if a registration statement covering the issuance of the shares issuable upon exercise of the Public Warrants is not effective within 90 days from the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement or a current prospectus, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. In addition, any Private Warrants held by Cowen Investments will not be exercisable more than five years from May 15, 2018.

        The Private Warrants are identical to the Public Warrants underlying the VectoIQ Units sold in our IPO except that such Private Warrants will be exercisable for cash (even if a registration statement covering the issuance of the warrant shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder's option, and will not be redeemable by us, in each case so long as they are still held by our Founders or their affiliates.

        Once the warrants become exercisable, we may redeem the outstanding warrants (excluding the Private Warrants):

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  in whole and not in part;

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  at a price of $0.01 per warrant;

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  upon a minimum of 30 days' prior written notice of redemption, which we refer to as the 30-day redemption period; and

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  if, and only if, the last reported sale price of VectoIQ Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

        We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the warrant shares underlying the warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

        If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder may exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.

        If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a "cashless basis." In making such determination, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of warrant shares underlying the warrants to be so exercised, and the difference between the exercise price of the warrants and the fair market value by (y) the fair market value.

        A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person's affiliates), to the warrant agent's actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

        If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

        In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination or the approval of any amendment to the provisions of our amended and restated certificate of incorporation relating to our pre-initial business combination activity and related stockholders' rights, including the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination within the required time period, (d) as a result of the repurchase of shares of common stock by us if the proposed initial business combination is presented to our stockholders for approval, or (e) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

        If the number of outstanding shares of VectoIQ Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

        Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

        In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of VectoIQ Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in our amended and restated certificate of incorporation or as a result of the repurchase of shares of common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

        The warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Dividends

        We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

        Our Existing Certificate of Incorporation provides that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman. Our post-Business Combination bylaws will provide that special meetings of our stockholders may be called only by (i) a majority vote of our board of directors, (ii) our Secretary, at the request of our Chairman, (iii) our Executive Chairman, or (iv) the vote of the stockholders owning not less than twenty-five percent of our issued and outstanding stock; provided that our board of directors approves such stockholder request for a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our current bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our current bylaws, a stockholder's notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. To be timely under our post-Business Combination bylaws, a stockholder's notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior the anniversary of the date of our proxy statement provided in connection with the previous year's annual meeting of stockholders. Our Existing Certificate of Incorporation and our post-Business Combination bylaws specify certain requirements as to the form and content of a stockholders' meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

        Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

        Our Existing Certificate of Incorporation and Proposed Certificate of Incorporation require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Proposed Certificate of Incorporation. Our Proposed Certificate of Incorporation also requires the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act, and the stockholder bringing the suit will be deemed to have to service of process on such stockholder's counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

        We will not opt out of Section 203 of the DGCL under our Proposed Certificate of Incorporation. However, we have opted out of Section 203 of the DGCL under our Existing Certificate of Incorporation. Our Existing Certificate of Incorporation contains similar provisions to Section 203 of the DGCL providing that we may not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder, unless:

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  prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

        Under certain circumstances, this provision will make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

        Our Existing Certificate of Incorporation provides that the Sponsor and its respective affiliates, any of their respective direct or indirect transferees of at least 15% of our outstanding common stock and any group as to which such persons are party to, do not constitute "interested stockholders" for purposes of this provision.

        Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

        Our Existing Certificate of Incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our Existing Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

        Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We may purchase a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

        These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, VectoIQ will have 600,000,000 shares of VectoIQ Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus/information statement, up to 359,138,624 shares of VectoIQ Common Stock issued and outstanding, assuming no shares of VectoIQ Common Stock are redeemed in connection with the Business Combination. All of the shares of VectoIQ Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by VectoIQ's "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of the VectoIQ Common Stock in the public market could adversely affect prevailing market prices of the VectoIQ Common Stock.

Lock-up Agreements and Registration Rights

        Certain persons and entities holding Founder Shares and private units of VectoIQ (the "Original Holders") and certain stockholders of Nikola (the "New Holders" and, collectively with the Original Holders, the "Holders") will enter into a Registration Rights and Lock-Up Agreement at Closing. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, VectoIQ will be obligated to file a registration statement to register the resale of certain securities of VectoIQ held by the Holders.

        The securities held by the Original Holders will be locked-up for one year following the Closing, subject to earlier release if (i) the reported last sale price of VectoIQ Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if we consummate a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of stockholders having the right to exchange their shares of VectoIQ Common Stock for cash, securities or other property.

        The securities held by the New Holders, other than certain entities controlled by Trevor R. Milton, the current Chief Executive Officer of Nikola, will be locked-up for 180 days after the Closing. The securities held by certain entities controlled by Trevor R. Milton will be locked up for one year following the Closing, except that they would be permitted to sell or otherwise transfer an aggregate of $70.0 million shares of VectoIQ Common Stock commencing 180 days after the Closing.

        For more information about the Registration Rights and Lock-Up Agreement, see the section entitled "Certain Agreements Related to the Business Combination—Registration Rights and Lock-Up Agreement."

Rule 144

        A person who has beneficially owned restricted shares of VectoIQ Common Stock or restricted VectoIQ Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of VectoIQ Common Stock or restricted VectoIQ Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

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  1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal 3,531,219 shares of VectoIQ Common Stock and 238,900 VectoIQ Warrants; or

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  the average weekly trading volume of VectoIQ Common Stock of the same class or VectoIQ Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales by affiliates of VectoIQ under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about VectoIQ.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

        Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

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  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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  at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

        As of the date of this proxy statement/prospectus/information statement, there are 29,640,000 shares of VectoIQ Common Stock outstanding. Of these shares, the 23,000,000 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 6,640,000 shares owned collectively by the VectoIQ Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

        As of the date of this proxy statement/prospectus/information statement, there are a total of 23,890,000 VectoIQ Warrants outstanding. Each warrant is exercisable for one share of VectoIQ Common Stock, in accordance with the terms of the warrant agreement governing the VectoIQ Warrants. 23,000,000 of these VectoIQ Warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 23,000,000 shares of VectoIQ Common Stock that may be issued upon the exercise of the public VectoIQ Warrants.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of Nikola's employees, consultants or advisors who purchases equity shares from VectoIQ in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding (i) the actual beneficial ownership of VectoIQ Common Stock as of March 12, 2020 and (ii) expected beneficial ownership of New Nikola common stock immediately following the Closing, assuming that no Public Shares are redeemed, and alternatively that 23,000,000 Public Shares are redeemed, by:

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  each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of VectoIQ Common Stock or of New Nikola common stock;

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  each of our current executive officers and directors;

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  each person who will become an executive officer or director of New Nikola post-Business Combination; and

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  all executive officers and directors of VectoIQ as a group pre-Business Combination and all executive officers and directors of New Nikola post-Business Combination.

        Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

        The beneficial ownership of shares of VectoIQ Common Stock pre-Business Combination is based on 29,640,000 shares of VectoIQ Common Stock (including 29,640,000 Public Shares, 5,750,000 Founder Shares and 890,000 Private Shares) issued and outstanding as of March 12, 2020.

        The expected beneficial ownership of shares of New Nikola common stock post-Business Combination assuming none of the Public Shares are redeemed has been determined based upon the following: (i) that no Public Stockholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of VectoIQ common stock (pre-Business Combination) or New Nikola common stock (post-Business Combination), (iii) that 52,500,000 shares of VectoIQ common stock are issued to the PIPE investors, (iv) that 276,998,624 shares of New Nikola common stock are issued to the Nikola stockholders, and (v) there will be an aggregate of 359,138,624 shares of New Nikola common stock issued and outstanding at Closing.

        The expected beneficial ownership of shares of New Nikola common stock post-Business Combination assuming the maximum number of Public Shares have been redeemed has been determined based on the following: (i) that holders of 23,000,000 Public Shares exercise their redemption rights (maximum redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of VectoIQ common stock (pre-Business Combination) or New Nikola common stock (post-Business Combination), (iii) that 52,500,000 shares of VectoIQ common stock are issued to the PIPE investors, (iv) that 276,998,624 shares of New Nikola common stock are issued to the Nikola stockholders, and (v) there will be an aggregate of 336,138,624 shares of New Nikola common stock issued and outstanding at Closing.

			After the Business Combination
	Before the Business Combination		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of shares of VectoIQ Common Stock	%	Number of shares of New Nikola Common Stock	%	Number of shares of New Nikola Common Stock	%
VectoIQ Holdings, LLC(1)	4,586,132	15.5	5,112,041	1.4	5,112,041	1.5
BlackRock, Inc.(2)	2,776,207	9.4	2,776,207	*	2,776,207	*
Polar Asset Management Partners Inc.(3)	2,573,000	8.7	2,573,000	*	2,573,000	*
Karpus Investment Management(4)	2,353,142	7.9	2,353,142	*	2,353,142	*
Periscope Capital, Inc.(5)	1,504,400	5.1	1,504,400	*	1,504,400	*
Stephen J. Girsky(6)	4,597,581	15.5	5,124,931	1.4	5,124,931	1.5
Mary Chan(7)	11,448	*	12,889	*	12,889	*
Steve Shindler(8)	11,448	*	12,889	*	12,889	*
Mindy Luxenberg-Grant(9)	11,447	*	12,887	*	12,887	*
Robert Gendelman	15,000	*	15,000	*	15,000	*
Sarah W. Hallac	15,000	*	15,000	*	15,000	*
Richard J. Lynch	15,000	*	15,000	*	15,000	*
Victoria McInnis	15,000	*	15,000	*	15,000	*
All Directors and Executive Officers of VectoIQ as a Group (eight Individuals)(10)	4,691,924	15.8	5,223,596	1.5	5,223,596	1.6
Directors and Executive Officers of New Nikola After Consummation of the Business Combination
Trevor R. Milton(11)(12)(13)	—	—	134,386,092	37.4	134,386,092	40.0
Mark A. Russell(14)	—	—	3,514,291	*	3,514,291	1.0
Kim J. Brady(15)	—	—	10,551,165	2.9	10,551,165	3.0
Stephen J. Girsky(6)	—	—	5,124,931	1.4	5,124,931	1.5
Sophia Jin(16)	—	—	—	—	—	—
Michael L. Mansuetti(17)	—	—	—	—	—	—
Gerrit A. Marx(18)	—	—	—	—	—	—
Lon Stalsberg(19)	—	—	—	—	—	—
DeWitt C. Thompson V(20)	—	—	21,593,929	6.0	21,593,929	6.4
Jeffrey W. Ubben(21)	—	—	—	—	—	—
All Directors and Executive Officers of New Nikola as a Group (12 Individuals)(22)	4,597,581	15.5	177,912,990	47.4	177,912,990	50.5
Five Percent Holders:
M&M Residual, LLC(12)	—	—	67,687,231	18.8	67,687,231	20.1
T&M Residual, LLC(12)(13)	—	—	66,698,861	18.6	66,698,861	19.8
Nimbus Holdings LLC(23)	—	—	23,081,451	6.4	23,081,451	6.9
Iveco S.p.A.(24)	—	—	25,661,450	7.1	25,661,450	7.6
Green Nikola Holdings, LLC(25)	—	—	22,130,386	6.2	22,130,386	6.6
WI Ventures, LLC(26)	—	—	19,048,020	5.3	19,048,020	5.7

*
Less than 1%.

(1)
Number of shares held after the Business Combination includes 525,909 shares underlying VectoIQ Warrants that will become exercisable 30 days after the Closing. The securities held by the Sponsor are beneficially owned by Stephen J. Girsky, President and Chief Executive Officer and the manager of the Sponsor, who has sole voting and dispositive power over the shares held by the Sponsor. Mr. Girsky disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The business address of the Sponsor is 1354 Flagler Drive, Mamaroneck, New York 10543.

(2)
Based on an amendment to Schedule 13G filed on February 6, 2020, the registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as a managing directors of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such portfolio managers is 55 East 52nd Street, New York, NY 10055.

(3)
Based on an amendment to Schedule 13G filed on February 13, 2020 filed by Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, which serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company ("PMSMF") and certain managed accounts (together with PMSMF, the "Polar Vehicles"), with respect to the shares of common stock directly held by the Polar Vehicles. The address of the business office of the reporting person is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(4)
Based on a Schedule 13G filed on February 14, 2020 by Karpus Management, Inc., d/b/a Karpus Investment Management ("KIM"), accounts managed by KIM (the "Accounts") have the right to receive all dividends from, and any proceeds from the sale of the shares, and none of the Accounts has an interest in shares constituting more than 5% of the shares outstanding. The address of the principal business office of KIM is 183 Sully's Trail, Pittsford, New York 14534.

(5)
Based on a Schedule 13G filed on February 14, 2020 by Periscope Capital Inc. ("Periscope"), Periscope is the beneficial owner of 1,222,300 shares of common stock and acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds that collectively directly own 282,100 shares of common stock. The address of the principal business office of Periscope is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(6)
Includes, in addition to securities held by the Sponsor as described in footnote (1) above, 11,449 shares of VectoIQ Common Stock owned directly by Mr. Girsky and, after the Business Combination, 1,441 shares underlying VectoIQ Warrants that will become exercisable 30 days after the Closing. The business address of Mr. Girsky is 1354 Flagler Drive, Mamaroneck, New York 10543.

(7)
Number of shares held after the Business Combination includes 1,441 shares underlying VectoIQ Warrants that will become exercisable 30 days after the Closing. Ms. Chan also holds economic interests in the Sponsor and pecuniary interests in the securities held by the Sponsor. Ms. Chan disclaims beneficial ownership of such securities except to the extent of her pecuniary interest therein. The business address of Ms. Chan is 1354 Flagler Drive, Mamaroneck, New York 10543.

(8)
Number of shares held after the Business Combination includes 1,441 shares underlying VectoIQ Warrants that will become exercisable 30 days after the Closing. Mr. Shindler also holds economic interests in the Sponsor and pecuniary interests in the securities held by the Sponsor. Mr. Shindler disclaims beneficial ownership of such securities except to the extent of her pecuniary interest therein. The business address of Mr. Shindler is 1354 Flagler Drive, Mamaroneck, New York 10543.

(9)
Number of shares held after the Business Combination includes 1,440 shares underlying VectoIQ Warrants that will become exercisable 30 days after the Closing. Ms. Luxenberg-Grant also holds economic interests in the Sponsor and pecuniary interests in the securities held by the Sponsor. Ms. Luxenberg-Grant disclaims beneficial ownership of such securities except to the extent of her pecuniary interest therein. The business address of Ms. Luxenberg-Grant is 1354 Flagler Drive, Mamaroneck, New York 10543.

(10)
See footnotes (6) through (9).

(11)
Consists of (i) 67,687,231 shares held by M&M Residual, LLC and (ii) 66,698,861 shares held by T&M Residual, LLC.

(12)
Accounts for redemption by New Nikola immediately following the Closing of, and does not include 7,000,000 shares of VectoIQ Common Stock that is expected to be redeemed after the Closing. Includes 3,158,949 shares which are subject to options held by certain employees pursuant to the Founder's Stock Option Plan. Reflects the transfer of 315,624 shares of Nikola Common Stock to VA Spring NM, LLC, which is expected to occur prior to the Closing. The business address of this stockholder is 4141 E. Broadway Rd., Phoenix, AZ 85040. M&M Residual, LLC is solely owned by Trevor A. Milton and he has sole voting control and dispositive power.

(13)
T&M Residual, LLC is owned by Trevor R. Milton and Mark A. Russell. Mr. Milton has sole voting and sole dispositive power over the shares held by T&M Residual, LLC. The business address of this stockholder is 4141 E. Broadway Rd., Phoenix, AZ 85040.

(14)
Consists of 1,054,691 shares and 2,459,599 shares subject to options exercisable within 60 days of May 5, 2020, of which 2,152,148 are vested as of such date.

(15)
Consists of 10,551,165 shares subject to options exercisable within 60 days of May 5, 2020, 10,342,265 of which are vested as of such date.

(16)
Does not include shares held by Green Nikola Holdings LLC. Ms. Jin is affiliated with Green Nikola Holdings LLC but does not have voting or dispositive control over the shares held by Green Nikola Holdings LLC.

(17)
Does not include shares held by Nimbus Holdings LLC. Mr. Mansuetti is affiliated with Nimbus Holdings LLC but does not have voting or dispositive control over the shares held by Nimbus Holdings LLC.

(18)
Does not include shares held by Iveco S.p.A. Mr. Marx is affiliated with Iveco S.p.A. but does not have voting or dispositive control over the shares held by Iveco S.p.A.

(19)
Mr. Stalsberg has an interest in HZM NFund which holds 918,817 shares. Mr. Stalsberg does not have voting or dispositive control over these shares.

(20)
Consists of 5,674,485 shares held in the name of "Thompson Nikola, LLC"; and 3,520,371 shares held in the name "Thompson Nikola II, LLC" and 12,399,073 shares held in the name of "Legend Capital Partners." The voting and dispositive control over these shares is held by DeWitt C. Thompson V as President. The business address of this stockholder is 1245 Bridgestone Blvd., LaVergne, TN 37086.

(21)
3,606,585 shares beneficially owned by VA Spring NM LLC may be deemed to be indirectly beneficially owned by Jeffrey W. Ubben as managing member of VA Spring NM LLC. Jeffrey W. Ubben disclaims beneficial ownerships of the shares except to the extent of his pecuniary interest therein.

(22)
Consists of (i) 161,632,294 shares beneficially owned by our current executive officers and directors, which include 489,636 shares held by M&M Residual, LLC which are subject to options held by certain executive officers pursuant to the Founder's Stock Option Plan, (ii) 15,753,346 shares subject to options exercisable within 60 days of May 5, 2020, of which 15,073,828 are vested as of such date and (iii) 527,350 shares underlying VectoIQ Warrants that will become exercisable 30 days after the Closing.

(23)
Accounts for the repurchase of 1,499,700 shares of Nikola Series B preferred stock prior to the Closing. Nimbus Holdings LLC is 100% owned by Robert Bosch LLC. Robert Bosch LLC is 100% owned by Robert Bosch North America Corporation. Robert Bosch North America Corporation is 100% owned by Robert Bosch GmbH. Robert Bosch Industrietreuhand KG (equivalent to an LP) has a 92% voting interest in Robert Bosch GmbH (CEO: Volkmar Denner). Robert Bosch Industrietreuhand KG has two general partners: Franz Fehrenbach and Wolfgang Malchow who share voting and investment power. The business address of the stockholder is 38000 Hills Tech Drive, Farmington Hills, MI 48331.

(24)
Iveco S.p.A. is a wholly owned subsidiary of CNH Industrial N.V. The business address of this stockholder is 25 St. James' Street, London, SW1A 1HA, United Kingdom.

(25)
Green Nikola Holdings LLC has two members, Hanwha General Chemical USA Corp. and Hanwha Energy USA Holdings Corp. which also share voting and investment power over the shares. The business address of this stockholder is 300 Frank W. Burr. Blvd., Suite 52, Teaneck, NJ 07666.

(26)
WI Ventures, LLC is a wholly owned subsidiary of Worthington Steel of Michigan, Inc., which is a wholly owned subsidiary of Worthing Industries, Inc. The business address of this stockholder is 200 West Old Wilson Bridge Road, Columbus, OH 43085.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Price Range of VectoIQ Securities

        The following table shows, for the periods indicated, the high and low sales prices per share of the VectoIQ Units, VectoIQ Common Stock and VectoIQ Warrants as reported by Nasdaq. Prior to May 16, 2018, there was no established public trading market for VectoIQ's securities.

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low
2020
June 30 (through May 7, 2020)	20.57	12.95	15.25	10.51	5.24	1.65
March 31	21.50	10.80	16.25	10.30	4.75	0.55
2019
December 31	12.54	10.65	10.33	10.20	0.75	0.49
September 30	10.67	10.45	10.24	9.92	0.50	0.42
June 30	10.65	10.40	10.15	9.99	0.70	0.43
March 31	10.45	10.08	10.18	9.70	0.50	0.35
2018
December 31	10.20	10.03	9.80	9.51	0.61	0.39
September 30	10.54	10.04	9.65	9.51	0.70	0.50
June 30(1)	10.10	9.97	9.59	9.54	0.56	0.45

(1)
Reflects the high and low trade prices of VectoIQ Units beginning as of May 16, 2018, and of VectoIQ Common Stock and VectoIQ Warrants on June 11, 2018, the first day that the VectoIQ Units, VectoIQ Common Stock and VectoIQ Warrants, respectively, began trading on Nasdaq.

Nikola Securities

        Historical market price information regarding Nikola is not provided because there is no public market for Nikola Common Stock or Nikola Preferred Stock. See "Nikola Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dividends

        VectoIQ has not paid any cash dividends on the VectoIQ Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

 ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

        VectoIQ's board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

        VectoIQ does not expect to hold a 2020 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if VectoIQ does not consummate a business combination by May 18, 2020 or obtain the approval of VectoIQ stockholders to extend the deadline for VectoIQ to consummate an initial business combination, VectoIQ is required to begin the dissolution process provided for in its amended and restated certificate of incorporation. VectoIQ will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Legal Matters

        The validity of the shares of VectoIQ Common Stock to be issued in connection with the Business Combination will be passed upon by Greenberg Traurig, LLP.

Experts

        The consolidated financial statements of Nikola Corporation at December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, included in the proxy statement/prospectus/information statement of VectoIQ Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements as of December 31, 2019 and 2018, for the year ended December 31, 2019 the period from January 23, 2018 (inception) to December 31, 2018 of VectoIQ appearing in this proxy statement/prospectus/information statement have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus/information statement, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

        Pursuant to the rules of the SEC, VectoIQ and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, VectoIQ will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify VectoIQ of their requests by calling or writing VectoIQ at its principal executive offices at (646) 475-8506 and 1354 Flagler Drive, Mamaroneck, NY 10543.

Transfer Agent; Warrant Agent and Registrar

        The registrar and transfer agent for the shares of common stock of VectoIQ the warrant agent for VectoIQ Warrants is Continental Stock Transfer & Trust Company. VectoIQ has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

 WHERE YOU CAN FIND MORE INFORMATION

        VectoIQ files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read VectoIQ's SEC filings, including this proxy statement/prospectus/information statement, over the Internet at the SEC's website at http://www.sec.gov.

        If you would like additional copies of this proxy statement/prospectus/information statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

VectoIQ Acquisition Corp.
1354 Flagler Drive
Mamaroneck, NY 10543
Telephone: (646) 475-8506
Attention: Secretary

        You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: VTIQ.info@investor.morrowsodali.com

        If you are a stockholder of VectoIQ and would like to request documents, please do so by May 22, 2020 to receive them before the VectoIQ special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

        All information contained or incorporated by reference in this proxy statement/prospectus/information statement relating to VectoIQ has been supplied by VectoIQ, and all such information relating to Nikola has been supplied by Nikola. Information provided by either VectoIQ or Nikola does not constitute any representation, estimate or projection of any other party.

        Neither VectoIQ or Nikola has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus/information statement or in any of the materials that have been incorporated in this proxy statement/prospectus/information statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus/information statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus/information statement does not extend to you. The information contained in this proxy statement/prospectus/information statement speaks only as of the date of this proxy statement/prospectus/information statement unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

NIKOLA FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Nikola Corporation

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Nikola Corporation (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2018.

Phoenix, Arizona
March 13, 2020,
except for paragraphs 7 through 11 of Note 14, as to which the date is
May 1, 2020

NIKOLA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$85,688	$160,653
Restricted cash	—	9,103
Accounts receivable, net	770	7
Prepaid expenses and other current assets	4,423	3,479

Total current assets	90,881	173,242

Restricted cash and cash equivalents	4,144	4,200
Long-term deposits	13,223	6,826
Property and equipment, net	53,378	19,286
Intangible assets, net	62,513	12,576
Goodwill	5,238	5,238
Other assets	53	265

Total assets	$229,430	$221,633

Liabilities, redeemable convertible preferred stock and stockholders' deficit
Current liabilities
Accounts payable	4,499	6,562
Accounts payable due to related parties	614	9,935
Accrued expenses and other current liabilities	10,942	3,619
Accrued expenses due to related parties	483	—
Series A redeemable convertible preferred stock warrant liability	—	617

Total current liabilities	16,538	20,733

Term note	4,100	4,100
Other long-term liabilities	12,212	9,639
Deferred tax liabilities, net	1,072	921

Total liabilities	33,922	35,393

Commitments and contingencies (Note 12)
Redeemable convertible preferred stock, $0.00001 par value, 129,651,920 shares authorized, 82,297,742 and 76,817,224 shares issued and outstanding as of December 31, 2019 and 2018, aggregate liquidation preference of $396,670 and $285,941 as of December 2019 and 2018	383,987	278,062
Stockholders' deficit
Common stock, $0.00001 par value, 237,000,000 shares authorized, 60,167,334 and 60,166,667 shares issued and outstanding as of December 31, 2019 and 2018	1	1
Additional paid-in capital	—	6,742
Accumulated deficit	(188,480)	(98,565)

Total stockholders' deficit	(188,479)	(91,822)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$229,430	$221,633

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Years Ended December 31,
	2019	2018	2017
Revenues	$482	$173	$486
Cost of revenues	271	50	304

Gross profit	211	123	182

Operating expenses:
Research and development	67,514	58,374	11,615
Selling, general, and administrative	20,692	12,238	5,849

Total operating expenses	88,206	70,612	17,464

Loss from operations	(87,995)	(70,489)	(17,282)
Other income (expense):
Interest income (expense), net	1,456	686	(814)
(Loss) gain on Series A redeemable convertible preferred stock warrant liability	(3,339)	3,502	(975)
Other income (expense), net	1,373	6	(59)

Loss before income taxes	(88,505)	(66,295)	(19,130)

Income tax expense (benefit)	151	(2,002)	(1,574)

Net loss	$(88,656)	$(64,293)	$(17,556)
Premium paid on repurchase of redeemable convertible preferred stock	(16,816)	(166)	—

Net loss attributable to common stockholders, basic and diluted	$(105,472)	$(64,459)	$(17,556)

Net loss attributable per share to common stockholders, basic and diluted	$(1.75)	$(1.07)	$(0.29)

Weighted-average shares used to compute net loss attributable per share to common stockholders, basic and diluted	60,166,799	60,166,667	60,053,425

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

(in thousands, except share data)

	Redeemable Convertible Preferred Stock
			Common Stock
					Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2016	44,213,338	$14,640	60,000,000	$1	$261	$(16,716)	$(16,454)
Issuance of Series A redeemable convertible preferred stock	339,999	974	—	—	—	—	—
Exercise of Series A redeemable convertible preferred stock warrants	333,334	1,000	—	—	—	—	—
Issuance of Series B redeemable convertible preferred stock	5,692,108	44,000	—	—	—	—	—
Issuance of common stock for Alternative Power Systems, Inc. acquisition	—	—	166,667	—	147	—	147
Issuance of Series B redeemable convertible preferred stock for Free Form Factory, Inc. acquisition	1,610,390	12,448	—	—	—	—	—
Stock-based compensation	—	—	—	—	2,657	—	2,657
Net loss	—	—	—	—	—	(17,556)	(17,556)

Balance as of December 31, 2017	52,189,169	73,062	60,166,667	1	3,065	(34,272)	(31,206)

Issuance of Series C redeemable convertible preferred stock, net of $7,000 issuance costs	25,145,519	209,000	—	—	—	—	—
Repurchase of Series B redeemable convertible preferred stock	(517,464)	(4,000)	—	—	(166)	—	(166)
Stock-based compensation	—	—	—	—	3,843	—	3,843
Net loss	—	—	—	—	—	(64,293)	(64,293)

Balance as of December 31, 2018	76,817,224	278,062	60,166,667	1	6,742	(98,565)	(91,822)

Issuance of Series D redeemable convertible preferred stock, net of $4,700 issuance costs	3,509,721	60,305	—	—	—	—	—
Issuance of Series D redeemable convertible preferred stock for in-kind contribution	3,131,781	58,000	—	—	—	—	—
Exercise of Series A redeemable convertible preferred stock warrants	720,000	2,160	—	—	3,956	—	3,956
Repurchase of Series B redeemable convertible preferred stock	(1,880,984)	(14,540)	—	—	(15,719)	(1,097)	(16,816)
Exercise of stock options	—	—	667	—	1	—	1
Stock-based compensation	—	—	—	—	4,858	—	4,858
Cumulative effect of ASU 2018-07 adoption	—	—	—	—	162	(162)	—
Net loss	—	—	—	—	—	(88,656)	(88,656)

Balance as of December 31, 2019	82,297,742	$383,987	60,167,334	$1	$—	$(188,480)	$(188,479)

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2018	2017
Cash flows from operating activities
Net loss	$(88,656)	$(64,293)	$(17,556)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,323	625	412
Stock-based compensation	4,858	3,843	2,657
Non-cash interest income	—	(298)	—
Revaluation of Series A redeemable convertible preferred stock warrant liability	3,339	(3,502)	975
Deferred income taxes	151	(2,002)	(1,574)
Non-cash in-kind services provided by related party	8,000	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(763)	47	(54)
Prepaid expenses and other current assets	157	(2,588)	(770)
Accounts payable and accrued expenses and other current liabilities	(528)	6,643	683
Accounts payable due to related parties	(9,321)	8,478	1,457
Accrued expenses due to related parties	483	—	—
Other long-term liabilities	(670)	(972)	194

Net cash used in operating activities	(80,627)	(54,019)	(13,576)

Cash flows from investing activities
Cash paid for acquisitions, net of cash acquired	—	(350)	(476)
Issuance of related party note receivable	—	(2,500)	—
Purchases of property and equipment	(14,703)	(2,969)	(1,366)
Deposits for property and equipment	(6,397)	(6,186)	(640)
Cash paid towards build-to-suit lease	(18,202)	(3,405)	—

Net cash used in investing activities	(39,302)	(15,410)	(2,482)

Cash flows from financing activities
Proceeds from issuance of Series A redeemable convertible preferred stock	—	—	974
Proceeds from related parties for issuance of Series B redeemable convertible preferred stock	—	—	34,000
Proceeds from issuance of Series B redeemable convertible preferred stock	—	—	10,000
Proceeds from related parties for issuance of Series C redeemable convertible preferred stock, net of $7,000 issuance costs	—	195,000	—
Proceeds from issuance of Series C redeemable convertible preferred stock	—	14,000	—
Proceeds from related parties for issuance of Series D redeemable convertible preferred stock	65,000	—	—
Proceeds from the exercise of stock options	1	—	—
Proceeds from the exercise of Series A redeemable convertible preferred stock warrants	2,160	—	1,000
Proceeds from issuance of notes payable	—	—	2,930
Proceeds from issuance of term note	—	4,100	—
Repayment of notes payable	—	—	(3,312)
Repurchase of Series B redeemable convertible preferred stock from related parties, net	(31,356)	(1,368)	—

Net cash provided by financing activities	35,805	211,732	45,592

Net increase in cash and cash equivalents and restricted cash and cash equivalents	(84,124)	142,303	29,534
Cash and cash equivalents, including restricted cash and cash equivalents, beginning of period	173,956	31,653	2,119

Cash and cash equivalents, including restricted cash and cash equivalents, end of period	$89,832	$173,956	$31,653

Supplementary cash flow disclosures:
Cash paid for interest	$96	$96	$877
Cash interest received	$1,437	$484	$—
Cash paid for income taxes, net of refunds	$2	$—	$—
Supplementary disclosures for noncash investing and financing activities:
Non-cash interest received related to related party notes	$—	$298	$—
Non-cash settlement of related party note receivable	$—	$2,500	$—
Accrued purchases of property and equipment	$1,094	$1,781	$450
Property acquired through build-to-suit lease	$3,243	$9,287	$—
Non-cash acquisition of license from related parties	$50,000	$—	$—
Non-cash Series C redeemable convertible preferred stock issuance costs	$—	$2,001	$—
Accrued Series D redeemable convertible preferred stock issuance costs	$4,695	$—	$—
Non-cash in-kind services provided by related party in exchange for Series D redeemable convertible preferred stock	$8,000	$—	$—

See accompanying notes to consolidated financial statements.

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

        Nikola Corporation ("Nikola" or the "Company") is a designer and manufacturer of battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen stations.

        The Company is also developing a network of hydrogen fueling stations to meet hydrogen fuel demand for its customers. Fueling related activities will be conducted through the Company's wholly-owned subsidiary, Nikola Energy.

        The Company also develops electric vehicle solutions for military and outdoor recreational applications through its wholly-owned subsidiary, Nikola Powersports.

        The Company was formed as a Limited Liability Company ("LLC") in Nevada on May 18, 2012 under the name Bluegentech LLC and was converted from an LLC to a Delaware corporation through an LLC conversion ("LLC Conversion"), which became effective on July 11, 2017.

        Share and per share amounts are presented on a post-conversion basis for all periods presented, unless otherwise specified.

(a)   Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and pursuant to the regulations of the U.S. Securities and Exchange Commission ("SEC").

(b)   Funding Risks and Going Concern

        As an early stage growth company, Nikola's ability to access capital is critical. Management plans to raise additional capital through a combination of public equity, debt financings, strategic alliances, and licensing arrangements.

        Additional stock financing may not be available on favorable terms and could be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.

        The Company's ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts needed, the Company could be required to delay, scale back, or abandon some or all of its development programs and other operations, which could materially harm the Company's business, financial condition and results of operations.

        These financial statements have been prepared by management in accordance with GAAP and this basis assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.

        As of March 13, 2020, the Company's existing cash resources and existing borrowing availability are sufficient to support planned operations for the next 12 months. As a result, management believes that its existing financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated.

(b)   Comprehensive Loss

        Comprehensive loss includes all changes in equity during a period from non-owner sources. Through December 31, 2019, there are no components of comprehensive loss which are not included in net loss; therefore, a separate statement of comprehensive loss has not been presented. The Company does not have any foreign currency translation adjustments as a component of other comprehensive loss through December 31, 2019, as the functional currency of all subsidiaries is the U.S. Dollar.

(c)   Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. The Company's most significant estimates and judgments involve valuation of the Company's stock-based compensation, including the fair value of common stock, the valuation of warrant liabilities, the valuation of the redeemable convertible preferred stock tranche liability and estimates related to the Company's build-to-suit lease. In addition, estimates and assumptions are used for the accounting for business combinations, including the fair values and useful lives of acquired assets and assumed liabilities. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

(d)   Fiscal Periods

        The Company's fiscal year begins on January 1 and ends of December 31. The Company refers to the fiscal years as "fiscal year 2019", "fiscal year 2018" and "fiscal year 2017".

(e)   Segment Information

        Under Accounting Standards Codification ("ASC 280"), Segment Reporting, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker ("CODM"), in deciding how to allocate resources and in assessing performance. The Company has three components, the truck business unit, energy business unit and Powersports business unit. The truck business unit is developing and commercializing hydrogen-electric and battery-electric semi-trucks that provide environmentally friendly, cost effective solutions to the long-haul trucking sector. The energy business unit is developing and constructing a network of hydrogen fueling stations to meet hydrogen fuel demand for its customers. The Powersports business unit is developing electric vehicle solutions for military and outdoor recreational applications. To date, the Company has not entered into production for the above-mentioned business units. Therefore, the Company's chief executive officer, who is also the CODM, makes decisions and manages the Company's operations as a single operating segment for purposes of allocating resources and evaluating financial performance.

        All long-lived assets are maintained in, and all losses are attributable to, the United States of America.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)    Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents and accounts receivable. The Company's cash is placed with high-credit-quality financial institutions and issuers, and at times exceed federally insured limits. The Company limits its concentration of risk in cash equivalents by diversifying its investments among a variety of industries and issuers. The Company has not experienced any credit loss relating to its cash equivalents. The Company performs periodic credit evaluations of its customers and generally does not require collateral.

(g)   Concentration of Supplier Risk

        The Company is not currently in the production stage and generally utilizes suppliers for outside development and engineering support. The Company does not consider any of their supplies to be critical to their research and development activities and does not believe that there is any significant supplier concentration risk during the years ended December 31, 2019, 2018, or 2017.

(h)   Cash, Cash Equivalents and Restricted Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. Additionally, the Company considers investments in money market funds with a floating net asset value to be cash equivalents. As of December 31, 2019 and December 31, 2018 the Company had $85.7 million and $160.7 million of cash and cash equivalents, which included cash equivalents of $73.0 million and $151.6 million highly liquid investments at December 31, 2019 and December 31, 2018, respectively.

        As of December 31, 2019, the Company had $4.1 million in an escrow account related to the securitization of a term loan. As of December 31, 2018, the Company had $13.3 million in an escrow account related to the build-out of the Phoenix, Arizona headquarters facility and the securitization of the term loan. These balances are classified as restricted cash on the consolidated balance sheet.

        The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to amounts presented in the consolidated statements of cash flows are as follows:

	As of December 31,
	2019	2018
	(in thousands)
Cash and cash equivalents	$85,688	$160,653
Restricted cash—current	—	9,103
Restricted cash and cash equivalents—non-current	4,144	4,200

Cash, cash equivalents and restricted cash and cash equivalents	$89,832	$173,956

(i)    Fair Value of Financial Instruments

        The Company's financial instruments consist of cash and cash equivalents, restricted cash and cash equivalents, accounts receivables, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities, term loan, the redeemable convertible preferred stock warrant liability and the redeemable convertible preferred stock tranche liability. The assets and liabilities that were measured at fair value on a recurring basis are cash equivalents, restricted cash equivalents, the redeemable convertible preferred stock warrant liability and the redeemable convertible preferred stock tranche liability. The Company believes that the carrying values of the remaining financial instruments

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

approximate their fair values. The Company applies fair value accounting in accordance with ASC 820, Fair Value Measurements for valuation of financial instruments. ASC 820 provides a framework for measuring fair value under GAAP that expands disclosures about fair value measurements, establishes a fair value hierarchy, and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the fair value hierarchy are summarized as follows:

  Level 1—Fair value is based on observable inputs such as quoted prices for identical assets or liabilities in active markets.

  Level 2—Fair value is determined using quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active or are directly or indirectly observable.

  Level 3—Fair value is determined using one or more significant inputs that are unobservable in active markets at the measurement date, such as an option pricing model, discounted cash flow, or similar technique.

        The carrying value and fair value of the Company's financial instruments are as follows:

	As of December 31, 2019 (in thousands)
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents—money market	$73,005	—	—	$73,005
Restricted cash equivalents—money market	4,144	—	—	4,144

	As of December 31, 2018 (in thousands)
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents—money market	$151,628	—	—	$151,628
Restricted cash equivalents—money market	4,200	—	—	4,200
Liabilities
Series A redeemable convertible preferred stock warrant liability	—	—	617	617

        The Series A redeemable convertible preferred stock warrant liability is remeasured at the end of every period and carried at fair value. The estimated fair value of the Series A redeemable convertible preferred stock warrant liability as of December 31, 2018 and 2017 was determined using the Black-Scholes option pricing model. The Black-Scholes option pricing model calculated fair value is subjective and is affected by certain key inputs to the valuation model, which are disclosed in the table below. As the Black-Scholes option pricing model estimates the fair value of the Series A redeemable convertible preferred stock warrant liability using certain inputs, Series A redeemable convertible preferred stock warrants are considered a Level 3 fair value measurement.

        All Series A redeemable convertible preferred stock warrants were exercised at the end of 2019. Prior to the exercise of the warrants, the Company remeasured the Series A redeemable convertible preferred stock warrant liability and recognized a loss of $3.3 million for the year ended December 31, 2019. This loss is included as a component of other income (expense) on the consolidated statements of operations. Upon exercise of the warrants, the Company reclassified the warrant liability to additional paid-in capital on the consolidated balance sheets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table provides a reconciliation of the activity between the issuance date and ending balances for the Series A redeemable convertible preferred stock warrant liability measured at fair value.

Redeemable Convertible Preferred Stock Warrant Liability (in thousands)
Estimated fair value at December 31, 2016	$3,098
Issuance of additional Series A redeemable convertible preferred stock warrants	46
Change in estimated fair value	975

Estimated fair value at December 31, 2017	4,119

Gain on warrant expiration	(2,834)
Change in estimated fair value	(668)

Estimated fair value at December 31, 2018	617

Change in estimated fair value	3,339
Exercise of Series A redeemable convertible preferred stock warrants	(3,956)

Estimated fair value at December 31, 2019	$—

        The following table represents significant unobservable inputs used in determining the fair value of the redeemable convertible preferred stock warrant liability:

	Years Ended December 31,
	2019	2018	2017
Risk-free interest rate	1.48% - 2.41%	2.63%	1.39% - 1.89%
Expected term (in years)	0 - 0.75	1	0.3 - 2.0
Expected dividend yield	—	—	—
Expected volatility	70%	70%	75%

        The Company determined that its obligation to issue, and the Company's investors' obligation to purchase, additional shares of Series D redeemable convertible preferred stock at a fixed price in a subsequent tranche ("Subsequent Sale") following the initial closing of the Series D preferred stock financing represented a freestanding financial instrument (the "Series D Forward Liability"). This obligation will be remeasured prior to the issuance of the subsequent tranche, and at each subsequent reporting period with changes in fair value for each reporting period recognized in other income (expense) on the consolidated statements of operations (see Note 6). The obligation was not material at inception of the Subsequent Sale in September 2019, and at December 31, 2019.

        The Series D Forward Liability was valued as a forward contract. The fair value of the obligation was determined using a present value calculation. In determining the fair value of the Series D Forward Liability, estimates and assumptions impacting fair value included the estimated future value of the Company's Series D preferred stock, discount rates and estimated time to liquidity. The Company determined the per share future value of the Series D preferred shares by back-solving to the

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

initial proceeds of the Series D financing. The following reflects the significant quantitative inputs used in the valuation of the Series D Forward Liability:

Year ended December 31, 2019
Estimated future value of Series D redeemable convertible preferred stock	$18.52
Discount rate	1.56%
Time to liquidity (years)	0.3

(j)    Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation is recorded on a straight-line basis over each asset's estimated useful life.

Property and Equipment	Useful life (years)
Machinery and equipment	2 - 20 years
Furniture and fixtures	5 - 10 years
Leasehold improvements	Shorter of useful life or lease term
Software	2 - 3 years
Building	12 years

(k) Leases

        The Company records rent expense on a straight-line basis over the life of the lease. In cases where there is a free rent period or future fixed rent escalations, the Company records a deferred rent liability. Additionally, the receipt of any lease incentives is recorded as a deferred rent liability which is amortized over the lease term as a reduction of rent expense. Building improvements made with the lease incentives or tenant allowances are capitalized as leasehold improvements and included in property and equipment in the balance sheets.

        The leasing arrangement for the Company's headquarters in Phoenix, Arizona required the Company to be involved in the construction of the building, therefore, the Company was considered the owner of the leased assets for accounting purposes during the construction period. During fiscal 2018 and 2019, the Company recorded project construction costs paid or reimbursed by the landlord as construction in progress and a corresponding build-to-suit lease liability. Upon the construction completion in September 2019, the construction in progress asset was reclassified to property and equipment and construction period liability was reclassified to financing liability, within accrued expenses and other current liabilities and other long-term liabilities. Rent payments allocated to debt service are being recorded to amortize the financing obligation using the effective interest method.

(l)    Business Combinations

        The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired licenses,

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

trade names, in process research and development ("R&D"), useful lives and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded in the consolidated statement of operations.

(m)  Goodwill, Intangible Assets with Indefinite Useful Lives, and Other Intangible Assets

        The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment annually or more frequently if facts and circumstances warrant a review. The Company has determined that there is a single reporting unit for the purpose of goodwill impairment tests, which are performed annually. For purposes of assessing the impairment of goodwill, the Company performs a qualitative analysis on December 31, each year to determine if events or changes in circumstances indicate the fair value of the reporting unit is less than its carrying value.

        Factors considered which could trigger a further impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the Company's overall business strategy, and significant industry or economic trends. When the carrying value of a long-lived asset may not be recoverable based on the existence of one or more of the above indicators, recoverability is determined by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair-market value of the asset.

        There was no impairment of goodwill for the years ended December 31, 2019, 2018 and 2017.

        Other intangible assets, consisting of licenses, in-process R&D and trademarks, are stated at cost less accumulated amortization. In-process R&D has an indefinite useful life until completion of the related R&D efforts and will subsequently be amortized over an estimated useful life. All other intangible assets have been determined to have finite lives and are amortized on a straight-line basis over their estimated remaining economic lives.

        Trademarks are amortized over twelve years and included in research and development expense, or selling, general, and administrative expense within the consolidated statements of operations. Licenses are amortized over five to seven years and included in selling, general, and administrative expense within the consolidated statements of operations.

        For intangible assets acquired in a non-monetary exchange, the estimated fair value of the shares transferred are used to establish their recorded values.

        External costs incurred to renew or extend the term of the identifiable intangible assets are capitalized and amortized over the estimated useful life.

Goodwill and Intangible Assets	Amortization Period
In-process R&D	Indefinite
Trademarks	12 years
Licenses	5 - 7 years
Goodwill	Indefinite

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(n) Impairment of Long-Lived Assets and Definite-lived Intangible Assets

        The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The events and circumstances we monitor and consider include significant decreases in the market price of similar assets, significant adverse changes to the extent and manner in which the asset is used, an adverse change in legal factors or business climate, an accumulation of costs that exceed the estimated cost to acquire or develop a similar asset, and continuing losses that exceed forecasted costs. The Company assesses the recoverability of these assets by comparing the carrying amount of such assets or asset group to the future undiscounted cash flow it expects the assets or asset group to generate. The Company recognizes an impairment loss if the sum of the expected long-term undiscounted cash flows that the long-lived asset is expected to generate is less than the carrying amount of the long-lived asset being evaluated. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair value of the asset.

        There was no impairment of long-lived assets, including definite-lived intangible assets, recorded for the years ended December 31, 2019, 2018 and 2017.

(o)   Income Taxes

        The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance as of December 31, 2019 and 2018. Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement.

        On December 22, 2017, the U.S. enacted significant changes to U.S. tax law following the passage and signing of H.R. 1, "An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution of the Budget for Fiscal Year 2018" (the "Tax Act"). The Tax Act permanently reduced the U.S. federal corporate tax rate from a maximum 35% to 21%, eliminated corporate Alternative Minimum Tax, modified rules for expensing capital investment, limited the deduction of interest expense for certain companies, modified rules related to net operating losses, and had international tax consequences for companies that operate abroad. Most of the changes introduced in the Tax Act were effective beginning on January 1, 2018. The SEC staff issued Staff Accounting Bulletin No. 118 (SAB 118) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Cuts and Jobs Act (2017 Tax Act). SAB 118 provides a measurement period that should not extend beyond one year from the 2017 Tax Act enactment date for companies to complete the accounting for the income tax effects of certain elements of the 2017 Tax Act. In accordance with SAB 118, the Company has recognized the provisional tax impacts related to the remeasurement of deferred tax assets and liabilities and included these amounts in its financial statements for the year ended December 31, 2017. The accounting for the income tax effects of the 2017 Tax Act is considered complete at December 31, 2018, with no material changes to the provisional amounts. See Note 11, "Income Taxes" for additional discussion.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(p)   Stock-based Compensation

Employees

        The Company recognizes the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. The Company recognizes stock-based compensation cost and reverses previously recognized costs for unvested options in the period forfeitures occur. The Company determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the fair value of common stock, expected price volatility of common stock, expected term, risk-free interest rates, and expected dividend yield.

Non-Employees

        The Company recognizes the cost of stock-based awards granted to non-employees based on grant-date fair value as determined by the Black-Scholes option pricing model. The Company believes that the fair value of the stock options is more reliably measured than the fair value of the services received. Compensation expense is recognized as services are performed and vesting conditions are met. The calculated fair-value of these awards are remeasured at each balance sheet date. As of January 1, 2019, the Company adopted ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, and the equity-classified non-employee awards will no longer be required for remeasurement at the reporting date.

(q)   Redeemable Convertible Preferred Stock

        The Company records shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The redeemable convertible preferred stock is recorded outside of stockholders' deficit on the consolidated balance sheets because the shares contain liquidation features that are not solely within the Company's control. The Company has elected not to adjust the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such an event would occur. Subsequent adjustments to increase the carrying values to the liquidation preferences will be made only when it becomes probable that such a liquidation event will occur.

(r)   Redeemable Convertible Preferred Stock Warrant Liability

        The Company has issued freestanding warrants to purchase shares of its Series A redeemable convertible preferred stock that are classified outside of permanent equity. As such these warrants were recorded at fair value, and subject to remeasurement at each balance sheet date until the earlier of the exercise of the warrants or the completion of a liquidation event, including the completion of an initial public offering. Upon exercise, the redeemable convertible preferred stock warrant liability was reclassified to additional paid-in capital.

(s)   Revenue Recognition

        To date, the Company's revenues are derived primarily from solar installation services, which are generally completed in less than one year.

        The Company's customer contracts contain a single performance obligation, which is the solar installation service. The transaction price in the Company's customer contracts is fixed. Revenue for solar installation contracts is generally recognized over time as the services are rendered to the customer based on the extent of progress towards completion of the performance obligation. Under this method, progress of contracts is measured by actual costs incurred in relation to the Company's best estimate of total estimated costs, which are reviewed and updated routinely for contracts in progress. The cumulative effect of any change in estimate is recorded in the period when the change in estimate is determined.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(t)    Cost of Revenues

        Cost of revenues includes materials, labor, and other direct costs related to solar installation projects. The Company recognizes cost of revenues in the period that revenues are recognized.

(u)   Research and Development Expense

        Research and development expense consist of outsourced engineering services, allocated facilities costs, depreciation, internal engineering and development expenses, materials, labor and stock-based compensation related to development of the Company's products and services. Research and development costs are expensed as incurred.

(v)   Selling, General, and Administrative Expense

        Selling, general, and administrative expense consist of personnel costs, allocated facilities expenses, depreciation and amortization, travel, and marketing costs.

(w)  Advertising Expense

        Advertising expense was $2.9 million, $0.2 million and $0.3 million for the years ended December 31, 2019, 2018 and 2017, respectively.

(x)   Other Income

        Other income primarily consists of grant income received from the government. Grant income is recognized as income over the periods necessary to match the income on a systematic basis to the costs that it is intended to compensate.

(y)   Net Loss Per Share

        Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Net loss is attributed to common stockholders and participating securities based on their participation rights. Net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of the redeemable convertible preferred stock do not have a contractual obligation to share in any losses.

        Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period.

        Diluted earnings per share attributable to common stockholders adjusts basic earnings per share for the potentially dilutive impact of redeemable convertible preferred stock, stock options, restricted stock units and warrants. As the Company has reported losses for all periods presented, all potentially dilutive securities including redeemable convertible preferred stock, stock options, restricted stock units and warrants, are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

(z)   Recent Accounting Pronouncements

        As an emerging growth company ("EGC"), the Jumpstart Our Business Startups Act ("JOBS Act") allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

        In February 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In July 2018, ASU 2018-10, Codification Improvements to Topic 842, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU 2016-02. Furthermore, in July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. These new leasing standards are effective for the Company beginning January 1, 2021, with early adoption permitted. The Company is currently evaluating the effect of the adoption of this guidance on the consolidated financial statements.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company's financial statements and does not expect it to have a material impact on the consolidated financial statements.

        In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company's financial statements and does not expect it to have a material impact on the consolidated financial statements.

(aa) Recently Adopted Accounting Pronouncements

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, an updated standard on revenue recognition. This ASU superseded the revenue recognition requirements in Accounting Standards Codification Topic 605, Revenue Recognition, and most industry-specific guidance. ASU 2014-09 provides enhancements to the quality and consistency of how revenue is reported while also improving comparability in the financial statements of companies reporting using GAAP and International Financial Reporting Standards. The core principle of the new standard is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies may be required to use more judgment and make more estimates than under current authoritative guidance.

        On January 1, 2019, the Company adopted the guidance under the modified retrospective method. The adoption of the guidance did not have a material impact on the Company's consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment, to simplify the test for goodwill impairment by removing Step 2. An entity will, therefore, perform the goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the fair value,

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

not to exceed the total amount of goodwill allocated to the reporting unit. An entity still has the option to perform a qualitative assessment to determine if the quantitative impairment test is necessary. The ASU is effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted. Adoption of the ASU is prospective. The Company early adopted the ASU on January 1, 2019. The ASU did not have a material impact on the Company's consolidated financial statements.

        In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to align the accounting for share-based payment awards issued to employees and nonemployees, particularly with regard to the measurement date and the impact of performance conditions. The new guidance requires equity-classified share-based payment awards issued to nonemployees to be measured on the grant date, instead of being re-measured through the performance completion date under the current guidance. For public entities, ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, and early adoption is permitted. The Company chose to early adopt ASU 2018-07 effective for its financial statements starting January 1, 2019 by recording the cumulative impact through an increase in additional paid-in capital and corresponding decrease in accumulated deficit of $0.2 million.

3. BALANCE SHEET COMPONENTS

Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consisted of the following at December 31, 2019 and 2018, respectively:

	As of December 31,
	2019	2018
	(in thousands)
Materials and supplies	$1,872	$2,869
Other current assets	2,551	610

Total prepaid expenses and other current assets	$4,423	$3,479

        Materials and supplies consist of battery cells, solar panels and other miscellaneous components, and are expensed to research and development expense when consumed.

3. BALANCE SHEET COMPONENTS (Continued)

Property and Equipment

        Property and equipment consist of the following at December 31, 2019 and 2018, respectively:

	As of December 31,
	2019	2018
	(in thousands)
Machinery and equipment	$13,483	$6,312
Furniture and fixtures	1,228	61
Leasehold improvements	1,437	706
Software	1,909	143
Building	33,248	12,693
Construction-in-progress	4,264	—
Other	1,309	611

Property and equipment, gross	56,878	20,526
Less: accumulated depreciation and amortization	(3,500)	(1,240)

Total property and equipment, net	$53,378	$19,286

        Depreciation expense for the years ended December 31, 2019, 2018 and 2017 was $2.3 million, $0.6 million and $0.4 million, respectively.

        Deposits on equipment are classified from long-term deposits to property and equipment upon receipt or transfer of title of the related equipment.

        During the year ended December 31, 2019, the Company was conveyed 430 acres of land in the city of Coolidge, Arizona at no cost. See Note 12 "Commitments and Contingencies" for additional information regarding the land conveyance.

Accrued Expenses and Other Current Liabilities

        Accrued expenses and other current liabilities consisted of the following at December 31, 2019 and 2018, respectively:

	As of December 31,
	2019	2018
	(in thousands)
Accrued payroll and payroll related expenses	$1,385	$362
Accrued stock issuance costs	4,695	—
Accrued outsourced engineering services	2,722	2,096
Other accrued expenses	1,480	1,161
Current portion of lease financing liability	660	—

Total accrued expenses and other current liabilities	$10,942	$3,619

4. BUSINESS COMBINATIONS

Acquisition of Alternative Power Systems, Inc.

        In August 2017, the Company completed the acquisition of Alternative Power Systems, Inc. ("APS"), a solar energy solutions company with expertise in solar installation services. The APS acquisition provides business licenses, knowledge, and expertise related to solar panel installations that is expected to be used to further the development of Nikola's solar-powered hydrogen fueling stations

4. BUSINESS COMBINATIONS (Continued)

and to provide the Company with general knowledge and expertise related to solar energy installation. The total purchase consideration for the APS acquisition, as of the date of the acquisition is as follows:

Purchase Price
(in thousands)
Cash	$450
Common stock (valued at $0.88/share)	146

Total purchase price	$596

        The acquisition was accounted for as a business combination. The following table summarizes the tangible and intangible assets acquired and the allocation of purchase price as of the date of acquisition:

	Purchase Price	Estimated Useful Life
	(in thousands)
Machinery and equipment	$25	5 years
License	150	5 years
Goodwill	421	Indefinite

Total purchase price	$596

        The goodwill recognized as part of the transaction was generated by intangible assets that did not qualify for separate recognition.

Acquisition of Free Form Factory, Inc.

        In November 2017, the Company acquired 100% of the voting interest of Free Form Factory, Inc. ("FFF") by acquiring all outstanding shares. FFF is a personal watercraft start-up that has developed a unique thermoforming manufacturing process. The FFF acquisition provides technology, specialized knowledge, and expertise related to a manufacturing process that will be used by Nikola to produce recreational vehicle components. The total purchase consideration for the FFF acquisition, as of the date of the acquisition is as follows:

Purchase Price
(in thousands)
Cash	$377
Series B redeemable convertible preferred stock (valued at $7.73/share)	12,448
Assumption of debt	26
Assumption of other liabilities	72
Deferred tax liabilities	4,498

Total purchase price	$17,421

4. BUSINESS COMBINATIONS (Continued)

        The acquisition was accounted for as a business combination. The following table summarizes the tangible and intangible assets acquired and the allocation of purchase price as of the date of acquisition:

	Purchase Price	Estimated Useful Life
	(in thousands)
Plant, property and equipment	$101	5 years
Trademarks	394	12 years
In-process R&D	12,110	Indefinite
Goodwill	4,816	Indefinite

Total purchase price	$17,421

        The goodwill recognized as part of the transaction was generated by intangible assets that did not qualify for separate recognition.

5. INTANGIBLE ASSETS, NET

        The gross carrying amount and accumulated amortization of separately identifiable intangible assets are as follows:

	As of December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands)
In-process R&D	$12,110	$—	$12,110
Trademarks	394	71	323
Licenses	50,150	70	50,080

Total intangible assets	$62,654	$141	$62,513

	As of December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands)
In-process R&D	$12,110	$—	$12,110
Trademarks	394	38	356
Licenses	150	40	110

Total intangible assets	$12,654	$78	$12,576

        Amortization expense for the years ended December 31, 2019, 2018, and 2017 was $63 thousand, $63 thousand and $15 thousand, respectively.

        As part of the Series D financing, the Company was granted a non-exclusive and non-transferable license to intellectual property used in the Iveco S-WAY Platform and Product, which is the cab over engine truck manufactured by Iveco S.p.A ("Iveco"), a wholly-owned subsidiary of CNH Industrial N.V. ("CNHI"), the Company's Series D major investor. The material rights under the license agreement include the non-exclusive use of the S-WAY key technology to manufacture, distribute and service BEV and FCEV trucks and related components in the United States, and the ability to grant the use of the key technology to the Company's North American sub-suppliers. The Company intends to utilize the license solely in North America for the development of BEV and FCEV trucks. The fair value of the

5. INTANGIBLE ASSETS, NET (Continued)

license was determined to be $50.0 million. In exchange for the license, the Company issued 2,699,785 shares of Series D redeemable convertible preferred stock to CNHI and its affiliates. The Company will amortize the license using a straight-line method over a 7-year useful life, beginning at the start of commercial production, as it reflects the period over which the sales of BEV and FCEV trucks utilizing Iveco S-WAY platform are expected to contribute to the Company's cash flows. As of December 31, 2019, the Company has not started amortizing the license. The Company expects to place the license in use in fiscal year 2021.

        Estimated amortization expense for all intangible assets subject to amortization in future years is expected to be:

Years Ended December 31,
(in thousands)
2020	$63
2021	6,015
2022	7,196
2023	7,176
2024	7,176
Thereafter	22,777

Total	$50,403

6. RELATED PARTY TRANSACTIONS

Related Party License and Service Agreements

        In September 2019, the Company entered into a Series D stock purchase agreement ("Series D Purchase Agreement"), Master Industrial Agreement ("CNHI Services Agreement") and S-WAY Platform and Product Sharing Agreement ("CNHI License Agreement") with CNHI and Iveco in conjunction with the Company's Series D redeemable convertible preferred stock offering. Under these agreements, the Company will issue CNHI and Iveco 13,498,921 shares of Series D redeemable convertible preferred stock in exchange for a license valued at $50.0 million, $100.0 million in-kind services and $100.0 million in cash. CNHI and its affiliates are related parties to the Company as CNHI is represented by a member on the Company's board of directors.

        In 2019, the Company issued 2,699,785 shares of Series D redeemable convertible preferred stock to CNHI in exchange for $50.0 million. Additionally, the Company issued 2,699,785 shares of Series D redeemable convertible preferred stock to Iveco in exchange for the licensed Iveco technology and 431,996 shares of Series D redeemable convertible preferred stock to Iveco in exchange for $8.0 million in-kind services. These in-kind services were recognized in research and development on the consolidated statements of operations.

        Concurrently, the Company agreed to enter into a forward sale agreement with CNHI whereby an additional 2,699,784 shares of Series D redeemable convertible preferred stock will be issued to CNHI in April 2020 at a price of $18.52 for an aggregate cash investment amount of $50.0 million. Such funds will remain in escrow until such time as they are to be released to the Company at the closing of the transaction. The Company determined that its obligation to issue, and CNHI's obligation to purchase, additional shares of Series D redeemable convertible preferred stock at a fixed price in a subsequent tranche following the initial closing of the Series D preferred stock financing represented a freestanding financial instrument. The fair value of the Series D Forward Liability was not material at inception in September 2019, and when remeasured at December 31, 2019. The Company will continue to adjust the Series D Forward Liability for changes in the estimated fair value until the settlement of the Series D Forward Liability. Any changes in fair value will be recognized on the consolidated statements of operations.

6. RELATED PARTY TRANSACTIONS (Continued)

        In addition, the Company will issue 4,967,572 Series D redeemable convertible preferred stock periodically in 2020 in exchange for $92.0 million in in-kind services provided by CNHI and Iveco.

        Once the Company commences production of semi-trucks to be sold or transferred to third parties, the Company is obligated to pay Iveco a royalty of 1.25% on the Company's fuel cell semi-truck revenues and a royalty of 1.00% on the Company's battery electric semi-truck revenues, arising from any sale, lease or transfer of the Company's semi-truck products, vehicles, components, spare-parts and any related services, over a period of seven years. As of December 31, 2019, no royalty payments have been incurred.

Related Party Aircraft Charter Agreement

        In 2019, the Company entered into an aircraft charter arrangement with the Company's CEO to reimburse the CEO for the flight hours incurred for Company use on his personal aircraft. These flight hours are related to business travel by the CEO and other members of the executive team to business meetings and trade conferences, as well as the CEO's commute between the Company's headquarters in Phoenix, Arizona and the CEO's residence in Utah. Approximately $0.2 million was reimbursed to the CEO by the Company for the use of the CEO's aircraft in 2019.

Related Party Revenue

        The CEO paid the Company $0.3 million and $0.2 million for the provision of solar installation services in 2019 and 2018, respectively. There was no related party revenue during fiscal year 2017.

Related Party Accounts Receivable

        As of December 31, 2019, the Company had $51 thousand outstanding in accounts receivable related to solar installation services from the CEO. No related party accounts receivable were outstanding as of December 31, 2018.

Related Party Accounts Payable

        As of December 31, 2019, the Company had $0.6 million of accounts payable due to related parties and $0.5 million of accrued expenses due to related parties. As of December 31, 2018, the Company had $9.9 million of accounts payable due to related parties. Accounts payable with related parties primarily consists of outside development and other research and development expenses.

Related Party Stock Options

        In December 2018, the CEO issued 3,158,949 performance-based stock options to recognize the superior performance and contribution of specific employees. The underlying common stock of these option awards are owned by the CEO and are considered to be issued by the Company for accounting purposes. These performance-based stock options vest based on the Company's achievement of a liquidation event, such as a private sale or an initial public offering on a U.S. stock exchange. The weighted average grant date fair value of the performance-based stock options was $1.19 for the year ended December 31, 2018. As of December 31, 2019, these option awards have not vested and the unrecognized stock-based compensation expense related to these option awards is $3.8 million.

Related Party Stock Repurchase

        In August 2018, concurrently with the Series C preferred stock financing, Nikola entered into the Nimbus Redemption Letter Agreement with Nimbus, a related party. Pursuant to the terms of the Nimbus Redemption Letter Agreement, Nimbus received the right but not the obligation to sell back to

6. RELATED PARTY TRANSACTIONS (Continued)

Nikola its shares of Series B preferred stock and Series C preferred stock, with any such repurchases applying first to Series B preferred stock, in an amount equal to the value of up to five percent (5%) of the aggregate size of each of Nikola's subsequent equity financing rounds. The shares elected to be repurchased by Nimbus were to be purchased by Nikola at a share price equal to 90% of the share price in the applicable subsequent financing round.

        In November 2018, the Company repurchased 517,464 Series B redeemable convertible preferred stock from the CEO at $8.05 per share for a total purchase price of $4.2 million. The repurchased redeemable convertible preferred stock was retired immediately thereafter. The payment of $4.2 million was net against the CEO's $2.5 million promissory note with the Company. The CEO also paid $0.3 million interest on the promissory note, therefore, the net payment to the CEO as a result of the stock repurchase was $1.4 million.

        In September 2019, in contemplation of Nikola's proposed Series D financing round, Nikola entered into an amendment of the Nimbus Redemption Letter Agreement with Nimbus (the "Amendment"). Pursuant to the terms of the Amendment and the Series B preferred stock repurchase agreement, Nikola agreed to repurchase 1,880,984 shares of Series B preferred stock held by Nimbus, at the share price of $16.67 which is equal to 90% of the share price in the Series D financing round of $18.52 per share. The number of shares to be repurchased exceeded five percent (5%) of the contemplated Series D round of financing. This was negotiated by Nikola in order to reduce the total number of shares of Series B preferred stock held by Nimbus, to such an extent that Nimbus would no longer be entitled to elect a member of the Company's board of directors as a result of Nimbus' Series B preferred stock holdings. The repurchase was completed in October 2019, for an aggregate repurchase amount of $31.4 million. The Amendment also provided Nimbus with additional redemption rights based on various capital raise thresholds, none of which have been met as of December 31, 2019.

        In March 2020, Nikola entered into an additional letter agreement with Nimbus in which Nimbus agreed to terminate the Nimbus Redemption Letter Agreement. Concurrently, Nikola entered into an agreement with Nimbus, whereby Nikola agreed to repurchase an additional 1,499,700 shares of Series B preferred shares from Nimbus at a share price of $16.67 for an aggregate repurchase price of $25.0 million. The parties agreed that the repurchase price constituted the price that Nimbus would otherwise be entitled to under the Nimbus Redemption Letter Agreement. The number of shares to be repurchased was negotiated by Nikola and Nimbus as a mechanism to compensate Nimbus for agreeing to relinquish its previous redemption rights granted in the Nimbus Redemption Letter Agreement.

Related Party Loans

        In May 2017, a director loaned the Company $1.1 million to help fund the Company's operations. The original term of the note was one year; however, the note was prepaid after the Company received Series B redeemable convertible preferred stock funding in September 2017. In connection with this loan, the Company recognized a total of $0.2 million in interest expense related to interest and fees.

        In May 2017, a third-party controlled by a director loaned the Company $0.3 million to help fund the Company's operations. The note was repaid in May 2017 with $30 thousand of interest.

        In June 2017, a director loaned the Company $0.7 million to help fund the Company's operations. The note was repaid in September 2017 with $60 thousand of interest.

        In March 2018, the Company entered into a promissory note with the CEO. The CEO borrowed $2.5 million from the Company. The promissory note was secured by the CEO's ownership interest in the Company and was repaid in November 2018. Total interest paid to the Company related to this note was $57 thousand. In addition to the interest paid to the Company on the promissory note, the CEO also paid the company $0.2 million of additional interest in November 2018 in order to reduce

6. RELATED PARTY TRANSACTIONS (Continued)

the overall interest paid related to the 2014 - 2017 revolving line of credit provided to the Company by the CEO.

Related Party Line of Credit

        Throughout the Company's history, the Company's CEO has provided the company a revolving line of credit by contributing cash to the company or paying certain business expenses on the Company's behalf. This revolving line of credit had no scheduled interest payments, no contractual rate of interest, and no fixed term. Borrowings under the revolving line of credit began in October 2014, and in September 2017, the balance was repaid in full. The Company borrowed and repaid principal of $2.5 million over the life of the revolving line of credit in connection with the termination of the line of credit in 2017. The Company made interest payments of $0.5 million over the life of the loan.

Related Party Convertible Notes Payable

        In March 2017, the Company issued $0.4 million of non-recourse convertible promissory notes to two unrelated third parties to help fund the Company's operations. The value of the conversion feature was immaterial to the Company's financial statements. The notes paid interest at 12% per annum and contained a conversion feature whereby at maturity, the noteholder had the option to receive common stock, in lieu of cash consideration, for up to 25% of outstanding principal and 100% of accrued interest.

        In September 2017, all of the outstanding convertible notes were repaid. Noteholders elected to fully exercise their conversion option and therefore received 40,000 common shares in lieu of $0.1 million of principal repayment and $20 thousand in accrued interest. In accordance with the terms of the note, new shares were not issued by the Company directly, but rather were transferred from the CEO's common equity holdings. In December 2017, the Company paid $0.1 million to the CEO to compensate him for the common shares transferred to settle the convertible note.

7. DEBT

        Notes payable consisted of the following as of December 31, 2019 and 2018, respectively:

	As of December 31,
	2019	2018
	(in thousands)
Term note	$4,100	$4,100

Total debt	$4,100	$4,100

Term Note

        In January 2018, the Company entered into a term note with JP Morgan Chase where the Company borrowed $4.1 million to fund equipment purchases. The term note accrues interest at 2.43% per annum and is payable on or before January 31, 2019. The term note is secured by cash.

        In February 2019, the Company amended the term note to extend its term by one year and increased the interest rate to 3.00% per annum. The amended term note is secured by restricted cash. In February 2020, the Company amended the term note to extend its term for one year, to January 31, 2021. The term loan has a financial covenant that requires the Company to maintain a minimum amount of liquidity with the bank. As of December 31, 2019, the Company was in compliance with the financial covenant.

8. CAPITAL STRUCTURE

LLC Conversion

        On July 10, 2017, the Company converted from a limited liability company into a Delaware corporation and changed the Company's name from Bluegentech LLC to Nikola Corporation. In connection with the LLC Conversion, all of the Company's outstanding membership units were converted into shares of common stock and redeemable convertible preferred stock. Upon the LLC Conversion, each then-outstanding membership unit was converted into 10,000 shares of common stock or redeemable convertible preferred stock, with a par value $0.00001 per share.

Shares Authorized and Outstanding

        As of December 31, 2019 the Company had authorized a total of 366,651,920 shares for issuance with 237,000,000 shares designated as common shares and 129,651,920 shares designated as preferred shares.

Redeemable Convertible Preferred Stock

        In July 2015, the Company raised $2.0 million through the issuance of 4,000 LLC membership units to a seed investor (the "Seed Investor").

        In December 2015, a related party investor purchased 2,998 of the 4,000 LLC membership units in a transaction that did not involve the Company. Upon the LLC conversion, the Seed Investor's remaining 1,002 units were converted into 10,020,000 shares of Series AA redeemable convertible preferred stock. Also, upon the LLC Conversion, the 2,998 units purchased by the related party investor were converted into 29,980,000 shares of Series BB redeemable convertible preferred stock.

        From December 2015 to January 2017, the Company closed several rounds of Series A preferred stock funding. The Company raised $13.6 million through the issuance of approximately 452 LLC Preferred Units at $30,000 per unit. Upon the LLC Conversion, the LLC Preferred Units were converted into 4,523,337 shares of Series A redeemable convertible preferred stock. In fiscal year 2017, the Company issued 339,999 shares of Series A redeemable convertible preferred stock for proceeds of $1.0 million. There were no issuance costs incurred. In addition, 333,334 redeemable convertible preferred stock warrants were exercised for an equal number of Series A redeemable convertible preferred stock.

        In September 2017, the Company completed the initial closing of its Series B redeemable preferred stock financing in which it raised $34.0 million. The Company raised an additional $10.0 million in a subsequent round of Series B redeemable convertible preferred stock in December 2017, resulting in an aggregate of $44.0 million gross proceeds raised through the sale and issuance of 5,692,108 Series B redeemable convertible preferred stock at $7.73 per share. There were no issuance costs incurred with respect to the issuance of these Series B redeemable convertible preferred stock.

        In August 2018, the Company completed the initial closing of its Series C financing in which it raised $100.0 million. The Company raised an additional $116.0 million in subsequent closings through December 2018, resulting in an aggregate of $216.0 million raised through the sale and issuance of 25,145,519 Series C redeemable convertible preferred stock at $8.59 per share. The Company incurred $7.0 million in issuance costs, of which $2.0 million was non-cash and issued in Series C redeemable convertible preferred stock. As such, the Company received aggregate net proceeds of $209.0 million.

        In November 2018, the Company repurchased 517,464 shares of Series B redeemable convertible preferred stock at $8.05 per share for a total purchase price of $4.2 million related to this transaction. The repurchased redeemable convertible preferred stock was retired immediately thereafter. The

8. CAPITAL STRUCTURE (Continued)

repurchase price in excess of the carrying value of redeemable convertible preferred stock of $0.2 million was recorded as a reduction to additional paid-in capital, while the carrying value of the shares repurchased was recorded as a reduction to redeemable convertible preferred stock. For the computation of net loss per share for the year ended December 31, 2018, the repurchase price in excess of the carrying value of the redeemable convertible preferred stock of $0.2 million is reflected as a decrease to net loss attributable to common stockholders (see Note 13).

        In September and October 2019, the Company completed the initial closing of its Series D redeemable convertible preferred stock financing in which an aggregate of 3,509,721 Series D redeemable convertible preferred stock was issued at $18.52 per share. The Series D financing resulted in gross proceeds of $65.0 million, incurring $4.7 million in issuance costs. As such, the Company received aggregate net proceeds of $60.3 million. As of December 31, 2019, the $4.7 million issuance costs is included in accrued expenses and other current liabilities. The Company also received a license valued at $50.0 million and in-kind services valued at $8.0 million from the sale and issuance of an additional 3,131,781 shares of Series D redeemable convertible preferred stock.

        In October 2019, the Company repurchased 1,880,984 shares of Series B redeemable convertible preferred stock at $16.67 per share for an aggregate purchase price of $31.4 million. The repurchased redeemable convertible preferred stock was retired immediately thereafter. The repurchase price in excess of the carrying value of redeemable convertible preferred stock of $16.8 million was recorded as a reduction to additional paid-in capital and accumulated deficit, while the carrying value of the shares repurchased was recorded as a reduction to redeemable convertible preferred stock. For the computation of net loss per share for the year ended December 31, 2019, the repurchase price in excess of the carrying value of the redeemable convertible preferred stock of $16.8 million is reflected as a decrease to net loss attributable to common stockholders (see Note 13).

        Prior to the exercise of the Series A redeemable convertible preferred stock warrants, the Company remeasured the liability and recognized the loss as a component of other income (expense) on the consolidated statements of operations. The Company recorded the exercise of the warrants by reclassifying the liability to additional paid-in capital.

        In December 2019, Series A redeemable convertible preferred stock warrants were exercised for 720,000 shares of Series A redeemable convertible preferred stock at a price of $3.00 per share, resulting in aggregate proceeds of $2.2 million.

        The following table summarizes the shares authorized, issued, and outstanding, price per share, net carrying value, and liquidation preference of the redeemable convertible preferred stock of the Company as of December 31, 2019:

	Shares Authorized	Shares Issued and Outstanding	Price per Share	Net Carrying Value	Liquidation Preference
	(in thousands, except share and per share data)
Series AA	10,020,000	10,020,000	$0.05	$501	$526
Series BB	29,980,000	29,980,000	0.05	1,499	1,574
Series A	5,606,671	5,606,671	3.00	16,774	17,661
Series B	4,904,050	4,904,050	7.73	37,908	37,908
Series C	25,145,519	25,145,519	8.59	209,000	216,000
Series D	53,995,680	6,641,502	18.52	118,305	123,001

Total convertible preferred stock	129,651,920	82,297,742		$383,987	$396,670

8. CAPITAL STRUCTURE (Continued)

        The following table summarizes the shares authorized, issued, and outstanding, price per share, net carrying value, and liquidation preference of the redeemable convertible preferred stock of the Company as of December 31, 2018:

	Shares Authorized	Shares Issued and Outstanding	Price per Share	Net Carrying Value	Liquidation Preference
	(in thousands, except share and per share data)
Series AA	10,020,000	10,020,000	$0.05	$501	$526
Series BB	29,980,000	29,980,000	0.05	1,499	1,574
Series A	5,606,671	4,886,671	3.00	14,614	15,393
Series B	6,785,034	6,785,034	7.73	52,448	52,448
Series C	25,145,519	25,145,519	8.59	209,000	216,000

Total convertible preferred stock	77,537,224	76,817,224		$278,062	$285,941

        The holders of redeemable convertible preferred shares have various rights, privileges and preferences as follows:

Conversion

        Redeemable convertible preferred shares are convertible at any time and at the option of the holder into that number of fully-paid and non-assessable common shares determined by dividing the original issue price of the redeemable convertible preferred shares by the conversion price in effect on the date of conversion (currently a 1:1 ratio), subject to adjustments for stock dividends, combinations and similar events and anti-dilution events.

        Upon the earlier of (i) the closing of the sale of common shares to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (a) in which the price per share is equal to at least $23.15 (subject to adjustment for stock splits and the like) or (ii) the written consent of the holders of at least a majority of the then outstanding shares of Series A redeemable convertible preferred stock, Series B redeemable convertible preferred stock, Series C redeemable convertible preferred stock and Series D redeemable convertible preferred stock, voting as a single class, then all outstanding preferred shares shall automatically be converted into common shares at the then applicable conversion price.

Dividends

        Redeemable convertible preferred shares are entitled to a dividend only when and if declared by the Company's board of directors. The Company shall not declare, pay or set aside any dividends on any other class or series of capital stock unless the outstanding preferred shares first receive, or simultaneously receive, a dividend on each outstanding preferred share. No dividends have been declared to date as of December 31, 2019.

Voting

        On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding preferred shares are entitled to vote their preferred shares as if they had been converted to common. With respect to voting for the board of directors, the holders of Series AA redeemable convertible preferred stock and Series BB redeemable convertible preferred stock voting together as a class, are entitled to elect two directors of the Company. The holders of Series A redeemable convertible preferred stock voting as a separate class, are entitled to elect one director of

8. CAPITAL STRUCTURE (Continued)

the Company. The holders of Series C redeemable convertible preferred stock voting as a separate class, are entitled to elect two directors of the Company. The holders of Series D redeemable convertible preferred stock voting as a separate class, are entitled to elect one director of the Company. The holders of common stock voting together as a class, are entitled to elect three directors of the Company.

Liquidation

        The Series D redeemable convertible preferred stock have a senior liquidation preference to the Series C redeemable convertible preferred stock, which have liquidation preference to the Series B redeemable convertible preferred stock, which have liquidation preference to the Series A redeemable convertible preferred stock, the Series BB redeemable convertible preferred stock, the Series AA redeemable convertible preferred stock. The Series BB redeemable convertible preferred shares and Series AA redeemable convertible preferred stock are referenced herein as the Series Seed redeemable convertible preferred stock. The Series A redeemable convertible preferred stock and the Series Seed redeemable convertible preferred stock have liquidity preference to the common shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

        If upon liquidation, dissolution or winding up of the Company, the assets available for distribution are not sufficient to pay Series D redeemable convertible preferred shareholders the full amount they are entitled, the Series D redeemable convertible preferred shareholders shall share, in accordance with their specific share class rights, any distribution proportionally.

        After the preferential payments satisfy the Series D redeemable convertible preferred stock, Series C redeemable convertible preferred stock are eligible for any remaining distributions until they are fully satisfied which requires a distribution for an amount equal to 100% of the original issue price of the Series C share class and if applicable, an amount equal to any dividends declared but unpaid thereon.

        After the Series C share class is fully satisfied, the Series B redeemable convertible preferred shares are eligible for any remaining distributions until they are fully satisfied which requires a distribution for an amount equal to 100% of the original issue price of the Series B share class and if applicable, an amount equal to any dividends declared but unpaid thereon.

        After the Series B share class is fully satisfied, the Series A redeemable convertible preferred shares and Series Seed redeemable convertible preferred shares are eligible for any remaining distributions until they are fully satisfied which requires a distribution for an amount equal to 105% of the original issue price of the Series A share class and the original issue price of the Series Seed share class and if applicable, an amount equal to any dividends declared but unpaid thereon.

        If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of a security class, proceeds are to be distributed pro-rata based on ownership of the share class.

        After the distribution of the preferential amounts to preferred shareholders, the remaining assets of the Company shall be distributed pro-rata among the Series C share class and common share class based on the number of shares held by each such holder, treating all securities as if they had converted to common shares.

8. CAPITAL STRUCTURE (Continued)

Redemption

        The Company's preferred shares are not redeemable at the option of the holders. However, the holders of preferred shares may request that the Company redeem all outstanding preferred shares in accordance with their liquidation preferences in the event of a deemed liquidation event in which the Company does not effect a dissolution of the Company under Delaware General Corporation Law within 90 days after such deemed liquidation event. Deemed liquidation events are defined to include (i) a merger or consolidation in which the Company is a constituent party, (ii) sale or transfer of substantially all of the Company's assets, or (iii) a "change in control" transaction in which current stockholders' control less than 50% of the voting power of the entity resulting from the transaction. Accordingly, these shares are considered contingently redeemable and are classified as temporary equity on our consolidated balance sheets and in the statement of redeemable convertible preferred stock and stockholders' deficit. We recognize changes in the redemption value of the redeemable convertible preferred stock when a deemed liquidation event becomes probable. Any adjustment to the carrying amount of the applicable class of redeemable convertible preferred stock is recorded as a deemed dividend from additional paid-in-capital or an adjustment of the accumulated deficit to equal the redemption value at the end of each reporting period. The shares of redeemable convertible preferred stock have not been accreted as of December 31, 2019 as a deemed liquidation event is not probable of occurring.

        Certain Series B and Series C redeemable convertible preferred stock issued to a related party had additional redemption rights as of December 31, 2019. See Note 6 "Related Party Transactions" for more details.

Series A Redeemable Convertible Preferred Stock Warrants

        In February 2016, the Company issued 3,340,550 warrants exercisable into Series A redeemable convertible preferred stock at a price of $3.00 per share. These warrants were originally set to expire in August 2017, however the term related to these warrants was extended through March 2018. During 2017, 333,334 of these warrants were exercised and the remaining 3,007,216 went unexercised and expired in March 2018, resulting in a gain on expiration of the warrants of $2.8 million, which was recorded in the consolidated statements of operations.

        In December 2016 and March 2017 the Company issued 670,000, and 50,000 warrants, respectively, which were exercisable into Series A redeemable convertible preferred stock at a price of $3.00 per share. These warrants were originally set to expire in January 2018, however the term of these warrants was extended through December 2019. All of the warrants were exercised on December 31, 2019.

9. STOCK-BASED COMPENSATION EXPENSE

Stock Option Plan

        The Nikola Corporation 2017 Stock Option Plan (the "2017 Plan") provides for the grant of incentive and nonqualified options to purchase the Company's common stock to select officers, key employees, directors, and consultants. Options are granted at a price not less than the fair market value on the date of grant and generally become exercisable between one and four years after the date of grant. Options generally expire ten years from the date of grant.

2017 Stock Option Exchange

        On July 11, 2017, the Company commenced a voluntary employee stock option exchange program (the "2017 Exchange") to permit the Company's eligible employees to exchange some or all of their

9. STOCK-BASED COMPENSATION EXPENSE (Continued)

eligible membership units ("Original Units") for stock options. All 21 eligible employees participated in the stock option exchange whereby 100% of original units were converted into stock options issued under the 2017 Plan.

        In accordance with the terms and conditions of the 2017 Exchange, on July 11, 2017, the Company exchanged all Original Unit grants for stock options with an exercise price of $3.00 per share. In addition to the exchange, an aggregate of 3,323,300 newly issued options with an exercise price of $3.00 were issued to offset the potential loss of value resulting from the exchange. In general, 25% of the new options vest on the anniversary of the grant date, with the remaining 75% vesting ratably each month over the next 36 months.

        The incremental fair value of the new options over the Original Units is recognized as stock-based compensation expense. On the date of the exchange, the fair value of the new options exceeded the fair value of the original units by $1.5 million of which $0.7 million was recognized in the consolidated statements of operations in 2017.

2018 Stock Option Modification

        On October 17, 2018, the Company commenced a voluntary employee stock option modification program (the "2018 Modification") to modify the strike price of certain employee options that were granted as part of the 2017 Exchange. Under the 2018 Modification the strike price of all stock options subject to the modification was changed from $3.00 to $2.00 to reflect the grant date fair value for each award based on a third-party 409(a) valuation dated August 3, 2018. All 62 eligible employees participated in the stock option exchange whereby 100% of Original Units were modified as described herein. As a result, 100% of the options issued as part of the 2017 Exchange were cancelled in favor of awards granted on October 17, 2018 with a strike price of $2.00 per share, appropriately reflecting grant date fair value.

        The incremental fair value of the new options is recognized as stock-based compensation expense. On the date of the exchange, the fair value of the new options exceeded the fair value of old options by $2.3 million, of which $1.7 million was recognized in the consolidated statements of operations in 2018. The Company will recognize the remaining unrecognized compensation cost related to the 2018 Modification over the requisite service period of the new options.

Common Stock Valuation

        The fair value of the common stock that underlies the stock options is determined by the board of directors based upon information available at the time of grant. Because there is no public market for the common stock, the Company's board of directors determined the fair value of the Company's common stock based on periodic valuation studies from an independent third-party valuation firm.

        In performing its valuation analysis, the valuation firm engaged in discussions with management, evaluated key milestone achievements, analyzed historical and forecasted financial statements and reviewed corporate documents. In addition, these valuation studies were based on a number of assumptions, including industry, general economic, market and other conditions that could reasonably be evaluated at the time of the valuation.

Stock Option Valuation

        The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions.

9. STOCK-BASED COMPENSATION EXPENSE (Continued)

        The Company calculates the fair value of each option grant on the grant date using the following assumptions:

  Expected Term—The Company uses the simplified method when calculating expected term due to insufficient historical exercise data.

  Expected Volatility—As the Company's shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

  Expected Dividend Yield—The dividend rate used is zero as the Company does not have a history of paying dividends on its common stock and does not anticipate doing so in the foreseeable future.

  Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

	Years Ended December 31,
	2019	2018	2017
Exercise price	$2.00 - $6.81	$2.00	$3.00
Risk-free interest rate	1.44% - 2.65%	2.26% - 3.04%	0.83% - 2.10%
Expected term (in years)	5.0 - 6.3	4.6 - 6.2	5.0 - 6.1
Expected dividend yield	—	—	—
Expected volatility	70.0% - 85.1%	70.0%	75.0% - 85.0%

        The following table presents the impact of stock-based compensation expense on the consolidated statements of operations for the years ending December 31, 2019, 2018 and 2017, respectively:

	Years Ended December 31,
	2019	2018	2017
Research and development	$653	$513	$323
Selling, general, and administrative	4,205	3,330	2,334

Total stock-based compensation expense	$4,858	$3,843	$2,657

        The unrecognized compensation cost of stock options as of December 31, 2019 was $11.8 million, which is expected to be recognized over the weighted average remaining service period of 3.1 years. As of December 31, 2019, there were 12,779,652 shares available for future issuance under the 2017 Plan.

Performance Based Stock Option Grants

        As of December 31, 2019, 2018, and 2017, the outstanding performance-based options ("PSUs") issued by the Company were 2,710,934, 2,960,934 and 3,260,934, respectively. No PSUs were granted in fiscal year 2019. The 2,710,934 PSUs outstanding as of December 31, 2019 have a vesting condition based on the achievement of specified amounts of equity capital raised by the Company subsequent to the grant date. These PSUs generally vest in equal amounts at the one-year and two-year anniversary of the performance achievement date.

        As of December 31, 2018, the performance-based provision was achieved for all of the outstanding performance-based award and the Company began recognizing expense related to these PSUs in 2018. The Company recognized stock-based compensation expense of $1.7 million, $1.1 million, and zero in

9. STOCK-BASED COMPENSATION EXPENSE (Continued)

the years ended December 31, 2019, 2018, and 2017, respectively related to these PSUs, which is recognized in selling, general, and administrative on the consolidated statements of operations.

        The 2,710,934 and 2,960,934 PSUs outstanding as of December 31, 2019 and 2018, respectively, does not include PSUs issued by a related party. See Note 6, "Related Party Transactions" for additional information regarding the related party PSUs.

Option Activity

        Changes in stock options are as follows:

	Options	Weighted Average Exercise Price Per share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
				(in thousands)
Outstanding at December 31, 2016	1,856,930	$3.00	9.74	$—
Granted	11,675,962	3.00
Exercised	—	—
Cancelled	3,927,167	3.00

Outstanding at December 31, 2017	9,605,725	$3.00	9.35	$—
Granted	13,567,883	2.00
Exercised	—	—
Cancelled	9,605,725	3.00

Outstanding at December 31, 2018	13,567,883	$2.00	9.54	$24,720
Granted	7,655,639	2.16
Exercised	667	2.00
Cancelled	174,113	2.01

Outstanding at December 31, 2019	21,048,742	$2.06	8.78	$99,999

Vested and exercisable as of December 31, 2019	18,136,494	$2.00	8.77	$87,211

        The option activity above does not include the PSUs issued by the related party. The weighted-average grant date fair value of stock options issued for the years ended December 31, 2019, 2018 and 2017 were $1.42, $0.75 and $0.47, respectively.

        There were 667 stock options exercised during the year ended December 31, 2019 and the total intrinsic value of stock options exercised is immaterial. There were no stock options exercised during the years ended December 31, 2018 and 2017. The fair value of awards vested in 2019, 2018 and 2017 was $4.3 million, $4.0 million and $5.1 million, respectively.

Related Party Performance-Based Stock Options Activity

        In December 2018, M&M Residual, LLC, a Nevada limited liability company owned by Trevor R. Milton, Nikola's CEO issued 3,158,949 PSUs to certain employees. The weighted average exercise price per share was $2.00 and the weighted-average grant date fair value of these PSUs was $1.19. There were no PSUs issued by the CEO in the years ended December 31, 2019 and December 31, 2017. As of December 31, 2019, the weighted average remaining contractual term of these PSUs is 9 years and the aggregate intrinsic value of these PSUs is $15.2 million. There were no PSUs vested or exercised as of December 31, 2019.

10. RETIREMENT SAVINGS PLAN

        The Company sponsored a savings plan available to all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan amounts of their pre-tax salary subject to statutory limitations. The Company does not currently offer a company match and has not provided a match for the years ended December 31, 2019, 2018 and 2017.

11. INCOME TAXES

        A provision (benefit) for income taxes of $0.2 million, ($2.0) million and ($1.6) million has been recognized for the years ended December 31, 2019, 2018 and 2017, respectively, related primarily to changes in indefinite-lived intangible and goodwill deferred tax liabilities.

        The components of the provision for income taxes for the years ended December 31, 2019, 2018 and 2017 consisted of the following:

	Years Ended December 31,
	2019	2018	2017
	(in thousands)
Current tax provision
State	$1	$1	$—

Total current tax provision	1	1	—

Deferred tax provision
Federal	43	(1,963)	(1,550)
State	107	(40)	(24)

Total deferred tax provision	150	(2,003)	(1,574)

Total income tax provision/(benefit)	$151	$(2,002)	$(1,574)

        Since inception, through July 11, 2017, the Company was a Delaware LLC and elected to file as a partnership for federal and state income tax purposes. Taxable losses from inception through July 11, 2017 were allocated to the members in accordance with the LLC operating agreement. Accordingly, income taxes were not provided for any period prior to July 11, 2017, as those losses were included in the members' federal income tax returns. On July 11, 2017, the Company converted from a Delaware LLC to a Delaware corporation, and filed a corporate income tax return for the period July 11, 2017 through December 31, 2017. For tax purposes, the Company elected to be treated as a corporation under Subchapter C of Chapter 1 of the United States Internal Revenue Code, effective July 11, 2017. Therefore, the Company was subject to federal and state income taxes beginning July 11, 2017.

        On December 22, 2017, the U.S. enacted significant changes to U.S. tax law following the passage and signing of H.R. 1, "An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution of the Budget for Fiscal Year 2018" (the "Tax Act"). Most of the changes introduced in the Tax Act were effective beginning on January 1, 2018. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. As of December 31, 2017, the Company re-measured the applicable deferred tax assets and liabilities based on the newly enacted rates and recorded a benefit of $1.6 million for the year ended December 31, 2017.

        In conjunction with the Tax Act, the SEC staff issued Staff Accounting Bulletin No. 118 ("SAB 118") to address the application of GAAP in situations when a public or private company does not have the necessary information available, prepared, or analyzed (including computations) in

11. INCOME TAXES (Continued)

reasonable detail to complete the accounting for certain income tax effects of the Tax Act. Based on this guidance, the Company computed provisional amounts for the tax impacts related to the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. During 2018, the Company completed its accounting for the Tax Act which resulted in no material changes to the provisional amounts.

	Years Ended December 31,
	2019	2018	2017
	(in thousands)
Tax at statutory federal rate	$(18,586)	$(13,922)	$(6,504)
State tax, net of federal benefit	(4,649)	(2,419)	(453)
Stock-based compensation	556	161	129
Research and development credits	(5,915)	—	(233)
Effect of U.S. tax law change	—	—	1,150
Entity classification change	—	—	(2,830)
Nontaxable partnerships	—	—	1,498
Other	915	1	4
Change in valuation allowance	27,830	14,177	5,665

Provision (benefit) for income taxes	$151	$(2,002)	$(1,574)

        Deferred tax assets (liabilities) as of December 31, 2019 and 2018 consisted of the following:

	As of December 31,
	2019	2018
	(in thousands)
Deferred tax assets:
Federal and state income tax credits	$6,334	$426
Net operating loss carryforward	41,444	19,914
Start-up costs capitalized	1,157	1,147
Stock-based compensation	1,816	1,245
Tenant allowance	3,075	—
Accrued expenses and other	104	227

Total deferred tax assets	53,930	22,959
Valuation allowance	(47,672)	(19,842)

Deferred tax assets, net of valuation allowance	6,258	3,117
Deferred tax liabilities:
Intangible assets	(3,277)	(2,974)
Property and equipment	(4,053)	(1,064)

Total deferred tax liabilities	(7,330)	(4,038)

Deferred tax liabilities, net	$(1,072)	$(921)

        In accordance with ASC 740-10, the deferred tax assets are reduced by a valuation allowance if it is not more likely than not that some portion or all the deferred tax assets will be realized. The realization of deferred tax assets can be affected by, among other things, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the length of statutory carryforward periods, the Company's experience with utilizing operating losses and tax credit carryforwards by jurisdiction, and tax planning alternatives that may be available.

11. INCOME TAXES (Continued)

        The Company performed an analysis of the reversal of the deferred tax liabilities, and then considered the overall business environment, and the outlook for future years. The Company determined that it is not more likely than not that the benefit from deferred tax assets net of the reversal of certain deferred tax liabilities will be realized. In recognition of this risk, the Company recorded valuation allowances of $47.7 million and $19.8 million at December 31, 2019 and 2018, respectively. The increase in the valuation allowance for the years ended December 31, 2019 and 2018 was primarily due to increase in operating loss carryforwards.

        At December 31, 2018, the Company had federal net operating loss carryforwards of $11.2 million that begin to expire in 2037 and $150.3 million that have an indefinite carryforward period. The Company has combined state net operating loss carryforwards of $194.0 million at December 31, 2019, that begin to expire in 2032. The utilization of some of these net operating losses may also be subject to annual limitations due to ownership change rules under the Internal Revenue Code Sections 382 and 383. The Company has tax credits of $7.5 million at December 31, 2019, which if unused will begin to expire in 2031 for state and 2037 for federal tax purposes. The following table reflect changes in the unrecognized tax benefits:

	Years Ended December 31,
	2019	2018	2017
	(in thousands)
Gross amount of unrecognized tax benefits as of the beginning of the year	$140	$140	$—
Additions based on tax positions related to the current year	292	—	140

Gross amount of unrecognized tax benefits as of the end of the year	$432	$140	$140

        Effective July 11, 2017, the Company adopted the provisions of ASC Topic 740, Income Taxes. ASC Topic 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not, the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination, including compromise settlements. For tax positions not meeting the more-likely-than-not threshold, no tax benefit is recorded.

        As of December 31, 2019, 2018, and 2017, the Company had $0.4 million, $0.1 million, and $0.1 million, respectively, of gross unrecognized tax benefits, related to research and experimental tax credits. The Company had no unrecognized tax benefits as of December 31, 2019, which, if recognized, would affect the annual effective tax rate, due to the full valuation allowance on the deferred tax assets. The Company does not expect a significant change to the amount of unrecognized tax benefits to occur within the next 12 months.

        The Company's policy is to recognize interest and penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties at December 31, 2019 or 2018, and has not recognized interest or penalties during the years ended December 31, 2019 and 2018, since there was no reduction in income taxes paid due to uncertain tax positions.

        The Company files income tax returns in the United States, Arizona, California, and Utah. As of December 31, 2019, the earliest year subject to examination is 2017 for federal and state tax purposes. In addition, due to the Company's tax attribute carryforwards, tax authorities will continue to have the ability to adjust loss and tax credit carryforwards even after the statute expires on the year in which the attributes were originally claimed.

12. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

        The Company is subject to legal and regulatory actions that arise from time to time in the ordinary course of business. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss with respect to loss contingencies for asserted legal and other claims. However, the outcome of litigation is inherently uncertain. There is no material pending or threatened litigation against the Company that remains outstanding as of December 31, 2019.

Salt Lake City Lease Agreement

        The Company was obligated under a lease agreement for office space and warehouse space, with payments ranging from $14 thousand to $15 thousand per month throughout the lease term. This lease expired in October 2018. In connection with this lease, the Company was also obligated to pay its proportionate share of the operating expenses and real estate taxes of the facilities.

        Rent expense under this operating lease was zero, $0.1 million and $0.1 million for the years ended December 31, 2019, 2018, and 2017, respectively.

Phoenix Headquarters Lease Agreement

        In February 2018, the Company entered into a non-cancellable lease agreement and purchase option for a headquarters and R&D facility in Phoenix, Arizona. The term of the lease is 141 months commencing in September 2018 and ending in June 2030. The Company also has the option to extend the lease for two additional five-year periods. During the first 36 months of lease, the Company has the option to purchase the building for a price of between $23.7 million and $25.1 million depending on the time of purchase from the lease commencement date.

        If the purchase option is not exercised, total future minimum lease payments over the term of the lease are as follows:

Years Ended December 31,	Lease Payments
(in thousands)
2020	$1,739
2021	1,792
2022	1,846
2023	1,900
2024	1,954
Thereafter	11,712

Total	$20,943

        In June 2018, the Company began construction on several significant building expansion and improvement projects in-order to meet the Company's requirements. Construction on the Company's headquarters was substantially completed in the third quarter of 2019 and the related asset was placed in service in September 2019.

        Because the Company was involved in certain aspects of the construction per the terms of the lease, the Company was deemed the owner of the building for accounting purposes during the construction period. Accordingly, as of December 31, 2019 the Company recorded a build-to-suit lease asset of $33.2 million in property and equipment, net, which includes building costs paid by the

12. COMMITMENTS AND CONTINGENCIES (Continued)

Company of $20.8 million, with a $11.7 million financing liability recorded in other non-current liabilities and $0.7 million liability recorded in accrued liabilities on the consolidated balance sheet.

Chandler Lease Agreement

        In July 2018, the Company entered into a 12-month lease agreement for a temporary workspace in Chandler, Arizona while the Company's headquarters underwent improvements. The Company exited the lease in June 2019.

        Rent expense under this lease was $0.1 million, $0.1 million and zero for the years ended December 31, 2019, 2018, and 2017, respectively.

Purchase Commitments

        The Company enters into commitments under non-cancelable or partially cancellable purchase orders or vendor agreements in the normal course of business. The following tables presents the Company's commitments and contractual obligations as of December 31, 2019:

	Payments due by period as of December 31, 2019
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Purchase obligations	$8,659	$5,920	$2,489	$250	$—

	$8,659	$5,920	$2,489	$250	$—

Commitments and Contingencies on Land Conveyance

        In February 2019, the Company was conveyed 430 acres of land in the city of Coolidge, Arizona by Pinal Land Holdings, LLC ("PLH"). The purpose of the land conveyance was to incentivize the Company to locate their manufacturing facility in Coolidge and provide additional jobs to the region. The Company is required to commence construction of the manufacturing facility within two years of February 2019 (the "Manufacturing Facility Commencement Deadline"), and is required to complete construction of their manufacturing facility within five years of February 2019 (the "Manufacturing Facility Deadline").

        Upon the earlier of the Manufacturing Facility Commencement Deadline or the commencement of construction, the Company will deposit $4.0 million in escrow to PLH. The amount in escrow will be returned to the Company upon completion of construction.

        If the Company fails to achieve the Manufacturing Facility Commencement Deadline, the Company has the option to extend the deadline for one year by providing written notice to PLH and paying PLH $0.5 million. In the event the Company fails to achieve extended deadline, PLH is entitled to either the $4.0 million security deposit, or to purchase the 430 acres of land from the Company at a price equal to out of pocket costs and expenses incurred by the Company prior to the Manufacturing Facility Commencement Deadline.

        If the Company fails to achieve the Manufacturing Facility Deadline, the Company may extend the completion deadline by paying PLH $0.2 million per month, until construction is completed. The extension of the Manufacturing Facility Deadline beyond two years will require express written consent of PLH. If the Company does not exercise the Monthly Payment Option, fails to make timely payments on the Monthly Payment Option, or fails to complete construction by the extended Manufacturing Facility Deadline, PLH is entitled to either the $4.0 million security deposit or may reacquire the land

12. COMMITMENTS AND CONTINGENCIES (Continued)

and property at the appraised value to be determined by independent appraisers selected by the Company and PLH.

13. NET LOSS PER SHARE

        The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2019, 2018, and 2017.

	Years Ended December 31,
	2019	2018	2017
	(in thousands, except share and per share data)
Numerator:
Net loss	$(88,656)	$(64,293)	$(17,556)
Less: Premium on repurchase of redeemable convertible preferred stock	(16,816)	(166)	—

Net loss attributable to common stockholder, basic and diluted	$(105,472)	$(64,459)	$(17,556)

Denominator:
Weighted average shares outstanding, basic and diluted	60,166,799	60,166,667	60,053,425

Net loss per share attributable to common stockholder, basic and diluted	$(1.75)	$(1.07)	$(0.29)

        Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

        The following weighted-average outstanding common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive.

	Years Ended December 31,
	2019	2018	2017
Series AA redeemable convertible preferred stock	10,020,000	10,020,000	10,020,000
Series BB redeemable convertible preferred stock	29,980,000	29,980,000	29,980,000
Series A redeemable convertible preferred stock	4,888,645	4,886,672	4,664,288
Series B redeemable convertible preferred stock	6,321,230	7,223,106	1,792,060
Series C redeemable convertible preferred stock	25,145,520	6,787,759	—
Series D redeemable convertible preferred stock	1,565,136	—	—
Stock options, including performance stock options	6,282,120	—	—
Series A redeemable convertible preferred stock warrants	116,559	—	—
Restricted stock units	—	—	904,767

Total	84,319,210	58,897,537	47,361,115

14. SUBSEQUENT EVENTS

        In the first fiscal quarter of 2020, the Company closed subsequent tranches of its Series D preferred stock financing in which it raised an additional $13.3 million.

14. SUBSEQUENT EVENTS (Continued)

        In February 2020, the Company extended its term note with JP Morgan Chase. See Note 7, "Debt" to these consolidated financial statements for additional details.

        In February 2020, the Company and CNHI amended the Series D Purchase Agreement for future sales and issuances of Series D redeemable convertible preferred stock to CNHI and its affiliates. The Company will issue CNHI and its affiliates the remaining previously committed shares of Series D redeemable convertible preferred stock in exchange for cash and in-kind services by the second quarter of 2020.

        In February 2020, the Company entered into an agreement with a consultant for the marketing of FCEV/BEV hybrid pickup truck. Under the agreement, should the Company accept reservation fees from prospective customers to purchase one or more pickup trucks, for every $100 in reservation fees, the Company will issue 10 shares of common stock to the consultant for up to a maximum of 2,000,000 shares. The Company also agreed to reimburse the consultant up to $5.0 million in marketing costs.

        In March 2020, the Company entered into a business combination agreement (the "Business Combination") with VectoIQ Acquisition Corp ("VectoIQ"), where the Company will merge with a subsidiary of VectoIQ, with Nikola surviving the merger as a wholly-owned subsidiary of VectoIQ.

        In March 2020, the Company agreed to repurchase 1,499,700 shares of Series B redeemable convertible preferred stock from a related party at $16.67 per share for an aggregate purchase price of $25.0 million upon the earliest to occur of the Business Combination or the sale of additional shares of Series D redeemable convertible preferred stock of at least $50.0 million. In addition, the Company entered into a commercial side letter with the same related party whereby the Company agreed to pay a minimum of $50.0 million for outside engineering services over a five year period. This agreement modified and replaced the Nimbus Redemption Letter Agreement the Company had with the related party. Concurrently, the agreement terminated the redemption rights held by the related party. See Note 6, "Related Party Transactions" for more details.

        In April 2020, the Company and Iveco entered into a series of agreements which established a joint venture in Europe, Nikola Iveco Europe B.V. The operations expected to be performed by the joint venture consist of the development and manufacturing of the BEV and FCEV trucks for the European market, as well as for the North American market while Nikola's greenfield manufacturing facility in Coolidge, Arizona is being completed. The operations of the joint venture are expected to commence in the third quarter of fiscal 2020.

        The agreements provide for a 50/50 ownership of the joint venture and a 50/50 allocation of the joint venture's production volumes and profits between Nikola and Iveco. Both parties are entitled to appoint an equal number of board members to the board of Nikola Iveco Europe B.V. Pursuant to the terms of the agreements, the Company and Iveco each contributed intellectual property licenses to their respective technology, and agreed to contribute approximately $8.0 million in cash for a 50.0% interest in Nikola Iveco Europe B.V. The intellectual property licenses contributed to the joint venture by Nikola are related to intellectual property related to Nikola-developed BEV and FCEV technology for the use in the European market. Iveco contributed to the joint venture a license for the S-WAY technology for use in the European market.

        The Company is in the process of evaluating the joint venture under ASC Topic 810-10, Consolidations. The Company will complete the analysis and plans to disclose the accounting for the joint venture in its financial statements for the quarter ending June 30, 2020.

14. SUBSEQUENT EVENTS (Continued)

        In April 2020, the Company entered into a Note with JP Morgan Chase under the Small Business Administration Paycheck Protection Program established under Section 1102 of the Coronavirus Aid, Relief and Economic Security (CARES) Act, pursuant to which the Company borrowed $4.1 million. The Note accrues interest at rate of 0.98% per annum and matures in 24 months.

        On April 30, 2020, the Company returned the $4.1 million in proceeds from the Note to JP Morgan Chase, originally obtained under the Small Business Administration Paycheck Protection Program.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of VectoIQ Acquisition Corp.

Opinion on the Financial Statements

        We have audited the accompanying balance sheets of VectoIQ Acquisition Corp. (the Company) as of December 31, 2019 and 2018, the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2019 and for the period from January 23, 2018 (inception) to December 31, 2018, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from January 23, 2018 (inception) to December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will undergo mandatory liquidation on May 18, 2020 if a business combination is not consummated and subsequent dissolution. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company's auditor since 2018.

New York, New York
March 6, 2020

VectoIQ Acquisition Corp.

BALANCE SHEETS

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$751,640	$1,168,600
Prepaid expenses and other current assets	23,438	62,500

Total current assets	775,078	1,231,100

Non-current assets:
Cash held in Trust account	10,316	47,979
Investments held in Trust account	238,372,960	235,243,004
Prepaid insurance	—	23,438

Total assets	$239,158,354	$236,545,521

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$80,042	$1,462
Accrued liabilities	244,644	275,000
Accrued income tax payable	408,275	572,869

Total current liabilities	732,961	849,331

Deferred tax liability	101,521	102,777

Total liabilities	834,482	952,108
Commitments and Contingencies
Common shares subject to possible redemption, 22,552,141 and 22,831,030 shares at redemption value of $10.36 and $10.10 at December 31, 2019 and 2018, respectively	233,323,871	230,593,412

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2019 and 2018	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 7,087,859 and 6,808,970 shares issued and outstanding (excluding 22,552,141 and 22,831,030 shares subject to possible redemption) at December 31, 2019 and 2018, respectively	709	681
Additional paid-in capital	4,999,292	3,086,285
Retained earnings	—	1,913,035

Total stockholders' equity	5,000,001	5,000,001

Total Liabilities and Stockholders' Equity	$239,158,354	$236,545,521

See accompanying notes to financial statements.

VectoIQ Acquisition Corp.

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2019	For the period from January 23, 2018 (inception) to December 31, 2018
Expenses:
General and administrative expenses	$910,209	$402,302

Loss from operations	(910,209)	(402,302)

Other income:
Investment income in Trust account	5,033,038	2,990,983

Income before income tax expense	4,122,829	2,588,681

Income tax expense	1,392,370	675,646

Net income	$2,730,459	$1,913,035

Weighted average share outstanding, basic and diluted	29,640,000	22,643,542

Basic and diluted net income per share	$0.09	$0.08

See accompanying notes to financial statements.

VectoIQ Acquisition Corp.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For the period from January 23, 2018 (Inception) to December 31, 2019

	Common stock
			Additional Paid-in Capital	Retained Earnings	Total Stockholders' Equity
	Shares	Amount
Balance at January 23, 2018 (Inception)	—	$—	$—	$—	$—
Issuance of common stock to initial stockholders on February 15, 2018	5,750,000	575	24,425	—	25,000
Issuance of common stock to private placement stockholders on May 18, 2018 at $10 per share	800,000	80	7,999,920	—	8,000,000
Issuance of common stock to public shareholders on May 18, 2018 at $10 per share net of underwriting discount and offering expenses	20,000,000	2,000	195,353,378	—	195,355,378
Issuance of common stock to private placement stockholders on May 29, 2018 at $10 per share	90,000	9	899,991	—	900,000
Issuance of common stock to public shareholders on May 29, 2018 at $10 per share net of underwriting discount of $600,000	3,000,000	300	29,399,700	—	29,400,000
Common stock subject to possible redemption	(22,831,030)	(2,283)	(230,591,129)	—	(230,593,412)
Net income	—	—	—	1,913,035	1,913,035

Balance at December 31, 2018	6,808,970	681	3,086,285	1,913,035	5,000,001

Common stock subject to possible redemption	278,889	28	1,913,007	(4,643,494)	(2,730,459)
Net income	—	—	—	2,730,459	2,730,459

Balance at December 31, 2019	7,087,859	$709	$4,999,292	$—	$5,000,001

See accompanying notes to financial statements.

VectoIQ Acquisition Corp.

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2019	For the period from January 23, 2018 (inception) to December 31, 2018
Cash flow from operating activities:
Net income	$2,730,459	$1,913,035
Adjustments to reconcile net income to net cash used in operating activities:
Investment income earned on marketable securities held in Trust account	(5,033,038)	(2,990,983)
Deferred income taxes	(1,256)	102,777
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	62,500	(85,938)
Decrease in accounts payable and accrued liabilities	48,224	276,462
(Decrease) increase in accrued income tax payable	(164,594)	572,869

Net cash used in operating activities	(2,357,705)	(211,778)

Cash flows from investing activities:
Purchases of investments held in Trust account	(947,314,918)	(466,922,021)
Maturities of marketable securities held in Trust account	949,218,000	234,670,000

Net cash provided by (used in) investing activities	1,903,082	(232,252,021)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	—	233,680,378
Proceeds from note payable	—	120,000
Payments on notes payable	—	(120,000)

Net cash provided by financing activities	—	233,680,378

Net (decrease) increase in cash and cash held in Trust account	(454,623)	1,216,579
Cash and cash held in Trust account—beginning of period	1,216,579	—

Cash and cash held in Trust account—end of period	$761,956	$1,216,579

See accompanying notes to financial statements.

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS

December 31, 2018

Note 1—Description of Organization and Business Operations

        VectoIQ Acquisition Corp. (the "Company") was incorporated in Delaware on January 23, 2018. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization reorganization or similar business combination with one or more businesses (the "Business Combination"). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on the industrial technology, transportation and smart mobility industries. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

        As of December 31, 2019, the Company had not commenced operations. All activity for the period from January 23, 2018 (inception) through December 31, 2019 relates to the Company's formation and its initial public offering described below, and since the closing of its initial public offering, a search for a Business Combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents and investments from the proceeds derived from its initial public offering. The Company has a December 31 year end.

        The Company's sponsor is VectoIQ Holdings, LLC, a Delaware limited liability company (the "Sponsor").

        The registration statement for the Company's initial public offering was declared effective May 15, 2018. On May 18, 2018, the Company consummated an initial public offering of 20,000,000 units (each, a "Unit" and collectively, the "Units") at $10.00 per Unit, which is discussed in Note 3. Simultaneously with the closing of the initial public offering, the Company consummated the sale of 800,000 units (each, a "Private Placement Unit" and collectively, the "Private Placement Unit") at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, Cowen Investments, LLC (collectively with the Sponsor, the "Founders") and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the "Anchor Investor").

        Following the closing of the initial public offering on May 18, 2018, an amount of $202,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the initial public offering and the Private Placement Units was placed in a trust account ("Trust Account") which was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the "Investment Company Act"), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

        On May 24, 2018, the underwriters notified the Company of their exercise of the over-allotment option in full and, on May 29, 2018, purchased 3,000,000 additional Units (the "Additional Units") at $10.00 per Additional Unit upon the closing of the over-allotment option, generating total gross proceeds of $30,000,000. On May 29, 2018, simultaneously with the sale of the Additional Units, the Company consummated the sale of an additional 90,000 Private Units at $10.00 per additional Private Unit (the "Additional Private Units"), generating total gross proceeds of $900,000. Following the closing

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 1—Description of Organization and Business Operations (Continued)

of the over-allotment option, an additional $30,300,000 ($10.10 per Unit) was placed in the Trust Account, resulting in $232,300,000 ($10.10 per Unit) held in the Trust Account.

        Transaction costs amounted to $5,244,622, consisting of $4,600,000 of underwriting fees, including underwriting fees resulting from the exercise of the underwriters' over-allotment, and $644,622 of initial public offering costs.

        The Company's management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete its initial Business Combination with one or more target businesses having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

        The Company will provide its holders of the outstanding shares of its common stock, par value $0.0001, sold in the initial public offering (the "public stockholders") with the opportunity to redeem all or a portion of their Public Shares (as defined below in Note 3) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share). These Public Shares are recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") Topic 480 "Distinguishing Liabilities from Equity." The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if a stockholder vote is held to approve such transaction, only if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation"), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission ("SEC") and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 1—Description of Organization and Business Operations (Continued)

stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the initial public offering in favor of a Business Combination. In addition, the VectoIQ Initial Stockholders (as defined below) have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination or any amendment to the provisions of the Company's Amended and Restated Certificate of Incorporation relating to its pre-initial business combination activity and related stockholders' rights.

        Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a "group" (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the common stock sold in the initial public offering, without the prior consent of the Company.

        The Company's Founders, officers and directors (the "VectoIQ Initial Stockholders") have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company's obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares of common stock in conjunction with any such amendment.

        If the Company does not consummate a Business Combination by May 18, 2020 (the "Combination Period"), it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (less up to $100,000 of interest to pay dissolution expenses, and taxes that were not previously released from the trust and paid), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders' rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining stockholders and the Company's board of directors, dissolve and liquidate, subject in each case to the Company's obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

        The VectoIQ Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the VectoIQ Initial Stockholders should acquire Public Shares in or after the initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share initially held in the Trust Account (or potentially less in certain circumstances). In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 1—Description of Organization and Business Operations (Continued)

the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company's indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors (other than the Company's independent auditors), service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

        In connection with the Company's assessment of going concern considerations in accordance with Financial Accounting Standard Board's Accounting Standards Update ("ASU") 2014-15, "Disclosures of Uncertainties about an Entity's Ability to Continue as a Going Concern", management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company's ability to continue as a going concern. Management plans to address this uncertainty through the consummation of a Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 18, 2020.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

        The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

        Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

        This may make comparison of the Company's financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 2—Summary of Significant Accounting Policies (Continued)

using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income Per Common Share

        Net income per common share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2019 and 2018, the Company had outstanding warrants to purchase 23,890,000 shares of common stock, respectively. These shares were excluded from the calculation of diluted net income per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted net income per common share is the same as basic net income per common share for the periods presented.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts and a trust account held at financial institutions, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2019 and 2018, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

        The fair value of the Company's assets and liabilities, which qualify as financial instruments under the FASB ASC 820, "Fair Value Measurements and Disclosures," approximates the carrying amounts represented in the balance sheet due to their short-term nature.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

        The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Cash held in Trust Account

        At December 31, 2019 and 2018, the assets held in the Trust Account were held in 90-day U.S. Treasury bills.

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 2—Summary of Significant Accounting Policies (Continued)

Common stock subject to possible redemption

        The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 "Distinguishing Liabilities from Equity." Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company's control) is classified as temporary equity. At all other times, common stock is classified as stockholders' equity. The Company's common stock features certain redemption rights that are considered to be outside of the Company's control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders' equity section of the Company's balance sheet.

Offering costs

        Offering costs consist of underwriting, legal, accounting, and other expenses incurred through the balance sheet date that are directly related to the initial public offering.

Income Taxes

        The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, "Income Taxes." Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

        FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 and 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

        The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company has recorded deferred tax liabilities relating to expenses deferred for income tax purposes as of December 31, 2019 and 2018 amounting to $101,521 and $102,777, respectively. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 ("Tax Reform") was signed into legislation. As part of the legislation, the U.S. corporate income tax rate was reduced from 35% to 21%, among other changes.

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 2—Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

        The Company's management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company's financial statements.

Note 3—Initial Public Offering

        Pursuant to the initial public offering, the Company sold 23,000,000 Units (including 3,000,000 Units subject to the underwriters' over-allotment option) at a price of $10.00 per Unit. Each Unit consists of one share of common stock (such shares of common stock included in the Units sold in the initial public offering, the "Public Shares"), and one redeemable warrant (each such warrant included in the Units sold in the initial public offering, a "Public Warrant"). Each Public Warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of 12 months from the closing of the initial public offering or 30 days after the completion of the initial Business Combination. The Public Warrants will expire on the fifth anniversary of the Company's completion of an initial Business Combination, or earlier upon redemption or liquidation. As of December 31, 2019 and 2018, the Company had 23,890,000 warrants outstanding, respectively.

        The Company is accounting for its warrants and the forward purchase agreement (as defined below) under ASC 815 and is including them in Shareholders' Equity.

        No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the shares issuable upon exercise of the Public Warrants is not effective within 90 days from the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement or a current prospectus, exercise Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis.

        The Private Warrants (as defined below) are identical to the Public Warrants underlying the Units sold in the initial public offering, except that the Private Warrants and the common stock issuable upon exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers' permitted transferees and Private Warrants held by Cowen Investments LLC will not be exercisable more than five years after the effective date of the registration statement related to the initial public offering in accordance with FINRA Rule 5110(f)(2)(G)(i). If the Private Warrants are held by someone other than the initial shareholders or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 3—Initial Public Offering (Continued)

        The Company may call the Public Warrants for redemption:

  •
  in whole and not in part;

  •
  at a price of $0.01 per warrant;

  •
  upon a minimum of 30 days' prior written notice of redemption; and

  •
  if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

        If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a "cashless basis," as described in the warrant agreement.

        The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company's assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

Note 4—Related Party Transactions

Founder Shares

        On February 15, 2018, the Founders purchased an aggregate of 5,750,000 shares (the "Founder Shares") of the Company's common stock, par value $0.0001, for an aggregate purchase price of $25,000, or approximately $0.004 per share. The Sponsor and Cowen Investments purchased 4,301,000 and 1,449,000 of the Founder Shares, respectively. In March 2018, the Sponsor transferred 15,000 Founder Shares to each of its initial director nominees. In April 2018, the sponsor forfeited 435,606 Founder Shares and the Anchor Investor purchased 435,606 Founder Shares for an aggregate purchase price of $1,894, or approximately $0.004 per share. In May 2018, Cowen Investments forfeited 287,500 Founder Shares, which were subsequently purchased by the Sponsor and the Anchor Investor. Additionally, in May 2018, the Sponsor purchased 254,829 Founder Shares for an aggregate purchase price of $1,108, or approximately $0.004 per share, and the Anchor Investor purchased 32,671 Founder Shares for an aggregate purchase price of $142, or approximately $0.004 per share.

        The VectoIQ Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company's stockholders having the right to exchange their shares of common stock for cash, securities or other property.

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 4—Related Party Transactions (Continued)

Private Placement Units

        Simultaneously with the initial public offering, the Founders and Anchor Investor purchased an aggregate of 890,000 Private Placement Units (including 90,000 Private Placement Units in connection with the exercise of the over-allotment option) at a price of $10.00 per Private Placement Unit ($8,900,000 in the aggregate) in a private placement. Each Private Placement Unit consists of one share of common stock (such shares of common stock included in the Private Placement Units, the "Private Shares") and one redeemable warrant (each, a "Private Warrant"). Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 6). Proceeds from the Private Placement Units were added to the proceeds from the initial public offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in trust will be part of the liquidating distribution to the public stockholders, and the Private Warrants will expire worthless. The Private Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Founders or their permitted transferees.

        The Founders and the Company's officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units or the securities underlying the Private Placement Units until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company's stockholders having the right to exchange their shares of common stock for cash, securities or other property.

        A fund affiliated with P. Schoenfeld Asset Management LP, which is referred to as the "forward purchase investor," is a member of the Sponsor and has entered into a contingent forward purchase agreement with the Company (the "forward purchase agreement") which provides for the purchase by the forward purchase investor of 2,500,000 forward purchase shares, plus one of the Company's redeemable warrants for each forward purchase share, for total gross proceeds of up to $25,000,000. These shares and warrants will be purchased in a private placement to close simultaneously with the consummation of the Company's initial business combination. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

        While the Company may elect to have the forward purchase investor purchase no securities under the contingent forward purchase agreement, if the Company requests that the forward purchase investor purchase securities and the forward purchase investor defaults on such purchase or the forward purchase investor exercises its right of refusal contained in the forward purchase agreement, the forward purchase investor will forfeit up to all of its ownership interest in the Sponsor related to Founder Shares, and the Sponsor will have the right to redeem the forward purchase investor's remaining ownership interest in the Sponsor at the original purchase price.

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 4—Related Party Transactions (Continued)

Related Party Loans

        On March 1, 2018, the Sponsor agreed to loan the Company an aggregate of up to $100,000 to cover expenses related to the initial public offering pursuant to a promissory note. Also, on March 1, 2018, Cowen Investments, LLC agreed to loan the Company an aggregate of up to $100,000 to cover expenses related to the initial public offering pursuant to a second promissory note on the same terms as the loan provided by the Sponsor. These loans are non-interest bearing and were repaid with the proceeds from the initial public offering. At December 31, 2019 and 2018, there is no related party loan outstanding.

        In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company's officers and directors may, but are not obligated to, loan the Company funds as may be required ("Working Capital Loans"). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender's discretion, up to $1,500,000 of such Working Capital Loans may be convertible into additional units of the post Business Combination entity at a price of $10.00 per unit. The securities would be identical to the Private Placement Units. To date, the Company had no borrowings under the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

Administrative Support Agreement

        The Company entered into an agreement, commencing on the effective date of the initial public offering through the earlier of the Company's consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space and general administrative services. At December 31, 2019 and 2018, the Company accrued $195,000 and $75,000 for office space and general administrative services, respectively.

        The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company's behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company's audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company's behalf.

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 5—Commitments & Contingencies

Registration Rights

        Pursuant to a registration rights agreement entered into on May 15, 2018, the Founders, anchor investor, and the Company's executive officers, directors and director nominees and their permitted transferees will be entitled to demand that the Company register for resale the Founder Shares, the Private Placement Units and underlying securities and any securities issued upon conversion of Working Capital Loans. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain "piggy-back" registration rights with respect to registration statements filed subsequent to the Company's consummation of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements, but the registration rights agreement does not provide for the payment of any cash penalties by the Company if it fails to satisfy any of its obligations under the registration rights agreement. Notwithstanding the foregoing, Cowen Investments may not exercise its demand and "piggyback" registration rights after five and seven years, respectively, after the effective date of the initial public offering and may not exercise its demand rights on more than one occasion.

Business Combination Marketing Agreement

        The Company engaged the underwriters as advisors in connection with its Business Combination pursuant to a business combination marketing agreement. Pursuant to that agreement, the Company will pay such advisors a cash fee for such services upon the consummation of an initial Business Combination in an amount equal to 3.5% of the gross proceeds of the initial public offering, including any proceeds from the full or partial exercise of the over-allotment option.

Note 6—Stockholders' Equity

        Common Stock—The Company is currently authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. As of December 31, 2019 and 2018, there were 29,640,000 shares of common stock issued and outstanding including 22,552,141 and 22,831,030 shares subject to redemption, respectively.

        Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company's board of directors. As of December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Note 7—Investment Valuation

        FASB ASC 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Company's investments and requires additional disclosure about fair value. Fair value is an estimate of the price the Company would receive to sell an asset or pay to transfer a liability in an orderly arm's length transaction between market participants at the measurement date and sets out a fair value hierarchy. The valuation hierarchy is based upon the transparency of inputs used to measure fair value. In accordance with

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 7—Investment Valuation (Continued)

U.S. GAAP, investments measured and reported at fair value are classified and disclosed in one of the following categories:

  Level 1: Quoted prices (unadjusted) are available in active markets for identical investments as of the reporting date. The types of financial instruments in Level 1 include listed equities and listed derivatives. The Company's investments in the Trust Account are 90-day U.S. government treasury bills and therefore are level 1 investments, since the Company is able to value the investments based on quoted prices in an active market.

  Level 2: Pricing inputs are other than quoted prices in active markets for identical investments, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Financial instruments in this category generally include corporate bonds and loans, less liquid and restricted equity securities, certain over-the-counter derivatives. A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement.

  Level 3: Pricing inputs include those that are generally less observable or unobservable and include situations where there is little, if any, market activity for the investment. Financial instruments in this category generally include equity and debt positions in private companies. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the price at which the investment was acquired, the nature of the investment, local markets conditions, current and projected operating performance, and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

        Upon the closing of the initial public offering and the private placement, a total of $202,000,000 was deposited into the Trust Account at May 18, 2018. In connection with the exercise of the overallotment option, an additional $30,300,000 was deposited. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

        The proceeds of the Trust Account were invested in U.S. government treasury bills maturing in February 2020 and February 2019 at December 31, 2019 and 2018, resepectively, yielding interest of approximately 2.0% The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, "Investments—Debt and Equity Securities." Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 7—Investment Valuation (Continued)

accompanying December 31, 2019 and 2018 balance sheets and adjusted for the amortization or accretion of premiums or discounts.

        The following tables present information about the Company's assets that are measured on a recurring basis as of December 31, 2019 and 2018 and indicate the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company's permitted investments at December 31, 2019 and 2018 consist of U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

	Carrying value at December 31, 2019	Gross Unrealized Holding Gain	Quoted Price Prices in Active Markets (Level 1)
Assets:
Cash held in Trust account	$10,316	$—	$10,316
U.S. government treasury bills	238,372,960	5,702	238,378,662

Total	$238,383,276	$5,702	$238,388,978

	Carrying value at December 31, 2018	Gross Unrealized Holding Loss	Quoted Price Prices in Active Markets (Level 1)
Assets:
Cash held in Trust account	$47,979	$—	$47,979
U.S. government treasury bills	235,243,004	(31,784)	235,211,220

Total	$235,290,983	$(31,784)	$235,259,199

        Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the years ended December 31, 2019 and 2018.

Note 8—Income Taxes

        The Company's financial statements include total net income before taxes of $4,122,829 and $2,588,681 for the years ended December 31, 2019 and 2018. The income tax provision consists of the following:

	December 31, 2019	December 31, 2018
Federal:
Current	$991,989	$460,929
Deferred	(1,256)	82,694
State and Local:
Current	401,637	111,940
Deferred	—	20,083

Income tax provision	$1,392,370	$675,646

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 8—Income Taxes (Continued)

        Reconciliations of the differences between the provision for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:

	2019
	Amount	Percent of Pretax Income
Current tax at U.S. statutory rate	$865,932	21.00%
State taxes, net of federal benefit	211,707	5.14%
Effect of prior year underaccrual	73,118	1.77%
Change in Valuation Allowance	241,613	5.86%

Total Income Tax Provision	$1,392,370	33.77%

	2018
	Amount	Percent of Pretax Income
Current tax at U.S. statutory rate	$543,623	21.00%
State taxes, net of federal benefit	132,023	5.10%

Total Income Tax Provision	$675,646	26.10%

        The components of deferred tax liabilities as of December 31, 2019 and 2018 are as follows:

	December 31, 2019	December 31, 2018
Deferred tax asset (liability):
Unrealized gains on marketable securities	$(101,521)	$(155,578)
Start-up costs	241,613	52,801
Less: Valuation Allowance	(241,613)	—

Deferred tax liability	$(101,521)	$(102,777)

        The Company files income tax returns in the U.S. federal jurisdiction and in New York and is subject to examination by the taxing authorities. The Company considered New York to be a significant state tax jurisdiction. Our income tax returns are open for audit for tax years 2018 and forward.

Note 9—Subsequent Events

Proposed Business Combination

Business Combination Agreement

        On March 2, 2020, the Company entered into a business combination agreement (the "Business Combination Agreement") with VCTIQ Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), and Nikola Corporation, a Delaware corporation

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 9—Subsequent Events (Continued)

("Nikola"), pursuant to which the Company will effect a business combination with Nikola (the "Proposed Transaction").

        Pursuant to the Business Combination Agreement, at the closing of the Proposed Transaction (the "Closing"), Merger Sub will be merged with and into Nikola (the "Merger"), with Nikola surviving the Merger as a wholly-owned direct subsidiary of the Company. Immediately prior to the effective time of the Merger (the "Effective Time"), Nikola will cause the shares of Nikola's preferred stock issued and outstanding immediately prior to the Effective Time to be converted into shares of Nikola common stock, and each converted share of Nikola preferred stock will no longer be outstanding and will cease to exist. At the Effective Time, by virtue of the Merger, all shares of Nikola common stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive the number of shares of the Company's common stock equal to the exchange ratio of 1.901 set forth in the Business Combination Agreement (the "Exchange Ratio"). Each Nikola stock option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be converted into an option to purchase a number of shares of the Company's common stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Nikola common stock subject to such option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such option immediately prior to the Effective Time divided by (B) the Exchange Ratio.

        The Closing is subject to certain conditions, including but not limited to the approval of the Company's stockholders and Nikola's stockholders of the Business Combination Agreement. The Business Combination Agreement may also be terminated by either party under certain circumstances. Nikola has agreed to customary "no shop" obligations subject to a customary "fiduciary out," and Nikola would be required to pay a termination fee in the amount of $82 million if the Business Combination Agreement is terminated under certain circumstances.

        The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions contained in the Business Combination Agreement. If, by May 1, 2020, the Company and Nikola determine that the Closing is unlikely to be consummated on or before May 18, 2020, then the Company will take all actions necessary to obtain the approval of its stockholders to extend its deadline to consummate its initial Business Combination to a date after such date but prior to August 31, 2020 in accordance with the Company's amended and restated certificate of incorporation.

Stockholder Support Agreement

        Also on March 2, 2020, certain stockholders of Nikola holding the votes necessary to approve the Proposed Transaction entered into a Stockholder Support Agreement with the Company (the "Stockholder Support Agreement"), pursuant to which such stockholders agreed to vote all of their shares of Nikola capital stock in favor of the approval and adoption of the Proposed Transaction. Additionally, such stockholders agreed not to (i) transfer any of their shares of Nikola capital stock (or enter into any arrangement with respect thereto) or (ii) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 9—Subsequent Events (Continued)

Registration Rights and Lock-Up Agreement

        Pursuant to the Business Combination Agreement and as a condition to the Closing, the Company, certain persons and entities holding the Founder Shares and Private Placement Units (the "Original Holders") and certain stockholders of Nikola (the "New Holders" and, collectively with the Original Holders, the "Holders") will enter into a Registration Rights and Lock-Up Agreement at the Closing (the "Registration Rights and Lock-Up Agreement"). Pursuant to the terms of the Registration Rights and Lock-Up Agreement, the Company will be obligated to file a registration statement to register the resale of certain securities of the Company held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the Company's securities held by such Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with "piggy-back" registration rights, subject to certain requirements and customary conditions. The Registration Rights and Lock-Up Agreement does not provide for the payment of any cash penalties by the Company if it fails to satisfy any of its obligations under the Registration Rights and Lock-Up Agreement.

        The Registration Rights and Lock-Up Agreement further provides for the securities of the Company held by the Holders to be locked-up for a period of time following the Closing, as described below, subject to certain exceptions. The securities held by the Original Holders will be locked-up for one year following the Closing, subject to earlier release if (i) the reported last sale price of the Company's common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (ii) if the Company consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of the Company's stockholders having the right to exchange their shares of common stock for cash, securities or other property. The securities held by the New Holders, other than certain entities controlled by Trevor Milton, the current Chief Executive Officer of Nikola, will be locked-up for 180 days after the Closing. The securities held by certain entities controlled by Trevor Milton will be locked up for one year following the Closing, except that they would be permitted to sell or otherwise transfer an aggregate of $70.0 million shares of the Company's common stock commencing 180 days after the Closing.

Subscription Agreements

        In connection with the execution of the Business Combination Agreement, effective as of March 2, 2020, the Company entered into separate subscription agreements (each, a "Subscription Agreement") with a number of investors (each a "Subscriber"), pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, an aggregate of 52,500,000 shares of the Company's common stock (the "PIPE Shares"), for a purchase price of $10.00 per share and an aggregate purchase price of $525 million, in a private placement (the "PIPE").

        The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the

VectoIQ Acquisition Corp.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2018

Note 9—Subsequent Events (Continued)

Proposed Transaction. The purpose of the PIPE is to raise additional capital for use by the combined company following the Closing.

        Pursuant to the Subscription Agreements, the Company granted certain registration rights to the Subscribers, including the Company's agreement that, within 45 calendar days after the Closing (the "Filing Deadline"), the Company will file with the SEC a registration statement registering the resale of the PIPE Shares (the "Resale Registration Statement"), and will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. Under certain circumstances described in the Subscription Agreements, including if the Resale Registration Statement has not been filed with the SEC by the Filing Deadline, additional payments by the Company may be assessed with respect to the PIPE Shares The additional payments by the Company would accrue on the applicable registrable securities at a rate of 0.5% of the aggregate purchase price paid for such registrable securities per month, subject to certain terms and limitations (including a cap of 5.0% of the aggregate purchase price).

Annex A

EXECUTION

        BUSINESS COMBINATION AGREEMENT

by and among

VECTOIQ ACQUISITION CORP.,

VCTIQ MERGER SUB CORP.,

and

NIKOLA CORPORATION

Dated as of March 2, 2020

A-i

A-ii

EXHIBIT A	Registration Rights and Lock-Up Agreement
EXHIBIT B	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
EXHIBIT C	VectoIQ Second Amended and Restated Certificate of Incorporation
EXHIBIT D	Directors and Officers of the Surviving Corporation and VectoIQ
SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders

A-iii

        BUSINESS COMBINATION AGREEMENT, dated as of March 2, 2020 (this "Agreement"), by and among VectoIQ Acquisition Corp., a Delaware corporation ("VectoIQ"), VCTIQ Merger Sub Corp., a Delaware corporation ("Merger Sub") and Nikola Corporation, a Delaware corporation (the "Company").

        WHEREAS, Merger Sub is a wholly-owned direct subsidiary of VectoIQ;

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), VectoIQ and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of VectoIQ;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

        WHEREAS, the Board of Directors of VectoIQ (the "VectoIQ Board") has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of VectoIQ;

        WHEREAS, the Board of Directors of Merger Sub (the "Merger Sub Board") has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

        WHEREAS, VectoIQ, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the "Stockholder Support Agreement"), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

        WHEREAS, in connection with the Closing, VectoIQ, certain stockholders of the Company and certain stockholders of VectoIQ, shall enter into a Registration Rights and Lock-Up Agreement (the "Registration Rights and Lock-Up Agreement") substantially in the form attached hereto as Exhibit A;

        WHEREAS, VectoIQ shall enter into subscription agreements (the "Subscription Agreements") with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase shares of VectoIQ Common Stock at a purchase price of $10.00 in a private placement or placements (the "Private Placements") to be consummated immediately prior to the consummation of the transactions contemplated hereby; and

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and VectoIQ are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

        SECTION 1.01    Certain Definitions.     For purposes of this Agreement:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains confidentiality and standstill provisions on terms no less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization's customary policies, procedures and practices with respect to confidentiality agreements).

        "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

        "Ancillary Agreements" means the Stockholder Support Agreement, the Registration Rights and Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by VectoIQ, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

        "Business Data" means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

        "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

        "Business Systems" means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

        "Company Acquisition Proposal" means any proposal or offer from any person or group of persons (other than VectoIQ, Merger Sub or their respective affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 10% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or 10% or more of the total voting power of the equity securities of the Company, whether by way of merger, asset purchase, equity purchase or otherwise.

        "Company Capital Stock" means the Company's Common Stock and the Company's Preferred Stock.

        "Company Certificate of Incorporation" means the certificate of incorporation of the Company dated September 30, 2019, as such may have been amended, supplemented or modified from time to time.

        "Company Common Stock" means the Company's common stock, with a par value of $0.00001 per share.

        "Company IP" means, collectively, all Company-Owned IP and Company-Licensed IP.

        "Company-Licensed IP" means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

        "Company Material Adverse Effect" means any event, circumstance, change or effect (collectively "Effect") that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, (ix) any actions taken, or failures to take action, or such other changed or events, in each case, which VectoIQ has requested or to which it has consented or which actions are contemplated by this Agreement or (x) any statements or items set forth in the Company Disclosure Schedule, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

        "Company Option Plans" means the Nikola Corporation 2017 Stock Option Plan, as such may have been amended, supplemented or modified from time to time and the Founder Stock Option Plan.

        "Company Options" means all options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plans or otherwise.

        "Company-Owned IP" means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

        "Company Preferred Stock" means the shares of the Company's preferred stock, including Series AA Seed Preferred Stock, Series BB Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

        "Company Superior Proposal" means a bona fide, written Company Acquisition Proposal, not solicited, received, initiated or facilitated in violation of Section 7.05, involving (i) assets that generate more than 50% of the consolidated total revenues of the Company and the Company Subsidiaries, taken as a whole, (ii) assets that constitute more than 50% of the consolidated total assets of the Company and the Company Subsidiaries, taken as a whole, or (iii) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Company Board (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the Company than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by VectoIQ in response to such Company Superior Proposal pursuant to, and in accordance with, Section 7.05(d).

        "Confidential Information" means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or VectoIQ or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

        "Disabling Devices" means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

        "Environmental Laws" means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

        "Exchange Ratio" means 1.901.

        "Founder Stock Option Plan" means the Company's Founder Stock Option Plan, effective as of December 31, 2018, as such may have been amended, supplemented or modified from time to time.

        "Hazardous Substance(s)" means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property" means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

        "Intervening Event" means an event, fact, development, circumstance or occurrence (but specifically excluding any Company Acquisition Proposal or Company Superior Proposal) that materially affects the business, assets, operations or prospects of the Company and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Company or the Company Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Company Board as of the date hereof), and that becomes known to the Company or the Company Board after the date of this Agreement.

        "Key Company Stockholders" means the persons and entities listed on Schedule B.

        "knowledge" or "to the knowledge" of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of VectoIQ, the actual knowledge of Stephen Girsky, Steve Shindler and Mary Chan after reasonable inquiry.

        "Leased Real Property" means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

        "Lien" means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

        "M&M Residual, LLC" means M&M, Residual, LLC, a Nevada limited liability company that is wholly owned by Trevor Milton.

        "Merger Sub Organizational Documents" means the certificate of incorporation and by-laws of Merger Sub, as amended, modified or supplemented from time to time.

        "Open Source Software" means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL),

and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered "free" or "open source software" by the open source foundation or the free software foundation.

        "Owned Real Property" means the real property owned by the Company, together with all buildings and other structures, facilities, or improvements located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

        "PCAOB" means the Public Company Accounting Oversight Board and any division or subdivision thereof.

        "Permitted Liens" means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company's or any Company Subsidiary's assets that are subject thereto; (b) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, landlord's and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Audited Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

        "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        "Personal Information" means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

        "Privacy/Data Security Laws" means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company's Business Systems or Business Data.

        "Products" mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

        "Redemption Rights" means the redemption rights provided for in Section 9.2 of Article IX of the VectoIQ Certificate of Incorporation.

        "Requisite Approval" means the affirmative vote of the holders of at least a (i) majority of the shares of the Company Capital Stock outstanding and (ii) a majority of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class, outstanding.

        "Series A Preferred Stock" means the shares of the Company's preferred stock, par value $0.00001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

        "Series AA Seed Preferred Stock" means the shares of the Company's preferred stock, par value $0.00001 per share, designated as Series AA Seed Preferred Stock in the Company Certificate of Incorporation.

        "Series B Preferred Stock" means the shares of the Company's preferred stock, par value $0.00001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

        "Series BB Seed Preferred Stock" means the shares of the Company's preferred stock, par value $0.00001 per share, designated as Series BB Seed Preferred Stock in the Company Certificate of Incorporation.

        "Series C Preferred Stock" means the shares of the Company's preferred stock, par value $0.00001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

        "Series D Preferred Stock" means the shares of the Company's preferred stock, par value $0.00001 per share, designated as Series D Preferred Stock in the Company Certificate of Incorporation.

        "Software" means all computer software (in object code or source code format), data and databases, and related documentation and materials.

        "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, VectoIQ or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

        "Supplier" means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

        "Transaction Documents" means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by VectoIQ, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

        "Transactions" means the transactions contemplated by this Agreement and the Transaction Documents.

        "Treasury Regulations" means the United States Treasury regulations issued pursuant to the Code.

        "VectoIQ Certificate of Incorporation" means the Amended and Restated VectoIQ Certificate of Incorporation dated May 15, 2018.

        "VectoIQ Common Stock" means VectoIQ's common stock, par value $0.0001 per share.

        "VectoIQ Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of VectoIQ; or (b) would prevent, materially delay or materially impede the performance by VectoIQ or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a VectoIQ Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which VectoIQ operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by VectoIQ as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, or (viii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that VectoIQ is disproportionately affected thereby as compared with other participants in the industry in which VectoIQ operate.

        "VectoIQ Organizational Documents" means the VectoIQ Certificate of Incorporation, by-laws, and Trust Agreement of VectoIQ, in each case as amended, modified or supplemented from time to time.

        "VectoIQ Units" means one share of VectoIQ Common Stock and one VectoIQ Warrant.

        "VectoIQ Warrant Agreement" means that certain warrant agreement dated May 15, 2018 by and between VectoIQ and Continental Stock Transfer and Trust Company.

        "VectoIQ Warrants" means warrants to purchase shares of VectoIQ Common Stock as contemplated under the VectoIQ Warrant Agreement, with each warrant exercisable for one share of VectoIQ Common Stock at an exercise price of $11.50.

        SECTION 1.02    Further Definitions.     The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2019 Balance Sheet	§ 4.07(b)
Action	§ 4.09
Agreement	Preamble
Antitrust Laws	§ 7.13(a)
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.15
Carta Cancellation	§ 3.02(b)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(h)
Company	Preamble
Company Acquisition Agreement	§ 7.05(a)
Company Adverse Recommendation Change	§ 7.05(d)
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Notice Period	§ 7.05(d)
Company Permits	§ 4.06
Company Share Awards	§ 4.03(a)
Company Stockholder Approval	§ 4.18
Company Subsidiary	§ 4.01(a)
Confidentiality Agreement	§ 7.04(b)
Continuing Employees	§ 7.06(b)
Conversion	§ 4.03(i)
Data Security Requirements	§ 4.13(i)

Defined Term	Location of Definition
DGCL	Recitals
Dissenting Shares	§ 3.05
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
Equity Plan	§ 7.06(a)
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(c)
Exchange Act	§ 4.21
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(b)(iv)
Extension	§ 7.17
First Expiration Date	§ 7.17
GAAP	§ 4.07(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Intervening Event Notice Period	§ 7.05(e)
IRS	§ 4.10(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(b)
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
Outstanding VectoIQ Transaction Expenses	§ 3.04(b)
PCAOB Audited Financials	§ 7.14
Per Share Merger Consideration	§ 3.01(b)(i)
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Private Placements	Recitals
Proxy Statement	§ 7.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 2.01
Tax	§ 4.14(n)
Tax Return	§ 4.14(n)
Terminating Company Breach	§ 9.01(g)
Terminating VectoIQ Breach	§ 9.01(h)
Termination Fee	§ 9.03(a)
Trust Account	§ 5.13
Trust Agreement	§ 5.13

Defined Term	Location of Definition
Trust Fund	§ 5.13
Trustee	§ 5.13
VectoIQ	Preamble
VectoIQ Board	Recitals
VectoIQ Preferred Stock	§ 5.03(a)
VectoIQ Proposals	§ 7.01(a)
VectoIQ SEC Reports	§ 5.07(a)
VectoIQ Stockholders' Meeting	§ 7.01(a)
Written Consent	§ 7.03

        SECTION 1.03    Construction.

          (a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, (iv) the terms "Article," "Section," "Schedule" and "Exhibit" refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word "including" means "including without limitation," (vi) the word "or" shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

          (b)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

          (c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

          (d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

        SECTION 2.01    The Merger.     Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        SECTION 2.02    Effective Time; Closing.

          (a)   As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the "Effective Time").

          (b)   Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the "Closing") shall be held at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the "Closing Date."

        SECTION 2.03    Effect of the Merger.     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        SECTION 2.04    Certificate of Incorporation; By-laws.

          (a)   At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the certification of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation. After the Effective Time, the Company shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated in its entirety as set forth on Exhibit B.

          (b)   At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws, as applicable.

          (c)   At the Closing, VectoIQ shall amend and restate, effective as of the Effective Time, the VectoIQ Certificate of Incorporation to be as set forth on Exhibit C.

        SECTION 2.05    Directors and Officers.

          (a)   The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth on Exhibit D hereto, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

          (b)   The parties shall cause the VectoIQ Board and the officers of VectoIQ as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit D, each to hold office in accordance with the VectoIQ Certificate of Incorporation and the by-laws of the VectoIQ.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

        SECTION 3.01    Conversion of Securities.

          (a)   Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock in accordance with the terms of Article Fourth, Section 9.1 of the Company's Certificate of Incorporation. All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

          (b)   At the Effective Time, by virtue of the Merger and without any action on the part of VectoIQ, Merger Sub, the Company or the holders of any of the following securities:

              (i)  all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) shall be canceled and converted into the right to receive the number of shares of VectoIQ Common Stock equal to the Exchange Ratio (the "Per Share Merger Consideration");

             (ii)  all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

            (iii)  each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

            (iv)  each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase a number of shares of VectoIQ Common Stock (such option, an "Exchanged Option") equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of VectoIQ Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of the Surviving Corporation stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection.

        SECTION 3.02    Exchange of Certificates.

          (a)    Exchange Agent.    On the Closing Date, VectoIQ shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by VectoIQ and is reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, the number of shares of VectoIQ Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such certificates for shares of VectoIQ Common Stock, together with any dividends or distributions with respect thereto (pursuant to Section 3.02(c), being hereinafter referred to as the "Exchange Fund"). VectoIQ shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in

  accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures.    As promptly as practicable after the date hereof, VectoIQ shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock and holder of Company Preferred Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to VectoIQ and the Company (the "Letter of Transmittal") and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock or Company Preferred Stock (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company's transfer agent, eShares, Inc. DBA Carta, Inc. (each, a "Carta Cancellation"); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Carta Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and VectoIQ shall cause the Exchange Agent to deliver, the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

          (c)    Distributions with Respect to Unexchanged Shares of VectoIQ Common Stock.    No dividends or other distributions declared or made after the Effective Time with respect to the VectoIQ Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of VectoIQ Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, VectoIQ shall pay or cause to be paid to the holder of the certificates representing shares of VectoIQ Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of VectoIQ Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of VectoIQ Common Stock.

          (d)    No Further Rights in Company Common Stock and Company Preferred Stock.    The Per Share Merger Consideration payable upon conversion of the Company Common Stock and Company Preferred Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock and Company Preferred Stock.

          (e)    Adjustments to Per Share Consideration.    The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to VectoIQ Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to VectoIQ, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to VectoIQ for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of VectoIQ free and clear of any claims or interest of any person previously entitled thereto.

          (g)    No Liability.    None of the Exchange Agent, VectoIQ or the Surviving Corporation shall be liable to any holder of Company Common Stock or Company Preferred Stock for any such Company Common Stock or Company Preferred Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

          (h)    Withholding Rights.    Each of the Surviving Corporation and VectoIQ shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or VectoIQ, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Preferred Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Corporation or VectoIQ, as the case may be.

          (i)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

        SECTION 3.03    Stock Transfer Books.     At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock or Company Preferred Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or VectoIQ for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of Section 3.01.

        SECTION 3.04    Payment of Expenses.

          (a)   No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to VectoIQ a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the "Outstanding Company Transaction Expenses"). On the Closing Date following the Closing, VectoIQ shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company's stockholders.

          (b)   No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, VectoIQ shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of VectoIQ or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of VectoIQ or Merger Sub in connection with the Transactions or otherwise in connection with VectoIQ's operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the "Outstanding VectoIQ Transaction Expenses"). On the Closing Date following the Closing, VectoIQ shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding VectoIQ Transaction Expenses.

          (c)   VectoIQ shall not pay or cause to be paid any Outstanding VectoIQ Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

        SECTION 3.05    Appraisal Rights.

          (a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock or Company Preferred Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters' rights (collectively, the "Dissenting Shares") shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock or Company Preferred Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Preferred Stock (as the case may be).

          (b)   Prior to the Closing, the Company shall give VectoIQ (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of VectoIQ (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

 ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company's disclosure schedule delivered by Company in connection with this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to VectoIQ and Merger Sub as follows:

        SECTION 4.01    Organization and Qualification; Subsidiaries.

          (a)   The Company and each subsidiary of the Company (each a "Company Subsidiary"), is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

          (b)   A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

        SECTION 4.02    Certificate of Incorporation and By-laws.     The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, by-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, by-laws or equivalent organizational documents.

        SECTION 4.03    Capitalization.

          (a)   The authorized capital stock of the Company consists of two hundred thirty-seven million (237,000,000) shares of Company Common Stock and one hundred thirty-one million five hundred thirty-two thousand nine hundred four (131,532,904) shares of Company Preferred Stock. As of the date hereof, (i) Sixty million one hundred sixty six thousand six hundred sixty seven (60,166,667) shares of Company Common Stock are issued and outstanding, (ii) ten million twenty thousand (10,020,000) shares of Series AA Seed Preferred Stock are issued and outstanding, (iii) twenty nine million nine hundred eighty thousand (29,980,000) shares of Series BB Seed Preferred Stock are issued and outstanding, (iv) five million six hundred six thousand six hundred seventy-one (5,606,671) shares of Series A Preferred Stock are issued and outstanding, (v) four million nine hundred four thousand and fifty (4,904,050) shares of Series B Preferred Stock are issued and outstanding, (vi) twenty five million one hundred forty five thousand five hundred nineteen (25,145,519) shares of Series C Preferred Stock are issued and outstanding, (vii) fourteen million nine hundred seventy four thousand five hundred ten (14,974,510) shares of Series D Preferred Stock are issued and outstanding, (viii) no shares of Company Common Stock are held in the treasury of the Company, and (ix) thirty six nine hundred eighty eight thousand two hundred eighty five (36,988,285) Company Common Stock are reserved for future issuance pursuant to outstanding Company Options and other purchase rights (the "Company Share Awards") granted pursuant to the Company Option Plans or otherwise.

          (b)   Other than the Company Options, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

          (c)   Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Share Award outstanding: (i) the name of the Company Share Award recipient; (ii) the particular Company Option Plan, if any, pursuant to which such Company Share Award was granted; (iii) the number of shares of the Company subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; and (vi) the date on which such Company Share Award expires. The Company has made available to accurate and complete copies of all Company Option Plans pursuant to which Company has granted the Company Share Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Share Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Share Awards as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

          (d)   There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

          (e)   (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company, all outstanding Company Share Awards and Company Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

          (f)    Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company's or any Company Subsidiary's voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

          (g)   The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

          (h)   All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

          (i)    Immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into Company Common Stock in accordance with the terms of Article Fourth, Section 9.1 of the Company's Certificate of Incorporation (the "Conversion"). After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities. Subject to and upon receipt of the Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company. By way of example, the 90,630,750 shares of Company Preferred Stock outstanding as of the date hereof would convert into 90,630,750 shares of Company Common Stock.

        SECTION 4.04    Authority Relative to this Agreement.     The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by VectoIQ and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, by general equitable principles (the "Remedies Exceptions"). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

        SECTION 4.05    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 4.06    Permits; Compliance.     Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

        SECTION 4.07    Financial Statements.

          (a)   The Company has made available to VectoIQ true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2017 and December 31, 2018, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the "Audited Financial Statements"), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain an unqualified report of the Company's auditors. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

          (b)   The Company has made available to VectoIQ a true and complete copy of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 (the "2019 Balance Sheet"), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the twelve-month period then ended, which are attached as Section 4.07(b) of the Company Disclosure Schedule.

  Such unaudited financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

          (c)   Except as and to the extent set forth on the Audited Financial Statements, the 2019 Balance Sheet, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2019 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

          (d)   Since January 1, 2017 (i) neither the Company nor any Company Subsidiary nor, to the Company's knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

          (e)   To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

          (f)    All accounts receivable of the Company and its Company Subsidiaries reflected on the 2019 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company's reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the 2019 Balance Sheet, neither the Company nor any of its Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of its Company Subsidiaries sell goods, fill orders or record sales.

          (g)   All accounts payable of the Company and its Company Subsidiaries reflected on the 2019 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2019 Balance Sheet, the Company and its Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

        SECTION 4.08    Absence of Certain Changes or Events.     Since the 2019 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

        SECTION 4.09    Absence of Litigation.     There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

        SECTION 4.10    Employee Benefit Plans.

          (a)   All employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation have been made available to VectoIQ. Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the "Plans").

          (b)   With respect to each Plan, the Company has made available to VectoIQ, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2018 filed Internal Revenue Service ("IRS") Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

          (c)   None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, "ERISA Affiliate" shall mean any entity that together with the Company would be deemed a "single employer" for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

          (d)   Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an "excess parachute payment" under Section 280G of the Code.

          (e)   None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

          (f)    Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

          (g)   Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

          (h)   There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

          (i)    All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

          (j)    The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

          (k)   The Company and each Plan that is a "group health plan" as defined in Section 733(a)(1) of ERISA (each, a "Health Plan") is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 ("PPACA"), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

          (l)    Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

        SECTION 4.11    Labor and Employment Matters.

          (a)   Schedule 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation. Except as set forth on Schedule 4.11(a) of the Company Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company's financial statements).

          (b)   (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

          (c)   The Company and the Company Subsidiaries are and have been in compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the

  Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers' compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

        SECTION 4.12    Real Property; Title to Assets.

          (a)   Section 4.12(a) of the Company Disclosure Schedule sets forth the Owned Real Property. The Company or one of the Company Subsidiaries has good and valid title in fee simple to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

          (b)   Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses and real property (each, a "Lease"), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the "Lease Documents"). True, correct and complete copies of all Lease Documents have been made available to VectoIQ. Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions or other contracts granting to any person any than the Company or Company Subsidiaries the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company's knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company, nor any Company Subsidiary, has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

          (c)   There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Owned Real Property or Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

          (d)   Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

        SECTION 4.13    Intellectual Property.

          (a)   Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) registered Intellectual Property rights and applications for registrations of other Intellectual Property rights (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person, that are material to the business of the

  Company and/or the Company Subsidiaries as currently conducted (other than unmodified, commercially available, "off-the-shelf" Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000); and (iii) any Software or Business Systems, owned or purported to be owned by the Company or any Company Subsidiary that is material to the business of, the Company or any Company Subsidiary as currently conducted that would have a replacement cost of more than $75,000. To the knowledge of the Company, the Company IP specified on Section 4.13(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof.

          (b)   The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the Company's knowledge, any of the Company-Licensed IP, is threatened, or pending.

          (c)   The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets or other Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or intentionally in the conduct of the Company's business in the ordinary course including the marketing, sale, distribution and maintenance of Products.

          (d)   (i) There have been no claims properly filed and served, or threatened in writing (including email) to be filed, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company's knowledge, the operation of its business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company's knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

          (e)   All persons who have contributed, developed or conceived any Company IP have executed valid, written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Merger Sub or VectoIQ, and pursuant to which such persons agreed to assign to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as required by applicable Law.

          (f)    Neither the Company nor any of the Company Subsidiaries or, to the Company's knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a) of the Company Disclosure Schedule.

          (g)   The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any license requiring the Company or any Company Subsidiary to disclose or distribute the source code to any Business Systems or Product components, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

          (h)   The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. Except as specified in Section 4.13(a) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2017, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

          (i)    The Company and each of the Company Subsidiaries currently and previously have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the "Data Security Requirements"). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices. Neither the Company nor any Company Subsidiaries has inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company's knowledge, there is no reasonable basis for the same.

          (j)    The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or VectoIQ from receiving or using Personal Information or other

  Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director, or agent of Merger Sub or VectoIQ has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company and the Company Subsidiaries.

          (k)   All current officers, management employees, and technical and professional employees of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all inventions made by them within the scope of their employment during such employment.

        SECTION 4.14    Taxes.

          (a)   The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

          (b)   Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

          (c)   None of the Company and its Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

          (d)   Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

          (e)   Neither the Company nor any of its Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

          (f)    Neither the Company nor any of its Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (g)   Neither the Company nor any of its Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

          (h)   The Company has made available to VectoIQ true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and its Company Subsidiaries for tax years 2017 and 2018.

          (i)    Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (j)    Neither the Company nor any of its Company Subsidiaries has engaged in or entered into a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (k)   Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company or any of its Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

          (l)    There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

          (m)  None of the Company and its Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Company Subsidiaries: (A) is a "controlled foreign corporation" as defined in Section 957 of the Code, (B) is a "passive foreign investment company" within the meaning of Section 1297 of the Code, or (C) has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

          (n)   As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes,") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

        SECTION 4.15    Environmental Matters.     (a) None of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2017 or is in material violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) to the Company's knowledge, none of the Company or any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law ("Environmental Permits"); and (e) each of the Company and each Company Subsidiary is in material compliance with its Environmental Permits.

        SECTION 4.16    Material Contracts.

          (a)   Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the "Material Contracts"):

              (i)  each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over the 12-month period ending December 31, 2019;

             (ii)  each contract and agreement with suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary of more than $250,000, in the aggregate, over the 12-month period ending December 31, 2019;

            (iii)  all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;

            (iv)  all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

             (v)  all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $500,000;

            (vi)  all partnership, joint venture or similar agreements;

           (vii)  all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

          (viii)  all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

            (ix)  all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

             (x)  all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

            (xi)  all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule; and

           (xii)  contracts which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company's or a Company Subsidiary's standard form customer agreements as have been provided to VectoIQ.

          (b)   (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company's knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to VectoIQ true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

        SECTION 4.17    Insurance.

          (a)   Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

          (b)   With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

        SECTION 4.18    Board Approval; Vote Required.     The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company's stockholders. The Requisite Approval (the "Company Stockholder Approval") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

        SECTION 4.19    Certain Business Practices.     Since January 1, 2017, none of the Company, any Company Subsidiary or, to the Company's knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

        SECTION 4.20    Interested Party Transactions.     Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company's knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 4.20. The Company and the Company Subsidiaries have not, since January 1, 2017, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

        SECTION 4.21    Exchange Act.     Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        SECTION 4.22    Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

        SECTION 4.23    Exclusivity of Representations and Warranties.     Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to VectoIQ, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to VectoIQ, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to VectoIQ, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

 ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF VECTOIQ AND MERGER SUB

        Except as set forth in the VectoIQ SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such VectoIQ SEC Reports, but excluding disclosures referred to in "Forward-Looking Statements", "Risk Factors" and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing in disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), VectoIQ hereby represents and warrants to the Company as follows:

        SECTION 5.01    Corporate Organization.

          (a)   Each of VectoIQ and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a VectoIQ Material Adverse Effect.

          (b)   Merger Sub is the only subsidiary of VectoIQ. Except for Merger Sub, VectoIQ does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

        SECTION 5.02    Certificate of Incorporation and By-laws.     Each of VectoIQ and Merger Sub has heretofore furnished to the Company complete and correct copies of the VectoIQ Organizational Documents and the Merger Sub Organizational Documents. The VectoIQ Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither VectoIQ nor Merger Sub is in violation of any of the provisions of the VectoIQ Organizational Documents and the Merger Sub Organizational Documents.

        SECTION 5.03    Capitalization.

          (a)   The authorized capital stock of VectoIQ consists of (i) 100,000,000 shares of VectoIQ Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share ("VectoIQ Preferred Stock"). As of the date of this Agreement (i) 29,640,000 shares of VectoIQ Common Stock are issued and outstanding (which includes 22,831,030 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of VectoIQ Common Stock are held in the treasury of VectoIQ, (iii) 23,890,000 VectoIQ Warrants are issued and outstanding, and (iv) 23,890,000 shares of VectoIQ Common Stock are reserved for future issuance pursuant to the VectoIQ Warrants. As of the date of this Agreement, there are no shares of VectoIQ Preferred Stock issued and outstanding. Each VectoIQ Warrant is exercisable for one share of VectoIQ Common Stock at an exercise price of $11.50.

          (b)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the "Merger Sub Common Stock"). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by VectoIQ free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

          (c)   All outstanding VectoIQ Units, shares of VectoIQ Common Stock and VectoIQ Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the VectoIQ Organizational Documents.

          (d)   The Per Share Merger Consideration being delivered by VectoIQ hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the VectoIQ Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person's rights therein or with respect thereto.

          (e)   Except for securities issued pursuant to the Subscription Agreements, securities issued by VectoIQ as permitted by this Agreement and the VectoIQ Warrants, VectoIQ has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of VectoIQ or obligating VectoIQ to issue or sell any shares of capital stock of, or other equity interests in, VectoIQ. All shares of VectoIQ Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither VectoIQ nor any subsidiary of VectoIQ is a party to, or otherwise bound by, and neither VectoIQ nor any subsidiary of VectoIQ has granted, any equity appreciation rights, participations, phantom equity or similar rights. VectoIQ is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of VectoIQ Common Stock or any of the equity interests or other securities of VectoIQ or any of its subsidiaries. There are no outstanding contractual obligations of VectoIQ to repurchase, redeem or otherwise acquire any shares of VectoIQ Common Stock. There are no outstanding contractual obligations of VectoIQ to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

        SECTION 5.04    Authority Relative to This Agreement.     Each of VectoIQ, and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of VectoIQ and Merger Sub and the consummation by each of VectoIQ and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of VectoIQ or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of VectoIQ Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of VectoIQ Common Stock and the amendment and restatement of the VectoIQ Certificate of Incorporation pursuant to this Agreement, the approval of majority of the then-outstanding shares of VectoIQ Common Stock). This Agreement has been duly and validly executed and delivered by VectoIQ and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of VectoIQ or Merger Sub, enforceable against VectoIQ or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

        SECTION 5.05    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by each of VectoIQ and Merger Sub do not, and the performance of this Agreement by each of VectoIQ and Merger Sub will not, (i) conflict with or violate the VectoIQ Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of VectoIQ or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of VectoIQ or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of VectoIQ or Merger Sub is a party or by which each of VectoIQ or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a VectoIQ Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by each of VectoIQ and Merger Sub do not, and the performance of this Agreement by each of VectoIQ and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent VectoIQ or Merger Sub from performing its material obligations under this Agreement.

        SECTION 5.06    Compliance.     Neither VectoIQ nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to VectoIQ or Merger Sub or by which any property or asset of VectoIQ or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which VectoIQ or Merger Sub is a party or by which VectoIQ or Merger Sub or any property or asset of VectoIQ or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a VectoIQ Material Adverse Effect. Each of VectoIQ and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for VectoIQ or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

        SECTION 5.07    SEC Filings; Financial Statements; Sarbanes-Oxley.

          (a)   VectoIQ has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the "SEC") since May 15, 2018, together with any amendments, restatements or supplements thereto (collectively, the "VectoIQ SEC Reports"). VectoIQ has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by VectoIQ with the SEC to all agreements, documents and other instruments that previously had been filed by VectoIQ with the SEC and are currently in effect. As of their respective dates, the VectoIQ SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the Sarbanes-Oxley Act, and the

  rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of VectoIQ has filed with the SEC on a timely basis all documents required with respect to VectoIQ by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

          (b)   Each of the financial statements (including, in each case, any notes thereto) contained in the VectoIQ SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of VectoIQ as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). VectoIQ has no off-balance sheet arrangements that are not disclosed in the VectoIQ SEC Reports. No financial statements other than those of VectoIQ are required by GAAP to be included in the consolidated financial statements of VectoIQ.

          (c)   Except as and to the extent set forth in the VectoIQ SEC Reports, neither VectoIQ nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of VectoIQ's and Merger Sub's business.

          (d)   VectoIQ is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

          (e)   VectoIQ has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to VectoIQ and other material information required to be disclosed by VectoIQ in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to VectoIQ's principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting VectoIQ's principal executive officer and principal financial officer to material information required to be included in VectoIQ's periodic reports required under the Exchange Act.

          (f)    VectoIQ maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that VectoIQ maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. VectoIQ has delivered to the

  Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of VectoIQ to VectoIQ's independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of VectoIQ to record, process, summarize and report financial data. VectoIQ has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of VectoIQ. Since December 31, 2018, there have been no material changes in VectoIQ internal control over financial reporting.

          (g)   There are no outstanding loans or other extensions of credit made by VectoIQ to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of VectoIQ. VectoIQ has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

          (h)   Neither VectoIQ (including any employee thereof) nor VectoIQ's independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by VectoIQ, (ii) any fraud, whether or not material, that involves VectoIQ's management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by VectoIQ or (iii) any claim or allegation regarding any of the foregoing.

          (i)    As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the VectoIQ SEC Reports. To the knowledge of VectoIQ, none of the VectoIQ SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

        SECTION 5.08    Absence of Certain Changes or Events.     Since May 18, 2018, except as expressly contemplated by this Agreement, (a) VectoIQ has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any VectoIQ Material Adverse Effect.

        SECTION 5.09    Absence of Litigation.     There is no Action pending or, to the knowledge of VectoIQ, threatened against VectoIQ, or any property or asset of VectoIQ, before any Governmental Authority. Neither VectoIQ nor any material property or asset of VectoIQ is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of VectoIQ, continuing investigation by, any Governmental Authority.

        SECTION 5.10    Board Approval; Vote Required.

          (a)   The VectoIQ Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of VectoIQ and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of VectoIQ approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of VectoIQ at the VectoIQ Stockholders' Meeting.

          (b)   The only vote of the holders of any class or series of capital stock of VectoIQ necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of VectoIQ Common Stock.

          (c)   The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

          (d)   The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

        SECTION 5.11    No Prior Operations of Merger Sub.     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

        SECTION 5.12    Brokers.     Except for Cowen and Company, LLC and Morgan Stanley & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of VectoIQ or Merger Sub.

        SECTION 5.13    VectoIQ Trust Fund.     As of the date of this Agreement, VectoIQ has no less than $238,714,201.42 in the trust fund established by VectoIQ for the benefit of its public stockholders (the "Trust Fund") maintained in a trust account at JP Morgan Chase Bank, N.A. (the "Trust Account"). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the "Trustee") pursuant to the Investment Management Trust Agreement, dated as of May 15, 2018, between VectoIQ and the Trustee (the "Trust Agreement"). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. VectoIQ has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by VectoIQ or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between VectoIQ and the Trustee that would cause the description of the Trust Agreement in the VectoIQ SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of VectoIQ, that would entitle any person (other than stockholders of VectoIQ who shall have elected to redeem their shares of VectoIQ Common Stock pursuant to the VectoIQ Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the VectoIQ Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of VectoIQ, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, VectoIQ shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to VectoIQ as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of VectoIQ due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of VectoIQ who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to VectoIQ in connection with its efforts to effect the Merger (including fees owed by VectoIQ to Cowen and Company, LLC and Chardan Capital Markets, LLC, pursuant to that certain Business Combination Marketing Agreement, dated

May 15, 2018, among Cowen and Company, LLC, Chardan Capital Markets, LLC and VectoIQ). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, VectoIQ has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to VectoIQ at the Effective Time.

        SECTION 5.14    Employees.     Other than any officers as described in the VectoIQ SEC Reports, VectoIQ and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by VectoIQ's officers and directors in connection with activities on VectoIQ's behalf in an aggregate amount not in excess of the amount of cash held by VectoIQ outside of the Trust Account, VectoIQ has no unsatisfied material liability with respect to any employee, officer or director. VectoIQ and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of VectoIQ, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the VectoIQ, Merger Sub or any affiliate being classified as an "excess parachute payment" under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which VectoIQ or Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

        SECTION 5.15    Taxes.

          (a)   VectoIQ and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that VectoIQ or Merger Sub are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of VectoIQ, for any material Taxes of VectoIQ that have not been paid, whether or not shown as being due on any Tax Return.

          (b)   Neither VectoIQ nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

          (c)   None of VectoIQ or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale made on or prior to the Closing Date.

          (d)   Neither VectoIQ nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

          (e)   Neither VectoIQ nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (f)    Neither VectoIQ nor Merger Sub has any request for a material ruling in respect of Taxes pending between VectoIQ and/or Merger Sub, on the one hand, and any Tax authority, on the other hand.

          (g)   Neither VectoIQ nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (h)   Neither VectoIQ nor Merger Sub has engaged in or entered into a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

        SECTION 5.16    Listing.     The issued and outstanding VectoIQ Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol "VTIQU." The issued and outstanding shares of VectoIQ Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol "VTIQ". The issued and outstanding VectoIQ Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol "VTIQW". As of the date of this Agreement, there is no Action pending or, to the knowledge of VectoIQ, threatened in writing against VectoIQ by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the VectoIQ Units, the shares of VectoIQ Common Stock, or VectoIQ Warrants or terminate the listing of VectoIQ on the Nasdaq Capital Market. None of VectoIQ or any of its affiliates has taken any action in an attempt to terminate the registration of the VectoIQ Units, the shares of VectoIQ Common Stock, or the VectoIQ Warrants under the Exchange Act.

        SECTION 5.17    VectoIQ's and Merger Sub's Investigation and Reliance.     Each of VectoIQ and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by VectoIQ and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. VectoIQ, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and Company Subsidiary and the Transactions. Neither VectoIQ nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its

respective stockholders, affiliates or Representatives shall have any liability to VectoIQ, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to VectoIQ or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, "data rooms," management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 6.01    Conduct of Business by the Company Pending the Merger.

          (a)   the Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless VectoIQ shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

              (i)  the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

             (ii)  the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

          (b)   By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of VectoIQ (which consent shall not be unreasonably conditioned, withheld or delayed):

              (i)  amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

             (ii)  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, provided that (1) the exercise or settlement of any Company Options or grants of Company Options in the ordinary course of business consistent with past practice and (2) the sale of shares of Series D Preferred Stock to investors at a price per share of at least $19.01 shall not require the consent of VectoIQ; or (B) any material assets of the Company or any Company Subsidiary;

            (iii)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

            (iv)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

             (v)  (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $5,000,000; or (B) incur any indebtedness for borrowed money in excess of $5,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

            (vi)  (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $300,000;

           (vii)  other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

          (viii)  adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

            (ix)  materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

             (x)  make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

            (xi)  materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company's or any Company Subsidiary's material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

           (xii)  intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

          (xiii)  enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

        SECTION 6.02    Conduct of Business by VectoIQ and Merger Sub Pending the Merger.     Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), except as set forth on Section 6.02 of the Company Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), VectoIQ agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of VectoIQ and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the Company Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither VectoIQ nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

          (a)   amend or otherwise change the VectoIQ Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of VectoIQ other than Merger Sub;

          (b)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the VectoIQ Organizational Documents;

          (c)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the VectoIQ Common Stock or VectorIQ Warrants except for redemptions from the Trust Fund that are required pursuant to the VectoIQ Organizational Documents;

          (d)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of VectoIQ or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of VectoIQ or Merger Sub;

          (e)   acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

          (f)    incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of VectoIQ, as applicable, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

          (g)   make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

          (h)   make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability, except in the ordinary course consistent with past practice;

          (i)    liquidate, dissolve, reorganize or otherwise wind up the business and operations of VectoIQ or Merger Sub;

          (j)    amend the Trust Agreement or any other agreement related to the Trust Account; or

          (k)   enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

        SECTION 6.03    Claims Against Trust Account.     The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and VectoIQ on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the "Claims"). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against VectoIQ, Merger Sub or any other person (a) for legal relief against monies or other assets of VectoIQ or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against VectoIQ (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and VectoIQ consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, VectoIQ shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event VectoIQ prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

        SECTION 7.01    Proxy Statement; Registration Statement.

          (a)   As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (i) VectoIQ and the Company shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the "Proxy Statement") to be sent to the stockholders of VectoIQ and to the stockholders of the Company as an information statements relating (A) with respect to the Company's stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to VectoIQ's stockholders, the meeting of VectoIQ's stockholders (the "VectoIQ Stockholders' Meeting") to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of VectoIQ Common Stock as contemplated by this Agreement, (3) the second amended and restated VectoIQ Certificate of Incorporation as set forth on Exhibit C and (4) any other proposals the parties deem necessary to effectuate the Merger (collectively, the "VectoIQ Proposals") and (ii) VectoIQ shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of VectoIQ Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by the stockholders of VectoIQ immediately prior to the Effective Time. The Company shall furnish all information concerning the Company as VectoIQ may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. VectoIQ and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, VectoIQ shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of VectoIQ Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, each of the Company and VectoIQ shall mail the Proxy Statement to their stockholders. Each of VectoIQ and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

          (b)   No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by VectoIQ or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). VectoIQ and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the VectoIQ Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of VectoIQ and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

          (c)   VectoIQ represents that the information supplied by VectoIQ for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of VectoIQ, (iii) the time of the VectoIQ Stockholders' Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to VectoIQ or Merger Sub, or their respective officers or directors, should be discovered by VectoIQ which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, VectoIQ shall promptly inform the Company. All documents that VectoIQ is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

        (d)   The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of VectoIQ, (iii) the time of the VectoIQ Stockholders' Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform VectoIQ. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

        SECTION 7.02    VectoIQ Stockholders' Meetings; and Merger Sub Stockholder's Approval.

          (a)   VectoIQ shall call and hold the VectoIQ Stockholders' Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the VectoIQ Proposals, and VectoIQ shall use its reasonable best efforts to hold the VectoIQ Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of VectoIQ). VectoIQ shall use its reasonable best efforts to obtain the approval of the VectoIQ Proposals at the VectoIQ Stockholders' Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the VectoIQ Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The VectoIQ Board shall recommend to its stockholders that they approve the VectoIQ Proposals and shall include such recommendation in the Proxy Statement.

          (b)   Promptly following the execution of this Agreement, VectoIQ shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

        SECTION 7.03    Company Stockholders' Written Consent.     Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to VectoIQ, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the "Written Consent") as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within twenty-four (24) hours after the Registration Statement becomes effective. The Company shall not send the Registration Statement to the stockholders of the Company, other than Key Company Stockholders, until after delivery of the Written Consent to VectoIQ (it being agreed that the Company shall seek the Written Consent even if there shall have been a Company Adverse Recommendation Change except if VectoIQ shall have otherwise terminated this Agreement pursuant to Section 9.01(e)).

        SECTION 7.04    Access to Information; Confidentiality.

          (a)   From the date of this Agreement until the Effective Time, the Company and VectoIQ shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor VectoIQ shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

          (b)   All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated December 20, 2019 (the "Confidentiality Agreement"), between VectoIQ and the Company.

          (c)   Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

        SECTION 7.05    Company Solicitation; Change in Recommendation.

          (a)   From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal (each, a "Company Acquisition Agreement") or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause the Company Subsidiaries and each of their respective Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof. The Company shall promptly notify VectoIQ (and in any event within twenty-four (24) hours) of the receipt of any Company Acquisition Proposal after the date hereof, which notice shall identify the third party making any Company Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Company Acquisition Proposal. Notwithstanding the foregoing, (i) VectoIQ hereby acknowledges that prior to the date of this Agreement, the Company has provided information related to the Company and has afforded access to, and engaged in discussions with, other persons in connection with a proposed Company Acquisition Proposal and that such information, access and discussions could reasonably enable another person to form a basis for a Company Acquisition Proposal without any breach by the Company of this Section 7.05 and (ii) the Company may inform any person making a unsolicited proposal regarding a Company Acquisition Proposal of the terms of this Section 7.05.

          (b)   Notwithstanding Section 7.05(a), prior to the receipt of the Written Consent, the Company Board, directly or indirectly through any Representative, may, subject to Section 7.05(c), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Company Acquisition Proposal in writing that the Company Board reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Company Superior Proposal, and (ii) thereafter furnish to such third party non-public information relating to the Company or any of the Company Subsidiaries pursuant to an executed Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided to VectoIQ); provided, that the Company shall promptly provide to VectoIQ and Merger Sub any material non-public information that is provided to any such person which has not previously been provided to VectoIQ and Merger Sub.

          (c)   The Company shall notify VectoIQ promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any Company Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Company Acquisition Proposal or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such Company Acquisition Proposal, indication or request and provide the details of the material terms and conditions of any such Company Acquisition Proposal, indication or request. The Company shall keep VectoIQ informed, on a current and prompt basis, of the status and material terms of any such Company Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. The Company shall promptly provide VectoIQ copies of any nonpublic information concerning the Company's business, present or future performance, financial condition or results of operations provided to any third party to the extent such information has not been previously provided to VectoIQ.

          (d)   Except as set forth in this Section 7.05(d), neither the Company Board nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to VectoIQ or Merger Sub, the Company Board recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Company Acquisition Proposal or Company Superior Proposal, (ii) make any public statement inconsistent with the Company Board recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a "Company Adverse Recommendation Change"), or (iv) authorize, cause or permit the Company or any of the Company Subsidiaries or any of their respective Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Written Consent, but not after, the Company Board may make a Company Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 9.01(i) to enter into (or permit any

  Company Subsidiary to enter into) a Company Acquisition Agreement with respect to a Company Acquisition Proposal only if the Company Board has reasonably determined in good faith, after consultation with its outside financial advisor and legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Company Board's fiduciary duties under applicable Law, and (ii) that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking such action, (A) the Company promptly notifies VectoIQ, in writing, at least three (3) Business Days (the "Company Notice Period") before making a Company Adverse Recommendation Change or entering into (or causing a Company Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Company Superior Proposal, which notice shall (1) state expressly that the Company has received a Company Acquisition Proposal that the Company Board intends to declare a Company Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Company Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Company Superior Proposal), and a description of any financing commitments relating thereto; (B) the Company shall, and shall cause the Company Subsidiaries to, and shall cause its and the Company Subsidiaries' Representatives to, during the Company Notice Period, negotiate with VectoIQ in good faith in respect of adjustments in the terms and conditions of this Agreement such that such Company Acquisition Proposal would cease to constitute a Company Superior Proposal, if VectoIQ, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Company Notice Period, there is any material revision to the terms of a Company Superior Proposal, including, any revision in price, the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Company Notice Period subsequent to the time the Company notifies VectoIQ of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Company Notice Period (as extended pursuant to the preceding clause (B)) the Company Board determines in good faith, after consulting with outside financial advisor and legal counsel, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal after taking into account any adjustments made by VectoIQ during the Company Notice Period in the terms and conditions of this Agreement; and provided, further, that the Company shall have complied with its obligations under this Section 7.05(d) and if the Company Board terminates this Agreement pursuant to Section 9.01(i) to enter into (or permit any Company Subsidiary to enter into) a Company Acquisition Agreement, the Company pays to VectoIQ the Termination Fee due under Section 9.03(a).

          (e)   Notwithstanding the foregoing, if, at any time prior to obtaining the Written Consent, the Company Board determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law, the Company Board may, prior to obtaining the Written Consent, make a Company Adverse Recommendation Change; provided that the Company will not be entitled to make, or agree or resolve to make, a Company Adverse Recommendation Change unless (i) the Company promptly notifies VectoIQ in writing, at least three (3) Business Days (the "Intervening Event Notice Period") advising VectoIQ that the Company Board proposes to take such action and containing the material facts underlying the Company Board's determination that an Intervening Event has occurred, and (ii) following the end of such Intervening Event Notice Period (it being agreed that in the event after the commencement of the Intervening Event Notice Period, there is any material development with respect to an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Intervening Event Notice

  Period subsequent to the time the Company notifies VectoIQ of any such material revision (it being understood that there may be multiple extensions)), the Company Board determines in good faith, after consulting with outside financial advisors and legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the Company Board's fiduciary duties under applicable Law. If requested by VectoIQ, the Company shall, and shall cause the Company Subsidiaries to, and shall cause its and the Company Subsidiaries' Representatives to, during the Intervening Event Notice Period, negotiate with VectoIQ in good faith to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Company Adverse Recommendation Change.

        SECTION 7.06    Employee Benefits Matters.

          (a)   The parties shall cooperate to establish an equity incentive award plan for the Surviving Corporation to be effective after the Closing (the "Equity Plan").

          (b)   VectoIQ shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the "Continuing Employees") credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, VectoIQ shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

          (c)   The Company shall cause all notices to be timely provided to each optionee under the Founder Stock Option Plan as required by the Founder Stock Option Plan.

          (d)   The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, VectoIQ, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

        SECTION 7.07    Directors' and Officers' Indemnification.     The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. VectoIQ further agrees that with respect to the provisions of the by-laws or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

        SECTION 7.08    Notification of Certain Matters.     The Company shall give prompt notice to VectoIQ, and VectoIQ shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

        SECTION 7.09    Further Action; Reasonable Best Efforts

          (a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

          (b)   Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

        SECTION 7.10    Public Announcements.     The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of VectoIQ and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of VectoIQ and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent VectoIQ or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

        SECTION 7.11    Tax Matters.     Each of VectoIQ, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of VectoIQ, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

        SECTION 7.12    Stock Exchange Listing.     VectoIQ will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at Closing. During the period from the date hereof until the Closing, VectoIQ shall use its reasonable best efforts to keep the VectoIQ Units, VectoIQ Common Stock and VectoIQ Warrants listed for trading on the Nasdaq Capital Market.

        SECTION 7.13    Antitrust.

          (a)   To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act ("Antitrust Laws"), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

          (b)   Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party's Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

          (c)   No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

        SECTION 7.14    PCAOB Audited Financials.     The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2017, December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and cash flows of the Company and the consolidated Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the "PCAOB Audited Financials") not later than 30 days from the date hereof.

        SECTION 7.15    Exclusivity.     From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, but only to the extent not inconsistent with the fiduciary duties of the VectoIQ Board, VectoIQ shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a "Business Combination Proposal") other than with the Company, its stockholders and their respective affiliates and Representatives. VectoIQ shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

        SECTION 7.16    Trust Account.     As of the Effective Time, the obligations of VectoIQ to dissolve or liquidate within a specified time period as contained in VectoIQ's Certificate of Incorporation will be terminated and VectoIQ shall have no obligation whatsoever to dissolve and liquidate the assets of VectoIQ by reason of the consummation of the Merger or otherwise, and no stockholder of VectoIQ shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, VectoIQ shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to VectoIQ (to be held as available cash on the balance sheet of VectoIQ, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

        SECTION 7.17    Extension.     If, by May 1, 2020, VectoIQ and the Company determine that that the Closing is unlikely to be consummated on or before May 18, 2020 (the "First Expiration Date"), then VectoIQ shall take all actions necessary to obtain the approval of the stockholders of VectoIQ to extend the deadline for VectoIQ to consummate its initial business combination (the "Extension") to a date after the First Expiration Date but prior to the Outside Date in accordance with the VectoIQ Organizational Documents. VectoIQ shall use its reasonable best efforts to obtain stockholder approval for any and all required Extensions during the term of this Agreement.

        SECTION 7.18    Redemption.     Immediately following, and subject to the Effective Time, VectoIQ shall redeem 7,000,000 shares of VectoIQ Common Stock from M&M Residual, LLC at a purchase price of $10.00 per share, payable in immediately available funds.

ARTICLE VIII.

CONDITIONS TO THE MERGER

        SECTION 8.01    Conditions to the Obligations of Each Party.     The obligations of the Company, VectoIQ and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

          (a)    Written Consent.    The Written Consent shall have been delivered to VectoIQ.

          (b)    VectoIQ Stockholders' Approval.    The VectoIQ Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of VectoIQ in accordance with the Proxy Statement, the DGCL, the VectoIQ Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

          (c)    No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

          (d)    Antitrust Approvals and Waiting Periods.    All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

          (e)    Consents.    All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

          (f)    Registration Statement.    The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

          (g)    Stock Exchange Listing.    The shares of VectoIQ Common Stock shall be listed on the Nasdaq Capital Market as of the Closing Date.

        SECTION 8.02    Conditions to the Obligations of VectoIQ and Merger Sub.     The obligations of VectoIQ and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.22 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to "materiality" or "Company Material Adverse Effect" or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c)    Officer Certificate.    The Company shall have delivered to VectoIQ a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d) .

          (d)    Material Adverse Effect.    No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

          (e)    Resignation.    Other than those persons identified as continuing directors on Exhibit D, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

          (f)    Registration Rights and Lock-Up Agreement.    All parties to the Registration Rights and Lock-Up Agreement (other than VectoIQ) shall have delivered, or cause to be delivered, to VectoIQ copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

          (g)    FIRPTA Tax Certificates.    On or prior to the Closing, the Company shall deliver to VectoIQ a properly executed certification that shares of Company Common Stock are not "U.S. real property interests" in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by VectoIQ with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

          (h)    PCAOB Audited Financials.    The Company shall have delivered to VectoIQ the PCAOB Audited Financials.

          (i)    Minimum Cash.    The Company shall have at least $60,000,000 in cash.

          (j)    Maximum Debt.    The Company shall have indebtedness for borrowed money of no more than $4,100,000.

        SECTION 8.03    Conditions to the Obligations of the Company.     The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of VectoIQ and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to "materiality" or "VectoIQ Material Adverse Effect" or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of VectoIQ and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to "materiality" or "VectoIQ Material Adverse Effect" or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a VectoIQ Material Adverse Effect.

          (b)    Agreements and Covenants.    VectoIQ and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c)    Officer Certificate.    VectoIQ shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of VectoIQ, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d) .

          (d)    Material Adverse Effect.    No VectoIQ Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

          (e)    Stock Exchange Listing.    A supplemental listing shall have been filed with the Nasdaq Capital Market as of the Closing Date to list the shares constituting the aggregate Per Share Merger Consideration.

          (f)    Registration Rights and Lock-Up Agreement.    VectoIQ shall have delivered a copy of the Registration Rights and Lock-Up Agreement duly executed by VectoIQ.

          (g)    Minimum Proceeds.    The sale and issuance by VectoIQ of VectoIQ Common Stock or other securities of VectoIQ in connection with the Private Placements shall have resulted in gross proceeds of not less than $500,000,000.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

        SECTION 9.01    Termination.     This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or VectoIQ, as follows:

          (a)   by mutual written consent of VectoIQ and the Company; or

          (b)   by either VectoIQ or the Company if the Effective Time shall not have occurred prior to August 31, 2020 (the "Outside Date"); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

          (c)   by either VectoIQ or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

          (d)   by either VectoIQ or the Company if any of the VectoIQ Proposals shall fail to receive the requisite vote for approval at the VectoIQ Stockholders' Meeting; or

          (e)   by VectoIQ if the Company Board or a committee thereof, prior to obtaining the Written Consent, shall have made a Company Adverse Recommendation Change; or

          (f)    by VectoIQ if the Company shall have failed to deliver the Written Consent to VectoIQ within twenty-four (24) hours after the Registration Statement becomes effective; or

          (g)   by VectoIQ upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied ("Terminating Company Breach"); provided that VectoIQ has not waived such Terminating Company Breach and VectoIQ and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, VectoIQ may not terminate this Agreement under this Section 9.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by VectoIQ to the Company; or

          (h)   by the Company upon a breach of any representation, warranty, covenant or agreement on the part of VectoIQ and Merger Sub set forth in this Agreement, or if any representation or warranty of VectoIQ and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied ("Terminating VectoIQ Breach"); provided that the Company has not waived such Terminating VectoIQ Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating VectoIQ Breach is curable by VectoIQ and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(h) for so long as VectoIQ and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to VectoIQ; or

          (i)    by the Company, at any time prior to receipt of the Written Consent, in connection with entering into a Company Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.05(d); provided, that prior to or concurrently with such termination the Company pays the Termination Fee due under Section 9.03(a); or

          (j)    by VectoIQ if the PCAOB Audited Financials shall not have been delivered to VectoIQ by the Company on or before not later than 30 days from the date hereof.

        SECTION 9.02    Effect of Termination.     In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 9.02, Section 9.03, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

        SECTION 9.03    Termination Fee

          (a)   In the event that:

              (i)  (A) this Agreement is terminated by the Company or VectoIQ pursuant to Section 9.01(b) or by VectoIQ pursuant to Section 9.01(f) or Section 9.01(g); (B) a bona fide Company Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company after the date of this Agreement but before the date of such termination, and (C) within six (6) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to such Company Acquisition Proposal; provided, that, for purposes of clauses (B) and (C) of this Section 9.03(a)(i), the references to "10%" in the definition of Company Acquisition Proposal shall be deemed to be references to "50%"; or

             (ii)  this Agreement is terminated (A) by VectoIQ pursuant to Section 9.01(e) or (B) by the Company pursuant to Section 9.01(i);

then, in any such event under clause (i) or (ii) of this Section 9.03(a), the Company shall pay the Termination Fee to VectoIQ or its designee by wire transfer of same day funds (x) in the case of Section 9.03(a)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 9.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 9.03(a)(i), upon entry into the definitive agreement with respect to the Company Acquisition Proposal referred to therein; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

        As used herein, "Termination Fee" means $82,000,000.

          (b)   The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the Transactions and are included herein in order to induce the parties to enter into this Agreement.

        SECTION 9.04    Expenses.     Except as set forth in this Section 9.04 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that VectoIQ and the Company shall each pay one-half of all expenses relating to (A) all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, (B) the filing fee for the Notification and Report Forms filed under the HSR Act.

        SECTION 9.05    Amendment.     This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        SECTION 9.06    Waiver.     At any time prior to the Effective Time, (i) VectoIQ may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of VectoIQ or Merger Sub, (b) waive any inaccuracy in the representations and warranties of VectoIQ or Merger Sub contained herein or in any document delivered by VectoIQ and/or Merger pursuant hereto and (c) waive compliance with any agreement of VectoIQ or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

        SECTION 10.01    Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

    if to VectoIQ or Merger Sub:
    VectoIQ Acquisition Corp.
    1354 Flagler Drive
    Mamaroneck, NY 10543
    Attention: Stephen Girsky
    Email:

    with a copy to:

    Greenberg Traurig, P.A.

    333 SE 2nd Avenue
    Suite 4400
    Miami, FL 33131
    Attention: Alan I. Annex, Esq.
    Email: annexa@gtlaw.com

    if to the Company:

    Nikola Corporation
    4141 E Broadway Road
    Phoenix, AZ, 85040
    Attention: Britton Worthen, Chief Legal Officer
    Email:

    with a copy to:

    Pillsbury Winthrop Shaw Pittman LLP
    2550 Hanover Street
    Palo Alto, CA 94304
    Telephone No: (650)-233-4625; (212)-858-1227
    Attention: Stanley F. Pierson; Jarrod D. Murphy
    Email:     spierson@pillsburylaw.com; jarrod.murphy@pillsburylaw.com

        SECTION 10.02    Nonsurvival of Representations, Warranties and Covenants.     None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

        SECTION 10.03    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        SECTION 10.04    Entire Agreement; Assignment.     This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

        SECTION 10.05    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

        SECTION 10.06    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        SECTION 10.07    Waiver of Jury Trial.     Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

        SECTION 10.08    Headings.     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 10.09    Counterparts.     This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 10.10    Specific Performance.     The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

        [Signature Page Follows.]

        IN WITNESS WHEREOF, VectoIQ, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VECTOIQ ACQUISITION CORP.
By	/s/ STEPHEN GIRSKY
	Name:	Stephen Girsky
	Title:	President and Chairman
VCTIQ MERGER SUB CORP.
By	/s/ STEPHEN GIRSKY
	Name:	Stephen Girsky
	Title:	President and Chairman
NIKOLA CORPORATION
By	/s/ TREVOR MILTON
	Name:	Trevor Milton
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

 EXHIBIT A

Registration Rights and Lock-Up Agreement

EXECUTION

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

        This Registration Rights and Lock-Up Agreement (this "Agreement") is made and entered into as of [                        ], 2020 (the "Effective Date") by and among [                    ], a Delaware corporation f/k/a VectoIQ Acquisition Corp. (the "Company") and the parties listed on Schedule A hereto (each, a "Holder" and collectively, the "Holders"). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

        WHEREAS, the Company, VCTIQ Merger Sub Corp., a Delaware corporation and Nikola Corporation, a Delaware corporation ("Nikola") are party to that certain Business Combination Agreement dated as of March 2, 2020 (the "Business Combination Agreement"), pursuant to which, on the Effective Date, Merger Sub will merge (the "Merger") with and into Nikola, with Nikola surviving the Merger as a wholly owned subsidiary of the Company;

        WHEREAS, the Company and certain of the Holders designated as Original Holders on Schedule A hereto (the "Original Holders") are parties to that certain Registration Rights Agreement, dated as of May 15, 2018 (the "Prior Agreement");

        WHEREAS, certain of the Holders currently hold an aggregate of [            ] shares of the Company's common stock, par value $0.0001 per share (the "Common Stock");

        WHEREAS, certain of the Holders currently hold an aggregate of [            ] units of the Company (the "Private Placement Units"), with each such unit consisting of one share of the Company's Common Stock and one redeemable warrant (the "Private Placement Warrants") to purchase, at an exercise price of $11.50 per share, shares of Common Stock;

        WHEREAS, certain of the Holders designated as New Holders on Schedule A hereto (the "New Holders") are receiving shares of Common Stock (the "Business Combination Shares") on or about the date hereof, pursuant to the Business Combination Agreement; and

        WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the recipients of the Business Combination Shares identified herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.    For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

        "Adverse Disclosure" shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

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        "Agreement" shall have the meaning given in the Preamble.

        "Board" shall mean the Board of Directors of the Company.

        "Business Combination" shall mean any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, involving the Company.

        "Business Combination Shares" shall have the meaning given in the Recitals hereto.

        "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

        "Change in Control" means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company's voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

        "Commission" shall mean the Securities and Exchange Commission.

        "Common Stock" shall have the meaning given in the Recitals hereto.

        "Company" shall have the meaning given in the Preamble.

        "Cowen Investments" shall mean Cowen Investments II LLC, a Delaware limited liability company.

        "Demand Registration" shall have the meaning given in subsection 2.1.1.

        "Demand Requesting Holder" shall have the meaning given in subsection 2.1.1.

        "Demanding Holders" shall have the meaning given in subsection 2.1.1.

        "Effectiveness Deadline" shall have the meaning given in subsection 2.3.1.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

        "Form S-1" means a Registration Statement on Form S-1.

        "Form S-3" shall have the meaning given in subsection 2.1.1.

        "Founder Entities" shall mean M&M Residual, LLC and/or T&M Residual, LLC.

        "Founder Lock-up Period" shall have the meaning given in subsection 5.1.3.

        "Holders" shall have the meaning given in the Preamble.

        "Lock-up Period" shall have the meaning given in subsection 5.1.1.

        "Maximum Number of Securities" shall have the meaning given in subsection 2.1.4.

        "Misstatement" shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

        "New Holders" shall have the meaning given in the Recitals hereto.

        "New Registration Statement" shall have the meaning given in subsection 2.3.4.

        "Original Holders" shall have the meaning given in the Recitals hereto.

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        "Original Holder Lock-Up Period" shall have the meaning given in subsection 5.1.3.

        "Piggyback Registration" shall have the meaning given in subsection 2.3.1.

        "Prior Agreement" shall have the meaning given in the Recitals hereto.

        "Private Placement Units" shall have the meaning given in the Recitals hereto.

        "Private Placement Warrants" shall have the meaning given in the Recitals hereto.

        "Pro Rata" shall have the meaning given in subsection 2.1.4.

        "Prospectus" shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

        "Registrable Security", "Registrable Securities" shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) the Private Placement Units (including any shares of Common Stock and Private Placement Warrants underlying the Private Placement Units), (c) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement (including the Business Combination Shares), and (d) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

        "Registration" shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

        "Registration Expenses" shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

          (A)  all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

          (B)  fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

          (C)  printing, messenger, telephone and delivery expenses;

          (D)  reasonable fees and disbursements of counsel for the Company;

          (E)  reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

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          (F)  reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

        "Registration Statement" shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

        "Requesting Holder" shall have the meaning given in subsection 2.3.5.

        "Resale Shelf Registration Statement" shall have the meaning given in subsection 2.3.1.

        "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

        "Selling Holders" means any Holder electing to sell any of its Registrable Securities in a Registration.

        "SEC Guidance" shall have the meaning given in subsection 2.3.4.

        "Transfer" means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

        "Underwriter" shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer's market-making activities.

        "Underwritten Registration" or "Underwritten Offering" shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATION

        Section 2.1    Demand Registration.

          2.1.1    Request for Registration.    Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Effective Time, (i) New Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all New Holders, (ii) Cowen Investments or (iii) Original Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Original Holders (such New Holders, Cowen Investments or such Original Holders, as the case may be, the "Demanding Holders"), may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 ("Form S-3") (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a "Demand Registration"). The Company shall, within ten (10) days of the Company's receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder's Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder's Registrable Securities in such Registration, a "Demand Requesting Holder") shall

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  so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company's receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of (i) three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 initiated by New Holders or (ii) one (1) Registration pursuant to a Demand Registration under this subsection 2.1.1 initiated by Original Holders; provided, however, that the foregoing limitation shall not apply to any Demand Registration initiated by Cowen Investments which shall be governed by Section 3.6.

          2.1.2    Effective Registration.    Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

          2.1.3    Underwritten Offering.    Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder's participation in such Underwritten Offering and the inclusion of such Holder's Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

          2.1.4    Reduction of Underwritten Offering.    If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without

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  adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the "Maximum Number of Securities"), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as "Pro Rata")) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

          2.1.5    Demand Registration Withdrawal.    A majority-in-interest of the New Holders, a majority-in-interest of the Original Holders, or Cowen Investments, as the case may be, in the case of a Registration under subsection 2.1.1 initiated by the New Holders, the Original Holders, or Cowen Investors, respectively, or a majority-in-interest of the Demand Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any), withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1, and, if Cowen Investments withdraws, Sections 2.1 and 3.6. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5; provided that if the Company pays such expenses related to a Demand Registration initiated by Cowen Investments, such registration shall count as a Demand Registration for purposes of Section 3.6.

        Section 2.2    Piggyback Registration.

          2.2.1    Piggyback Rights.    If, at any time on or after [            ], the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company's existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities

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  the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a "Piggyback Registration"). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

          2.2.2    Reduction of Piggyback Registration.    If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

              (i)  If the Registration is undertaken for the Company's account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

             (ii)  If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not

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    been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

          2.2.3    Piggyback Registration Withdrawal.    Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

          2.2.4    Unlimited Piggyback Registration Rights.    For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

        Section 2.3    Resale Shelf Registration Rights

          2.3.1    Registration Statement on Form S-3 Covering Resale of Registrable Securities.    The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than forty-five (45) days following the date of this Agreement, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the "Resale Shelf Registration Statement"). The Resale Shelf Registration Statement shall be on Form S-3 (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale). The Company shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than sixty (60) days following the filing deadline (the "Effectiveness Deadline"); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Once effective, the Company shall use reasonable best efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in Section 5.1 of this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders.

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          2.3.2    Notification and Distribution of Materials.    The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

          2.3.3    Amendments and Supplements.    Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 Shelf and have the such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

          2.3.4  Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a "New Registration Statement"), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the "SEC Guidance"), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the

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  Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement

          2.3.5  Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

        Section 2.4    Restrictions on Registration Rights.     If (A) during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12 month period.

ARTICLE III
COMPANY PROCEDURES

        Section 3.1    General Procedures.     If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

          3.1.1  prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

          3.1.2  prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

          3.1.3  prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable

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  Securities included in such Registration, and such Holders' legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

          3.1.4  prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or "blue sky" laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

          3.1.5  cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

          3.1.6  provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

          3.1.7  advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

          3.1.8  advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

          3.1.9  at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

          3.1.10  notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

          3.1.11  permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person's own expense, in the preparation of the Registration Statement, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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          3.1.12  obtain a "cold comfort" letter from the Company's independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and such managing Underwriter;

          3.1.13  on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

          3.1.14  in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

          3.1.15  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company's first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

          3.1.16  if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary "road show" presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

          3.1.17  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

        Section 3.2    Registration Expenses.     The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters' commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of "Registration Expenses," all reasonable fees and expenses of any legal counsel representing the Holders.

        Section 3.3    Requirements for Participation in Underwritten Offerings.     No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

        Section 3.4    Suspension of Sales; Adverse Disclosure.     Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that

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are unavailable to the Company for reasons beyond the Company's control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

        Section 3.5    Reporting Obligations.     As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

        Section 3.6    Limitations on Registration Rights.     Notwithstanding anything herein to the contrary, (i) Cowen Investments may not exercise its rights under Sections 2.2 and 2.3 hereunder after five (5) and seven (7) years, respectively, from the effective date of the Company's registration statement on Form S-1, File No. 333-224351, and (ii) Cowen Investments may not exercise its rights under Section 2.2 more than one time. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

        Section 4.1    Indemnification

          4.1.1  The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

          4.1.2  In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration

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  Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys' fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

          4.1.3  Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person's right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

          4.1.4  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company's or such Holder's indemnification is unavailable for any reason.

          4.1.5  If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the

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  indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party's and indemnified party's relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
LOCK-UP

        Section 5.1    Lock-Up.

          5.1.1  Except as permitted by Section 5.2, for a period of 180 days from the date hereof (the "Lock-up Period"), each New Holder shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Holder.

          5.1.2  Except as permitted by Section 5.2, the Original Holders shall not Transfer any shares of Common Stock beneficially owned or owned of record by the such Original Holder until the earliest of: (i) the date that is one (1) year from the date hereof, (ii) the last consecutive trading day where the sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof, or (iii) such date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company's stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the "Original Holder Lock-up Period"). The provisions of this Section 5.1.2 shall not apply to Blackrock Credit Alpha Master Fund L.P. or HC NCBR Fund (it being acknowledged and agreed that such Original Holders shall remain subject to the lock-up provisions contained in the respective Subscription Agreements, dated April 19, 2018, to which the Company and such Original Holders are parties).

          5.1.3  Except as permitted by Section 5.2, the Founder Entities shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Founder Entity until the date that is one (1) year from the date hereof (the "Founder Lock-up Period").

        Section 5.2    Exceptions.     The provisions of Section 5.1 shall not apply to:

          5.2.1  transactions relating to shares of Common Stock acquired in open market transactions;

          5.2.2  Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

          5.2.3  Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or

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  grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

          5.2.4  Transfers by will or intestate succession upon the death of the undersigned;

          5.2.5  the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

          5.2.6  if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned;

          5.2.7  Transfers to the Company's officers, directors or their affiliates;

          5.2.8  pledges of shares of Common Stock or other Registrable Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

          5.2.9  pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement;

          5.2.10  the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period, the Original Holder Lock-Up Period or Founder Lock-Up Period, as applicable; and

          5.2.11  solely as to the Founder Lock-Up, the Founder Entities may collectively Transfer (i) up to $70,000,000 of Common Stock in connection with the Closing; and (ii) up to an additional $70,000,000 of Common Stock at any time after the date that is 180 days from the date hereof.

provided, that in the case of any Transfer or distribution pursuant to Sections 5.2.2 through 5.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE VI
GENERAL PROVISIONS

        Section 6.1    Entire Agreement.     This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

        Section 6.2    Notices.     Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address

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or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

        Section 6.3    Assignment; No Third-Party Beneficiaries.     This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities or of any assignee of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2. No assignment by any party hereto of such party's rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

        Section 6.4    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

        Section 6.5    Amendment; Waiver.     This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected and (b) any amendment hereto or waiver hereof with respect to the last sentence of Section 5.1.2 hereof shall require the consent of Blackrock Credit Alpha Master Fund L.P. and HC NCBR Fund. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

        Section 6.6    Severability.     In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

        Section 6.7    Governing Law; Venue.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in

17

Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 6.8    Specific Performance.     Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

(Next Page is Signature Page)

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        IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:
VECTOIQ ACQUISITION CORP.
By:
Name:
Title:
Address for Notice:

[Signature Page to Registration Rights Agreement]

        IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:
Name:

By:
Name:
Title:

Address for Notice:
Telephone No.:
Facsimile No.:
Email Address:

[Signature Page to Registration Rights Agreement]

 Schedule A

Original Holders

Name of Holder	Number of Shares

New Holders

Name of Holder	Number of Shares

 EXHIBIT B

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

 AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NIKOLA CORPORATION(1)

        Nikola Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

          A.    The name of the Corporation is Nikola Corporation. The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on July 10, 2017.

          B.    The Amended and Restated Certificate of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

          C.    The text of the Certificate of Incorporation is amended and restated to read in full as set forth in Exhibit A attached hereto.

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Company on this [        ] day of [        ], 2020.

NIKOLA CORPORATION
By:	Trevor Milton Chief Executive Officer

(1)
Name to be changed.

 ARTICLE I
NAME

        The name of the corporation is Nikola Corporation (the "Corporation").

ARTICLE II
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL"). In addition to the powers and privileges conferred upon the Corporation by law and that incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

        The address of the registered office of the corporation in Delaware is Harvard Business Services, Inc., 16192 Coastal Highway, Lewes, DE 19958, County of Sussex, and the name of its registered agent at that address is Harvard Business Services, Inc.

ARTICLE IV
CAPITAL STOCK

        The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 1,000 shares, all of which shall be shares of common stock par value $0.01 per share of common stock (the "Common Stock").

ARTICLE V
DIRECTORS

        (1)   Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

        (2)   To the fullest extent permitted by the DGCL as currently in effect, and as it may hereafter be amended, no director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VI
BY-LAWS

        In furtherance and not in limitation of the powers conferred upon it by law, the directors of the Corporation shall have the power to adopt, amend, alter or repeal the By-laws.

ARTICLE VII
INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

        (1)   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

        (2)   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (3)   To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article VII, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        (4)   Any indemnification under Sections (1) and (2) of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

        (5)   Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation authorized in this Article VII. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents shall be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

        (6)   The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        (7)   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the

2

Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

        (8)   For purposes of this Article VII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

        (9)   For purposes of this Article VII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VII.

        (10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VIII
AMENDMENT OF
CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation, the DGCL and all rights conferred on stockholders, directors and officers on this Certificate of Incorporation are subject to this reserved power.

3

 EXHIBIT C

VectoIQ Second Amended and Restated Certificate of Incorporation

See Annex B

 EXHIBIT D

Directors and Officers of the Surviving Corporation and VectoIQ

Surviving Corporation

Directors

    Trevor Milton
    Mark Russell

Officers

    Mark Russel—President
    Kim Brady—Chief Financial Officer
    Britton Worthen—Chief Legal Officer and Secretary

VectoIQ

Directors1

    Trevor Milton

    Gerrit Marx

    Mike Mansuetti

    Sophia Jin

    DeWitt C. Thompson V.

    Mark Russell

    Lon Stalsberg

    Jeffrey Ubben

    Stephen Girsky

Officers

    Trevor Milton—Executive Chairman
    Mark Russell—Chief Executive Officer
    Kim Brady—Chief Financial Officer
    Britton Worthen—Chief Legal Officer and Secretary
    Joe Pike—Chief Human Resources Officer

1
Bylaws to provide for a classified board with three terms. It is currently contemplated that among the directors currently designated by strategic investors, Mr. Mansuetti will be nominated to serve as a Class I Director, Ms. Jin will be nominated as a Class II Director and Mr. Marx will be nominated as a Class III Director.

 SCHEDULE A

Company Knowledge Parties

Trevor Milton—CEO

Mark Russell—President

Kim Brady—CFO

Britton Worthen—CLO

Joseph Pike—CHRO

Stasy Pasterick—Corporate Controller

 SCHEDULE B

Key Company Stockholders

M&M Residual, LLC

T&M Residual, LLC

OTW STL LLC

Thompson Nikola, LLC

Nimbus Holding LLC

Green Nikola Holdings LLC

Legend Capital Partners

Thompson Nikola II LLC

ValueAct Spring Master Fund, L.P

VA Spring NM, LLC

Iveco S.p.A

 Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VECTOIQ ACQUISITION CORP.

                , 2020

        VectoIQ Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

          1.     The name of the Corporation is "VectoIQ Acquisition Corp.". The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on January 23, 2018 (the "Original Certificate").

          2.     The Original Certificate was amended and restated on May 15, 2018 (the "First Amended and Restated Certificate of Incorporation").

          3.     This Second Amended and Restated Certificate of Incorporation (this "Second Amended and Restated Certificate"), which both amends and restates the provisions of the First Amended and Restated Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          4.     This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

          5.     Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the text of the First Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

        The name of the Corporation is Nikola Corporation (the "Corporation").

ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is 16192 Coastal Highway, Lewes, Sussex County, Delaware, 19958, and the name of the Corporation's registered agent at such address is Harvard Business Services, Inc.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the "DGCL").

ARTICLE IV

        A.    Classes of Stock.     The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is seven hundred fifty million (750,000,000), of which six hundred million (600,000,000) shares shall be Common Stock, $0.0001 par value per share (the "Common Stock"), and of which one hundred fifty million (150,000,000) shares shall be Preferred Stock, $0.0001 par value per share (the "Preferred Stock"). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of

Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of the Corporation (the "Board of Directors") in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in the certificate of incorporation of the Corporation, the only stockholder approval required shall be the affirmative vote of a majority of the voting power of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class.

        B.    Preferred Stock.     The Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        C.    Common Stock.

          1.    Relative Rights of Preferred Stock and Common Stock.    All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

          2.    Voting Rights.    Except as otherwise required by law or the certificate of incorporation of the Corporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

          3.    Dividends.    Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

          4.    Dissolution, Liquidation or Winding Up.    In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or the certificate of incorporation of the Corporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

          A.    The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, by the vote of at least a majority of the directors of the Corporation then in office. In addition to any vote of the holders of any class or series of stock of the Corporation required by law or the certificate of incorporation of the Corporation, the bylaws may also be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares of the capital stock of the Corporation entitled to vote in the election of directors, voting as one class.

          B.    Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

          C.    The books of the Corporation may be kept at such place within or without the State of Delaware as the bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

ARTICLE VI

          A.    The business and affairs of the Corporation shall be managed by a Board of Directors. The authorized number of directors of the Corporation shall be fixed in the manner provided in the bylaws of the Corporation. Other than for those directors elected by the holders of any series of Preferred Stock, which shall be as provided for or fixed pursuant to the provisions of Article IV, Paragraph B hereof, each director shall serve until his or her successor shall be duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity.

          B.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Directors chosen pursuant to any of the foregoing provisions shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, or by the certificate of incorporation or the bylaws of the corporation, may exercise the powers of the full Board of Directors until the vacancy is filled.

ARTICLE VII

          A.    No action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

          B.    Special meetings of the stockholders of the Corporation may be called by such persons as provided in the bylaws of the Corporation.

          C.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the bylaws of the Corporation.

          D.    Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII, Paragraph D.

          E.    Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933 and the Securities Exchange Act of 1934. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article VII, Paragraph E.

ARTICLE VIII

        A.    Limitation on Liability.     To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended (including, but not limited to Section 102(b)(7) of the DGCL), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

        B.    Indemnification.     Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified and advanced expenses by the Corporation, in accordance with the bylaws of the Corporation, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the certificate of incorporation or bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

        C.    Insurance.     The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

        D.    Repeal and Modification.     Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE IX

        The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal this Article IX, Paragraph A of Article V, or Articles VI, VII or VIII.

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Annex C

SUBSCRIPTION AGREEMENT

VectoIQ Acquisition Corp.
1354 Flagler Drive
Mamaroneck, NY 10543

Ladies and Gentlemen:

        In connection with the proposed business combination (the "Transaction") between VectoIQ Acquisition Corp., a Delaware corporation (the "Company"), and Nikola Corporation, a Delaware corporation ("Nikola"), the undersigned desires to subscribe for and purchase from the Company, and the Company desires to sell to the undersigned, that number of shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), set forth on the signature page hereof for a purchase price of $10.00 per share (the "Per Share Price" and the aggregate of such Per Share Price for all Shares subscribed for by the undersigned being referred to herein as the "Purchase Price"), on the terms and subject to the conditions contained herein. In connection with the Transaction, certain other "accredited investors" (as defined in rule 501 under the Securities Act of 1933, as amended (the "Securities Act")) have entered into separate subscription agreements with the Company (the "Other Subscription Agreements"), pursuant to which such investors have, together with the undersigned pursuant to this Subscription Agreement, agreed to purchase an aggregate of 52,500,000 shares of Common Stock at the Per Share Price (each such investor, including the undersigned, a "Subscriber" and together, the "Subscribers"). In connection therewith, the undersigned and the Company agree as follows:

        1.    Subscription.     Subject to the immediately succeeding paragraph, the undersigned hereby irrevocably subscribes for and agrees to purchase from the Company such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein (the "Shares"). The undersigned understands and agrees that the Company reserves the right to accept or reject the undersigned's subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Company, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company; the Company may do so in counterpart form. In the event of rejection of the entire subscription by the Company or the termination of this subscription in accordance with the terms hereof, the undersigned's payment hereunder will be returned promptly to the undersigned along with this Subscription Agreement, and this Subscription Agreement shall have no force or effect.

        2.    Closing.     The closing of the sale of the Shares contemplated hereby (the "Subscription Closing") is contingent upon the substantially concurrent consummation of the Transaction (the "Transaction Closing"). The Subscription Closing shall occur on the date of, and immediately prior to, the consummation of the Transaction (the "Transaction Closing Date"). Not less than five (5) business days prior to the scheduled Transaction Closing Date, the Company shall provide written notice to the undersigned (the "Closing Notice") (i) of such scheduled Transaction Closing Date and (ii) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied or waived. The undersigned shall deliver to Continental Stock Transfer & Trust Company, as escrow agent (the "Escrow Agent"), at least one (1) business day prior to the Transaction Closing Date specified in the Closing Notice, the Purchase Price, which shall be held in a segregated escrow account for the benefit of the Subscriber (the "Escrow Account") until the Subscription Closing pursuant to the terms of a customary escrow agreement, which shall be on terms and conditions reasonably satisfactory to the undersigned (the "Escrow Agreement") to be entered into by the undersigned, the Company and the Escrow Agent, by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. On the Transaction Closing Date, the Company shall deliver to the undersigned (i) the Shares in book-entry form, or, if required by the undersigned, certificated form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws as set forth herein), in the name of the undersigned (or its nominee in accordance with its delivery instructions) or to a custodian designated by the undersigned, as applicable, and (ii) a copy of the records of the Company's transfer agent (the "Transfer Agent") showing the undersigned (or such nominee or custodian) as the owner of the Shares on and as of the Transaction Closing Date. Upon delivery of the Shares to the undersigned (or its nominee or custodian, if applicable), the Purchase Price shall be released from the Escrow Account automatically and without further action by the Company or the undersigned.

        If the Transaction Closing does not occur within two (2) business days of the Transaction Closing Date specified in the Closing Notice, the Escrow Agent shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned. Furthermore, if the Transaction Closing does not occur on the same day as the Subscription Closing, the Escrow Agent (or the Company, if the Purchase Price has been released by the Escrow Agent) shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned, and any book-entries and, if applicable, certificated shares, shall be deemed cancelled (and, in the case of certificated shares, the undersigned shall promptly return such certificates to the Company or, as directed by the Company, to the Company's representative or agent).

        If this Subscription Agreement terminates following the delivery by the undersigned of the Purchase Price for the Shares, the Escrow Agent shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the undersigned, whether or not the Transaction Closing shall have occurred. If this Subscription Agreement terminates following the Transaction Closing, the undersigned shall promptly upon the return to the undersigned of the Purchase Price by the Escrow Agent, transfer the Shares to the Company.

        3.    Closing Conditions.

          a.     The obligations of the Company to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

    i.
    all representations and warranties of the undersigned contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Subscription Closing, and consummation of the Subscription Closing shall constitute a reaffirmation by the undersigned of each of the representations, warranties and agreements of such party contained in this Subscription Agreement as of the Subscription Closing, but in each case without giving effect to consummation of the Transaction; and

    ii.
    the undersigned shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement.

          b.     The obligations of the undersigned to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

    i.
    all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Subscription Closing, and consummation of the Subscription Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of such party contained in this Subscription Agreement as of the Subscription Closing, but in each case without giving effect to consummation of the Transaction;

    ii.
    the Company shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement; and

    iii.
    the terms of the Transaction Agreement (as defined below) shall not have been amended in a manner that is materially adverse to the undersigned as a shareholder of the Company, including, without limitation, any amendment or waiver of any material representation or covenant of the Company relating to the financial position or outstanding indebtedness of the Company.

          c.     The obligations of each of the Company and the undersigned to consummate the transactions contemplated hereunder are subject to the conditions that, at the Subscription Closing:

    i.
    no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

    ii.
    all conditions precedent to the closing of the Transaction, including the approval of the Company's stockholders, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction).

        4.    Further Assurances.     At the Subscription Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

        5.    Company Representations and Warranties.     The Company represents and warrants to the undersigned that:

          a.     The Company has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

          b.     The Shares have been duly authorized and, when issued and delivered to the undersigned against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company's Amended and Restated Certificate of Incorporation or under the laws of the State of Delaware.

          c.     The Shares are not, and following the Transaction Closing and the Subscription Closing will not be, subject to any Transfer Restriction. The term "Transfer Restriction" means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Shares under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in paragraph 6(c) of this Subscription Agreement with respect to the status of the Shares as "restricted securities" pending their registration for resale under the Securities Act of 1933, as amended (the "Securities Act") in accordance with the terms of this Subscription Agreement.

          d.     This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

          e.     The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, financial condition, stockholders' equity or results of operations of the Company (a "Material Adverse Effect") or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply with this Subscription Agreement.

          f.      The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including The Nasdaq Stock Market ("Nasdaq")) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the Securities and Exchange Commission (the "Commission"), (ii) filings required by applicable state securities laws, (iii) filings required by Nasdaq, including with respect to obtaining shareholder approval, (vi) filings required to consummate the Transaction as provided under the definitive documents relating to the Transaction, and (vii) where the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect or have a material adverse effect on the Company's ability to consummate the transactions contemplated hereby, including the issuance and sale of the Shares.

          g.     The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          h.     The issued and outstanding shares of Common Stock of the Company are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are listed for trading on Nasdaq under the symbol "VTIQ" (it being understood that the trading symbol will be changed in connection with the Transaction Closing). Except as disclosed in the Company's filings with the Commission, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission, respectively, to prohibit or terminate the listing of the Company's Common Stock on Nasdaq or to deregister the Common Stock under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Common Stock under the Exchange Act.

          i.      Assuming the accuracy of the undersigned's representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the undersigned.

          j.      A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Company with the Commission since its initial registration of the Common Stock under the Exchange Act (the "SEC Documents") is available to the undersigned via the Commission's EDGAR system. None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to the information about the Company's affiliates contained in the Schedule 14A and related proxy materials (or other SEC document) to be filed by the Company the representation and warranty in this sentence is made to the Company's knowledge. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Common Stock under the Exchange Act. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance (the "Staff") of the Commission with respect to any of the SEC Documents.

          k.     Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

          l.      Other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any Subscriber in connection with such Subscriber's direct or indirect investment in the Company or with or any other investor, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Share Purchase Price and terms that are no more favorable to such Subscriber thereunder than the terms of this Subscription Agreement. The Company has not agreed and will not agree to issue any warrants to any person in connection with the Transaction.

        6.    Subscriber Representations and Warranties.     The undersigned represents and warrants to the Company that:

          a.     The undersigned is (i) a "qualified institutional buyer" (as defined under the Securities Act) or (ii) an institutional "accredited investor" (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the requirements set forth on Schedule A, and is acquiring the Shares only for his, her or its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Accordingly, the undersigned understands that the offering of the Shares meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). The undersigned is not an entity formed for the specific purpose of acquiring the Shares.

          b.     The undersigned (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, the undersigned understands that the offering meets (x) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (y) the institutional customer exemption under FINRA Rule 2111(b).

          c.     The undersigned understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The undersigned understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the undersigned absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry positions representing the Shares shall contain a legend to such effect. The undersigned acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The undersigned understands and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, the undersigned may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The undersigned understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

          d.     The undersigned understands and agrees that the undersigned is purchasing Shares directly from the Company. The undersigned further acknowledges that there have been no representations, warranties, covenants and agreements made to the undersigned by the Company, its officers or directors, or any other party to the Transaction or person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

          e.     Either (i) the undersigned is not a Benefit Plan Investor as contemplated by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) the undersigned's acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

          f.      The undersigned acknowledges and agrees that the undersigned has received and has had an adequate opportunity to review, such financial and other information as the undersigned deems necessary in order to make an investment decision with respect to the Shares and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the undersigned's investment in the Shares. Without limiting the generality of the foregoing, the undersigned acknowledges that it has reviewed the documents provided to the undersigned by the Company. The undersigned represents and agrees that the undersigned and the undersigned's professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the undersigned and such undersigned's professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The undersigned further acknowledges that the information provided to the undersigned is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the undersigned's obligation to purchase the Shares hereunder.

          g.     The undersigned became aware of this offering of the Shares solely by means of direct contact between the undersigned and the Company or a representative of the Company, and the Shares were offered to the undersigned solely by direct contact between the undersigned and the Company or a representative of the Company. The undersigned did not become aware of this offering of the Shares, nor were the Shares offered to the undersigned, by any other means. The undersigned acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

          h.     The undersigned acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The undersigned is able to fend for himself, herself or itself in the transactions completed herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of such investment in the Shares and can afford a complete loss of such investment. The undersigned has sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision.

          i.      Alone, or together with any professional advisor(s), the undersigned has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the undersigned and that the undersigned is able at this time and in the foreseeable future to bear the economic risk of a total loss of the undersigned's investment in the Company. The undersigned acknowledges specifically that a possibility of total loss exists.

          j.      In making its decision to purchase the Shares, the undersigned has relied solely upon independent investigation made by the undersigned and the representations, warranties and covenants contained herein. Without limiting the generality of the foregoing, the undersigned has not relied on any statements or other information provided by the Placement Agents (as defined below) concerning the Company or the Shares or the offer and sale of the Shares.

          k.     The undersigned understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

          l.      The undersigned has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

          m.    The execution, delivery and performance by the undersigned of this Subscription Agreement are within the powers of the undersigned, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the undersigned is a party or by which the undersigned is bound, and, if the undersigned is not an individual, will not violate any provisions of the undersigned's charter documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the undersigned is an individual, has legal competence and capacity to execute the same or, if the undersigned is not an individual, the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms.

          n.     Neither the due diligence investigation conducted by the undersigned in connection with making its decision to acquire the Shares nor any representations and warranties made by the undersigned herein shall modify, amend or affect the undersigned's right to rely on the truth, accuracy and completeness of the Company's representations and warranties contained herein.

          o.     The undersigned is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") or in any Executive Order issued by the President of the United States and administered by OFAC ("OFAC List"), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a "Prohibited Investor"). The undersigned agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the undersigned is permitted to do so under applicable law. If the undersigned is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the "BSA"), as amended by the USA PATRIOT Act of 2001 (the "PATRIOT Act"), and its implementing regulations (collectively, the "BSA/PATRIOT Act"), the undersigned maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the undersigned and used to purchase the Shares were legally derived.

          p.     No disclosure or offering document has been prepared by Morgan Stanley & Co. LLC or Cowen and Company, LLC (collectively, the "Placement Agents") or any of their respective affiliates in connection with the offer and sale of the Shares.

          q.     The Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the undersigned by the Company.

          r.     In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the undersigned's financial advisor or fiduciary.

          s.     If the undersigned is a resident of Canada, the undersigned hereby declares, represents, warrants and agrees as set forth in the attached Schedule B.

        7.    Registration Rights.

          a.     In the event that the Shares are not registered in connection with the consummation of the Transaction, the Company agrees that, within forty-five (45) calendar days after the consummation of the Transaction (the "Filing Deadline"), the Company will file with the Commission (at the Company's sole cost and expense) a registration statement (the "Registration Statement") registering such resale, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will "review" the Registration Statement) following the Filing Deadline (such date, the "Effectiveness Date"); provided, however, that the Company's obligations to include the Shares in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (i) the date on which the Shares may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Shares have actually been sold and (iii) the date which is two years after the Subscription Closing. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 7.

          b.     The Company further agrees that, in the event that (i) the Registration Statement is not filed with the Commission on or prior to the Filing Deadline, (ii) the Registration Statement has not been declared effective by the Commission by the Effectiveness Date, (iii) after such Registration Statement is declared effective by the Commission, (A) such Registration Statement ceases for any reason (including without limitation by reason of a stop order, or the Company's failure to update the Registration Statement), to remain continuously effective as to all Shares for which it is required to be effective or (B) a Subscriber is not permitted to utilize the Registration Statement to resell its Shares (in each case of (A) and (B), (x) other than within the time period(s) permitted by this Agreement and (y) excluding by reason of a post-effective amendment required in connection with the Company's filing of an amendment thereto (a "Special Grace Period"), which Special Grace Period shall not be treated as a Registration Default (as defined below)), or (iv) after the date six months following the Transaction Closing Date, and only in the event the Registration Statement is not effective or available to sell all of the Shares, the Company fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as a result of which the Subscribers who are not affiliates are unable to sell their Shares without restriction under Rule 144 (or any successor thereto) (each such event referred to in clauses (i) through (iv), a "Registration Default" and, for purposes of such clauses, the date on which such Registration Default occurs, a "Default Date"), then in addition to any other rights such Subscriber may have hereunder or under applicable law, on each such Default Date and on each monthly anniversary of each such Default Date (if the applicable Registration Default shall not have been cured by such date) until the applicable Registration Default is cured, the Company shall pay to each Subscriber an amount in cash, as partial liquidated damages and not as a penalty ("Liquidated Damages"), equal to 0.5% of the aggregate Purchase Price paid by the Subscriber pursuant to this Subscription Agreement for any Shares held by the Subscriber on the Default Date; provided, however, that if such Subscriber fails to provide the Company with any information requested by the Company that is required to be provided in such Registration Statement with respect to such Subscriber as set forth herein, then, for purposes of this Section 7, the Filing Date or Effectiveness Date, as applicable, for a Registration Statement with respect to such Subscriber shall be extended until two (2) Business Days following the date of receipt by the Company of such required information from such Subscriber; and in no event shall the Company be required hereunder to pay to such Subscriber pursuant to this Subscription Agreement an aggregate amount that exceeds 5.0% of the aggregate Purchase Price paid by such Subscriber for its Shares. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of a Registration Default, except in the case of the first Default Date. The Company shall deliver the cash payment to such Subscriber with respect to any Liquidated Damages by the fifth Business Day after the date payable. If the Company fails to pay said cash payment to such Subscriber in full by the fifth Business Day after the date payable, the Company will pay interest thereon at a rate of 5.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law, and calculated on the basis of a year consisting of 360 days) to such Subscriber, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, nothing shall preclude any Subscriber from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Section 7 in accordance with applicable law. The parties agree that notwithstanding anything to the contrary herein, no Liquidated Damages shall be payable to any Subscriber with respect to any period during which all of such Subscriber's Shares may be sold by such Subscriber without volume or manner of sale restrictions under Rule 144 and the Company is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable).

          c.     Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company's board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company's board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a "Suspension Event"); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, each Subscriber will deliver to the Company or, in such Subscriber's sole discretion destroy, all copies of the prospectus covering the Shares in such Subscriber's possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

          d.     The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless each Subscriber (to the extent a seller under the Registration Statement), the officers, directors and agents of each of them, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys' fees) and expenses (collectively, "Losses"), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this

  Section 7, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 7(c) hereof. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by such Subscriber.

          e.     Each Subscriber shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Each Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which such Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by such Subscriber.

          8.    Termination.    This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such time as the Company notifies the undersigned in writing, or publicly discloses, that it does not intend to consummate the Transaction, (b) following the execution of a definitive agreement among the Company and Nikola with respect to the Transaction (a "Transaction Agreement"), such date and time as such Transaction Agreement is terminated in accordance with its terms without the Transaction being consummated, (c) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (d) if any of the conditions to the Subscription

  Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived on or prior to the Subscription Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Subscription Closing, (e) if the consummation of the Transaction shall not have occurred by the earlier of (x) the 10th business day after the anticipated Transaction Closing Date specified in the Closing Notice, or (y) July 31, 2020 or (h) if following the execution of the Transaction Agreement and prior to the consummation of the Transaction, the aggregate amount of valid and enforceable subscriptions by the Subscribers (including any such amounts that have been actually funded) is less than $500.0 million; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify the undersigned of the termination of the Transaction Agreement after the termination of such agreement.

          9.    Trust Account Waiver.    The undersigned acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The undersigned further acknowledges that, as described in the Company's prospectus relating to its initial public offering dated May 15, 2018 (the "Prospectus") available at www.sec.gov, substantially all of the Company's assets consist of the cash proceeds of the Company's initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the "Trust Account") for the benefit of the Company, its public stockholders and the underwriters of the Company's initial public offering. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, in each case, as a result of, or arising out of, this Subscription Agreement; provided that nothing in this Section 9 shall be deemed to limit the undersigned's right, title, interest or claim to the Trust Account by virtue of the undersigned's record or beneficial ownership of Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.

          10.    Miscellaneous.

          a.     The Company shall, no later than 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the "Disclosure Document") disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Company has provided to the undersigned at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, the undersigned shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees. Notwithstanding anything in this Subscription Agreement to the contrary, each party hereto acknowledges and agrees that without the prior written consent of the other party hereto it will not publicly make reference to such other party or any of its affiliates (i) in connection with the Transaction or this Subscription Agreement (provided that the undersigned may disclose its entry into this Subscription Agreement and the Purchase Price) or (ii) in any promotional materials, media, or similar circumstances, except, in each case, as required by law or regulation or at the request of the Staff of the Commission or regulatory agency or under the regulations of Nasdaq, including, in the case of the Company (a) as required by the federal securities law in connection with the Registration Statement, (b) the filing of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission and (c) the filing of the Registration Statement on

  Form S-4 and Schedule 14A and related materials to be filed by the Company with respect to the Transaction.

          b.     Neither this Subscription Agreement nor any rights that may accrue to the undersigned hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned.

          c.     The Company may request from the undersigned such additional information as the Company may deem necessary to evaluate the eligibility of the undersigned to acquire the Shares, and the undersigned shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

          d.     The undersigned acknowledges that the Company and the Placement Agents (pursuant to the ultimate sentence of this paragraph) and Nikola will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Subscription Closing, the undersigned agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate. The undersigned agrees that each purchase by the undersigned of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the undersigned as of the time of such purchase. The undersigned further acknowledges and agrees that the Placement Agents are third-party beneficiaries of the representations and warranties of the undersigned contained in Sections 6(a), 6(b), 6(c), 6(f), 6(h), 6(p), 6(q) and 6(r) of this Subscription Agreement.

          e.     The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof when required by law, regulatory authority or Nasdaq to do so in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

          f.      Except if required by law or Nasdaq, without the prior written consent of the undersigned, the Company shall not, and shall cause its representatives, including the Placement Agents and their respective representatives, not to, disclose the existence of this Subscription Agreement or any negotiations related hereto, or to use the name of the undersigned or any information provided by the undersigned in connection herewith in or for the purpose of any marketing activities or materials or for any similar or related purpose.

          g.     All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Subscription Closing.

          h.     This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

          i.      This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as otherwise expressly set forth in subsection (d) of this Section 11, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

          j.      Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

          k.     If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

          l.      This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

          m.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

          n.     THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the undersigned has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which shares are to be registered (if different):	Date: , 2020
Investor's EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00

        You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. To the extent the offering is oversubscribed, the number of Shares received may be less than the number of Shares subscribed for.

        IN WITNESS WHEREOF, VectoIQ Acquisition Corp. has accepted this Subscription Agreement as of the date set forth below.

VECTOIQ ACQUISITION CORP.
By:
Name:
Title:
Date: , 2020

 SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.
☐    We are a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act).

B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐    We are an "accredited investor" (within the meaning of Rule 501(a) under the Securities Act. for one or more of the following reasons (Please check the applicable subparagraphs):

  ☐
  We are a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

  ☐
  We are a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

  ☐
  We are an insurance company, as defined in Section 2(13) of the Securities Act.

  ☐
  We are an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

  ☐
  We are a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

  ☐
  We are a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

  ☐
  We are an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

  ☐
  We are a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

  ☐
  We are a corporation, Massachusetts or similar business trust, or partnership, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Securities, and that has total assets in excess of $5 million.

  ☐
  We are a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

  ☐
  We are an entity in which all of the equity owners are accredited investors.

C.
AFFILIATE STATUS

        (Please check the applicable box)

        THE INVESTOR:

  ☐
  is:

  ☐
  is not:

          an "affiliate" (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

        This page should be completed by the Investor and constitutes a part of the Subscription Agreement

 SCHEDULE B
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR (Canadian Investors Only)

1.
We hereby declare, represent and warrant that:

(a)
we are purchasing the Shares as principal for our own account, or are deemed to be purchasing the Shares as principal for our own account in accordance with applicable Canadian securities laws, and not as agent for the benefit of another investor;

(b)
we are residents in or subject to the laws of one of the provinces or territories of Canada;

(c)
we are entitled under applicable securities laws to purchase the Shares without the benefit of a prospectus qualified under such securities laws and, without limiting the generality of the foregoing, are both:

a.
an "accredited investor" as defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions ("NI 45-106") or section 73.3(2) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion in Section 11 below, and we are not a person created or used solely to purchase or hold securities as an "accredited investor" as described in paragraph (m) of the definition of "accredited investor" in section 1.1 of NI 45-106; and

b.
a "permitted client" as defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations ("NI 31-103") by virtue of satisfying the indicated criterion in Section 12 below

(d)
we have received, reviewed and understood, this Subscription Agreement and certain disclosure materials relating to the placing of Shares in Canada and, are basing our investment decision solely on this Subscription and the materials provided by the Company and not on any other information concerning the Company or the offering of the Shares;

(e)
the acquisition of Shares does not and will not contravene any applicable Canadian securities laws, rules or policies of the jurisdiction in which we are resident and does not trigger (i) any obligation to prepare and file a prospectus or similar document or (ii) any registration or other similar obligation on the part of any person;

(f)
we will execute and deliver within the applicable time periods all documentation as may be required by applicable Canadian securities laws to permit the purchase of the Shares on the terms set forth herein and, if required by applicable Canadian securities laws, will execute, deliver and file or assist the Company in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Shares as may be required by any applicable Canadian securities laws, securities regulator, stock exchange or other regulatory authority; and

(g)
neither we nor any party on whose behalf we are acting has been established, formed or incorporated solely to acquire or permit the purchase of Shares without a prospectus in reliance on an exemption from the prospectus requirements of applicable Canadian securities laws.

2.
We are aware of the characteristics of the Shares, the risks relating to an investment therein and agree that we must bear the economic risk of its investment in the Shares. We understand that we will not be able to resell the Shares under applicable Canadian securities laws except in accordance with limited exemptions and compliance with other requirements of applicable law, and we (and not the Company) are responsible for compliance with applicable resale restrictions or hold periods and will comply with all relevant Canadian securities laws in connection with any resale of the Shares.

3.
We hereby undertake to notify the Company immediately of any change to any declaration, representation, warranty or other information relating to us set forth herein which takes place prior to the closing of the purchase of the Shares applied for hereby.

4.
We understand and acknowledge that (i) the Company is not a reporting issuer in any province or territory in Canada and its securities are not listed on any stock exchange in Canada and there is currently no public market for the Shares in Canada; and (ii) the Company currently has no intention of becoming a reporting issuer in Canada and the Company is not obligated to file and has no present intention of filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the Shares to the public, or listing the Company's securities on any stock exchange in Canada and thus the applicable restricted period or hold period may not commence and the Shares may be subject to an unlimited hold period or restricted period in Canada and in that case may only be sold pursuant to limited exemptions under applicable securities legislation.

5.
We confirm we have reviewed applicable resale restrictions under relevant Canadian legislation and regulations.

6.
It is acknowledged that we should consult our own legal and tax advisors with respect to the tax consequences of an investment in the Shares in our particular circumstances and with respect to the eligibility of the Shares for investment by us and resale restrictions under relevant Canadian legislation and regulations, and that we have not relied on the Company or on the contents of the disclosure materials provided by the Company, for any legal, tax or financial advice.

7.
If we are a resident of Quebec, we acknowledge that it is our express wish that all documents evidencing or relating in any way to the sale of the Shares be drawn in the English language only. Si nous sommes résidents de la province de Québec, nous reconnaissons par les présentes que c'est notre volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des engagements soient rédigés en anglais seulement.

8.
We understand and acknowledge that we are making the representations, warranties and agreements contained herein with the intent that they may be relied upon by the Company and the agents in determining our eligibility to purchase the Shares, including the availability of exemptions from the prospectus requirements of applicable Canadian securities laws in connection with the issuance of the Shares.

9.
We consent to the collection, use and disclosure of certain personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities.

10.
If we are an individual resident in Canada, we acknowledge that: (A) the Company or the agents may be required to provide personal information pertaining to us as required to be disclosed in Schedule I of Form 45-106F1 Report of Exempt Distribution ("Form 45-106F1") under NI 45-106 (including its name, email address, address, telephone number and the aggregate purchase price paid by the purchaser) ("personal information") to the securities regulatory authority or regulator in the local jurisdiction (the "Regulator"); (B) the personal information is being collected indirectly by the Regulator under the authority granted to it in securities legislation; and (C) the personal information is being collected for the purposes of the administration and enforcement of the securities legislation; and by purchasing the securities, we shall be deemed to have authorized such indirect collection of personal information by the Regulator. Questions about the indirect collection of information should be directed to the Regulator in the local jurisdiction, using the contact information set out below:

(a)
in Alberta, the Alberta Securities Commission, Suite 600, 250 - 5th Street SW, Calgary, Alberta T2P 0R4, Telephone: (403) 297-6454, toll free in Canada: 1-877-355-0585;

(b)
in British Columbia, the British Columbia Securities Commission, P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2, Inquiries: (604) 899-6581, toll free in Canada: 1-800-373-6393, Email: inquiries@bcsc.bc.ca;

  (c)
  in Manitoba, The Manitoba Securities Commission, 500 - 400 St. Mary Avenue, Winnipeg, Manitoba R3C 4K5, Telephone: (204) 945-2548, toll free in Manitoba 1-800-655-5244;

  (d)
  in New Brunswick, Financial and Consumer Services Commission (New Brunswick), 85 Charlotte Street, Suite 300, Saint John, New Brunswick E2L 2J2, Telephone: (506) 658-3060, toll free in Canada: 1-866-933-2222, Email: info@fcnb.ca;

  (e)
  in Newfoundland and Labrador, Government of Newfoundland and Labrador, Financial Services Regulation Division, P.O. Box 8700, Confederation Building, 2nd Floor, West Block, Prince Philip Drive, St. John's, Newfoundland and Labrador, A1B 4J6, Attention: Director of Securities, Telephone: (709) 729-4189,

  (f)
  in the Northwest Territories, the Government of the Northwest Territories, Office of the Superintendent of Securities, P.O. Box 1320, Yellowknife, Northwest Territories X1A 2L9, Attention: Deputy Superintendent, Legal & Enforcement, Telephone: (867) 920-8984;

  (g)
  in Nova Scotia, the Nova Scotia Securities Commission, Suite 400, 5251 Duke Street, Duke Tower, P.O. Box 458, Halifax, Nova Scotia B3J 2P8, Telephone: (902) 424-7768;

  (h)
  in Nunavut, Government of Nunavut, Department of Justice, Legal Registries Division, P.O. Box 1000, Station 570, 1st Floor, Brown Building, Iqaluit, Nunavut X0A 0H0, Telephone: (867) 975-6590;

  (i)
  in Ontario, the Inquiries Officer at the Ontario Securities Commission, 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8314, toll free in Canada: 1-877-785-1555, Email: exemptmarketfilings@osc.gov.on.ca;

  (j)
  in Prince Edward Island, the Prince Edward Island Securities Office, 95 Rochford Street, 4th Floor Shaw Building, P.O. Box 2000, Charlottetown, Prince Edward Island C1A 7N8, Telephone: (902) 368-4569;

  (k)
  in Québec, the Autorité des marchés financiers, 800, Square Victoria, 22e étage, C.P. 246, Tour de la Bourse, Montréal, Québec H4Z 1G3, Telephone: (514) 395-0337 or 1-877-525-0337, Email:financementdessocietes@lautorite.qc.ca (For corporate finance issuers), fonds_dinvestissement@lautorite.qc.ca (For investment fund issuers);

  (l)
  in Saskatchewan, the Financial and Consumer Affairs Authority of Saskatchewan, Suite 601 - 1919 Saskatchewan Drive, Regina, Saskatchewan S4P 4H2, Telephone: (306) 787-5879; and

  (m)
  in Yukon, Government of Yukon, Department of Community Services, Law Centre, 3rd Floor, 2130 Second Avenue, Whitehorse, Yukon Y1A 5H6, Telephone: (867) 667-5314.

11.
We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, an "accredited investor" as defined in NI 45-106 or section 73.3(1) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion below:

        Please check the category that applies:

☐		a Canadian financial institution or a Schedule III bank of the Bank Act (Canada),
☐		the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),
☐
a subsidiary of any person or company referred to in paragraphs (a) or (b) if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,
☐		a person or company registered under the securities legislation of a province or territory of Canada as an adviser or dealer, except as otherwise prescribed by the regulations,
[omitted]
	(e.1)	[omitted]
☐
the Government of Canada, the government of a province or territory of Canada, or any Crown corporation, agency or wholly owned entity of the Government of Canada or of the government of a province or territory of Canada,
☐
a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l'île de Montréal or an intermunicipal management board in Québec,
☐		any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,
☐	(i)
a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,
[omitted]
☐	(j.1)	an individual who beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds CAD$5,000,000,
[omitted]
[omitted]
☐		a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,
☐		an investment fund that distributes or has distributed its securities only to a person that is or was an accredited investor at the time of the distribution,

a person that acquires or acquired securities in the circumstances referred to in sections 2.10 of NI 45-106 [Minimum amount investment], or 2.19 of NI 45-106 [Additional investment in investment funds], or a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 of NI 45-106 [Investment fund reinvestment],

☐		an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,
☐
a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,
☐
a person acting on behalf of a fully managed account(1) managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,
☐
a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,
☐		an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (d) or paragraph (i) in form and function,
☐
a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,
☐		an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,
☐		a person that is recognized or designated by the Commission as an accredited investor,
☐
a trust established by an accredited investor for the benefit of the accredited investor's family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor's spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor's spouse or of that accredited investor's former spouse.
12.	We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, a "permitted client" by virtue of the criterion indicated below,
Please check the category that applies:
☐	(a)	a Canadian financial institution or a Schedule III bank;
☐	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);
☐	(c)
a subsidiary of any person or company referred to in paragraph (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of the subsidiary;
☐	(d)	a person or company registered under the securities legislation of a jurisdiction of Canada as an adviser, investment dealer, mutual fund dealer or exempt market dealer;

(1)
A "fully managed account" means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client's express consent to a transaction.

☐	(e)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions or a pension commission or similar regulatory authority of a jurisdiction of Canada or a wholly-owned subsidiary of such a pension fund;
☐	(f)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (e);
☐	(g)	the Government of Canada or a jurisdiction of Canada, or any Crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;
☐	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;
☐	(i)
a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l'île de Montréal or an intermunicipal management board in Quebec;
☐	(j)
a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a managed account managed by the trust company or trust corporation, as the case may be;
☐	(k)
a person or company acting on behalf of a managed account managed by person or company, if the person or company is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;
☐	(l)	an investment fund if one or both of the following apply:
(i) the fund is managed by a person or company registered as an investment fund manager under the securities legislation of a jurisdiction of Canada;
(ii) the fund is advised by a person or company authorized to act as an adviser under the securities legislation of a jurisdiction of Canada;
☐	(m)
in respect of a dealer, a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;
☐	(n)
in respect of an adviser, a registered charity under the Income Tax Act (Canada) that is advised by an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;
☐	(o)
a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;
☐	(p)	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5 million;
☐	(q)
a person or company that is entirely owned by an individual or individuals referred to in paragraph (o), who holds the beneficial ownership interest in the person or company directly or through a trust, the trustee of which is a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction;
☐	(r)	a person or company, other than an individual or an investment fund, that has net assets of at least C$25,000,000 as shown on its most recently prepared financial statements; or
☐	(s)	a person or company that distributes securities of its own issue in Canada only to persons or companies referred to in paragraphs (a) through (r).

Annex D

NIKOLA CORPORATION

2020 STOCK INCENTIVE PLAN

(Adopted by the Board of Directors on                    , 2020)

(Approved by the Stockholders on                    , 2020)

(Effective on                    , 2020)

D-i

D-ii

SECTION 8. PAYMENT FOR SHARES		D-9
(a)	General Rule	D-9
(b)	Surrender of Stock	D-9
(c)	Services Rendered	D-9
(d)	Cashless Exercise	D-9
(e)	Exercise/Pledge	D-9
(f)	Net Exercise	D-10
(g)	Promissory Note	D-10
(h)	Other Forms of Payment	D-10
(i)	Limitations under Applicable Law	D-10
SECTION 9. STOCK APPRECIATION RIGHTS		D-10
(a)	SAR Award Agreement	D-10
(b)	Number of Shares	D-10
(c)	Exercise Price	D-10
(d)	Exercisability and Term	D-10
(e)	Effect of Change in Control	D-10
(f)	Exercise of SARs	D-11
(g)	Modification, Extension or Assumption of SARs	D-11
SECTION 10. STOCK UNITS		D-11
(a)	Stock Unit Award Agreement	D-11
(b)	Payment for Awards	D-11
(c)	Vesting Conditions	D-11
(d)	Voting and Dividend Rights	D-11
(e)	Form and Time of Settlement of Stock Units	D-11
(f)	Death of Participant	D-12
(g)	Creditors' Rights	D-12
SECTION 11. CASH-BASED AWARDS		D-12
SECTION 12. ADJUSTMENT OF SHARES		D-12
(a)	Adjustments	D-12
(b)	Dissolution or Liquidation	D-12
(c)	Reorganizations	D-12
(d)	Reservation of Rights	D-13

D-iii

SECTION 13. DEFERRAL OF AWARDS	D-13
(a) Committee Powers	D-13
(b) General Rules	D-14
SECTION 14. AWARDS UNDER OTHER PLANS	D-14
SECTION 15. PAYMENT OF DIRECTOR'S FEES IN SECURITIES	D-14
(a) Effective Date	D-14
(b) Elections to Receive NSOs, SARs, Restricted Shares or Stock Units	D-14
(c) Number and Terms of NSOs, SARs, Restricted Shares or Stock Units	D-14
SECTION 16. LEGAL AND REGULATORY REQUIREMENTS	D-14
SECTION 17. TAXES	D-15
(a) Withholding Taxes	D-15
(b) Share Withholding	D-15
(c) Section 409A	D-15
SECTION 18. TRANSFERABILITY	D-15
SECTION 19. PERFORMANCE BASED AWARDS	D-15
SECTION 20. RECOUPMENT	D-15
SECTION 21. NO EMPLOYMENT RIGHTS	D-16
SECTION 22. DURATION AND AMENDMENTS	D-16
(a) Term of the Plan	D-16
(b) Right to Amend the Plan	D-16
(c) Effect of Termination	D-16
SECTION 23. AWARDS TO NON-U.S. PARTICIPANTS	D-16
SECTION 24. GOVERNING LAW	D-16
SECTION 25. SUCCESSORS AND ASSIGNS	D-16
SECTION 26. EXECUTION	D-17

D-iv

 NIKOLA CORPORATION

2020 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

        The Plan was adopted by the Board of Directors on                    , 2020 and is effective on                    , 2020 (the "Effective Date"). The Plan's purpose is to attract, retain, incent and reward top talent through stock ownership to improve operating and financial performance and strengthen the mutuality of interest between eligible service providers and stockholders.

SECTION 2. DEFINITIONS.

        (a)   "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

        (b)   "Award" means any award of an Option, a SAR, a Restricted Share, a Stock Unit or a Cash-Based Award under the Plan.

        (c)   "Award Agreement" means the agreement between the Company and the recipient of an Award which contains the terms, conditions and restrictions pertaining to such Award.

        (d)   "Board of Directors" or "Board" means the Board of Directors of the Company, as constituted from time to time.

        (e)   "Cash-Based Award" means an Award that entitles the Participant to receive a cash-denominated payment.

        (f)    "Change in Control" means the occurrence of any of the following events:

  (i)
  A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

  (A)
  Had been directors of the Company on the "look-back date" (as defined below) (the "original directors"); or

  (B)
  Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the "continuing directors");

    provided, however, that for this purpose, the "original directors" and "continuing directors" shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

  (ii)
  Any "person" (as defined below) who by the acquisition or aggregation of securities, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company;

  (iii)
  The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

  (iv)
  The sale, transfer or other disposition of all or substantially all of the Company's assets.

        For purposes of subsection (f)(i) above, the term "look-back" date means the later of (1) the Effective Date and (2) the date that is 24 months prior to the date of the event that may constitute a Change in Control.

        For purposes of subsection (f)(ii) above, the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

        Any other provision of this Section 2(f) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public.

        (g)   "Code" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        (h)   "Committee" means the Compensation Committee as designated by the Board of Directors, which is authorized to administer the Plan, as described in Section 3 hereof.

        (i)    "Company" means Nikola Corporation, a Delaware corporation.

        (j)    "Consultant" means an individual who is a consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor (not including service as a member of the Board of Directors) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

        (k)   "Disability" means any permanent and total disability as defined by Section 22(e)(3) of the Code.

        (l)    "Employee" means any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

        (m)  "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        (n)   "Exercise Price" means, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise Price" means, in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.

        (o)   "Fair Market Value" with respect to a Share, means the market price of one Share, determined by the Committee as follows:

  (i)
  If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

  (ii)
  If the Stock was traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; or

  (iii)
  If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

  In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

        (p)   "ISO" means an employee incentive stock option described in Section 422 of the Code.

        (q)   "Nonstatutory Option" or "NSO" means an employee stock option that is not an ISO.

        (r)   "Option" means an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

        (s)   "Outside Director" means a member of the Board of Directors who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.

        (t)    "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

        (u)   "Participant" means a person who holds an Award.

        (v)   "Plan" means this 2020 Stock Incentive Plan of Nikola Corporation, as amended from time to time.

        (w)  "Predecessor Plan" means the 2017 Stock Option Plan of Nikola Corporation, as amended.

        (x)   "Purchase Price" means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Committee.

        (y)   "Restricted Share" means a Share awarded under the Plan.

        (z)   "SAR" means a stock appreciation right granted under the Plan.

        (aa) "Section 409A" means Section 409A of the Code.

        (bb) "Securities Act" means the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder,

        (cc) "Service" means service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service does not terminate when an Employee goes on a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to ISO status, an Employee's employment will be treated as terminating three months after such Employee went on leave, unless such Employee's right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan.

        (dd) "Share" means one share of Stock, as adjusted in accordance with Section 12 (if applicable).

        (ee) "Stock" means the Common Stock, par value $0.0001 per share, of the Company.

        (ff)  "Stock Unit" means a bookkeeping entry representing the Company's obligation to deliver one Share (or distribute cash) on a future date in accordance with the provisions of a Stock Unit Award Agreement.

        (gg) "Subsidiary" means any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

SECTION 3. ADMINISTRATION.

        (a)    Committee Composition.     The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.

        (b)    Committee Appointment.     The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, may grant Awards under the Plan and may determine all terms of such grants, in each case with respect to all Employees, Consultants and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence. To the extent permitted by applicable laws, the Board of Directors may also authorize one or more officers of the Company to designate Employees, other than officers under Section 16 of the Exchange Act, to receive Awards and/or to determine the number of such Awards to be received by such persons; provided, however, that the Board of Directors shall specify the total number of Awards that such officers may so award.

        (c)    Committee Procedures.     The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing (including via email) by all Committee members, shall be valid acts of the Committee.

        (d)    Committee Responsibilities.     Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

  (i)
  To interpret the Plan and to apply its provisions;

  (ii)
  To adopt, amend or rescind rules, procedures and forms relating to the Plan;

  (iii)
  To adopt, amend or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

  (iv)
  To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

  (v)
  To determine when Awards are to be granted under the Plan;

  (vi)
  To select the Participants to whom Awards are to be granted;

  (vii)
  To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;

  (viii)
  To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as a Nonstatutory Option, and to specify the provisions of the agreement relating to such Award;

  (ix)
  To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant's rights or obligations would be materially impaired;

  (x)
  To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;

  (xi)
  To determine the disposition of each Award or other right under the Plan in the event of a Participant's divorce or dissolution of marriage;

  (xii)
  To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;

  (xiii)
  To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

  (xiv)
  To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; and

  (xv)
  To take any other actions deemed necessary or advisable for the administration of the Plan.

Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.

SECTION 4. ELIGIBILITY.

        (a)    General Rule.     Only Employees, Consultants and Outside Directors shall be eligible for the grant of Awards. Only common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs.

        (b)    Ten-Percent Stockholders.     An Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.

        (c)    Attribution Rules.     For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee's brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its stockholders, partners or beneficiaries.

        (d)    Outstanding Stock.     For purposes of Section 4(b) above, "outstanding stock" shall include all stock actually issued and outstanding immediately after the grant. "Outstanding stock" shall not include shares authorized for issuance under outstanding options held by the Employee or by any other person.

SECTION 5. STOCK SUBJECT TO PLAN.

        (a)    Basic Limitation.     Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed the sum of (x) twenty million (20,000,000) Shares, plus (y) the sum of the number of Shares subject to outstanding awards under the Predecessor Plan on the Effective Date that are subsequently forfeited or terminated for any reason before being exercised or settled, plus the number of Shares subject to vesting restrictions under the Predecessor Plan on the Effective Date that are subsequently forfeited, plus the number of reserved Shares not issued or subject to outstanding grants under the Predecessor Plan on the Effective Date, plus (z) an annual increase on the first day of each fiscal year, for a period of not more than 10 years, beginning on January 1, 2021, and ending on (and including) January 1, 2030, in an amount equal to (i) two and one-half percent (2.5%) of the outstanding Shares on the last day of the immediately preceding fiscal year or (ii) such lesser amount (including zero) that the Committee determines for purposes of the annual increase for that fiscal year. Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed twenty million (20,000,000) Shares plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(c). The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

        (b)    Additional Shares.     If Restricted Shares are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options or SARs are forfeited or terminate for any reason before being exercised or settled, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. The full number of Options exercised shall be counted against the number of Shares available for Awards under the Plan, regardless of the number of Shares actually issued upon exercise of such Options. The full number of SARs settled shall be counted against the number of Shares available for Awards under the Plan, regardless of the number of Shares actually issued in settlement of such SARs. Any Shares withheld to satisfy the tax withholding obligation pursuant to any Award of Options or SARs shall not be added to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan, except for Restricted Shares that are forfeited and do not become vested.

        (c)    Substitution and Assumption of Awards.     The Committee may make Awards under the Plan by assumption, substitution or replacement of stock options, stock appreciation rights, stock units or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). The terms of such assumed, substituted or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any such substitute or assumed Awards shall not count against the Share limitation set forth in Section 5(a) (nor shall Shares subject to such Awards be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.

        (d)    Grants to Outside Directors.     The grant date fair value of all Awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan to any Outside Director as compensation for services as an Outside Director during any twelve (12)-month period may not exceed $750,000, provided that any Award granted to an Outside Director in lieu of a cash retainer pursuant to Section 15(b) will be excluded from such limit.

SECTION 6. RESTRICTED SHARES.

        (a)    Restricted Share Award Agreement.     Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.

        (b)    Payment for Awards.     Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services.

        (c)    Vesting.     Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant's death, Disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.

        (d)    Voting and Dividend Rights.     A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee's discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions, provided that such dividends and other distributions shall be paid or distributed to the holder only if, when and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company's other stockholders in respect of such unvested Restricted Shares.

        (e)    Restrictions on Transfer of Shares.     Restricted Shares shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 7. TERMS AND CONDITIONS OF OPTIONS.

        (a)    Stock Option Award Agreement.     Each grant of an Option under the Plan shall be evidenced by a Stock Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Stock Option Award Agreement. The Stock Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Award Agreements entered into under the Plan need not be identical.

        (b)    Number of Shares.     Each Stock Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.

        (c)    Exercise Price.     Each Stock Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except as otherwise provided in 4(b), and the Exercise Price of an NSO shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.

        (d)    Withholding Taxes.     As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

        (e)    Exercisability and Term.     Each Stock Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Award Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (five years for ISOs granted to Employees described in Section 4(b)). A Stock Option Award Agreement may provide for accelerated exercisability in the event of the Participant's death, Disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant's Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.

        (f)    Exercise of Options.     Each Stock Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant's estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

        (g)    Effect of Change in Control.     The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.

        (h)    No Rights as a Stockholder.     A Participant shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 12.

        (i)    Modification, Extension and Renewal of Options.     Within the limitations of the Plan, the Committee may modify, extend or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash; provided, however, that other than in connection with an adjustment of Awards pursuant to Section 12, the Committee may not modify outstanding Options to lower the Exercise Price nor may the Committee assume or accept the cancellation of outstanding Options in return for cash or the grant of new Awards when the Exercise Price is greater than the Fair Market Value of the Shares covered by such Options, unless such action has been approved by the Company's stockholders. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, materially impair his or her rights or obligations under such Option.

        (j)    Restrictions on Transfer of Shares.     Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

SECTION 8. PAYMENT FOR SHARES.

        (a)    General Rule.     The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.

        (b)    Surrender of Stock.     To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or his or her representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

        (c)    Services Rendered.     At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).

        (d)    Cashless Exercise.     To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

        (e)    Exercise/Pledge.     To the extent that a Stock Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.

        (f)    Net Exercise.     To the extent that a Stock Option Award Agreement so provides, by a "net exercise" arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Stock Option Agreement.

        (g)    Promissory Note.     To the extent that a Stock Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.

        (h)    Other Forms of Payment.     To the extent that a Stock Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

        (i)    Limitations under Applicable Law.     Notwithstanding anything herein or in a Stock Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.

SECTION 9. STOCK APPRECIATION RIGHTS.

        (a)    SAR Award Agreement.     Each grant of a SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.

        (b)    Number of Shares.     Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 12.

        (c)    Exercise Price.     Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

        (d)    Exercisability and Term.     Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant's death, Disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant's Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

        (e)    Effect of Change in Control.     The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.

        (f)    Exercise of SARs.     Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (i) Shares, (ii) cash or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.

        (g)    Modification, Extension or Assumption of SARs.     Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price, or in return for the grant of a different Award for the same or a different number of Shares or cash; provided, however, that other than in connection with an adjustment of Awards pursuant to Section 12, the Committee may not modify outstanding SARs to lower the Exercise Price nor may the Committee assume or accept the cancellation of outstanding SARs in return for cash or the grant of new Awards when the Exercise Price is greater than the Fair Market Value of the Shares covered by such SARs, unless such action has been approved by the Company's stockholders. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair his or her rights or obligations under such SAR.

SECTION 10. STOCK UNITS.

        (a)    Stock Unit Award Agreement.     Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Award Agreements entered into under the Plan need not be identical.

        (b)    Payment for Awards.     To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

        (c)    Vesting Conditions.     Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award Agreement. A Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant's death, Disability or retirement or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.

        (d)    Voting and Dividend Rights.     The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents shall not be distributed prior to settlement of the Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Stock Units that do not vest shall be forfeited.

        (e)    Form and Time of Settlement of Stock Units.     Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting

Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Stock Unit Award Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.

        (f)    Death of Participant.     Any Stock Unit Award that becomes payable after the Participant's death shall be distributed to the Participant's beneficiary or beneficiaries. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant's death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Units Award that becomes payable after the Participant's death shall be distributed to the Participant's estate.

        (g)    Creditors' Rights.     A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Award Agreement.

SECTION 11. CASH-BASED AWARDS

        The Committee may, in its sole discretion, grant Cash-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.

SECTION 12. ADJUSTMENT OF SHARES.

        (a)    Adjustments.     In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:

  (i)
  The number of Shares available for future Awards and the limitations set forth under Section 5;

  (ii)
  The number of Shares covered by each outstanding Award; and

  (iii)
  The Exercise Price under each outstanding Option and SAR.

        (b)    Dissolution or Liquidation.     To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

        (c)    Reorganizations.     In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A, such agreement shall provide for:

  (i)
  The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;

  (ii)
  The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;

  (iii)
  The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;

  (iv)
  Immediate vesting, exercisability or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction; or

  (v)
  Settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant's rights, then such Award may be terminated by the Company without payment); in each case without the Participant's consent. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A.

  The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

        (d)    Reservation of Rights.     Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets. In the event of any change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to the occurrence of such event.

SECTION 13. DEFERRAL OF AWARDS.

        (a)    Committee Powers.     Subject to compliance with Section 409A, the Committee (in its sole discretion) may permit or require a Participant to:

  (i)
  Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company's books;

  (ii)
  Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

  (iii)
  Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company's books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.

        (b)    General Rules.     A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.

SECTION 14. AWARDS UNDER OTHER PLANS.

        The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under the Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.

SECTION 15. PAYMENT OF DIRECTOR'S FEES IN SECURITIES.

        (a)    Effective Date.     No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.

        (b)    Elections to Receive NSOs, SARs, Restricted Shares or Stock Units.     An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.

        (c)    Number and Terms of NSOs, SARs, Restricted Shares or Stock Units.     The number of NSOs, SARs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares or Stock Units shall also be determined by the Board.

SECTION 16. LEGAL AND REGULATORY REQUIREMENTS.

        Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the United States Securities Act, state securities laws and regulations and the regulations of any stock exchange on which the Company's securities may then be listed, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.

SECTION 17. TAXES.

        (a)    Withholding Taxes.     To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

        (b)    Share Withholding.     The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the maximum legally required tax withholding.

        (c)    Section 409A.     Each Award that provides for "nonqualified deferred compensation" within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. If any amount under such an Award is payable upon a "separation from service" (within the meaning of Section 409A) to a Participant who is then considered a "specified employee" (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant's separation from service, or (ii) the Participant's death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 18. TRANSFERABILITY.

        Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance in violation of this Section 18 shall be void and unenforceable against the Company.

SECTION 19. PERFORMANCE BASED AWARDS.

        The number of Shares or other benefits granted, issued, retainable and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

SECTION 20. RECOUPMENT.

        In the event that the Company is required to prepare restated financial results owing to an executive officer's intentional misconduct or grossly negligent conduct, the Board (or a designated committee) shall have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during the three fiscal years preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. The Company will recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act. Any right of recoupment under this provision will be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company.

SECTION 21. NO EMPLOYMENT RIGHTS.

        No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and its Subsidiaries reserve the right to terminate any person's Service at any time and for any reason, with or without notice.

SECTION 22. DURATION AND AMENDMENTS.

        (a)    Term of the Plan.     The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board of Directors; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board of Directors may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board of Directors, or (ii) the date the Plan is approved the stockholders of the Company.

        (b)    Right to Amend the Plan.     The Board of Directors may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment, except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules.

        (c)    Effect of Termination.     No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

SECTION 23. AWARDS TO NON-U.S. PARTICIPANTS.

        Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise, vesting or settlement of Awards in order to minimize the Company's obligation with respect to tax equalization for Participants on assignments outside their home country.

SECTION 24. GOVERNING LAW.

        The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

SECTION 25. SUCCESSORS AND ASSIGNS.

        The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

SECTION 26. EXECUTION.

        To record the adoption of the Plan by the Board of Directors, the Company has caused its authorized officer to execute the same.

NIKOLA CORPORATION
By:
Name:
Title:

Annex E

NIKOLA CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

(Adopted by the Board of Directors on                    , 2020)

(Approved by the Stockholders on                    , 2020)

(Effective on                    , 2020)

 NIKOLA CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN

        SECTION 1    Purpose Of The Plan.

        The Plan was adopted by the Board of Directors on                , 2020 and is effective on                , 2020 (the "Effective Date"). The purpose of the Plan is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under section 423 of the Code.

        SECTION 2    Definitions.

        (a)   "Board" means the Board of Directors of the Company, as constituted from time to time.

        (b)   "Code" means the Internal Revenue Code of 1986, as amended.

        (c)   "Committee" means the Compensation Committee of the Board or such other committee, comprised exclusively of one or more directors of the Company, as may be appointed by the Board from time to time to administer the Plan.

        (d)   "Company" means Nikola Corporation, a Delaware corporation.

        (e)   "Compensation" means, unless provided otherwise by the Committee in the terms and conditions of an Offering, base salary and wages paid in cash to a Participant by a Participating Company, without reduction for any pre-tax contributions made by the Participant under sections 401(k) or 125 of the Code. "Compensation" shall, unless provided otherwise by the Committee in the terms and conditions of an Offering, exclude variable compensation (including commissions, bonuses, incentive compensation, overtime pay and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

        (f)    "Corporate Reorganization" means:

            (i)  The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

           (ii)  The sale, transfer or other disposition of all or substantially all of the Company's assets or the complete liquidation or dissolution of the Company.

        (g)   "Eligible Employee" means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week.

          The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her.

        (h)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (i)    "Fair Market Value" means the fair market value of a share of Stock, determined as follows:

            (i)  If Stock was traded on any established national securities exchange including the New York Stock Exchange or The Nasdaq Stock Market on the date in question, then the Fair Market Value shall be equal to the closing price as quoted on such exchange (or the exchange with the greatest volume of trading in the Stock) on such date as reported in the Wall Street Journal or such other source as the Committee deems reliable; or

           (ii)  If the foregoing provision is not applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

          For any date that is not a Trading Day, the Fair Market Value of a share of Stock for such date shall be determined by using the closing sale price for the immediately preceding Trading Day. Determination of the Fair Market Value pursuant to the foregoing provisions shall be conclusive and binding on all persons.

        (j)    "Offering" means the grant of options to purchase shares of Stock under the Plan to Eligible Employees.

        (k)   "Offering Date" means the first day of an Offering.

        (l)    "Offering Period" means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

        (m)  "Participant" means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

        (n)   "Participating Company" means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

        (o)   "Plan" means this Nikola Corporation 2020 Employee Stock Purchase Plan, as it may be amended from time to time.

        (p)   "Plan Account" means the account established for each Participant pursuant to Section 8(a).

        (q)   "Purchase Date" means one or more dates during an Offering on which shares of Stock may be purchased pursuant to the terms of the Offering.

        (r)   "Purchase Period" means one or more successive periods during an Offering, beginning on the Offering Date or on the day after a Purchase Date, and ending on the next succeeding Purchase Date.

        (s)   "Purchase Price" means the price at which Participants may purchase shares of Stock under the Plan, as determined pursuant to Section 8(b).

        (t)    "Stock" means the Common Stock of the Company.

        (u)   "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        (r)   "Trading Day" means a day on which the national stock exchange on which the Stock is traded is open for trading.

        SECTION 3    Administration Of The Plan.

          (a)    Administrative Powers and Responsibilities.    The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The Committee's determinations under the Plan, unless otherwise determined by the Board, shall be final and binding on all persons. The

  Company shall pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Plan. Notwithstanding anything to the contrary in the Plan, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In such event, the Board shall have all of the authority and responsibility granted to the Committee herein.

          (b)    International Administration.    The Committee may establish sub-plans (which need not qualify under section 423 of the Code) and initiate separate Offerings through such sub-plans for the purpose of (i) facilitating participation in the Plan by non-U.S. employees in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under section 423 of the Code or (ii) qualifying the Plan for preferred tax treatment under foreign tax laws (which sub-plans, at the Committee's discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 14(a)). The rules, guidelines and forms of such sub-plans (or the Offerings thereunder) may take precedence over other provisions of the Plan, with the exception of Section 4(a)(i), Section 5(b), Section 8(b) and Section 14(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant options in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to employees resident in the United States, subject to compliance with section 423 of the Code.

        SECTION 4    Enrollment And Participation.

          (a)    Offering Periods.    While the Plan is in effect, the Committee may from time to time grant options to purchase shares of Stock pursuant to the Plan to Eligible Employees during a specified Offering Period. Each such Offering shall be in such form and shall contain such terms and conditions as the Committee shall determine, subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and the requirements of section 423 of the Code, including the requirement that all Eligible Employees have the same rights and privileges. The Committee shall specify prior to the commencement of each Offering (i) the period during which the Offering shall be effective, which may not exceed 27 months from the Offering Date and may include one or more successive Purchase Periods within the Offering, (ii) the Purchase Dates and Purchase Price for shares of Stock which may be purchased pursuant to the Offering, and (iii) if applicable, any limits on the number of shares purchasable by a Participant, or by all Participants in the aggregate, during any Offering Period or, if applicable, Purchase Period, in each case consistent with the limitations of the Plan. The Committee shall have the discretion to provide for the automatic termination of an Offering following any Purchase Date on which the Fair Market Value of a share of Stock is equal to or less than the Fair Market Value of a share of Stock on the Offering Date, and for the Participants in the terminated Offering to be automatically re-enrolled in a new Offering that commences immediately after such

  Purchase Date. The terms and conditions of each Offering need not be identical, and shall be deemed incorporated by reference and made a part of the Plan.

          (b)    Enrollment.    Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed and communicated for this purposes from time to time by the Company to Eligible Employees.

          (c)    Duration of Participation.    Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee or withdraws from the Plan under Section 6(a). A Participant who withdrew from the Plan under Section 6(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if he or she then is an Eligible Employee. When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

        SECTION 5    Employee Contributions.

          (a)    Frequency of Payroll Deductions.    A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions; provided, however, that to the extent provided in the terms and conditions of an Offering, a Participant may also make contributions through payment by cash or check prior to one or more Purchase Dates during the Offering. Payroll deductions, subject to the provisions of Subsection (b) below or as otherwise provided under the terms and conditions of an Offering, shall occur on each payday during participation in the Plan.

          (b)    Amount of Payroll Deductions.    An Eligible Employee shall designate during the enrollment process the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee's Compensation, but not less than 1% nor more than 15% (or such lower rate of Compensation specified as the limit in the terms and conditions of the applicable Offering).

          (c)    Changing Withholding Rate.    Unless otherwise provided under the terms and conditions of an Offering, a Participant may not increase the rate of payroll withholding during the Offering Period, but may discontinue or decrease the rate of payroll withholding during the Offering Period to a whole percentage of his or her Compensation in accordance with such procedures and subject to such limitations as the Company may establish for all Participants. A Participant may also increase or decrease the rate of payroll withholding effective for a new Offering Period by submitting an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The new withholding rate shall be a whole percentage of the Eligible Employee's Compensation consistent with Subsection (b) above.

          (d)    Discontinuing Payroll Deductions.    If a Participant wishes to discontinue employee contributions entirely, he or she may do so by withdrawing from the Plan pursuant to Section 6(a). In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).

        SECTION 6    Withdrawal From The Plan.

          (a)    Withdrawal.    A Participant may elect to withdraw from the Plan by giving notice pursuant to the process prescribed and communicated by the Company from time to time. Such withdrawal may be elected at any time before the last day of an Offering Period, except as otherwise provided in the Offering. In addition, if payment by cash or check is permitted under the terms and conditions of an Offering, Participants may be deemed to withdraw from the Plan by declining or failing to remit timely payment to the Company for the shares of Stock. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant's Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

          (b)    Re-enrollment After Withdrawal.    A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b). Re-enrollment may be effective only at the commencement of an Offering Period.

        SECTION 7    Change In Employment Status.

          (a)    Termination of Employment.    Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

          (b)    Leave of Absence.    For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate three months after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

          (c)    Death.    In the event of the Participant's death, the amount credited to his or her Plan Account shall be paid to the Participant's estate.

        SECTION 8    Plan Accounts and Purchase Of Shares.

          (a)    Plan Accounts.    The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant's Compensation under the Plan, such amount shall be credited to the Participant's Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company's general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

          (b)    Purchase Price.    The Purchase Price for each share of Stock purchased during an Offering Period shall be the lesser of:

            (i)  85% of the Fair Market Value of such share on the Purchase Date; or

           (ii)  85% of the Fair Market Value of such share on the Offering Date.

            The Committee may specify for an alternate Purchase Price amount or formula in the terms and conditions of an Offering, but in no event may such amount or formula result in a Purchase Price less than that calculated pursuant to the immediately preceding formula.

          (c)    Number of Shares Purchased.    As of each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant's Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant's Plan Account. Unless provided otherwise by the Committee prior to commencement of an Offering, the maximum number of shares of Stock which may be purchased by an individual Participant during such Offering is two thousand five hundred (2,500) shares. The foregoing notwithstanding, no Participant shall purchase more than such number of shares of Stock as may be determined by the Committee with respect to the Offering Period, or Purchase Period, if applicable, nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). For each Offering Period and, if applicable, Purchase Period, the Committee shall have the authority to establish additional limits on the number of shares purchasable by all Participants in the aggregate.

          (d)    Available Shares Insufficient.    In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 14(a), or which may be purchased pursuant to any additional aggregate limits imposed by the Committee, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

          (e)    Issuance of Stock.    Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the applicable Purchase Date, except that the Company may determine that such shares shall be held for each Participant's benefit by a broker designated by the Company. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

          (f)    Unused Cash Balances.    An amount remaining in the Participant's Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant's Plan Account to the next Offering Period or refunded to the Participant in cash at the end of the Offering Period, without interest, if his or her participation is not continued. Any amount remaining in the Participant's Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) or (d) above, Section 9(b) or Section 14(a) shall be refunded to the Participant in cash, without interest.

          (g)    Stockholder Approval.    The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted by the Board. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company's stockholders have approved the adoption of the Plan.

        SECTION 9    Limitations On Stock Ownership.

          (a)    Five Percent Limit.    Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

              (i)  Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

             (ii)  Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

            (iii)  Each Participant shall be deemed to have the right to purchase up to the maximum number of shares of Stock that may be purchased by a Participant under this Plan under the individual limit specified pursuant to Section 8(c) with respect to each Offering Period.

          (b)    Dollar Limit.    Any other provision of the Plan notwithstanding, no Participant shall accrue the right to purchase Stock at a rate which exceeds $25,000 of Fair Market Value of such Stock per calendar year (under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company), determined in accordance with the provisions of section 423(b)(8) of the Code and applicable Treasury Regulations promulgated thereunder.

        For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

        SECTION 10    Rights Not Transferable.     The rights of any Participant under the Plan, or any Participant's interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

        SECTION 11    No Rights As An Employee.     Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

        SECTION 12    No Rights As A Stockholder.     A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

        SECTION 13    Securities Law Requirements.     Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company's securities may then be traded.

        SECTION 14    Stock Offered Under The Plan.

          (a)    Authorized Shares.    The maximum aggregate number of shares of Stock available for purchase under the Plan is four million (4,000,000) shares plus an annual increase to be added on the first day of each of the Company's fiscal years for a period of up to ten years, beginning with the fiscal year that begins January 1, 2021, equal to the lesser of (i) one percent (1%) of the outstanding shares of Stock on such date or (ii) a lesser amount determined by the Committee or Board. The aggregate number of shares available for purchase under the Plan (and the limit in clause ii to the annual increase thereto) shall at all times be subject to adjustment pursuant to Section 14(b).

          (b)    Antidilution Adjustments.    The aggregate number of shares of Stock offered under the Plan, the individual and aggregate Participant share limitations described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee in the event of any change in the number of issued shares of Stock (or issuance of shares other than Common Stock) by reason of any forward or reverse share split, subdivision or consolidation, or share dividend or bonus issue, recapitalization, reclassification, merger, amalgamation, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Stock, the issuance of warrants or other rights to purchase shares of Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Stock, other securities or other property).

          (c)    Reorganizations.    Any other provision of the Plan notwithstanding, in the event of a Corporate Reorganization in which the Plan is not assumed by the surviving corporation or its parent corporation pursuant to the applicable plan of merger or consolidation, the Offering Period then in progress shall terminate immediately prior to the effective time of such Corporate Reorganization and either shares shall be purchased pursuant to Section 8 or, if so determined by the Board or Committee, all amounts in all Participant Accounts shall be refunded pursuant to Section 15 without any purchase of shares. The Plan shall in no event be construed to restrict in any way the Company's right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

        SECTION 15    Amendment Or Discontinuance.

        The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice. Upon any such amendment, suspension or termination of the Plan during an Offering Period, the Board or Committee may in its discretion determine that the applicable Offering shall immediately terminate and that all amounts in the Participant Accounts shall be carried forward into a payroll deduction account for each Participant under a successor plan, if any, or promptly refunded to each Participant. Except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation. This Plan shall continue until the earlier to occur of (a) termination of this Plan pursuant to this Section 15 or (b) issuance of all of the shares of Stock reserved for issuance under this Plan.

        SECTION 16    Execution.

        To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

NIKOLA CORPORATION
By:
Name:
Title: